As filed with the U.S. Securities and Exchange Commission on July 16, 2018

Registration No. 333-225741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TILRAY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2833	82-4310622
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1100 Maughan Road

Nanaimo, BC, Canada, V9X IJ2

(844) 845-7291

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brendan Kennedy

President and Chief Executive Officer

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

(844) 845-7291

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John Robertson Alan D. Hambelton Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101 (206) 452-8700	Patrick Moen Privateer Holdings, Inc. 2701 Eastlake Avenue E., 3rd Floor Seattle, WA 98102 (206) 432-9325	Rob Lando Osler, Hoskin & Harcourt LLP 620 8th Avenue, 36th Floor New York, NY 10018 (212) 867-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectus. One form of prospectus, or the U.S. Prospectus, is to be used in connection with an offering in the United States and certain other countries except Canada, and one form of prospectus, or the Canadian Prospectus, is to be used in connection with a concurrent offering in Canada and certain other countries except the United States. The U.S. Prospectus and the Canadian Prospectus are identical except that (1) they contain different front and back cover pages, (2) they contain different descriptions of the plan of distribution (contained under the sections titled “Underwriting” and “Plan of Distribution” in the U.S. Prospectus and the Canadian Prospectus, respectively) and (3) the Canadian Prospectus includes additional information as required under applicable Canadian securities laws, including financial statements for the year ended December 31, 2015.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	Dated July 16, 2018

9,000,000 Shares

Class 2 Common Stock

This is our initial public offering. We are offering 9,000,000 shares of our Class 2 common stock.

                     shares of our Class 2 common stock are being offered in the United States and certain other countries except Canada by a syndicate of U.S. underwriters, and                      shares of our Class 2 common stock are being offered in Canada and certain other countries except the United States by a syndicate of Canadian underwriters. When we refer to the underwriters in this prospectus, we are referring only to the U.S. underwriters. However, when we refer to the offering, and the expenses and proceeds of the offering, we are referring to offering of our Class 2 common stock by the U.S. underwriters and the Canadian underwriters on a combined basis.

Prior to this offering, there has been no public market for our Class 2 common stock. We expect the initial public offering price of the shares being offered by the U.S. underwriters to be between $14.00 and $16.00 per share. The initial public offering price of the shares being offered by the Canadian underwriters will be the approximate equivalent in Canadian dollars. We have applied to list our Class 2 common stock on the Nasdaq Global Select Market under the symbol “TLRY.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. See the section titled “Prospectus Summary—Emerging Growth Company Status.”

You should consider the risks we have described in “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

After the completion of this offering, Privateer Holdings, Inc. will continue to own a majority of the voting power of all outstanding shares of our capital stock. As a result, we will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market. See the sections titled “Management—Controlled Company Exception” and “Principal Stockholders.”

	Per Share	Total
Initial public offering price
Underwriting discount(1)
Proceeds, before expenses, to us

(1)	We refer you to the section titled “Underwriting” beginning on page 133 of this prospectus for additional information regarding underwriting compensation.

We have granted the U.S. underwriters and the Canadian underwriters an over-allotment option to purchase up to 1,350,000 additional shares of Class 2 common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

The underwriters expect to deliver the shares of Class 2 common stock against payment on or about                     , 2018.

Cowen

Roth Capital Partners

Northland Capital Markets

                             , 2018.

TILRAY®

Pioneering the future of cannabis globally

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare and authorize. Neither we nor any of the underwriters have authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where such offer and sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

This prospectus contains references to United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars. References to “$” are to United States dollars and references to “C$” are to Canadian dollars.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our Class 2 common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to invest in our Class 2 common stock. Unless the context requires otherwise, references in this prospectus to (i) “Tilray,” the “company,” “we,” “us” and “our” refer to Tilray, Inc. and its wholly owned subsidiaries and (ii) references to “Privateer Holdings” refer to Privateer Holdings, Inc. and its subsidiaries, other than Tilray.

Our Vision

We are pioneering the future of medical cannabis research, cultivation, processing and distribution globally, and we intend to become a leader in the adult-use cannabis market in Canada.

We aspire to lead, legitimize and define the future of our industry by building the world’s most trusted cannabis company.

Our Company

We have supplied high-quality cannabis products to tens of thousands of patients in 10 countries spanning five continents through our subsidiaries in Australia, Canada and Germany and through agreements with established pharmaceutical distributors, and we produce medical cannabis in Canada and Europe.

We have been an early leader in the development of the global medical cannabis market. We were one of the first companies to be licensed by Health Canada to cultivate and sell medical cannabis in Canada, and also one of the first companies to become a licensed dealer of medical cannabis in Canada. The cannabis industry is rapidly expanding in Canada, with more than 100 other companies that are currently licensed, though only a few were licensed earlier than us, and there are hundreds more applications for licenses that are being processed by Health Canada. Our products have been made available in Argentina, Australia, Canada, Chile, Croatia, Cyprus, the Czech Republic, Germany, New Zealand and South Africa. While there are others licensed to cultivate and sell medical cannabis operating in multiple countries, including some licensed in Canada, and other non-cannabis companies expanding into the cannabis market internationally, we were the first company to legally export medical cannabis from North America to Africa, Australia, Europe and South America, and we were among the first companies to be licensed to cultivate and process medical cannabis in two countries, Canada and Portugal.

Our company is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as PhD scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale.

We believe that our strength as a medical brand is rooted in our commitment to research and development. Our research and development program focuses on developing innovative products, including novel delivery systems and precisely formulated cannabinoid products, and on the creation and improvement of methods, processes and technologies that allow us to efficiently manufacture such products on a large scale. We also supply clinical trials and were the first cannabis company with a North American production facility to be Good Manufacturing Practices, or GMP, certified in accordance with European Medicines Agency, or EMA, standards. An internationally recognized standard, GMP certification is the primary quality standard that pharmaceutical manufacturers must meet in their production processes.

We believe our growth to date is a result of our global strategy, our multinational supply chain and distribution network and our methodical commitment to research, innovation, quality and operational excellence. We believe that recognized and trusted brands distributed through multinational supply chains will be best positioned to become global market leaders. Our strategy is to build these brands by consistently producing high-quality, differentiated products on a large scale.

We expect to have a competitive advantage in the Canadian adult-use market pending the implementation of federal legislation that is anticipated to legalize adult-use cannabis in Canada in October 2018.

We were formed as a subsidiary of Privateer Holdings, one of the first institutionally backed private investment firms to focus exclusively on the cannabis industry. Privateer Holdings’ portfolio of brands also includes Leafly, Marley Natural and Goodship.

Our Industry

We believe we are witnessing a global paradigm shift transforming the multibillion dollar cannabis industry from a state of prohibition to a state of legalization, but the legal market is still in its early stages. Moreover, we expect the number of countries with legalized regimes to continue to increase, creating numerous and sizable opportunities for market participants, including us. According to the United Nations, the global cannabis market, including the illicit market, is estimated to be $150 billion, annually, and approximately 3.8% of the adult population, or over 180 million people, are estimated to be cannabis users.

Global Medical Market. Although cannabis is still heavily regulated, medical use is now authorized at the national or federal level in 29 countries. The pace of regulatory change globally has been rapid, with more than 25 countries having introduced significant reforms to their cannabis use laws to broaden the scope of permitted use since 2015.

Adult Use. In October 2018, Canada will become the first major industrialized nation to legalize adult-use cannabis at the federal level. With legalization, we expect most illicit cannabis consumption to transition to the legal market. In the 2016 publication by Deloitte, Insights and Opportunities, Recreational Marijuana, the projected size of the Canadian adult-use market ranged from C$4.9 billion to C$8.7 billion annually. In the 2018 publication by Deloitte, A Society in Transition, an Industry Ready to Bloom, the projected size of the Canadian adult-use market in 2019 ranged from C$1.8 billion to C$4.3 billion.

Our Opportunity

We are approaching our industry from a long-term, global perspective and see opportunities to:

•	Build global brands that lead, legitimize and define the future of cannabis.

•	Develop innovative products and form factors that change the way the world consumes cannabis.

•	Expand the availability of pure, precise and predictable medical cannabis products for patients in need around the world.

•	Foster mainstream acceptance of the therapeutic potential of medical cannabis and cannabinoid-based medicines.

Our Strengths

We believe we are differentiated from our competitors because:

•	We are a global pioneer with a multinational supply chain and distribution network.

•	We have a scientifically rigorous medical cannabis brand approved by governments to supply patients and researchers on five continents.

•	We have secured the exclusive rights to produce and distribute a broad-based portfolio of certain adult-use brands and products to Canadian consumers when adult-use legalization is implemented.

•	We have a track record for pioneering research and innovation within our industry.

•	We have developed a rigorous, proprietary production process to ensure consistency and quality as we increase the scale of our operations globally.

•	We have a highly experienced management team.

Risks Associated with our Business

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our Class 2 common stock. These risks are discussed more fully in the section titled “Risk Factors” and include, among others:

•	Our business depends on regulatory approvals and licenses, including from Health Canada and various international regulatory authorities, in order for us to grow, store, sell and export medical cannabis and related products, which approvals and licenses are subject to ongoing compliance and reporting requirements.

•	Any adverse changes or developments to our Nanaimo, British Columbia facility that could delay or prevent us from producing medical cannabis products, which would prevent us from continuing to operate our business until operations at our Nanaimo facility could be resumed or until our Enniskillen facility or Portugal facility is operational.

•	Legalization of adult-use cannabis in Canada may have a significant negative effect on our medical cannabis business and there is no guarantee that we will be able to participate or effectively compete in the adult-use cannabis market in Canada.

•	The medical cannabis industry is relatively new and this industry and the adult-use cannabis industry in Canada may not develop as anticipated or we may not be able to succeed in one or both of these markets.

•	We face intense competition from other participants in our industry, including others licensed to cultivate and sell medical cannabis and unlicensed producers operating unlawfully, who may be able to compete more effectively than us as a result of longer operating histories, greater financial resources or, in the case of unlicensed producers, products with higher concentrations of active ingredients.

•	Our business depends on a number of key inputs, such as raw materials, electricity, water and other utilities, and any significant interruption in the availability, price increase or other negative change with respect to these inputs could delay or prevent our ability to operate our business.

•	We will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market because, upon the closing of this offering, Privateer Holdings will continue to control a majority of the voting power of our outstanding common stock, so purchasers of our Class 2 common stock in this offering will not have the same protections afforded to stockholders of companies that are not “controlled companies.”

•	We are exposed to risks arising from Privateer Holdings’ stockholdings, its provision of services to us and its participation in our management and conflicts of interest associated therewith.

•	Our debt agreements with Privateer Holdings provide that all outstanding obligations are payable on demand of Privateer Holdings.

If we are unable to adequately address these and other risks we face, our business, financial condition, operating results or prospects may be adversely affected.

Our Growth Strategy

We aspire to build the world’s most trusted global cannabis company through the following key strategies:

•	Expanding our production capacity in North America and Europe to meet current and expected long-term demand growth.

•	Partnering with established distributors and retailers.

•	Developing a differentiated portfolio of brands and products to appeal to diverse sets of patients and consumers.

•	Expanding the addressable medical market by investing in clinical research and winning the trust of regulators, researchers and physicians in countries new to medical cannabis.

•	Maintaining a rigorous and relentless focus on operational excellence and product quality.

•	Pioneering innovation within our industry.

Our Brands and Products

Our brand and product strategy centers on developing a broad-based portfolio of differentiated cannabis brands and products designed to appeal to diverse sets of patients and consumers. These brands and products will be tailored to comply with all requirements we expect to accompany adult-use legalization, such as the inclusion of health warnings on labels and restrictions on marketing.

Our Medical Brand. The Tilray brand is designed to target the global medical market by offering a wide range of high-quality medical cannabis and cannabinoid-based products. We offer our products to patients, physicians, pharmacies, governments, hospitals and researchers for commercial purposes, compassionate access and clinical research. We believe patients choose Tilray because we are a scientifically rigorous brand known for producing pure, precise and predictable medical-grade products.

Our Adult-Use Brands. In anticipation of adult-use legalization in Canada, we have secured the exclusive rights from a wholly owned subsidiary of Privateer Holdings to produce and distribute a broad-based portfolio of certain adult-use brands and products in Canada. We have not been granted exclusive rights by the Canadian government to produce or distribute any category of cannabis products. The brand licensing agreement includes the rights to recognized brands and proprietary product formulations for a wide range of products. In addition to licensing certain adult-use brands from a wholly owned subsidiary of Privateer Holdings, we are also developing new brands for the adult-use market in Canada that will be wholly owned by us, such as CANACA. When Canadian federal legislation and corresponding provincial legislation authorizing the adult use of cannabis comes into effect, we intend to produce and distribute these brands and products to Canadian consumers through High Park Holdings Ltd., or High Park, our wholly owned subsidiary formed to serve the adult-use market in Canada. The distribution and marketing of these brands and products would be in compliance with all requirements under federal and provincial legislation, including strict marketing regulations which may make it more difficult for us to develop our adult-use brands. Following the implementation of such legislation, we expect to see new entrants into the market. While it is currently proposed that existing holders of licenses relating to medical cannabis, including us, will be automatically licensed for the adult-use market, other individuals and corporations would be able to apply for such licenses.

Our Operations

We are building a multinational supply chain and distribution network to capitalize on the global medical cannabis market and the anticipated adult-use market in Canada.

We have offices in Seattle, Nanaimo, Toronto, Berlin and Sydney, licensed cultivation facilities in British Columbia, Ontario and Portugal and a new manufacturing facility in development in Ontario, Canada. Once we complete the initial development of additional production facilities and have obtained the required amendments to our licenses to produce cannabis and cannabis oil at those facilities, we believe that our total production space across all facilities worldwide will total approximately 912,000 square feet by the end of 2018. We believe that the maximum potential development of the parcels we currently own would be 3.8 million square feet.

Sales and Distribution

Pharmaceutical distribution and pharmacy supply agreements. We work with established pharmaceutical distributors and pharmacy suppliers to sell our products around the world. In Canada, we have entered into a definitive agreement to supply a major pharmacy chain and signed a collaboration agreement with Sandoz Canada Inc., or Sandoz Canada, a division of Novartis AG, or Novartis, to market our non-combustible products to health care practitioners and pharmacists and to co-develop new cannabis products. In Germany, we have partnered with Noweda eG Apothekergenossenschaft, or Noweda, a cooperative comprised of approximately 9,000 pharmacists with a network of 16,000 pharmacies throughout Germany and one of the largest wholesalers of pharmaceutical products in Germany. Elsewhere around the world, we have agreements with distributors in Argentina, Australia, Brazil, Chile, Croatia, Cyprus, the Czech Republic, New Zealand and South Africa, pursuant to which we are currently selling our products. We also have agreements in place with distributors in Brazil, Peru, Poland and Denmark, though our products are not currently available in these countries.

Adult-use supply agreements. In anticipation of adult-use legalization in Canada, we have negotiated agreements to supply certain provinces and territories with cannabis products, subject to the adoption of authorizing legislation. To date we have entered into definitive agreements to supply the province of Quebec, the territory of the Yukon, the Northwest Territories and the province of Manitoba and a memorandum of understanding to supply the province of British Columbia. We expect to announce additional supply agreements with government-owned corporations, or crown corporations, or private entities in Alberta and Ontario, as well as provinces in Atlantic Canada.

Direct-to-patient. In Canada, medical cannabis patients registered under the Access to Cannabis for Medical Purposes Regulations, or ACMPR, order from us primarily through our e-commerce platform or over the phone. In Canada, medical cannabis is and will continue to be delivered by secured courier or other methods permitted by the ACMPR. The direct-to-patient, or DTP, channel accounts for the majority of our medical sales.

Direct-to-consumer. We anticipate direct-to-consumer, or DTC, will be a component of our adult-use sales that are not made under supply agreements with crown corporations and private retailers.

Wholesale. In Canada, we are also authorized under the ACMPR to wholesale bulk dried cannabis flower and bulk formulated and unformulated oil to others that have been issued a license to produce cannabis and cannabis oil by Health Canada under the ACMPR, or Licensed Producers. We believe there is the potential to wholesale finished, packaged products to other Licensed Producers, and we intend to pursue this sales channel as a part of our adult-use and medical-use growth strategies in Canada.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012; therefore, we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by an independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. The JOBS Act also permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We may take advantage of these exemptions for up to five years or until we are no longer an “emerging growth company,” whichever occurs earlier.

Corporate Information

Tilray, Inc. was incorporated in Delaware in January 2018. We are, and following this offering and the related transactions, we will be a holding company whose sole material asset will consist of the outstanding equity interests of Decatur Holdings, BV, a Dutch private limited liability company, or Decatur, which owns all of the outstanding equity interests of our direct and indirect subsidiaries through which we operate our business. Prior to January 2018, we operated our business under Decatur, which was formed in March 2016. Our principal executive offices are located at 1100 Maughan Road, Nanaimo, BC, Canada V9X 1J2 and our telephone number is (844) 845-7291. Our corporate website address is www.tilray.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We have nine wholly owned direct and indirect subsidiaries. The following chart illustrates, as of the date hereof, our corporate structure including details of the jurisdiction of formation of each subsidiary.

Tilray, our logo and our other registered or common law trademarks, trade names or service marks appearing in this prospectus are owned by us. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights of the applicable licensor to these trademarks and trade names. Unless otherwise stated in this prospectus, we do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Class 2 common stock offered by us	9,000,000 shares. shares of our Class 2 common stock are being offered in the United States and certain other countries except Canada by a syndicate of U.S. underwriters, and shares of our Class 2 common stock are being offered in Canada and certain other countries except the United States by a syndicate of Canadian underwriters.

Class 2 common stock to be outstanding after this offering	75,127,375 shares

Class 1 common stock to be outstanding after this offering	16,666,667 shares (representing approximately 18% of our equity interest and 69% of the voting power of our capital stock)

Over-allotment option to purchase additional shares	We have granted the underwriters a 30-day over-allotment option to purchase up to additional shares of our Class 2 common stock at the public offering price, less the underwriting discount.

Voting and conversion rights	We have two classes of authorized common stock: Class 1 common stock and Class 2 common stock. The rights of the holders of Class 1 common stock and Class 2 common stock are identical except with respect to voting and conversion rights. The holders of Class 1 common stock are entitled to 10 votes per share and the holders of Class 2 common stock are entitled to one vote per share on all matters that are subject to stockholder vote. Each share of Class 1 common stock may be converted into one share of Class 2 common stock at the option of its holder and will be automatically converted into one share of Class 2 common stock upon transfer thereof, subject to certain exceptions. In addition, upon the date on which the outstanding shares of Class 1 common stock represent less than 10% of the aggregate number of Class 1 common stock and Class 2 common stock then outstanding, all outstanding shares of Class 1 common stock shall convert automatically into Class 2 common stock. See the section titled “Description of Capital Stock” for additional information.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $121.6 million, or approximately $140.4 million if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We are undertaking this offering in order to increase our liquidity and raise capital to further develop our cultivation and processing capacity. We intend to use the net proceeds of this offering as follows: (i) approximately $52.9 million to fund the build out of cultivation and processing capacity at our facilities; (ii) approximately $37.0 million to repay outstanding principal and interest under the Privateer Holdings debt facilities which we have used for working capital and general corporate purposes; and (iii) the remainder, if any, for working capital, future acquisitions and general corporate purposes. See the section titled “Use of Proceeds” for additional information.

Controlled company	Upon the closing of this offering, Privateer Holdings will own 16,666,667 shares of Class 1 common stock and 58,333,333 shares of our Class 2 common stock, or approximately 93%, of the voting power of our capital stock. As a result, we will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market. See the sections titled “Management—Controlled Company Exception” and “Principal Stockholders.”

Proposed Nasdaq Global Select Market symbol	“TLRY”

Risk factors	You should carefully read the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in shares of our Class 2 common stock.

The number of shares of Class 2 common stock to be outstanding after this offering is based on 66,127,375 shares of Class 2 common stock outstanding as of March 31, 2018 and excludes 6,711,621 shares of Class 2 common stock reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan as of March 31, 2018.

Subsequent to March 31, 2018 and through the date of this prospectus:

•	we reserved an additional 2,487,717 shares of Class 2 common stock under our Amended and Restated 2018 Equity Incentive Plan; and

•	we granted (i) stock options to purchase up to an aggregate of 6,079,196 shares of Class 2 common stock and (ii) 1,190,000 restricted stock units under our Amended and Restated 2018 Equity Incentive Plan.

Additionally, the number of shares of our Class 2 common stock reserved for issuance under our Amended and Restated 2018 Equity Incentive Plan will automatically increase on January 1 of each calendar year for ten years, starting on January 1, 2019 and ending on and including, 2028, in an amount equal to 4% of the total number of shares of our common stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors. The maximum number of shares of our common stock that may be issued upon the exercise of incentive stock options granted under our Amended and Restated 2018 Equity Incentive Plan is equal to 13,423,242.

Further, unless we specifically state otherwise, all information in this prospectus assumes:

•	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws in connection with the closing of this offering;

•	the voluntary conversion of 58,333,333 shares of our Class 1 common stock into 58,333,333 shares of our Class 2 common stock immediately prior to the effectiveness of the registration statement of which this prospectus forms a part;

•	the conversion of all outstanding shares of our Series A preferred stock into an aggregate of 7,794,042 shares of our Class 2 common stock immediately prior to the closing of this offering; and

•	no exercise by the underwriters of their over-allotment option to purchase up to additional shares of Class 2 common stock from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. The consolidated financial statements include the accounts of entities wholly owned by Tilray, Inc. The consolidated statements of net loss data for the years ended December 31, 2016 and 2017 and the consolidated balance sheet data as of December 31, 2017 are derived from our consolidated financial statements included elsewhere in this prospectus. The interim condensed consolidated balance sheet data as of March 31, 2018 and interim condensed consolidated statements of net loss data for the three months ended March 31, 2017 and 2018 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period and the results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the full year or any future period.

You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
			(unaudited)
	(dollars in thousands, except per share data)

Consolidated Statements of Net Loss Data:
Revenue	$12,644	$20,538	$5,027	$7,808
Cost of sales	9,974	9,161	2,259	3,912

Gross margin	2,670	11,377	2,768	3,896

Research and development expenses	1,136	3,171	663	975
Sales and marketing expenses	3,599	7,164	928	2,263
General and administrative expenses	4,984	8,540	1,565	4,398

Operating loss	(7,049)	(7,498)	(388)	(3,740)

Foreign exchange loss (gain), net	(186)	(1,363)	(219)	1,146
Interest expense, net	1,019	1,686	496	416
Other (income) expense, net	1	(12)	14	(121)

Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)

Basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.01)	$(0.07)
Pro forma net loss per share, basic and diluted(1)
Basic	$(0.10)	$(0.09)	$(0.01)	$(0.06)

Diluted	$(0.10)	$(0.09)	$(0.01)	$(0.06)

(1)

Our unaudited pro forma basic and diluted net loss per share were calculated to give effect to the automatic conversion of all outstanding shares of Series A preferred stock into Class 2 common stock in connection with a qualifying initial public offering. The liquidation and dividend rights are identical among Class 1 common stock and Class 2 common stock, and all classes of common stock share equally in our earnings and losses. Accordingly, net loss has been reallocated to Class 1 common stock and Class 2 common stock on a proportional basis. For calculating basic and diluted net loss per share, the number of shares was 82,794,042. Since we were in a loss position for all periods presented, basic net loss per share attributable to common stockholders is the same as diluted net loss per share for all periods as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive.

	As of March 31, 2018
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(unaudited)
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$12,140	$12,140	$99,117
Short-term investments	29,506	29,506	29,506
Inventory	7,537	7,537	7,537
Total assets	106,646	106,646	193,622
Current portion of long-term debt and long-term debt	9,259	9,259	9,259
Total liabilities	64,001	64,001	29,428
Preferred stock	1	—	—
Stockholders’ equity	42,644	42,645	164,194

(1)	The pro forma column reflects (a) the conversion of all outstanding shares of preferred stock into shares of our Class 2 common stock immediately prior to the closing of this offering and (b) the filing and effectiveness of our amended and restated certificate of incorporation upon the closing of this offering.
(2)	The pro forma as adjusted column reflects the sale of shares of our Class 2 common stock in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us, and the full repayment of the Privateer Holdings debt facilities.
(3)	Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash, total assets and total stockholder’s equity (deficit) on a pro forma as adjusted basis by $8.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, each increase (decrease) by 1,000,000 shares in the number of shares offered by us would increase (decrease) each of cash, total assets and total stockholders’ equity (deficit) on a pro forma as adjusted basis by $14.0 million, assuming that the assumed initial public offering price remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
	(dollars in thousands)
Adjusted EBITDA:
Adjusted EBITDA(1)	$(5,002)	$(5,506)	$192	$(3,230)

(1)

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, we use Adjusted EBITDA, as described below, to understand and evaluate our operating performance. Adjusted EBITDA, which may be different than similarly titled measures used by other companies, is presented to help investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net loss, excluding interest expense, net; other (income) expense, net; foreign exchange loss (gain), net; depreciation and amortization; and stock-based compensation expense.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA as compared to the closest comparable GAAP measure. Some of these limitations are that:

•	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA excludes foreign exchange gains or losses, net, which includes the effect of both realized and unrealized foreign exchange transactions. Unrealized gains or losses represent foreign exchange revaluation of foreign denominated monetary assets and liabilities;

•	Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; and

•	Adjusted EBITDA does not reflect interest expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and reduce cash available to us.

	Year Ended December 31		Three Months Ended March 31,
	2016	2017	2017	2018
	(dollars in thousands)

Adjusted EBITDA reconciliation:
Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)
Interest expense, net	1,019	1,686	496	416
Other (income) expense, net	1	(12)	14	(121)
Foreign exchange loss (gain), net	(186)	(1,363)	(219)	1,146
Depreciation and amortization	1,953	1,853	545	479
Stock-based compensation expense	94	139	35	31

Adjusted EBITDA	$(5,002)	$(5,506)	$192	$(3,230)

Estimated Preliminary Results for the Three Months Ended June 30, 2018 (unaudited)

Presented below are certain estimated preliminary financial results for the three months ended June 30, 2018. These ranges are based on the information available to us at this time. We have provided ranges, rather than specific amounts, because these results are preliminary. As such, our actual results may vary materially from the estimated preliminary results presented here and will not be finalized until after we close this offering. We have not identified any unusual or unique events or trends that occurred during the period that we believe will materially affect these estimates.

These are forward-looking statements and may differ from actual results. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on this preliminary data. Please refer to the section titled “Special Note Regarding Forward-Looking Statements and Industry Data.” These estimated preliminary results should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. For additional information, please see the section titled “Risk Factors.”

This data has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm, Deloitte LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial results. Accordingly, Deloitte LLP does not express an opinion or any other form of assurance with respect thereto.

Our revenue for the three months ended June 30, 2018 is expected to be between $8.8 million and $9.2 million, compared to $5.0 million for the three months ended June 30, 2017.

In addition, as of June 30, 2018, our cash and cash equivalents were between $24.0 million and $25.0 million, and our long-term debt was between $9.0 million and $10.0 million.

RISK FACTORS

Investing in our Class 2 common stock is speculative and involves a high degree of risk. In addition to all other information set out in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus, the following specific factors could materially adversely affect us and should be considered when deciding whether to make an investment in our Class 2 common stock. Other risks and uncertainties that we do not presently consider to be material, or of which we are not presently aware, may become important factors that affect our future financial condition and results of operations. If any of the risks discussed below actually occur, our business, financial condition, results of operations and prospects could be materially adversely affected, the value of our Class 2 common stock could decline and you may lose all or part of your investment.

Risks Related to our Medical Cannabis Business and the Medical Cannabis Industry

We are dependent upon regulatory approvals and licenses for our ability to grow, process, package, store, sell and export medical cannabis and other products derived therefrom, and these regulatory approvals are subject to ongoing compliance requirements, reporting obligations and fixed terms requiring renewal.

Our ability to grow, process, package, store and sell dried cannabis and cannabis extracts, including both bottled oil and capsules, for medical purposes in Canada is dependent on our current Health Canada license under the ACMPR covering our production facility at our Tilray North America Campus in Nanaimo, British Columbia, or Tilray Nanaimo. This license allows us to produce dried cannabis and certain cannabis extracts for medical purposes at Tilray Nanaimo and to sell and distribute, for medical purposes, dried cannabis, bottled cannabis oil and encapsulated cannabis oil in Canada. Our ACMPR license for Tilray Nanaimo is valid until September 2019 and will need to be renewed at that time.

We also hold a license under the ACMPR covering our facility in Enniskillen, Ontario, or High Park Farms. This license allows us to cultivate cannabis plants, which we intend to use to service the adult-use market. This license is valid until April 2021 and will need to be renewed at that time; it will also need to be amended prior to that time to include additional activities, including processing and sale of dried cannabis.

We are also dependent on our license under Canada’s Narcotic Control Regulations, or NCR, for our ability to import and export medical cannabis products to and from specified jurisdictions around the world, subject to obtaining, for each specific shipment, an export approval from Health Canada and an import approval from the applicable regulatory authority in the country to which the export is being made. Our license under the NCR is valid until December 2018 and will need to be renewed at that time. Our ability to operate in our proposed facility at our Tilray European Union Campus located in Cantanhede, Portugal, or Tilray Portugal, is dependent on our current authorization for the cultivation, import and export of cannabis, and in the future will be dependent on our pending authorization for the manufacture of cannabis products and GMP certification, by the Portuguese National Authority of Medicines and Health Products, or INFARMED. All licenses are subject to ongoing compliance and reporting requirements and renewal. This license is valid for a single growing season at a time and notification to INFARMED is needed to renew the license for subsequent growing seasons.

In February 2018, we submitted an ACMPR license application for our proposed facility in London, Ontario, or the High Park Processing Facility. This application has not yet been approved. Any future medical cannabis production facilities that we operate in Canada will also be subject to separate licensing requirements under the ACMPR and, if necessary for the activities we propose to conduct at those facilities, the NCR. Although we believe that we will meet the requirements of the ACMPR and NCR for future renewals of our existing licenses, and grants of permits under such licenses, and to obtain corresponding licenses for future facilities in Canada, there can be no assurance that existing licenses will be renewed or new licenses obtained on the same or similar terms as our existing Tilray Nanaimo licenses, nor can there be any assurance that Health Canada will continue to issue export permits on the same terms, or that other countries will allow, or continue to allow, imports.

Further, we are subject to ongoing inspections by Health Canada to monitor our compliance with its licensing requirements. Our existing licenses and any new licenses that we may obtain in the future in Canada or other jurisdictions may be revoked or restricted at any time in the event that we are found not to be in compliance. Should we fail to comply with the applicable regulatory requirements or with conditions set out under our licenses, should our licenses not be renewed when required, or be renewed on different terms, or should our licenses be revoked, we may not be able to continue producing or distributing medical cannabis in Canada or other jurisdictions or export medical cannabis outside of Canada or Portugal.

In addition, we may be subject to enforcement proceedings resulting from a failure to comply with applicable regulatory requirements in Canada or other jurisdictions, which could result in damage awards, a suspension of our existing approvals, a withdrawal of our existing approvals, the denial of the renewal of our existing approvals or any future approvals, recalls of products, product seizures, the imposition of future operating restrictions on our business or operations or the imposition of civil or criminal fines or penalties against us, our officers and directors and other parties. These enforcement actions could delay or entirely prevent us from continuing the production, testing, marketing, sale or distribution of our medical products and divert management’s attention and resources away from our business operations.

The laws, regulations and guidelines generally applicable to the medical cannabis industry in Canada and other countries may change in ways that impact our ability to continue our business as currently conducted or proposed to be conducted.

The successful execution of our medical cannabis business objectives is contingent upon compliance with all applicable laws and regulatory requirements in Canada and other jurisdictions, including the requirements of the ACMPR and the NCR in Canada, and obtaining all other required regulatory approvals for the sale, import and export of our medical cannabis products. The commercial medical cannabis industry is a relatively new industry in Canada and the ACMPR is a regime that has only been in effect in its current form since 2016. The effect of Health Canada’s administration, application and enforcement of the regime established by the ACMPR and the NCR on us and our business in Canada, or the administration, application and enforcement of the laws of other countries by the appropriate regulators in those countries, may significantly delay or impact our ability to participate in the Canadian medical cannabis market or medical cannabis markets outside Canada, to develop medical cannabis products and produce and sell these medical cannabis products.

Further, Health Canada or the regulatory authorities in other countries in which we operate or to which we export our medical cannabis products may change their administration, interpretation or application of the applicable regulations or their compliance or enforcement procedures at any time. Any such changes could require us to revise our ongoing compliance procedures, requiring us to incur increased compliance costs and expend additional resources. There is no assurance that we will be able to comply or continue to comply with applicable regulations.

Any failure on our part to comply with applicable regulations could prevent us from being able to carry on our business.

Health Canada inspectors routinely assess Tilray Nanaimo for compliance with applicable regulatory requirements. Our High Park Farms and the High Park Processing Facility will both also be inspected by Health Canada and Tilray Portugal will also be inspected for compliance by applicable regulators once construction is complete and will be subject to certain ongoing inspections and audits once we begin operations at this facility. Furthermore, the import of our products into other jurisdictions, such as Germany and Australia, is subject to the regulatory requirements of the respective jurisdiction. Any failure by us to comply with the applicable regulatory requirements could require extensive changes to our operations; result in regulatory or agency proceedings or investigations, increased compliance costs, damage awards, civil or criminal fines or penalties or restrictions on our operations; harm our reputation or give rise to material liabilities or a revocation of our licenses and other permits. There can be no assurance that any pending or future regulatory or agency proceedings, investigations or audits will not result in substantial costs, a diversion of management’s attention and resources or other adverse consequences to us and our business.

Our ability to produce and sell our medical products in, and export our medical products to, other jurisdictions outside of Canada is dependent on compliance with additional regulatory and other requirements.

We are required to obtain and maintain certain permits, licenses or other approvals from regulatory agencies in countries and markets outside of Canada in which we operate, or to which we export, in order to produce or export to, and sell our medical products in, these countries, including, in the case of certain countries, the ability to demonstrate compliance with GMP standards. Our current certification of compliance with GMP standards for production at Tilray Nanaimo and any other GMP certification that we may receive in the future, subject us to extensive ongoing compliance reviews to ensure that we continue to maintain compliance with GMP standards. There can be no assurance that we will be able to continue to comply with these standards.

The continuation or expansion of our international operations depends on our ability to renew or secure the necessary permits, licenses or other approvals. An agency’s denial of or delay in issuing or renewing a permit, license or other approval, or revocation or substantial modification of an existing permit or approval, could prevent us from continuing our operations in or exports to countries other than Canada. For example, Tilray Nanaimo’s current certification of GMP compliance must be renewed via re-inspection prior to October 2020, and our failure to maintain such certification, or to comply with applicable industry quality assurance standards or receive similar regulatory certifications at any of our other facilities, may prevent us from continuing the expansion of our international operations. In addition, the export and import of medical cannabis is subject to United Nations treaties establishing country-by-country quotas and our export and import permits are subject to these quotas which could limit the amount of medical cannabis we can export to any particular country.

The effect of the legalization of adult-use cannabis in Canada on the medical cannabis industry is unknown, and may have a significant negative effect upon our medical cannabis business if our existing or future medical use customers decide to purchase products available in the proposed adult-use market instead of purchasing medical use products from us.

In June 2018, the government of Canada passed Bill C-45, or the Cannabis Act, the Canadian federal legislation allowing individuals over the age of 18 to legally purchase, process and cultivate limited amounts of cannabis for adult use in Canada. It is expected that the Cannabis Act will become effective in October 2018. As a result, individuals who currently rely upon the medical cannabis market to supply their medical cannabis and cannabis-based products may cease this reliance, and instead turn to the adult-use cannabis market to supply their cannabis and cannabis-based products. Factors that will influence this decision include the price of medical cannabis products in relation to similar adult-use cannabis products, the amount of active ingredients in medical cannabis products in relation to similar adult-use cannabis products, the types of cannabis products available to adult users and limitations on access to adult-use cannabis products imposed by the regulations under the Cannabis Act and the legislation governing distribution of cannabis that is expected to be enacted by the individual provinces and territories of Canada. These factors will not be ascertainable by us until after the regulations under the Cannabis Act and the individual provincial and territorial legislation providing for the legalization of adult-use cannabis are implemented.

A decrease in the overall size of the medical cannabis market as a result of the adoption of the Cannabis Act and the legal adult-use market in Canada may reduce our medical sales and revenue prospects in Canada. Moreover, in conjunction with the implementation of the Cannabis Act, the ACMPR regulation of cannabis for medical purposes is expected to be reviewed. The effect on our business, and the medical cannabis market in general, of such a review is uncertain.

There has been limited study on the effects of medical cannabis and future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis.

Research in Canada, the United States and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids (such as cannabidiol, or CBD, and tetrahydrocannabinol, or THC) remains in relatively early stages. There have been few clinical trials on the benefits of cannabis or isolated cannabinoids conducted by us or by others.

Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies referenced in this prospectus, or could reach different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for our products.

Tilray Nanaimo is, and our High Park Farms, High Park Processing Facility and Tilray Portugal are expected to become, integral to our business and adverse changes or developments affecting any of these facilities may have an adverse impact on us.

Currently, our activities and resources are focused on the operation of Tilray Nanaimo, and our current licenses under the ACMPR and the NCR are specific to Tilray Nanaimo. Adverse changes or developments affecting Tilray Nanaimo, including, but not limited to, disease or infestation of our crops, a fire, an explosion, a power failure, a natural disaster or a material failure of our security infrastructure, could reduce or require us to entirely suspend our production of medical cannabis. A significant failure of our site security measures and other facility requirements, including any failure to comply with regulatory requirements under the ACMPR or the NCR, could have an impact on our ability to continue operating under our Health Canada licenses or our prospects of renewing our Health Canada licenses, and could also result in a suspension or revocation of the Health Canada licenses. As we currently produce our medical cannabis products only at Tilray Nanaimo any event impacting our ability to continue production at Tilray Nanaimo, or requiring us to delay production, would prevent us from continuing to operate our business until operations at Tilray Nanaimo could be resumed, or until we were able to commence production at another facility.

We expect to expand Tilray Nanaimo, to construct greenhouses in our High Park Farms and Tilray Portugal and to build a processing center at our High Park Processing Facility. We expect that these expanded and additional facilities will significantly increase our cultivation, growing, processing and distribution capacity; however, development impediments such as construction delays or cost over-runs in respect to the development of these facilities, howsoever caused, could delay or prevent our ability to produce cannabis at these facilities. It is also possible that the final costs of the major equipment contemplated by our capital expenditure program relating to the development of our High Park Farms, our High Park Processing Facility and Tilray Portugal may be significantly greater than anticipated, in which circumstance we may be required to curtail, or extend the timeframes for completing, such capital expenditure plans which would reduce our production capacity.

We have periodically procured cannabis from other ACMPR sources to supplement internal production, which, during 2017, represented approximately five percent of our total production. If we are unsuccessful in scaling operations at our facilities, we may need to continue to procure cannabis from third parties, likely at a higher price than our own cost to produce, which would have a negative impact on gross margin.

The medical cannabis industry and market are relatively new in Canada, and this industry and market may not continue to exist or develop as anticipated or we may ultimately be unable to succeed in this industry and market.

We are operating our current business in a relatively new medical cannabis industry and market, and our success depends on our ability to attract and retain patients. In addition to being subject to general business risks applicable to a business involving an agricultural product and a regulated consumer product, we need to continue to build brand awareness of our Tilray brand in the medical cannabis industry and make significant investments in our business strategy and production capacity. These investments include introducing new products into the markets in which we operate, adopting quality assurance protocols and procedures, building our international presence and undertaking regulatory compliance efforts. These activities may not promote our medical products as effectively as intended, or at all, and we expect that our competitors will undertake similar investments to compete with us for market share. Competitive conditions, consumer preferences, patient requirements and spending patterns in this industry and market are relatively unknown and may have unique circumstances that differ from other existing industries and markets and that cause our efforts to further our business to be unsuccessful or to have undesired consequences for us. As a result, we may not be successful in our efforts to attract and retain patients or to develop new medical cannabis products and produce and distribute these medical cannabis products to the markets in which we operate or to which we export in time to be effectively commercialized, or these activities may require significantly more resources than we currently anticipate in order to be successful.

We compete for market share with other companies, including other producers licensed by Health Canada, some of which have longer operating histories and more financial resources and manufacturing and marketing experience than we have.

We face, and we expect to continue to face, intense competition from other Licensed Producers and other potential competitors, some of which have longer operating histories and more financial resources and manufacturing and marketing experience than we have. In addition, it is possible that the medical cannabis industry will undergo consolidation, creating larger companies with financial resources, manufacturing and marketing capabilities and product offerings that are greater than ours. As a result of this competition, we may be unable to maintain our operations or develop them as currently proposed, on terms we consider acceptable, or at all.

There are currently hundreds of applications for Licensed Producer status being processed by Health Canada. The number of licenses granted and the number of Licensed Producers ultimately authorized by Health Canada could have an adverse impact on our ability to compete for market share in Canada’s medical cannabis industry. We expect to face additional competition from new market entrants that are granted licenses under the ACMPR or existing license holders that are not yet active in the industry. If a significant number of new licenses are granted by Health Canada, we may experience increased competition for market share and may experience downward price pressure on our medical cannabis products as new entrants increase production.

We also face competition from unlicensed and unregulated market participants, including individuals or groups that are able to produce cannabis without a license similar to that under which we currently produce and illegal dispensaries and black market participants selling cannabis and cannabis-based products in Canada. These competitors may be able to offer products with higher concentrations of active ingredients than we are authorized to produce and sell and using delivery methods, including edibles, concentrates and extract vaporizers, that we are currently prohibited from offering to individuals in Canada. The competition presented by these participants, and any unwillingness by consumers currently utilizing these unlicensed distribution channels to begin purchasing from Licensed Producers for any reason, or any inability of law enforcement authorities to enforce existing laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products, could adversely affect our market share, result in increased competition through the black market for cannabis or have an adverse impact on the public perception of cannabis use and licensed cannabis producers and dealers.

In addition, the ACMPR permits patients in Canada to produce a limited amount of cannabis for their own medical purposes or to designate a person to produce a limited amount of cannabis on their behalf for such purposes. Widespread reliance upon this allowance could reduce the current or future consumer demand for our medical cannabis products.

If the number of users of cannabis for medical purposes in Canada increases, the demand for products will increase. This could result in the competition in the medical cannabis industry becoming more intense as current and future competitors begin to offer an increasing number of diversified medical cannabis products. Conversely, if there is a contraction in the medical market for cannabis in Canada, resulting from the legalization of adult-use cannabis or otherwise, competition for market share may increase. To remain competitive, we intend to continue to invest in research and development and sales and patient support; however, we may not have sufficient resources to maintain research and development and sales and patient support efforts on a competitive basis.

In addition to the foregoing, the legal landscape for medical cannabis use is changing internationally. We have operations outside of Canada, which may be affected as other countries develop, adopt and change their medical cannabis laws. Increased international competition, including competition from suppliers in other countries who may be able to produce at lower cost, and limitations placed on us by Canadian or other regulations, might lower the demand for our medical cannabis products on a global scale.

Risks Related to our Potential Adult-Use Cannabis Business and the Adult-Use Cannabis Industry in Canada

The Cannabis Act may not be implemented, or may be implemented in a way that is significantly different from our current expectations, resulting in our decreased ability, or inability, to compete in this market and industry.

The Government of Canada has approved the Cannabis Act which is expected to allow for regulated and restricted access to cannabis for recreational adult use in Canada in October 2018. When implemented, we may expect to operate a part of our business in the adult-use cannabis industry and market.

There is no assurance that the implementation of the Cannabis Act permitting cannabis for adult use by the Government of Canada will occur as anticipated or at all. If it does occur, there will be significant restrictions on the marketing, branding, product formats and/or distribution channels allowed under the law, which may reduce the value of certain of our products and brands or negatively impact our ability to compete with other companies in the adult-use cannabis market. Adult-use legislation includes a requirement for health warnings on product packaging, the limited ability to use logos and branding (only one logo and one brand name per package), and restrictions on types and avenues of marketing. Additional restrictions may be imposed at the provincial level. While we are reasonably certain that we will be able to adapt our licensed brands and products to satisfy these restrictions and to package and successfully distinguish these brands in the marketplace while remaining compliant with the approved or proposed legislation (including all provincial legislation) that has been proposed or passed to date, provincial or other legislation may contain additional restrictions, such as a complete ban on marketing, that impact our ability to do so. Such additional restrictions may impair our ability to develop our adult-use brands, and a complete ban on marketing may make it uneconomic or unfeasible for us to introduce our entire portfolio of brands and products into the Canadian market, which means that we will be unable to reap the full benefit of the exclusive rights we have secured to such brands and products. Further, each province and territory of Canada has the ability to separately regulate the distribution of cannabis within such province or territory, and any rules adopted by these provinces or territories may vary significantly. Such variance may make participation in the adult-use cannabis market uneconomic or of limited economic benefit for us and could result in significant additional compliance or other costs and limitations on our ability to compete successfully in each such market.

The adult-use cannabis industry and market in Canada will be subject to many of the same risks as the medical cannabis industry and market, including risks related to our need for regulatory approvals, the early status and uncertain growth of this industry and the competition we expect to face in this industry.

The adult-use cannabis industry and market in Canada will be subject to certain risks that will be unique to this industry, as well as the risks that are currently applicable to the medical cannabis industry, which are described under the heading above titled “Risk Factors—Risks Related to our Medical Cannabis Business and the Medical Cannabis Industry.”

If any of these shared risks occur, our business, financial condition, results of operations and prospects could be adversely affected in a number of ways, including by not being able to successfully compete in the adult-use cannabis industry and by being subject to fines, damage awards and other penalties as a result of regulatory infractions or other claims brought against us.

We may be unsuccessful in entering into and competing in the legal adult-use cannabis market in Canada upon the implementation of the Cannabis Act.

Upon the implementation of the Cannabis Act, any potential Canadian adult-use business that we may engage in could face enhanced competition from other Licensed Producers and those individuals and corporations who are licensed under the Cannabis Act to participate in the adult-use cannabis industry. The Cannabis Act establishes a licensing regime for the production, testing, packaging, labelling, delivery, transportation, sale, possession and disposal of cannabis for adult use. While it is currently proposed that existing holders of licenses relating to medical cannabis under the ACMPR, including us, will be automatically licensed under the Cannabis Act for these activities, other individuals and corporations would be able to apply for such licenses.

Moreover, the Cannabis Act proposes to allow individuals to cultivate, propagate, harvest and distribute up to four cannabis plants per household, provided that each plant meets certain requirements. If we are unable to effectively compete with other suppliers to the adult-use cannabis market, or a significant number of individuals take advantage of the ability to cultivate and use their own cannabis, our success in the adult-use business may be limited and may not fulfill the expectations of management.

We will face competition from existing Licensed Producers and other producers licensed under the Cannabis Act. Certain of these competitors may have significantly greater financial, production,

marketing, research and development and technical and human resources than we do. As a result, our competitors may be more successful than us in gaining market penetration and market share. Our commercial opportunity in the adult-use market could be reduced or eliminated if our competitors produce and commercialize products for the adult-use market that, among other things, are safer, more effective, more convenient or less expensive than the products that we may produce, have greater sales, marketing and distribution support than our products, enjoy enhanced timing of market introduction and perceived effectiveness advantages over our products and receive more favorable publicity than our products. If, after the implementation of the Cannabis Act, our adult-use products do not achieve an adequate level of acceptance by the adult-use market, we may not generate sufficient revenue from these products, and our proposed adult-use business may not become profitable.

The adult-use cannabis market in Canada may become oversupplied in anticipation of, or following the implementation of, the Cannabis Act and the related legalization of cannabis for adult use.

In anticipation of a surge in demand for cannabis as a result of the expected implementation of the Cannabis Act and the legalization of adult cannabis use, we and other cannabis producers in Canada may produce more cannabis than is needed to satisfy the collective demand of the Canadian medical and proposed adult-use markets, and we may be unable to export that oversupply into other markets where cannabis use is fully legal under all federal and state or provincial laws. As a result, the available supply of cannabis could exceed demand, resulting in a significant decline in the market price for cannabis. If this were to occur, there is no assurance that we would be able to generate sufficient revenue from the sale of adult-use cannabis to result in profitability.

Moreover, the Cannabis Act imposes further packaging, labelling and advertising restrictions on producers in the adult-use market. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, then our sales and operating results could be adversely affected. Further, if we fail to comply with the packaging, labelling and advertising restrictions, we will be subject to monetary penalties, required to suspend sale of noncompliant products and/or be disqualified as a vendor by government-run provincial distributors. See ”—The Cannabis Act may not be implemented, or may be implemented in a way that is significantly different from our current expectations, resulting in our decreased ability, or inability, to compete in this market and industry” above and the section titled “Business—Our Industry—Adult Use.”

General Business Risks and Risks Related to Our Financial Condition and Operations

We have a limited operating history and a history of net losses, and we may not achieve or maintain profitability in the future.

We began operating in 2014 through Decatur and our wholly owned subsidiaries and have yet to generate a profit. We generated a net loss of $7.9 million and $7.8 million for the years ended December 31, 2016 and 2017, respectively, and $0.7 million and $5.2 million in the three months ended March 31, 2017 and 2018, respectively. Our accumulated deficit as of March 31, 2018 was $45.6 million. We intend to continue to expend significant funds to increase our growing capacity, invest in research and development and expand our marketing and sales operations to increase our registered patients and to meet the increased compliance requirements associated with our transition to and operation as a public company. As we continue to grow, we expect the aggregate amount of these expenses will also continue to grow.

Our efforts to grow our business may be more costly than we expect and we may not be able to increase our revenue enough to offset higher operating expenses. We may incur significant losses in the future for a number of reasons, including as a result of unforeseen expenses, difficulties, complications and delays, the other risks described in this prospectus and other unknown events. The amount of future net losses will depend, in part, on the growth of our future expenses and our ability to generate revenue. If we continue to incur losses in the future, the net losses and negative cash flows incurred to date, together with any such future losses, will have an adverse effect on our stockholders’ equity and working capital. Because of the numerous risks and uncertainties associated with producing cannabis products, as outlined herein, we are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. If we are unable to achieve and sustain profitability, the market price of our Class 2 common stock may significantly decrease and our ability to raise capital, expand our business or continue our operations may be impaired. A decline in our value may also cause you to lose all or part of your investment.

We are exposed to risks relating to the laws of various countries as a result of our international operations.

We currently conduct operations in multiple countries and plan to expand these operations. As a result of our operations, we are exposed to various levels of political, economic, legal and other risks and uncertainties associated with operating in or exporting to these jurisdictions. These risks and uncertainties include, but are not limited to, changes in the laws, regulations and policies governing the production, sale and use of cannabis and cannabis-based products, political instability, currency controls, fluctuations in currency exchange rates and rates of inflation, labor unrest, changes in taxation laws, regulations and policies, restrictions on foreign exchange and repatriation and changing political conditions and governmental regulations relating to foreign investment and the cannabis business more generally.

Changes, if any, in the laws, regulations and policies relating to the advertising, production, sale and use of cannabis and cannabis-based products or in the general economic policies in these jurisdictions, or shifts in political attitude related thereto, may adversely affect the operations or profitability of our international operations in these countries. Specifically, our operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on advertising, production, price controls, export controls, controls on currency remittance, increased income taxes, restrictions on foreign investment, land and water use restrictions and government policies rewarding contracts to local competitors or requiring domestic producers or vendors to purchase supplies from a particular jurisdiction. Failure to comply strictly with applicable laws, regulations and local practices could result in additional taxes, costs, civil or criminal fines or penalties or other expenses being levied on our international operations, as well as other potential adverse consequences such as the loss of necessary permits or governmental approvals.

Furthermore, although we plan to begin production at Tilray Portugal with a view toward facilitating exports of our cannabis products to countries in the European Union from Portugal rather than from Canada, there is no assurance that these EU countries will authorize the import of our cannabis products from Portugal, or that Portugal will authorize or continue to authorize such exports, or that such exports will provide us with advantages over our current EU export strategy. Each country in the European Union (or elsewhere) may impose restrictions or limitations on imports that require the use of, or confer significant advantages upon, producers within that particular country. As a result, we may be required to establish production facilities similar to Tilray Portugal in one or more countries in the European Union where we wish to distribute our cannabis products in order to take advantage of the favorable legislation offered to producers in these countries.

We plan to expand our business and operations into jurisdictions outside of the current jurisdictions where we conduct business, and there are risks associated with doing so.

We plan in the future to expand our operations and business into jurisdictions outside of the jurisdictions where we currently carry on business. There can be no assurance that any market for our products will develop in any such foreign jurisdiction. We may face new or unexpected risks or significantly increase our exposure to one or more existing risk factors, including economic instability, changes in laws and regulations, including the possibility that we could be in violation of these laws and regulations as a result of such changes, and the effects of competition. These factors may limit our capability to successfully expand our operations in, or export our products to, those other jurisdictions.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States, Canada and elsewhere. In the United States, despite cannabis having been legalized at the state level for medical use in many states and for adult use in a number of states, cannabis continues to be categorized as a Schedule I controlled substance under the federal Controlled Substances Act, or the CSA, and subject to the Controlled Substances Import and Export Act, or the CSIEA. Our activity in the United States is limited to certain corporate and administrative services, including accounting, legal and creative services, and we do not produce or distribute cannabis products in the United States. Therefore, we believe that we are not subject to the CSA or CSIEA. Nonetheless, violations of any U.S. federal laws and regulations, such as the CSA and the CSIEA, could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings initiated by either the U.S. federal government or private citizens or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture.

We are subject to a variety of laws and regulations in the United States, Canada and elsewhere that prohibit money laundering, including the Proceeds of Crime and Terrorist Financing Act (Canada) and the Money Laundering Control Act (United States), as amended, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by governmental authorities in the United States, Canada or any other jurisdiction in which we have business operations or to which we export. Although we believe that none of our activities implicate any applicable money laundering statutes, in the event that any of our business activities, any dividends or distributions therefrom, or any profits or revenue accruing thereby are found to be in violation of money laundering statutes, such transactions may be viewed as proceeds of crime under one or more of the statutes described above or any other applicable legislation, and any persons, including such U.S.-based investors, found to be aiding and abetting us in such violations could be subject to liability. Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and involve significant costs and expenses, including legal fees. We could also suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures.

We are required to comply concurrently with federal, state or provincial, and local laws in each jurisdiction where we operate or to which we export our products.

Various federal, state or provincial and local laws govern our business in the jurisdictions in which we operate or propose to operate, or to which we export or propose to export our products, including laws and regulations relating to health and safety, conduct of operations and the production, management, transportation, storage and disposal of our products and of certain material used in our operations. Compliance with these laws and regulations requires concurrent compliance with complex federal, provincial or state and local laws. These laws change frequently and may be difficult to interpret and apply. Compliance with these laws and regulations requires the investment of significant financial and managerial resources, and a determination that we are not in compliance with these laws and regulations could harm our brand image and business. Moreover, it is impossible for us to predict the cost or effect of such laws, regulations or guidelines upon our future operations. Changes to these laws or regulations could negatively affect our competitive position within our industry and the markets in which we operate, and there is no assurance that various levels of government in the jurisdictions in which we operate will not pass legislation or regulation that adversely impacts our business.

We may seek to enter into strategic alliances, or expand the scope of currently existing relationships, with third parties that we believe will have a beneficial impact on us, and there are risks that such strategic alliances or expansions of our currently existing relationships may not enhance our business in the desired manner.

We currently have, and may expand the scope of, and may in the future enter into, strategic alliances with third parties that we believe will complement or augment our existing business. Our ability to complete further such strategic alliances is dependent upon, and may be limited by, among other things, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance our business and may involve risks that could adversely affect us, including the investment of significant amounts of management time that may be diverted from operations in order to pursue and complete such transactions or maintain such strategic alliances. Future strategic alliances could result in the incurrence of debt, costs and contingent liabilities, and there can be no assurance that future strategic alliances will achieve, or that our existing strategic alliances will continue to achieve, the expected benefits to our business or that we will be able to consummate future strategic alliances on satisfactory terms, or at all.

We may not be able to successfully identify and execute future acquisitions or dispositions or to successfully manage the impacts of such transactions on our operations.

Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) the potential disruption of our ongoing business; (ii) the distraction of management away from the ongoing oversight of our existing business activities; (iii) incurring additional indebtedness; (iv) the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated; (v) an increase in the scope and complexity of our operations and (vi) the loss or reduction of control over certain of our assets.

The existence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition could result in our incurring those liabilities. A strategic transaction may result in a significant change in the nature of our business, operations and strategy, and we may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into our operations.

We are subject to risks inherent in an agricultural business, including the risk of crop failure.

We grow cannabis which is an agricultural process. As such, our business is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, insects, plant diseases and similar agricultural risks. Although we currently grow our products indoors under climate controlled conditions, there can be no assurance that natural elements, such as insects and plant diseases, will not entirely interrupt our production activities or have an adverse effect on our business.

We may be unable to attract or retain key personnel with sufficient experience in the cannabis industry, and we may be unable to attract, develop and retain additional employees required for our development and future success.

Our success is largely dependent on the performance of our management team and certain employees and our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. The loss of the services of any key personnel, or an inability to attract other suitably qualified persons when needed, could prevent us from executing on our business plan and strategy, and we may be unable to find adequate replacements on a timely basis, or at all. We do not currently maintain key-person insurance on the lives of any of our key personnel.

Further, each director and officer of a company that holds a license is subject to the requirement to obtain and maintain a security clearance from Health Canada under the ACMPR. Under the Cannabis Act, certain additional key personnel will also be required to obtain and maintain a security clearance. Moreover, under current regulations, an individual with security clearance must be physically present in any space where other individuals are conducting activities with cannabis. Under the ACMPR and the Cannabis Act, a security clearance cannot be valid for more than five years and must be renewed before the expiry of a current security clearance. There is no assurance that any of our existing personnel who presently or may in the future require a security clearance will be able to obtain or renew such clearances or that new personnel who require a security clearance will be able to obtain one. A failure by an individual in a key operational position to maintain or renew his or her security clearance could result in a reduction or complete suspension of our operations. In addition, if an individual in a key operational position leaves us, and we are unable to find a suitable replacement who is able to obtain a security clearance required by the ACMPR in a timely manner, or at all, we may not be able to conduct our operations at planned production volume levels or at all. In addition, the NCR requires us to designate a qualified individual in charge who is responsible for supervising transactions with cannabis, which individual must meet certain educational and security clearance requirements. If our current designated qualified person in charge fails to maintain his security clearance, or if our current designated qualified person in charge leaves us and we are unable to find a suitable replacement who meets these requirements, we may no longer be able to conduct our imports and exports.

Significant interruptions in our access to certain key inputs such as raw materials, electricity, water and other utilities may impair our cannabis growing operations.

Our business is dependent on a number of key inputs and their related costs, including raw materials, supplies and equipment related to our operations, as well as electricity, water and other utilities. Any significant interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, rising or volatile energy costs could curtail or preclude our ability to continue production. In addition, our operations would be significantly affected by a prolonged power outage.

Our ability to compete and grow cannabis is dependent on us having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that we will be successful in maintaining our required supply of labor, equipment, parts and components.

We may not be able to transport our cannabis products to patients in a safe and efficient manner.

Due to our direct-to-patient shipping model, we depend on fast and efficient third-party transportation services to distribute our medical cannabis products. In addition, we anticipate that Canadian adult-use distribution will take various forms on a province-by-province basis. Any prolonged disruption of third-party transportation services could have a material adverse effect on our sales volumes or our end users’ satisfaction with our services. Rising costs associated with third-party transportation services used by us to ship our products may also adversely impact our profitability, and more generally our business, financial condition and results of operations.

The security of our products during transportation to and from our facilities is of the utmost concern. A breach of security during transport or delivery could result in the loss of high-value product and forfeiture of import and export approvals, since such approvals are shipment specific. Any failure to take steps necessary to ensure the safekeeping of our cannabis could also have an impact on our ability to continue operating under our existing licenses, to renew or receive amendments to our existing licenses or to receive required new licenses.

Our cannabis products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Although we have detailed procedures in place for testing finished cannabis products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. If any of the cannabis products produced by us are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. As a result of any such recall, we may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage our reputation and goodwill or that of our products or brands.

In March 2015, we voluntarily recalled certain lots of our milled House Blend as a result of the microbial level of this product falling outside of acceptable limits during secondary testing. In August 2016, we withdrew cannabis oil capsules supplied to Croatia for pharmacy distribution because certain capsules suffered damage during transport. In both of these cases, we were able to complete the recall and withdrawal successfully; however, there is no assurance that any similar future incidents will not result in regulatory action or civil lawsuits, whether frivolous or otherwise, or an adverse effect on our reputation or goodwill, or that of our products or brands.

Additionally, product recalls may lead to increased scrutiny of our operations by Health Canada or other regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses. Any product recall affecting the medical cannabis industry more broadly, whether or not involving us, could also lead consumers to lose confidence in the safety and security of the products sold by Licensed Producers generally, including products sold by us.

We may be subject to product liability claims or regulatory action if our products are alleged to have caused significant loss or injury. This risk is exacerbated by the fact that cannabis use may increase the risk of serious adverse side effects.

As a manufacturer and distributor of products which are ingested by humans, we face the risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused loss or injury. We may be subject to these types of claims due to allegations that our products caused or contributed to injury or illness, failed to include adequate instructions for use or failed to include adequate warnings concerning possible side effects or interactions with other substances. This risk is exacerbated by the fact that cannabis use may increase the risk of developing schizophrenia and other psychoses, symptoms for individuals with bipolar disorder, and other side effects. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could also occur. In addition, the manufacture and sale of cannabis products, like the manufacture and sale of any ingested product, involves a risk of injury to consumers due to tampering by unauthorized third parties or product contamination. We have in the past recalled, and may again in the future have to recall, certain of our cannabis products as a result of potential contamination and quality assurance concerns. A product liability claim or regulatory action against us could result in increased costs and could adversely affect our reputation and goodwill with our patients and consumers generally. There can be no assurance that we will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in us becoming subject to significant liabilities that are uninsured and also could adversely affect our commercial arrangements with third parties.

We rely on third-party distributors to distribute our products, and those distributors may not perform their obligations.

We rely on third-party distributors, including pharmaceutical distributors and other courier services, and may in the future rely on other third parties, to distribute our products. If these distributors do not successfully carry out their contractual duties, if there is a delay or interruption in the distribution of our products or if these third parties damage our products, it could negatively impact our revenue from product sales. Any damage to our products, such as product spoilage, could expose us to potential product liability, damage our reputation and the reputation of our brands or otherwise harm our business.

We, or the cannabis industry more generally, may receive unfavorable publicity or become subject to negative consumer or investor perception.

We believe that the cannabis industry is highly dependent upon positive consumer and investor perception regarding the benefits, safety, efficacy and quality of the cannabis distributed to consumers. Perception of the cannabis industry and cannabis products, currently and in the future, may be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements, media attention and other publicity (whether or not accurate or with merit) both in Canada and in other countries relating to the consumption of cannabis products, including unexpected safety or efficacy concerns arising with respect to cannabis products or the activities of industry participants. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medical cannabis market or any particular medical cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for our cannabis products. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis for medical purposes, or our current or future products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect us. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.

Certain events or developments in the cannabis industry more generally may impact our reputation.

Damage to our reputation can result from the actual or perceived occurrence of any number of events, including any negative publicity, whether true or not. As a producer and distributor of cannabis, which is a controlled substance in Canada that has previously been commonly associated with various other narcotics, violence and criminal activities, there is a risk that our business might attract negative publicity. There is also a risk that the actions of other Licensed Producers or of other companies and service providers in the medical cannabis industry may negatively affect the reputation of the industry as a whole and thereby negatively impact our reputation. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share negative opinions and views in regards to our activities and the medical cannabis industry in general, whether true or not.

We do not ultimately have direct control over how we or the cannabis industry is perceived by others. Reputational issues may result in decreased investor confidence, increased challenges in developing and maintaining community relations and present an impediment to our overall ability to advance our business strategy and realize on our growth prospects.

Licensed Producers, including us, are constrained by law in their ability to market their products in Canada.

The development of our business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by Health Canada. The regulatory environment in Canada limits our ability to compete for market share in a manner similar to other industries. All products we distribute into the Canadian adult-use market would need to comply with requirements under Canadian legislation, including with respect to product formats, product packaging, and marketing activities around such products. As such, our portfolio of brands and products would be specifically adapted, and our marketing activities carefully structured, to enable us to develop our brands in an effective and compliant manner. If we are unable to effectively market our cannabis products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our cannabis products, then our sales and operating results could be adversely affected.

We may not be able to obtain adequate insurance coverage in respect of the risks we and our business face, the premiums for such insurance may not continue to be commercially justifiable or there may be coverage limitations and other exclusions which may result in such insurance not being sufficient to cover potential liabilities that we face.

We currently have insurance coverage, including product liability insurance, protecting many, but not all, of our assets and operations. Our insurance coverage is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities, including potential product liability claims, or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, we may be exposed to material uninsured liabilities that could impede our liquidity, profitability or solvency.

If we are not able to comply with all safety, health and environmental regulations applicable to our operations and industry, we may be held liable for any breaches of those regulations.

Safety, health and environmental laws and regulations affect nearly all aspects of our operations, including product development, working conditions, waste disposal, emission controls, the maintenance of air and water quality standards and land reclamation, and, with respect to environmental laws and regulations, impose limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Continuing to meet GMP standards, which we follow voluntarily, requires satisfying additional standards for the conduct of our operations and subjects us to ongoing compliance inspections in respect of these standards. Compliance with safety, health and environmental laws and regulations can require significant expenditures, and failure to comply with such safety, health and environmental laws and regulations may result in the imposition of fines and penalties, the temporary or permanent suspension of operations, the imposition of clean-up costs resulting from contaminated properties, the imposition of damages and the loss of or refusal of governmental authorities to issue permits or licenses to us or to certify our compliance with GMP standards. Exposure to these liabilities may arise in connection with our existing operations, our historical operations and operations that may in the future be closed or sold to third parties. We could also be held liable for worker exposure to hazardous substances and for accidents causing injury or death. There can be no assurance that we will at all times be in compliance with all safety, health and environmental laws and regulations notwithstanding our attempts to comply with such laws and regulations.

Changes in applicable safety, health and environmental standards may impose stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. We are not able to determine the specific impact that future changes in safety, health and environmental laws and regulations may have on our industry, operations and/or activities and our resulting financial position; however, we anticipate that capital expenditures and operating expenses will increase in the future as a result of the implementation of new and increasingly stringent safety, health and environmental laws and regulations. Further changes in safety, health and environmental laws and regulations, new information on existing safety, health and environmental conditions or other events, including legal proceedings based upon such conditions or an inability to obtain necessary permits in relation thereto, may require increased compliance expenditures by us.

We may become subject to liability arising from any fraudulent or illegal activity by our employees, contractors, consultants and others.

We are exposed to the risk that our employees, independent contractors, consultants, service providers and licensors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional undertakings of unauthorized activities, or reckless or negligent undertakings of authorized activities, in each case on our behalf or in our service that violate: (i) government regulations, specifically Health Canada regulations; (ii) manufacturing standards; (iii) Canadian federal and provincial healthcare laws and regulations; (iv) laws that require the true, complete and accurate reporting of financial information or data; (v) U.S. federal laws banning the possession, sale or importation of cannabis into the United States and prohibiting the financing of activities outside the United States that are unlawful under Canadian or other foreign laws or (vi) the terms of our agreements with insurers. In particular, we could be exposed to class action and other litigation, increased Health Canada inspections and related sanctions, the loss of current GMP compliance certifications or the inability to obtain future GMP compliance certifications, lost sales and revenue or reputational damage as a result of prohibited activities that are undertaken in the growing or production process of our products without our knowledge or permission and contrary to our internal policies, procedures and operating requirements.

We cannot always identify and prevent misconduct by our employees and other third parties, including service providers and licensors, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown, unanticipated or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from such misconduct. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal or administrative penalties, damages, monetary fines and contractual damages, reputational harm, diminished profits and future earnings or curtailment of our operations.

We may experience breaches of security at our facilities or loss as a result of theft of our products.

Because of the nature of our products and the limited legal channels for distribution, as well as the concentration of inventory in our facilities, we are subject to the risk of theft of our product and other security breaches. A security breach at Tilray Nanaimo or, once completed, one of our future facilities could result in a significant loss of available product, expose us to additional liability under applicable regulations and to potentially costly litigation or increase expenses relating to the resolution and future prevention of similar thefts, any of which could have an adverse effect on our business, financial condition and results of operations.

We may be subject to risks related to our information technology systems, including the risk that we may be the subject of a cyber attack and the risk that we may be in non-compliance with applicable privacy laws.

We have entered into agreements with third parties for hardware, software, telecommunications and other information technology, or IT, services in connection with our operations. Our operations depend, in part, on how well we and our vendors protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism or theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment and IT systems and software, as well as preemptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays or increases in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.

There are a number of laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy rules under the Personal Information Protection and Electronics Documents Act (Canada), or the PIPEDA, and similar laws in other jurisdictions, protect medical records and other personal health information by limiting their use and the disclosure of health information to the minimum level reasonably necessary to accomplish the intended purpose. We collect and store personal information about our patients and are responsible for protecting that information from privacy breaches. A privacy breach may occur through a procedural or process failure, an IT malfunction or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated through employee collusion or negligence or through deliberate cyber attack. Moreover, if we are found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of patient health information, including as a result of data theft and privacy breaches, we could be subject to sanctions and civil or criminal penalties, which could increase our liabilities and harm our reputation.

We may be unable to sustain our revenue growth and development.

Our revenue has grown in recent years. Our ability to sustain this growth will depend on a number of factors, many of which are beyond our control, including, but not limited to, the availability of sufficient capital on suitable terms, changes in laws and regulations respecting the production of cannabis products, competition from other Licensed Producers, the size of the black market and the proposed legal adult-use market, and our ability to produce sufficient volumes of our cannabis-based pharmaceutical products to meet patient demand. In addition, we are subject to a variety of business risks generally associated with developing companies. Future development and expansion could place significant strain on our management personnel and likely will require us to recruit additional management personnel, and there is no assurance that we will be able to do so.

We may be unable to expand our operations quickly enough to meet demand or manage our operations beyond their current scale.

There can be no assurance that we will be able to manage our expanding operations, including any acquisitions, effectively, that we will be able to sustain or accelerate our growth or that such growth, if achieved, will result in profitable operations, that we will be able to attract and retain sufficient management personnel necessary for continued growth or that we will be able to successfully make strategic investments or acquisitions.

Demand for cannabis-based products is dependent on a number of social, political and economic factors that are beyond our control. There is no assurance that an increase in existing demand will occur, that we will benefit from any such demand increase or that our business will remain profitable even in the event of such an increase in demand. If we are unable to sustain profitability, the value of our Class 2 common stock may significantly decrease.

We may not be able to secure adequate or reliable sources of funding required to operate our business or increase our production to meet consumer demand for our products.

The continued development of our business will require additional financing following the closing of this offering, and there is no assurance that we will obtain the financing necessary to be able to achieve our business objectives. Our ability to obtain additional financing will depend on investor demand, our performance and reputation, market conditions and other factors. Our inability to raise such capital could result in the delay or indefinite postponement of our current business objectives or in our inability to continue to carry on our business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to us.

In addition, from time to time, we may enter into transactions to acquire assets or the capital stock or other equity interests of other entities. Our continued growth may be financed, wholly or partially, with debt, which may increase our debt levels above industry standards. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Debt financings may also contain provisions that, if breached, may entitle lenders or their agents to accelerate repayment of loans or realize upon security over our assets, and there is no assurance that we would be able to repay such loans in such an event or prevent the enforcement of security granted pursuant to any such debt financing.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

Historically, we have operated as a private company. As a public company, particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules implemented by the U.S. Securities and Exchange Commission, or the SEC, and the Nasdaq Global Select Market, impose various requirements on public companies, including requirements to file annual, quarterly and event-driven reports with respect to our business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal controls over financial reporting, or ICFR, and disclosure controls and procedures, or DCP, necessary to ensure timely and accurate reporting of operational and financial results. Our existing management team will need to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with complying with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our management on our ICFR, which, after we are no longer an emerging growth company, must be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for ICFR. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our ICFR is effective as required by Section 404. This could result in a determination that there are one or more material weaknesses in our ICFR, which could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some public company required activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage that is currently in place. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors.

There is no assurance that our management’s past experience will be sufficient to enable us to operate successfully as a public company.

Management may not be able to successfully implement adequate internal controls over financial reporting.

Proper systems of ICFR and disclosure are critical to the operation of a public company. However, we do not expect that our DCP or ICFR will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of such controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be materially adversely affected, which could cause investors to lose confidence in us and our reported financial information, which in turn could result in a reduction in the value of our Class 2 common stock.

We are an emerging growth company and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) December 31, 2023 (the last day of the fiscal year ending after the fifth anniversary of the date of the completion of the offering of our Class 2 common stock); (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period or (iv) the date we qualify as a “large accelerated filer” under the rules of the SEC, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter after we have been a reporting company for at least 12 months. For so long as we remain an emerging growth company, we are permitted to and intend to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	reduced disclosure about executive compensation arrangements;

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute arrangements not previously approved; and

•	an extended transition period for complying with new or revised accounting standards, which we have elected to take advantage of.

We may take advantage of some, but not all, of the available exemptions described above. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have not included all of the executive compensation information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our Class 2 common stock less attractive as a result, there may be a less active trading market for our Class 2 common stock and our stock price may be more volatile.

Conflicts of interest may arise between us and our directors and officers as a result of other business activities undertaken by such individuals, including continuing involvement by these individuals in Privateer Holdings.

We may be subject to various potential conflicts of interest because some of our directors and executive officers may be engaged in a range of business activities. In addition, our directors and executive officers are permitted under their employment agreements with us to devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us and subject to any contractual restrictions restricting such activities.These business interests could require the investment of significant time and attention by our executive officers and directors. In some cases, our executive officers and directors may have fiduciary obligations associated with business interests that interfere with their ability to devote time to our business and affairs, such as business obligations related to the employment or involvement of these persons with Privateer Holdings, which could adversely affect our operations.

Third parties with whom we do business may perceive themselves as being exposed to reputational risk as a result of their relationship with us.

The parties with whom we do business, or would like to do business with, may perceive that they are exposed to reputational risk as a result of our business activities relating to cannabis, which could hinder our ability to establish or maintain business relationships. These perceptions relating to the cannabis industry may interfere with our relationship with service providers in Canada and other countries, particularly in the financial services industry.

Tax and accounting requirements may change in ways that are unforeseen to us and we may face difficulty or be unable to implement or comply with any such changes.

We are subject to numerous tax and accounting requirements, and changes in existing accounting or taxation rules or practices, or varying interpretations of current rules or practices, could have a significant adverse effect on our financial results, the manner in which we conduct our business or the marketability of any of our products. We currently have international operations and plan to expand such operations in the future. These operations, and any expansion thereto, will require us to comply with the tax laws and regulations of multiple jurisdictions, which may vary substantially. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject us to penalties and fees in the future if we were to fail to comply.

Because a significant portion of our sales are generated in Canada, fluctuations in foreign currency exchange rates could harm our results of operations.

The reporting currency for our consolidated financial statements is the U.S. dollar. We derive a significant portion of our revenue and incur a significant portion of our operating costs in Canada, and changes in exchange rates between the Canadian dollar and the U.S. dollar may have a significant, and potentially adverse, effect on our results of operations. In addition, our obligations under our credit facilities with Privateer Holdings are denominated in U.S. dollars. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the exchange rates between the U.S. dollar and Canadian dollar, although as we expand internationally we will be subject to additional foreign currency exchange risks. Because we recognize revenue in Canada in Canadian dollars, if the Canadian dollar weakens against the U.S. dollar it would have a negative impact on our Canadian operating results upon translation of those results into U.S. dollars for the purposes of consolidation. In addition, a weakening of the Canadian dollar against the U.S. dollar would make it more difficult for us to meet our obligations under our credit facilities with Privateer Holdings. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

We may have exposure to greater than anticipated tax liabilities, which could seriously harm our business.

Our income tax obligations are based on our corporate operating structure and third-party and intercompany arrangements, including the manner in which we develop, value and use our intellectual property and the valuations of our intercompany transactions. The tax laws applicable to our international business activities, including the laws of the United States, Canada and other jurisdictions, are subject to change and uncertain interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology, intercompany arrangements or transfer pricing, which could increase our worldwide effective tax rate and the amount of taxes we pay and seriously harm our business. Taxing authorities may also determine that the manner in which we operate our business is not consistent with how we report our income, which could increase our effective tax rate and the amount of taxes we pay and could seriously harm our business. In addition, our future income taxes could fluctuate because of earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities or by changes in tax laws, regulations or accounting principles. We are subject to regular review and audit by U.S. federal and state and foreign tax authorities. Any adverse outcome from a review or audit could seriously harm our business. In addition, determining our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that the amounts recorded in our financial statements are reasonable, the ultimate tax outcome relating to such amounts may differ for such period or periods and may seriously harm our business.

The effect of recent U.S. tax reform on us is uncertain and could adversely affect our business and financial condition.

On December 22, 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act was enacted, which contains significant changes to U.S. tax law, including, but not limited to, a reduction in the corporate tax rate, limitation of the tax deduction for interest expense (with certain exceptions), limitation of the deduction for net operating losses arising after 2017 to 80% of current year taxable income and elimination of carryback of such net operating losses, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, modifying or repealing many business deductions and credits, deemed repatriation of certain intangible related income and a transition to a new quasi-territorial system of taxation. The effect of the changes made in the Tax Cuts and Jobs Act is highly uncertain, both in terms of their direct effect on the taxation of an investment in our common stock and their indirect effect on our financial condition or market conditions generally, and our business and financial condition could be adversely affected. Furthermore, many of the provisions of the Tax Cuts and Jobs Act will require guidance through the issuance of treasury regulations in order to assess their effect. There may be a substantial delay before such regulations are promulgated, increasing the uncertainty as to the ultimate effect of the statutory amendments on us or our stockholders. There may also be technical corrections legislation proposed with respect to the Tax Cuts and Jobs Act, the effect and timing of which cannot be predicted and may be adverse to us or our stockholders. In addition, it is uncertain how various states will respond to the newly enacted federal tax law. We will continue to examine and assess the impact this tax reform legislation may have on our business. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our Class 2 common stock. We urge our stockholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our Class 2 common stock.

Risks Related to our Intellectual Property

We may be subject to risks related to the protection and enforcement of our intellectual property rights, or intellectual property we license from others, and may become subject to allegations that we or our licensors are in violation of intellectual property rights of third parties.

The ownership, licensing and protection of trademarks, patents and intellectual property rights are significant aspects of our future success. Unauthorized parties may attempt to replicate or otherwise obtain and use our products and technology. Policing the unauthorized use of our current or future trademarks, patents or other intellectual property rights could be difficult, expensive, time consuming and unpredictable, as may be enforcing these rights against unauthorized use by others. Identifying the unauthorized use of intellectual property rights is difficult as we may be unable to effectively monitor and evaluate the products being distributed by our competitors, including parties such as unlicensed dispensaries and black market participants, and the processes used to produce such products. In addition, in any infringement proceeding, some or all of our trademarks, patents or other intellectual property rights or other proprietary know-how, or those we license from others, or arrangements or agreements seeking to protect the same for our benefit, may be found invalid, unenforceable, anti-competitive or not infringed; may be interpreted narrowly; or could put existing intellectual property applications at risk of not being issued.

In addition, other parties may claim that our products, or those we license from others, infringe on their proprietary or patent protected rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources and legal fees, result in injunctions or temporary restraining orders or require the payment of damages. As well, we may need to obtain licenses from third parties who allege that we have infringed on their lawful rights. Such licenses may not be available on terms acceptable to us, or at all. In addition, we may not be able to obtain or utilize on terms that are favorable to us, or at all, licenses or other rights with respect to intellectual property that we do not own.

We also rely on certain trade secrets, technical know-how and proprietary information that are not protected by patents to maintain our competitive position. Our trade secrets, technical know-how and proprietary information, which are not protected by patents, may become known to or be independently developed by competitors, which could adversely affect us.

We license some intellectual property rights, and the failure of the owner of such intellectual property to properly maintain or enforce the intellectual property underlying such licenses could have a material adverse effect on our business, financial condition and performance.

We are party to a number of licenses, including with Privateer Holdings, that give us rights to use third-party intellectual property that is necessary or useful to our business. Our success will depend, in part, on the ability of the licensor to maintain and enforce its licensed intellectual property, in particular, those intellectual property rights to which we have secured exclusive rights. Without protection for the intellectual property we have licensed, other companies might be able to offer substantially similar products for sale or utilize substantially similar processes, which could have a material adverse effect on us.

Any of our licensors may allege that we have breached our license agreement, whether with or without merit, and accordingly seek to terminate our license. If successful, this could result in our loss of the right to use the licensed intellectual property, which could adversely affect our ability to commercialize our products or services, as well as have a material adverse effect on us.

We may not realize the full benefit of the clinical trials or studies that we participate in because the terms of some of our agreements to participate do not give us full rights to the resulting intellectual property, the ability to acquire full rights to that intellectual property on commercially reasonable terms or the ability to prevent other parties from using that intellectual property.

Although we have participated in several clinical trials, we are not the sponsor of these trials and, as such, do not have full control over the design, conduct and terms of the trials. In some cases, for instance, we are only the provider of a cannabis study drug for a trial that is designed and initiated by an independent investigator within an academic institution. In such cases, we are often not able to acquire rights to all the intellectual property generated by the trials. Although the terms of all clinical trial agreements entered into by us provide us with, at a minimum, ownership of intellectual property relating directly to the study drug being trialed (e.g. intellectual property relating to use of the study drug for the condition being examined in the study), ownership of intellectual property that does not relate directly to the study drug is often retained by the institution. As such, we are vulnerable to any dispute among the investigator, the institution and us with respect to classification and therefore ownership of any particular piece of intellectual property generated during the trial. Such a dispute may affect our ability to make full use of intellectual property generated by a clinical trial.

Where intellectual property generated by a trial is owned by the institution, we are often granted a right of first negotiation to obtain an exclusive license to such intellectual property. If we exercise such a right, there is a risk that the parties will fail to come to an agreement on the license, in which case such intellectual property may be licensed to other parties or commercialized by the institution.

We may not realize the full benefit of our licenses if the licensed material has less market appeal than expected, or if restrictions on packaging and marketing hinder our ability to realize value from our licenses, and licenses may not be profitable to us.

An integral part of our proposed Canadian adult-use cannabis business involves obtaining territorially exclusive licenses to produce products using various brands and images. As a licensee of brand-based properties, we have no assurance that a particular brand or property will translate into a successful adult-use cannabis product. Additionally, a successful brand may not continue to be successful or maintain a high level of sales. As well, the popularity of licensed properties may not result in popular products or the success of the properties with the public. Promotion, packaging and labelling of cannabis is expected to be strictly regulated and promotions that appeal to underage individuals are expected to be prohibited. These restrictions may further hinder our ability to benefit from our licenses. Acquiring or renewing licenses may require the payment of minimum guaranteed royalties that we consider to be too high to be profitable, which may result in losing licenses we currently hold when they become renewable under their terms or missing business opportunities for new licenses. If we are unable to acquire or maintain successful licenses on advantageous terms, or to derive sufficient revenue from sales of licensed products, our proposed adult-use business may not be successful.

Risks Relating to our Relationship with Privateer Holdings

We will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Stock Market and, as a result, will qualify for exemptions from certain corporate governance requirements. As we intend to rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the closing of this offering, Privateer Holdings will continue to own a majority of the voting power of all outstanding shares of our capital stock. As a result, we will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the board of directors consists of independent directors;

•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility of the Nasdaq Global Select Market.

We intend to use these exemptions upon the closing of this offering and we may continue to use all or some of these exemptions in the future. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq listing rules.

In addition, Nasdaq Global Select Market has developed listing standards regarding compensation committee independence requirements and the role and disclosure of compensation consultants and other advisers to the compensation committee that, among other things, require:

•	compensation committees be composed of independent directors, as determined pursuant to new independence requirements;

•	compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisors; and

•	compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisors, independence factors, including factors that examine the relationship between the consultant’s or advisor’s employer and us.

As a controlled company, we will not be subject to these compensation committee independence requirements.

We are exposed to risks arising from Privateer Holdings’ stockholdings, its provision of services to us and its participation in our management and conflicts of interest associated therewith.

Following the closing of this offering, Privateer Holdings will beneficially own or control an approximate 82% equity interest in us through ownership or control of 16,666,667 shares of our Class 1 common stock and 58,333,333 shares of our Class 2 common stock, representing approximately 93% of the voting power of our capital stock. In addition, because our Class 1 common stock, which is held entirely by Privateer Holdings, has 10 votes per share, Privateer Holdings will continue to own a majority of the voting power of all outstanding shares of our capital stock and control all matters submitted to our stockholders for approval as long as it holds at least approximately 10.01% of all outstanding shares of our capital stock.

As a result of provisions in our certificate of incorporation and the terms of agreements we have entered, our relationship with Privateer Holdings, as our majority stockholder, does not impose any duty on Privateer Holdings or its affiliates to act in our best interests and, other than as set out in the agreements entered into between us and Privateer Holdings or its affiliates, Privateer Holdings is not prohibited from engaging in other business activities that may compete with us. In certain instances, the interests of Privateer Holdings may differ from our interests and the interests of our stockholders, including with respect to future acquisitions or strategic decisions. It is possible that conflicts of interest may arise between Privateer Holdings and us and that such conflicts may not be resolved in a manner that is in our best interests or the best interests of our stockholders. Additionally, Privateer Holdings and its affiliates will have access to our material confidential information.

Generally, a transfer by Privateer Holdings of the Class 1 common stock it holds would cause a conversion of such shares into Class 2 common stock. However, a transfer by Privateer Holdings to the three founders of Privateer Holdings, or certain entities controlled by them, such as estate planning entities, would not result in a conversion and these individuals would continue to hold Class 1 common stock with the superior voting rights of 10 votes per share. These three founders are Brendan Kennedy (our Chief Executive Officer as well as director), Michael Blue and Christian Groh. If Privateer

Holdings were to distribute its 16,666,667 shares of Class 1 common stock and 58,333,333 shares of Class 2 common stock to the Privateer Holdings stockholders (e.g. in a spinoff transaction or other distribution), approximately 45% of these shares would continue to be held by these three individuals, based on their current ownership percentage of Privateer Holdings as of March 31, 2018, which would represent up to 76% of our voting interests and 33% of our equity interests.

For so long as Privateer Holdings, either directly or indirectly, owns a significant voting power of our capital stock, Privateer Holdings will have the ability to exercise substantial influence with respect to our affairs and significantly affect the outcome of stockholder votes and may have the ability to cause or prevent certain fundamental transactions. Additionally, Privateer Holdings’ significant voting power may discourage transactions involving a change of control of us, including transactions in which an investor might otherwise receive a premium for our common stock over the then-current market price.

Future changes in our relationship with Privateer Holdings may cause our business to be adversely affected.

The arrangements between us and Privateer Holdings do not require Privateer Holdings, either directly or indirectly, to maintain any minimum ownership level in us. Accordingly, Privateer Holdings may transfer all or a substantial portion of its interest in our Class 1 common stock to a third party, including in connection with a merger, consolidation, or sale or spin-off of Privateer Holdings, without our consent or the consent of our stockholders, although at such time those shares, except for shares transferred to the founders of Privateer Holdings or certain entities controlled by them, would be converted into shares of Class 2 common stock with a single vote per share rather than 10 votes per share. The interests of a transferee of our common stock may be different from Privateer Holdings’ and may not align with those of the other stockholders, and any such transaction may cause the shared services, licenses and industry relationships that we currently benefit from as a result of our affiliation with Privateer Holdings to be disrupted or eliminated. We cannot predict with any certainty the effect that any such transfer would have on the trading price of our Class 2 common stock or our ability to raise capital in the future. Additionally, although our agreements with Privateer Holdings are not terminable in the event that Privateer Holdings ceases to hold a controlling interest in us, our data license agreement is terminable for any reason by either party by either party on 90 days’ notice and our brand licensing agreement is terminable for any reason by either party on six months’ notice prior to the expiration of each automatically renewing five-year term commencing from the first five-year period that ends on February 2023. Further, our debt agreements with Privateer Holdings provide that all outstanding obligations are payable upon demand of Privateer Holdings. As a result of the foregoing, in the event of a change of relationship between Privateer Holdings and us, our future would be uncertain and our business, financial condition and results of operations may suffer.

Future sales or distributions of our securities by Privateer Holdings could cause the market price for our Class 2 common stock to fall.

Sales of a substantial number of shares of our common stock in the public market by Privateer Holdings or the distribution of shares to stockholders could occur at any time after the expiration of the contractual lock-up period, which is the 180-day period commencing on the date of this offering. These sales or distributions, or the market perception that the holders of a large number of shares of our Class 2 common stock, or shares of our Class 1 common stock which are convertible into Class 2 common stock on a one-for-one basis, intend to sell our Class 2 common stock, could significantly reduce the market price of our Class 2 common stock and the market price could decline below the initial public offering price of our Class 2 common stock. We cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of our Class 2 common stock. If the market price of our Class 2 common stock were to drop as a result, this might impede our ability to raise additional capital and might cause our remaining stockholders to lose all or part of their investment.

The intentions of Privateer Holdings regarding its long-term economic ownership of our capital stock are subject to change, with the result that it may sell more or less of our common stock than currently intended. Factors that could cause Privateer Holdings’ current intentions to change include changes in the circumstances of Privateer Holdings or its affiliates, changes in our management and operation and changes in tax laws, market conditions and our financial performance.

Risks Related to the Offering and Ownership of Our Class 2 Common Stock

Holders of Class 2 common stock have limited voting rights as compared to holders of Class 1 common stock. We cannot predict the impact our capital structure and concentrated control by Privateer Holdings may have on the market price of our Class 2 common stock.

Following the closing of this offering, Privateer Holdings will beneficially own or control 16,666,667 shares of our Class 1 common stock and 58,333,333 shares of our Class 2 common stock, representing 93% of the voting power of our capital stock. Class 1 common stock, held entirely by Privateer Holdings, has 10 votes per share, resulting in Privateer Holdings continuing to own a majority of the voting power of all outstanding shares of our capital stock and controlling all matters submitted to our stockholders for approval as long as it holds at least approximately 10.01% of all outstanding shares of our capital stock. This concentrated control reduces other stockholders’ ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. Further, concentration of ownership of our Class 1 common stock may prevent or delay the consummation of change of control transactions that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. Future issuances of Class 1 common stock may also be dilutive to the holders of Class 2 common stock. As a result, the market price of our Class 2 common stock could be adversely affected.

Additionally, while other companies listed on U.S. stock exchanges have publicly traded classes of stock with limited voting rights, we cannot predict whether this structure, combined with concentrated control by Privateer Holdings, will result in a lower trading price or greater fluctuations in the trading price of our Class 2 common stock as compared to the market price were we to have a single class of common stock structure, or will result in adverse publicity or other adverse consequences.

There is currently no public market for our Class 2 common stock and none may develop following this offering.

There is currently no public market for our Class 2 common stock. The offering price has been determined by negotiation among us, Privateer Holdings and the underwriters. We cannot predict the price at which our Class 2 common stock will trade upon the closing of this offering, and there can be no assurance that an active and liquid trading market will develop after closing or, if developed, that such a market will be sustained at the offering price. In addition, if an active public market does not develop or is not maintained, holders of shares of our Class 2 common stock may have difficulty selling their shares.

The price of our Class 2 common stock in public markets may experience significant fluctuations.

The market price for our Class 2 common stock may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following: (i) actual or anticipated fluctuations in our quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to us; (iv) the addition or departure of our executive officers and other key personnel; (v) the release or expiration of lock-up or other transfer restrictions on our Class 2 common stock; (vi) sales or perceived sales, or expectation of future sales, of our Class 2 common stock; (vii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and (viii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations which have affected the market prices of equity securities of public entities. In many cases, these fluctuations, and the effect that they have on market prices, have been unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of our Class 2 common stock may decline even if our operating results or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed not to be temporary, which may result in impairment losses to us. Furthermore, certain investors may base their investment decisions on considerations of our environmental, governance and social practices or our industry as a whole, and our performance in these areas against such institutions’ respective investment guidelines and criteria. The failure to satisfy such criteria may result in limited or no investment in our Class 2 common stock by those institutions, which could materially adversely affect the trading price of our Class 2 common stock.

There can be no assurance that continuing fluctuations in the price and volume of equity securities will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, there could be a material adverse effect on the trading price of our Class 2 common stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class 2 common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class 2 common stock.

Immediately after this offering, we will have outstanding 16,666,667 shares of Class 1 common stock and 75,127,375 shares of Class 2 common stock based on the number of shares outstanding as of March 31, 2018. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. All of the remaining shares of our common stock will be restricted as a result of securities laws or lock-up agreements but will be able to be sold after the offering as described in the section titled “Shares Eligible for Future Sale.” Moreover, immediately after this offering, holders of an aggregate of up to 7,794,042 shares of our Class 2 common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of Class 2 common stock that we may issue under our equity compensation plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates under Rule 144 and lock-up agreements which provide for a 180-day contractual lock-up period after the date of the pricing of this offering. See the section titled “Underwriting—Lock-up Agreements.”

Under Rule 144, persons who have beneficially owned shares of our restricted common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to certain volume restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of Class 2 common stock outstanding after this offering; or

•	the average weekly trading volume of our shares of Class 2 common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale.

See the section titled “Shares Eligible for Future Sale—Rule 144.”

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our Class 2 common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Management has indicated its plan for the use of proceeds of this offering but will ultimately exercise its discretion in how such funds are put to use.

We currently intend to allocate the net proceeds received from the sale of our Class 2 common stock hereunder as described in the section titled “Use of Proceeds;” however, we will have discretion in the actual application of the net proceeds and may elect to allocate the net proceeds differently than the allocation described in the section titled “Use of Proceeds” if we believe it would be in our best interest to do so. Stockholders may not agree with the manner in which management or our board of directors chooses to allocate and spend the net proceeds of this offering. The failure by management or our board of directors to apply these funds effectively could have a material adverse effect on our business. Additionally, we may not be successful in implementing our business strategies and our actual capital expenditures and capital expenditure requirements may be materially different from forecasted expenditures described in this prospectus.

Holders of our Class 2 common stock may be subject to dilution resulting from future offerings of common stock by us.

We may raise additional funds in the future by issuing equity securities. Holders of our Class 2 common stock will have no preemptive rights in connection with such further issuances. Our board of directors has the discretion to determine if an issuance of our capital stock is warranted, the price at which such issuance is effected and the other terms of any future issuance of capital stock. In addition, additional common stock may be issued by us in connection with the exercise of options granted by us. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of our Class 2 common stock.

It is not anticipated that any dividends will be paid to holders of our Class 2 common stock for the foreseeable future.

No dividends on our Class 2 common stock have been paid to date. We anticipate that, for the foreseeable future, we will retain future earnings and other cash resources for the operation and development of our business. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our earnings, operating results, financial condition and current and anticipated cash needs.

Provisions in our corporate charter documents could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our corporate charter and our bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Class 2 common stock, thereby depressing the market price of our Class 2 common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include the following:

•	our board of directors is divided into three classes with staggered three-year terms which may delay or prevent a change of our management or a change in control;

•	our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	our stockholders may not act by written consent or call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings called by the board of directors, the chairman of the board or the chief executive officer;

•	our certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	stockholders must provide advance notice and additional disclosures in order to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company; and

•	our board of directors may issue, without stockholder approval, shares of undesignated preferred stock; the ability to issue undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

Provisions under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class 2 common stock.

In addition to provisions in our corporate charter and our bylaws that will become effective upon the closing of this offering, because we are incorporated in Delaware, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of at least 15% of our capital stock for a period of three years following the date on which the stockholder became a 15% stockholder. See the section of this prospectus titled “Description of Capital Stock—Anti-Takeover Provisions” for additional information.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; and

•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our use of the net proceeds from this offering;

•	the development or continued existence of markets for our products;

•	the legalization of the adult-use market in Canada in 2018, the implementation of the Cannabis Act and the regulatory framework of the adult-use market in Canada and our ability to comply with such regulations;

•	our ability to expand the addressable medical market;

•	industry trends in the markets in which we compete, including the demand for non-combustible products;

•	the timing or likelihood of regulatory filings and approvals;

•	the commercialization and pricing of our products;

•	the implementation and growth of our business model and strategic plans for our business and products;

•	the completion and expansion of our facilities in Cantanhede, Portugal, London, Ontario and Enniskillen, Ontario, our ability to obtain or maintain required licenses and permits for these facilities and the effect of these facilities on the production of our products;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our products;

•	the outcomes of clinical trials and the ability of such trials to increase acceptance of cannabis in the medical community;

•	our ability to enter into strategic arrangements with distributors and retailers and the potential benefits of such arrangements;

•	the availability of wholesale distribution and other opportunities to expand our distribution channels and the potential benefits of such opportunities;

•	our estimates regarding expenses, capital requirements and needs for additional financing;

•	our financial performance; and

•	developments relating to our competitors and our industry.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to new information, actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

This prospectus also contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. The industry in which we operate is subject to a high degree of uncertainty and risks due to various factors, including those described in the section titled “Risk Factors.”

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 9,000,000 shares of Class 2 common stock in this offering will be approximately $121.6 million, based on an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option to purchase additional shares of Class 2 common stock from us, we estimate that our net proceeds will be approximately $140.4 million, after deducting underwriting discount and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) our net proceeds by $8.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. Each increase (decrease) by 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds from this offering by $14.0 million, assuming the assumed initial public offering price remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing. Any increase or decrease in the net proceeds would not change our intended use of proceeds.

We are undertaking this offering in order to increase our liquidity and raise capital to further develop our cultivation and processing capacity. We intend to use the net proceeds of this offering as follows: (i) approximately $52.9 million to fund the build out of cultivation and processing capacity at our facilities; (ii) approximately $37.0 million to repay outstanding principal and interest under the Privateer Holdings debt facilities which we have used for working capital and general corporate purposes; and (iii) the remainder, if any, for working capital, future acquisitions and general corporate purposes. As of June 30, 2018 there was approximately $37.0 million outstanding under the Privateer Holdings debt facilities and the interest rate was 2.54% for 2017 (which represented 2.4 times the mid-term Applicable Federal Rate). The Privateer Holdings debt facilities are payable on demand of Privateer Holdings.

Of the approximately $52.9 million of proceeds from this offering that are proposed to be used to build-out cultivation and processing capacity, we expect that approximately $28.7 million will be used to build-out and expand capacity at our Canadian facilities and that approximately $24.2 million will be used to build-out and expand capacity at our international facilities.

In 2018, we began an expansion plan that is expected to expand our production footprint from approximately 60,000 square feet to approximately 912,000 square feet. The High Park domestic expansion projects are expected to be ready to commence production in the third quarter of 2018, and the Tilray North America Campus expansion is expected to be ready to commence production in the first half of 2019, in each case subject to Health Canada approvals. International projects include a greenhouse and a processing facility in Portugal. The business objective of our international projects is to increase our penetration into the EU market, diversify our supply chain and lower production costs. Construction and improvement of facilities are necessary for us to achieve these objectives. Most of the capital expenditures are expected to be allocated to land, buildings, mechanical, electrical and the purchase of equipment for cultivation and processing.

The initial phase of our Canadian expansion is expected to be completed over the next three to nine months. Proceeds of approximately $5.5 million are expected to be allocated to the completion of High Park Farms in Enniskillen, Ontario and approximately $13.2 million are expected to be allocated to the High Park Processing Facility in London, Ontario. Approximately $10.0 million of the proceeds are expected to be allocated to the expansion of processing, research and development and office space at our Tilray North America Campus. Our domestic expansion plans have commenced in the High Park facilities and the expansion at the Tilray North America Campus is expected to begin once this offering has been completed.

Current projects related to international expansion are expected to be completed over the next 12-month period. Proceeds of approximately $24.2 million are expected to be allocated to the construction of a greenhouse and processing facility for our Tilray European Union Campus in Portugal in accordance with applicable regulatory requirements.

The expected use of proceeds from this offering represent our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors and any unforeseen cash needs. As a result, management will retain broad discretion over the allocation of the net proceeds from this offering.

DIVIDEND POLICY

We have never declared or paid dividends on our Class 2 common stock. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any declared dividends will be declared on both our Class 1 common stock and Class 2 common stock at the same rate per share. We do not intend to declare or pay cash dividends on our Class 2 common stock in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. Because a significant portion of our operations is conducted through our wholly owned subsidiaries, our ability to pay dividends depends in part on our receipt of cash dividends from such subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization or covenants under any future outstanding indebtedness such subsidiaries incur. Our future ability to pay cash dividends on our Class 2 common stock may be limited by the terms of any future debt or preferred securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

•	on an actual basis derived from our consolidated financial statements;

•	on a pro forma basis, to reflect: (1) the voluntary conversion of 58,333,333 shares of our Class 1 common stock into 58,333,333 shares of our Class 2 common stock immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, (2) the conversion of all outstanding shares of our Series A preferred stock into an aggregate of 7,794,042 shares of our Class 2 common stock immediately prior to the closing of this offering and (3) the filing and effectiveness of our amended and restated certificate of incorporation in connection with the closing of this offering; and

•	on a pro forma as adjusted basis, to further reflect the sale by us of shares of our Class 2 common stock in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us, and the full repayment of the Privateer Holdings debt facilities.

You should read the information in this table together with our consolidated financial statements and related notes included elsewhere in this prospectus and the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2018
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited)
	(in thousands, except share and per share information)
Cash and cash equivalents	$12,140	$12,140	$99,117

Long-term debt (including current portion of long-term debt)	$9,259	$9,259	$9,259
Privateer Holdings debt facilities	34,573	34,573	—
Stockholders’ equity:
Series A preferred stock, $0.0001 par value; 8,000,000 shares authorized, 7,794,092 shares issued or outstanding, actual; 8,000,000 shares authorized, no shares issued and outstanding pro forma and pro forma as adjusted	1	—	—
Class 1 common stock, $0.0001 par value; 100,000,000 shares authorized, 75,000,000 shares issued and outstanding, actual; 250,000,000 shares authorized, 16,666,667 shares outstanding, pro forma and pro forma as adjusted	8	2	2
Class 2 common stock, $0.0001 par value; 100,000,000 shares authorized, no shares issued or outstanding, actual; 100,000,000 shares authorized, 66,127,375 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 75,127,375 shares issued and outstanding, pro forma as adjusted	–	7	8
Additional paid-in capital	84,406	84,406	205,954
Accumulated other comprehensive income	3,865	3,865	3,865
Accumulated deficit	(45,635)	(45,635)	(45,635)

Total stockholders’ equity	42,645	42,645	164,194

Total capitalization	$86,477	$86,477	$173,453

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $8.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us and the full repayment of the Privateer Holdings debt facilities. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) cash, additional paid-in capital, total stockholders’ equity, and total capitalization by $14.0 million, assuming the assumed initial public offering price remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us, and the full repayment of the Privateer Holdings debt facilities. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

The number of shares of Class 2 common stock to be outstanding after this offering is based on 66,127,375 shares of Class 2 common stock outstanding as of March 31, 2018 and excludes 6,711,621 shares of Class 2 common stock reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan as of March 31, 2018.

Subsequent to March 31, 2018 and through the date of this prospectus:

•	we reserved an additional 2,487,717 shares of Class 2 common stock under our Amended and Restated 2018 Equity Incentive Plan; and

•	we granted (i) stock options to purchase up to an aggregate of 6,079,196 shares of Class 2 common stock and (ii) 1,190,000 restricted stock units under our Amended and Restated 2018 Equity Incentive Plan.

DILUTION

If you invest in our Class 2 common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of Class 2 common stock and the pro forma as adjusted net tangible book value per share of Class 2 common stock after the closing of the offering.

Our pro forma net tangible book value as of March 31, 2018 was $41.6 million, or $0.50 per share. Pro forma net tangible book value per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date, after giving effect to the conversion of all outstanding shares of Series A preferred stock into an aggregate of 7,794,042 shares of Class 2 common stock immediately prior to the closing of this offering.

After giving effect to the sale of 9,000,000 shares of Class 2 common stock in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us, and the full repayment of the Privateer Holdings debt facilities, our pro forma as adjusted net tangible book value as of March 31, 2018, would have been $163.1 million, or $1.78 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.28 per share to our existing stockholders and immediate dilution of $13.22 per share to new investors purchasing shares of Class 2 common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of March 31, 2018	$0.50
Increase in pro forma net tangible book value per share attributable to new investors in this offering	1.28

Pro forma as adjusted net tangible book value per share after this offering		1.78

Dilution in net tangible book value per share to new investors in this offering		$13.22

Each $1.00 increase in the assumed initial public offering price of $15.00 per share would increase our pro forma as adjusted net tangible book value per share after this offering by $0.09 per share and the dilution to new investors by $0.91 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, each $1.00 decrease in the assumed initial public offering price of $15.00 per share would decrease our pro forma as adjusted net tangible book value per share after this offering by $0.09 per share and the dilution to new investors by $0.91 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Each increase of 1,000,000 shares in the number of shares of Class 2 common stock offered by us would increase the pro forma as adjusted net tangible book value by $0.15 per share and decrease the dilution to new investors by $0.15 per share, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, each decrease of 1,000,000 shares in the number of shares of Class 2 common stock offered by us would decrease the pro forma as adjusted net tangible book value by $0.15 per share and increase the dilution to new investors by $0.15 per share, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

The following table summarizes, as of March 31, 2018, on the pro forma as adjusted basis described above:

•	the total number of shares of Class 2 common stock purchased from us by our existing stockholders and by new investors purchasing shares in this offering;

•	the total consideration paid to us by our existing stockholders and by new investors purchasing shares in this offering, assuming an initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover page of this prospectus, before deducting the estimated underwriting discount and estimated offering expenses payable by us; and

•	the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	7,794,042	46.4%	$55,337,698	29.1%	$7.10
New investors	9,000,000	53.6%	135,000,000	70.9	15.00

Total	16,794,042	100.0%	190,337,698	100.0%	11.33

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the total consideration paid to us by new investors by $9.0 million assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the estimated underwriting discount and estimated offering expenses payable by us.

The number of shares of Class 2 common stock to be outstanding after this offering is based on 66,127,375 shares of Class 2 common stock outstanding as of March 31, 2018 and excludes 6,711,621 shares of Class 2 common stock reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan as of March 31, 2018.

Subsequent to March 31, 2018 and through the date of this prospectus:

•	we reserved an additional 2,487,717 shares of Class 2 common stock under our Amended and Restated 2018 Equity Incentive Plan; and

•	we granted (i) stock options to purchase up to an aggregate of 6,079,196 shares of Class 2 common stock and (ii) 1,190,000 restricted stock units under our Amended and Restated 2018 Equity Incentive Plan.

To the extent any outstanding options are exercised, new options are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

The consolidated financial statements include the accounts of entities wholly owned by Tilray, Inc. The following table summarizes certain selected consolidated financial data. The consolidated balance sheet data as of December 31, 2016 and 2017 and consolidated statements of net loss data for the years ended December 31, 2016 and 2017 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The interim condensed consolidated balance sheet data as of March 31, 2018 and interim condensed consolidated statements of net loss data for the three months ended March 31, 2017 and 2018 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period and the results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the full year or any future period. All financial data is expressed in thousands of U.S. dollars except for per share data.

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
			(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Net Loss Data:
Revenue	$12,644	$20,538	$5,027	$7,808
Cost of sales	9,974	9,161	2,259	3,912

Gross margin	2,670	11,377	2,768	3,896

Research and development expenses	1,136	3,171	663	975
Sales and marketing expenses	3,599	7,164	928	2,263
General and administrative expenses	4,984	8,540	1,565	4,398

Operating loss	(7,049)	(7,498)	(388)	(3,740)

Foreign exchange loss (gain), net	(186)	(1,363)	(219)	1,146
Interest expense, net	1,019	1,686	496	416
Other (income) expense, net	1	(12)	14	(121)

Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)

Basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.01)	$(0.07)
Pro forma net loss per share, basic and diluted(1)
Basic	$(0.10)	$(0.09)	$(0.01)	$(0.06)
Diluted	$(0.10)	$(0.09)	$(0.01)	$(0.06)

(1)	Our unaudited pro forma basic and diluted net loss per share were calculated to give effect to the automatic conversion of all outstanding shares of Series A preferred stock into Class 2 common stock in connection with a qualifying initial public offering. The liquidation and dividend rights are identical among Class 1 common stock and Class 2 common stock, and all classes of common stock share equally in our earnings and losses. Accordingly, net loss has been reallocated to Class 1 common stock and Class 2 common stock on a proportional basis. For calculating basic and diluted net loss per share, the number of shares was 82,794,042. Since we were in a loss position for all periods presented, basic net loss per share attributable to common stockholders is the same as diluted net loss per share for all periods as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive.

	As of December 31,		As of March 31,
	2016	2017	2018
			(unaudited)
	(dollars in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,531	$2,323	$12,140
Short-term investments	–	–	29,506
Inventory	4,103	7,421	7,537
Total assets	33,093	53,948	106,646
Current portion of long-term debt and long-term debt	8,576	9,432	9,259
Total liabilities	30,565	58,800	64,001
Preferred stock	–	–	1
Total stockholders’ equity (deficit)	2,528	(4,852)	42,645

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
	(dollars in thousands)
Adjusted EBITDA:
Adjusted EBITDA(1)	$(5,002)	$(5,506)	$192	$(3,230)

(1)	To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use Adjusted EBITDA, as described below, to understand and evaluate our core operating performance. Adjusted EBITDA, which may be different than similarly titled measures used by other companies, is presented to help investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net loss, excluding interest expense, net; other (income) expense, net; foreign exchange loss (gain), net; depreciation and amortization; and stock-based compensation expense.

For information on the calculation and limitations of Adjusted EBITDA, see the section titled “Summary Consolidated Financial Data.”

	Year Ended December 31		Three Months Ended March 31,
	2016	2017	2017	2018
	(dollars in thousands)

Adjusted EBITDA reconciliation:
Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)
Interest expense, net	1,019	1,686	496	416
Other (income) expense, net	1	(12)	14	(121)
Foreign exchange loss (gain), net	(186)	(1,363)	(219)	1,146
Depreciation and amortization	1,953	1,853	545	479
Stock-based compensation expense	94	139	35	31

Adjusted EBITDA	$(5,002)	$(5,506)	$192	$(3,230)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by these forward-looking statements.

Overview

We are pioneering the future of medical cannabis research, cultivation, processing and distribution globally, and we intend to become a leader in the adult-use cannabis market in Canada.

We aspire to lead, legitimize and define the future of our industry by building the world’s most trusted cannabis company.

We produce medical cannabis in Canada and Europe, and we have supplied high-quality cannabis products to tens of thousands of patients in 10 countries spanning five continents through our subsidiaries in Australia, Canada and Germany and through agreements with established pharmaceutical distributors. In Canada, we are also authorized to distribute certain products on a wholesale basis and to sell certain products direct to patients through our e-commerce platform or over the phone.

We are witnessing a global paradigm shift with regard to cannabis, and as a result of this shift, the transformation of a multibillion dollar industry from a state of prohibition to a state of legalization. Medical cannabis is now authorized at the national or federal level in 29 countries. The legal market for medical cannabis is still in its early stages and we believe the number of countries with legalized regimes will continue to increase. We believe that as this transformation occurs, trusted global brands with multinational supply chains will become market leaders by earning the confidence of patients, doctors, governments and adult consumers around the world.

We expect to have a competitive advantage in the Canadian adult-use market following the implementation of federal legislation that is anticipated to legalize adult-use cannabis in Canada in October 2018. In anticipation of adult-use legalization in Canada, we have negotiated agreements to supply certain provinces and territories with our adult-use products for sale through the distribution systems they are establishing, subject to the adoption of authorizing legislation.

We were formed as a subsidiary of Privateer Holdings, one of the first institutionally backed private investment firms to focus exclusively on the cannabis industry. Privateer Holdings’ portfolio of brands also includes Leafly, Marley Natural and Goodship. Following this offering, we expect that Privateer Holdings will own approximately 82% of our equity interest and 93% of the voting power in our capital stock. In addition, we expect that our ongoing relationship with Privateer Holdings will continue to include the provision of certain management services, the licensing of many of our anticipated adult-use brands and products and certain debt obligations.

For 2016 and 2017, our revenue was $12.6 million and $20.5 million, respectively, representing year-over-year growth of 62%. For 2016 and 2017, our net loss was $7.9 million and $7.8 million, respectively. As of December 31, 2017, our accumulated deficit was $40.5 million.

For the three months ended March 31, 2017 and 2018, we generated revenue of $5.0 million and $7.8 million, respectively, representing year-over-year growth of 55%. For the three months ended March 31, 2017 and 2018, we generated net losses of $0.7 million and $5.2 million, respectively. As of March 31, 2018, our accumulated deficit was $45.6 million.

Subsequent Events

In May 2018, we granted (i) stock options to purchase up to an aggregate of 6,079,196 shares of our Class 2 common stock and (ii) 1,190,000 restricted stock units under our Amended and Restated 2018 Equity Incentive Plan at a price of $7.76 per share. The stock options and restricted stock units generally vest over four years.

Key Operating Metrics

We use the following key operating metrics to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance and make strategic decisions.

	Year Ended December 31,				Years Ended December 31,			Three Months Ended March 31,				Three Months Ended March 31,
	2016		2017		Change		% Change	2017		2018		Change		% Change
Kilogram equivalents sold		2,216		3,024		808	36%		877		1,299		422	48%
Kilograms harvested		4,526		6,779		2,253	50%		1,862		1,693		(169)	(9)%
Average net selling price per gram		$5.41		$6.52		$1.11	21%		$5.53		$5.94		$0.41	7%
Average cost per gram sold		$4.04		$2.84		$(1.20)	(30)%		$2.48		$2.81		$0.33	13%
In Canadian dollars(1)
Average net selling price per gram	C$	7.30	C$	8.42	C$	1.12	15%	C$	7.33	C$	7.55	C$	0.22	3%
Average cost per gram sold	C$	5.34	C$	3.72	C$	(1.62)	(30)%	C$	3.28	C$	3.58	C$	0.30	9%

(1)	To determine the Canadian dollar average net selling price per gram and average cost per gram sold, revenue and costs are converted using the average exchange rate during the reporting period. All input costs are individually converted by multiplying the U.S. dollar to Canadian dollar rate to determine the Canadian dollar amount.

Kilogram equivalents sold. We sell two product categories: (1) dried cannabis, which includes whole flower and ground flower, and (2) cannabis extracts, which includes full-spectrum and purified oil drops and capsules. The latter products are converted to flower equivalent grams based on the type and number of dried cannabis grams required to produce extracted cannabis in the form of cannabis oils. This conversion ratio is based on the amount of active cannabinoids in the products rather than the volume of oil. For example, our 40mL oil drops are converted to five gram equivalents.

Total kilogram equivalents sold increased by 36% from 2016 to 2017 primarily due to increased patient demand and growth of our extract products. For the three months ended March 31, 2017 and

2018, total kilograms equivalents sold increased by 48% primarily due to growth in wholesale demand and increased patient demand.

Kilograms harvested. Kilograms harvested represents the weight of dried whole plants post harvest, drying and curing. This operating metric is used to measure the production efficiency of our facilities and production team. For the three months ended March 31, 2017 and 2018, kilograms harvested decreased by 9% primarily due to shifting some of our cultivation mix towards higher potency strains and CBD strains, which have lower biomass yields compared to mid-potency strains.

Total kilograms harvested increased by 50% from 2016 to 2017 primarily due to reaching full utilization at Tilray Nanaimo by the end of 2016 and increased production yields per harvest. We will continue to test numerous environmental variables to optimize strain-specific production yields.

Average net selling price per gram. The average net selling price per gram is an indicator that shows our pricing trends over time on a gram equivalent basis. We deduct revenue associated with accessories and freight sales from revenue to arrive at cannabis-related revenue. We calculate average net selling price per gram by dividing cannabis-related revenue by kilogram equivalents sold. Our dried flower products are sold in Canada on a per gram basis from C$6.00 to C$14.00 and our oil drops and capsules are sold for C$35.00 to C$400.00. The prices of our products vary according to a number of different factors, the most significant factor of which is potency. Premium pricing for our international export products also contributed favorably to this metric.

The average net selling price per gram increased by 21% from 2016 to 2017, primarily due to the consistent production of high-potency dried flower and growth in extract sales. For the three months ended March 31, 2017 and 2018, the average net selling price per gram increased by 7%. The positive impacts of high-potency dried flower, growth in extract and international sales were partially offset by pricing in our wholesale channel.

Average cost per gram sold. The average cost per gram sold measures the efficiency in our cultivation, manufacturing and fulfillment operations. We deduct inventory adjustments and the cost of sales related to accessories from total cost of sales to arrive at cannabis-related cost of sales. Cannabis-related cost of sales is then divided by total kilogram equivalents sold to calculate the average cost per gram sold.

The average cost per gram sold declined from $4.04 in 2016 to $2.84 in 2017, which represents an improvement of 30%. The decline in average cost per gram sold was primarily due to Tilray Nanaimo reaching full capacity and increased production yields. We also drove efficiencies through automation in our post-harvest processes across trimming, drying, extraction and fulfillment. For the three months ended March 31, 2017 and 2018, the average cost per gram sold increased from $2.48 to $2.81 primarily due to sourcing product from other licensed producers to support demand growth.

Other companies, including companies in our industry, may calculate key operating metrics with similar names differently which may reduce their usefulness as comparative measures.

Factors Impacting our Business

We believe that our future success will primarily depend on the following factors.

Global medical market expansion. We believe that we have a significant opportunity to capitalize on cannabis markets globally as medical cannabis becomes legal in more markets. Medical cannabis is now authorized at the national or federal level in 29 countries. More than 25 countries have legalized or introduced significant reforms to their cannabis-use laws to broaden the scope of permitted use since the beginning of 2015. Over the past two years, we have established regional offices in Germany and Australia and have invested significant resources in personnel, partnerships and in-country sales and marketing to build the foundation for new and existing export channels. Our products have been made available in 10 countries, and we will continue to explore market expansion opportunities as more countries legalize medical cannabis.

Adult-use legalization in Canada. We believe that the legalization of adult-use cannabis in Canada represents a significant opportunity for us. We expect that our existing ACMPR license will allow us to immediately participate in the Canadian adult-use market, and in anticipation of this, we have invested significant resources into production capacity, brand development, business development and corporate infrastructure.

Expanding distribution channels. Historically, the vast majority of our revenue has been DTP in Canada through sales under the ACMPR. We have also generated revenue through wholesale to other Licensed Producers in Canada. Going forward, we believe there will be additional wholesale distribution opportunities in Canada in-line with the rest of the world, including finished, packaged goods. This would drive potentially higher volumes but result in lower margins. In most medical cannabis markets globally, medical cannabis is sold in traditional pharmacies and, in certain countries, the cost to the consumer is reimbursed by public and private insurance companies. We expect that Canada ultimately will align with these practices.

Expanding capacity. At this early stage of the industry, we believe that it is beneficial to be vertically integrated and control our entire production process to generate consistency and quality on a large scale. As we expand into new and existing markets, we will need to invest significant resources into cultivation and production facilities, which may require us to raise additional capital.

New product innovation. We believe there is a significant market opportunity for non-combustible products as global medical markets mature. In certain developed cannabis markets, non-combustible products have surpassed dried flower on a market share basis. In 2016 and 2017, dried flower sales comprised 90% and 79% of cannabis-related revenue, respectively. For the three months ended March 31, 2017 and 2018, dried flower sales comprised 79% and 59% of cannabis-related revenue, respectively. We believe our success will depend on our ability to continually develop, introduce and expand non-combustible products and brands, which we believe will have higher gross margins compared to combustible products. According to data from Health Canada, over the past six quarters ended December 31, 2017, dried cannabis sales had a compound quarterly growth rate, or CQGR, of 8% and cannabis oils had a CQGR of 39%.

Components of Results of Operations

Revenue

Revenue is comprised of sales to patients through the ACMPR program, bulk sales to other Licensed Producers under the ACMPR and export sales to third-party distributors, governments, hospitals, pharmacies and patients. Our products currently include: whole flower, ground flower, full-spectrum cannabis oils and capsules, purified cannabis oils and capsules and accessories. Revenue is net of incentives, after discounts and allowances for our assurance program and veterans coverage program.

Cost of Sales

Cost of sales is mainly comprised of three categories: pre-harvest, post-harvest and shipment and fulfillment. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead. Total cost of sales also includes cost of sales associated with accessories and inventory adjustments.

Research and Development Expenses

Research and development expenses consist of new product development, clinical trial expenses, study drug production, patient studies and surveys, pharmacokinetic studies, consultants and legal expenses. Research and development expenses also include process and systems engineering in both production and manufacturing aspects.

Sales and Marketing Expenses

Sales and marketing expenses primarily consist of personnel-related costs, including salaries, benefits, commissions for our employees engaged in physician and patient support, customer service and public relations. Sales and marketing expenses also include business development costs to support patient, physician, distributor, hospital, pharmacy and government relationships.

General and Administrative Expenses

General and administrative expenses consist of costs incurred in our corporate offices, primarily related to personnel costs, which include salaries, variable compensation and benefits. General and administrative costs also include audit, legal, tax and professional fees and Privateer Holdings’ management services fees. Other expenses in this category include general support services associated with the expansion of our business from a single facility to multiple locations.

Foreign Exchange Gains and Losses, Net

Foreign exchange gains and losses represent the translation of assets and liabilities denominated in currencies other than the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies at the consolidated statement of financial position dates are translated to the U.S. dollar at the foreign exchange rate applicable as of those dates. Realized and unrealized exchange gains and losses are recognized in the consolidated statements of net loss and comprehensive loss.

Interest Expense, Net

Interest expense is related to loans from a third-party mortgage on our Tilray Nanaimo property and Privateer Holdings debt facilities. See the section titled “—Contractual Obligations and Commitments” for additional information.

Income Taxes

We are subject to income taxes in the jurisdictions where we operate or otherwise have a taxable presence. Consequently, income tax expense is driven by the allocation of taxable income to those jurisdictions. Activities performed in each jurisdiction impact the magnitude and timing of taxable events.

Discussion of Results of Operations

Financial data is expressed in thousands of U.S. dollars. The following tables summarize our historical consolidated statements of net loss and comprehensive loss in dollar amounts and as a percentage of revenue:

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
	(dollars in thousands)
			(unaudited)
Consolidated Statements of Net Loss Data:
Revenue	$12,644	$20,538	$5,027	$7,808
Cost of sales	9,974	9,161	2,259	3,912

Gross margin	2,670	11,377	2,768	3,896

Research and development expenses	1,136	3,171	663	975
Sales and marketing expenses	3,599	7,164	928	2,263
General and administrative expenses	4,984	8,540	1,565	4,398

Operating loss	(7,049)	(7,498)	(388)	(3,740)

Foreign exchange loss (gain), net	(186)	(1,363)	(219)	1,146
Interest expense, net	1,019	1,686	496	416
Other (income) expense, net	1	(12)	14	(121)

Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)

Other Financial Data
Adjusted EBITDA(1)	$(5,002)	$(5,506)	$192	$(3,230)

(1)	See the section titled “Selected Consolidated Financial Data” for more information and for a reconciliation of Adjusted EBITDA.

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
	(as a percentage of revenue)
			(unaudited)
Revenue	100%	100%	100%	100%
Cost of Sales	79	45	45	50

Gross Margin	21	55	55	50

Research and development expenses	9	15	13	12
Sales and marketing expenses	28	35	18	29
General and administrative expenses	39	42	31	56

Operating loss	(56)	(37)	(8)	(48)

Foreign exchange loss (gain), net	(1)	(7)	(4)	15
Interest expense, net	8	8	10	5
Other (income) expense, net	*	*	*	(2)

Net loss	(62)%	(38)%	(14)%	(66)%

Other Financial Data
Adjusted EBITDA	(40)%	(27)%	4%	(41)%

*	Represents less than one percent.

Three Months Ended March 31, 2017 and 2018 (unaudited)

Revenue

	Three Months Ended March 31,		Change
	2017	2018	Amount	%
	(unaudited)
	(dollars in thousands, except percentages)
Revenue	$5,027	$7,808	$2,781	55%

Revenue growth was driven by increased patient demand, bulk sales to other Licensed Producers and wholesale distribution in export markets. In January 2018, we launched high CBD oil drops, which helped drive extract sales in Canada. Our extract products revenue was $3.1 million for the three months ended March 31, 2018 compared to $1.0 million for the three months ended March 31, 2017. On a percentage of revenue basis, extract products accounted for 40% of revenue for the first quarter of 2018 and 20% of revenue for the first quarter of 2017.

For the three months ended March 31, 2018, total kilogram equivalents sold increased by 422 kilograms, or 48%, as compared with the same period in 2017. The average net selling price per gram increased from $5.53 to $5.94 for the three months ended March 31, 2017 and 2018, respectively. The positive factors that contributed to this metric, which were higher potency dried flower and extract sales, were partially offset by our revenue generated through the wholesale channel. We expect the average net selling price per gram to decline going forward as we shift from primarily a DTP sales channel under the ACMPR to wholesale channels serving the adult-use market in Canada and developing international medical-use markets.

Cost of sales and gross margin

	Three months ended March 31,		Change
	2017	2018	Amount	%
	(unaudited)
	(dollars in thousands, except percentages)
Cost of sales	$2,259	$3,912	$1,653	73%
Gross margin	2,768	3,896	1,128	41%
Gross margin percentage	55%	50%

In the three months ended March 31, 2018, cost of sales increased by $1.7 million, or 73%, as compared to the same period in 2017. Gross margin for the same period increased by $1.1 million, or 41%. This represents a gross margin of 50% for the three months ended March 31, 2018 as compared to 55% in the same period in 2017.

The decline in gross margin was primarily attributable to no longer charging patients for freight and procuring cannabis through third parties. The results can be explained by our pre-harvest, post-harvest and shipment and fulfillment per gram metrics. For the three months ended March 31, 2018, our pre-harvest cost per gram increased to $0.83 compared to $0.48 in the same period in 2017 mainly due to increased headcount, and an increase in depreciation of production equipment and upgrade improvements related to the flowering rooms. For the three months ended March 31, 2018, our post-harvest cost per gram increased to $1.59 compared to $1.36 in the same period in 2017 mainly due to procurement of third party supply. For the three months ended March 31, 2018, our shipment and fulfillment cost per gram improved to $0.39 compared to $0.66 in the same period in 2017 mainly due to a larger portion of our revenue being attributable to wholesale channels. We believe that our pre-harvest cost per gram should improve as we bring on large-scale greenhouse growing operations in Canada and Portugal.

Operating Expenses

	Three Months Ended March 31,		Change
	2017	2018	Amount	%
	(unaudited)
	(dollars in thousands, except percentages)
Research and development expenses	$663	$975	$312	47%
Sales and marketing expenses	928	2,263	1,335	144%
General and administrative expenses	1,565	4,398	2,833	181%

Total operating expenses	3,156	7,636	4,480	142%

Percentage of revenue
Research and development expenses	13%	12%
Sales and marketing expenses	18%	29%
General and administrative expenses	31%	56%

Total operating expenses	62%	97%

In the three months ended March 31, 2018, research and development expenses increased by $0.3 million, or 47%, as compared with the same period in 2017. The increase was primarily attributable to an increase in management fees charged by Privateer Holdings for packaging design and product consulting for the adult-use market. We expect our research and development expenses to increase as we pursue more clinical trial opportunities and continue to invest in developing non-combustible delivery formats and formulations.

In the three months ended March 31, 2018, sales and marketing expenses increased by $1.3 million, or 144%, as compared with the same period in 2017. The increase was primarily attributable to a $0.5 million increase in sales and marketing costs associated with Tilray Germany and Tilray Australia, $0.4 million due to headcount related expenses and $0.4 million due to increased sales and promotional expenses related to Tilray Canada. We expect our overall sales and marketing expenses to increase as we expand into newly regulated federal cannabis markets.

In the three months ended March 31, 2018, general and administrative expenses increased by $2.8 million, or 181%, as compared with the same period in 2017. The increase was attributable to a $1.2 million increase from professional fees related to legal, audit, human resource and IT services to support our growth and expansion plans as well as costs related to this offering. We also incurred $1.2 million for the startup of High Park Farms, High Park and Tilray Portugal and $0.4 million of fees charged by Privateer Holdings for additional support from key personnel related to operations at High Park Farms and High Park. We will continue to pursue international opportunities as part of our core strategy and invest in the governance and compliance resources necessary to operate in countries that implement federally regulated medical cannabis frameworks.

Foreign exchange gains and losses, net

In the three months ended March 31, 2018, foreign exchange loss was $1.1 million compared to a $0.2 million gain recognized in same period in 2017. The decrease was related to foreign currency transaction losses on our Privateer Holdings debt facilities and current portion long-term debt.

Interest expense

In the three months ended March 31, 2018, interest expense was $0.4 million compared to a $0.5 million recognized in same period in 2017. Interest expense is related to existing Privateer Holdings debt facilities, which had nominal changes in balances.

Net loss and Adjusted EBITDA

	Three Months Ended March 31,		Change
	2017	2018	Amount
	(unaudited)
	(dollars in thousands)
Net loss	$(679)	$(5,181)	$(4,502)
Adjusted EBITDA	$192	$(3,230)	$(3,422)

In the three months ended March 31, 2018, net loss was $5.2 million compared to $0.7 million for same period in 2017. Adjusted EBITDA loss was $3.2 million and Adjusted EBITDA income was $0.2 million for the three months ended March 31, 2018 and 2017, respectively. Net loss and Adjusted EBITDA declined compared to the prior period primarily due to an increase in operating expenses related to continued growth, expansion of our international teams, and costs related to the offering.

Years Ended December 31, 2016 and 2017

Revenue

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Revenue	$12,644	$20,538	$7,894	62%

Revenue for 2017 increased by $7.9 million, or 62%, compared to 2016.

Revenue growth was driven by increased patient demand, ramp-up of production, new product introductions, bulk sales to other Licensed Producers and wholesale distribution in export markets. In 2017, we launched new extract products and formulations, including capsules, which helped drive extract sales in Canada. Our extract products revenue was $1.1 million in 2016 compared to $4.0 million in 2017. On a percentage of revenue basis, extract products accounted for 9% of revenue in 2016 and 19% of revenue in 2017.

Total kilogram equivalents sold in 2016 was 2,216 and 3,024 in 2017, respectively, representing period over period growth of 36%. The average net selling price per gram increased from $5.41 to $6.52 over the same time period due to a greater proportion of higher potency dried flower and extract sales, introduction of capsules and international export sales. We expect the average net selling price per gram to decline going forward as we shift from primarily a DTP sales channel in ACMPR to wholesale channels serving the adult-use market in Canada and developing international medical-use markets.

Cost of sales and gross margin

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Cost of sales	$9,974	$9,161	$(813)	(8)%
Gross margin	2,670	11,377	8,707	326
Gross margin percentage	21%	55%

Cost of sales in 2017 decreased by $0.8 million, or 8%, compared to 2016. Gross margin for 2017 increased by $8.7 million, or 326%, compared to 2016. This represents a gross margin percentage of 55% in 2017 compared to 21% in 2016.

The improvement in gross margin was attributable to higher pricing per gram, efficiency gains on production costs and the implementation of automation in post-harvest processes. The results can be seen in our pre-harvest, post-harvest and shipment and fulfillment per gram metrics. Our pre-harvest cost per gram improved from $1.29 in 2016 to $0.58 in 2017 mainly due to Tilray Nanaimo reaching full utilization and increased yields per harvest. Our post-harvest cost per gram improved from $2.00 in 2016 to $1.56 in 2017 due to automation efficiencies in oil extraction, trimming and drying. Our shipment and fulfillment cost per gram improved from $0.75 in 2016 to $0.69 in 2017 due to changing courier service providers with improved terms. We believe our average cost per gram metric will continue to decline as we bring on large-scale greenhouse growing operations in Canada and Portugal in 2018.

Operating Expenses

	Years Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands, except percentages)
Research and development expenses	$1,136	$3,171	$2,035	179%
Sales and marketing expenses	3,599	7,164	3,565	99%
General and administrative expenses	4,984	8,540	3,556	71%

Total operating expenses	9,719	18,875	9,156	94%

Percentage of revenue
Research and development expenses	9%	15%
Sales and marketing expenses	28%	35%
General and administrative expenses	39%	42%

Total operating expenses	76%	92%

Research and development expenses in 2017 increased by $2.0 million, or 179%, compared to 2016. Research and development expenses were 15% of revenue in 2017 and 9% of revenue in 2016. The increase was primarily due to an increase of $0.8 million in employee-related expenses and $0.8 million due to professional consulting fees related to our clinical trials. We also incurred costs related to the production of the clinical study drug and new product development. We expect our research and development expenses to increase as we pursue more clinical trial opportunities and continue to invest in developing non-combustible delivery formats and formulations.

Sales and marketing expenses in 2017 increased by $3.6 million, or 99%, compared to 2016. Sales and marketing expenses were 35% of revenue in 2017 and 28% of revenue in 2016. Growth in sales and marketing expenses was primarily due to an increase of $1.9 million in employee-related expenses and an increase of $1.4 million due to professional services. We expanded our sales teams globally along with our patient care group, which works directly with our patients to onboard them and find the right product and dosage. We expect our overall sales and marketing expenses to increase as we expand into newly regulated federal cannabis markets.

General and administrative expenses in 2017 increased by $3.6 million, or 71%, compared to 2016. General and administrative expenses were 42% of revenue in 2017 and 39% of revenue in 2016. General and administrative expenses increased due to our global efforts to commercialize and grow our business. Employee-related expenses increased by $2.4 million due to head count growth. Our legal, tax and professional fees increased by $0.4 million to set up foreign legal entities and our facilities-related expense increased by $0.3 million due to the expansion of production capacity in

Canada and Portugal. Further, our information technology costs increased by $0.3 million due to the implementation of an ERP system. We will continue to pursue international opportunities as part of our core strategy and invest in the governance and compliance resources necessary to operate in countries that implement federally regulated medical cannabis frameworks.

Foreign exchange gain, net

Foreign exchange gain in 2017 was $1.4 million compared to $0.2 million in 2016. The increase was related to foreign currency transaction gains on our Privateer Holdings debt facilities.

Interest expense

Interest expense in 2017 was $1.7 million compared to $1.0 million in 2016. Interest expense is related to loans from a third-party mortgage on Tilray Nanaimo and Privateer Holdings debt facilities.

Net loss and Adjusted EBITDA

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Net loss	$(7,883)	$(7,809)	$74	(1)%
Adjusted EBITDA	$(5,002)	$(5,506)	$(504)	10%

Net loss in 2017 was $7.8 million compared to $7.9 million in 2016. Adjusted EBITDA loss in 2017 was $5.5 million compared to $5.0 million in 2016. Net loss and Adjusted EBITDA remained relatively flat as the growth in gross profit was offset by the increase in operating expenses.

Liquidity and Capital Resources

Our primary need for liquidity is to fund working capital requirements, capital expenditures, debt service requirements and for general corporate purposes. Our primary source of liquidity historically has been from funds received from Privateer Holdings and senior secured debt financing. Our ability to fund operations, make planned capital expenditures and meet debt service requirements depends on future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors.

The following table sets forth the major components of our consolidated statements of cash flows for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
			(unaudited)
	(in thousands)
Net cash used in operating activities	$(3,318)	$(6,003)	$(205)	$(1,725)
Net cash used in investing activities	(1,025)	(11,815)	(423)	(42,784)
Net cash provided by financing activities	10,919	12,235	1,084	53,910
Effect of foreign currency translation on cash	$226	$375	$77	$416

Increase (decrease) in cash and cash equivalents	$6,802	$(5,208)	$533	$9,817

Cash and cash equivalents, beginning of year	$729	$7,531	$7,531	$2,323
Cash and cash equivalents, ending of year	$7,531	$2,323	$8,064	$12,140

Cash flows from operating activities

Net cash used in operating activities in the three months ended March 31, 2018 was $1.7 million compared to $0.2 million in the same period in 2017. Net loss in the three months ended March 31,

2018 was $5.2 million compared to $0.7 million in the same period in 2017. Other items included depreciation and amortization, which totaled $0.5 million in each period. The cash provided by operating activities related to changes in working capital was $1.6 million in the three months ended March 31, 2018 and cash used was $0.1 million in the same period in 2017. Other items included foreign currency loss, which totaled $1.1 million in the three months ended March 31, 2018 and foreign currency gain of $0.2 million in 2017.

Net cash used in operating activities was $6.0 million in 2017 compared to $3.3 million in 2016. Net loss in 2017 was $7.8 million compared to $7.9 million in 2016. Other items included depreciation and amortization, which totaled $1.9 million and $2.0 million in 2017 and 2016, respectively. The cash provided by operating activities related to changes in working capital was $0.3 million in 2017 compared to $1.7 million in 2016.

Cash flows from investing activities

Net cash used in investing activities was $42.8 million in the three months ended March 31, 2018 compared to $0.4 million in the same period in 2017. In the three months ended March 31, 2018, we invested $29.6 million into short-term investments from our Series A preferred financing and invested $12.9 million into our Canada and Portugal expansion projects.

Net cash used in investing activities was $11.8 million in 2017 compared to $1.0 million in 2016. The increase was primarily due to expansion projects in Canada and Portugal.

Cash flows from financing activities

Net cash provided by financing activities was $53.9 million in the three months ended March 31, 2018 compared to $1.1 million in the same period in 2017. Net proceeds from the Series A preferred financing was $52.6 million net of placement fees and we drew $1.5 million from Privateer Holdings debt facilities in the three months ended March 31, 2018.

Net cash provided by financing activities was $12.2 million in 2017 compared to $10.9 million in 2016. Our financing activities have primarily consisted of advances on the Privateer Holdings debt facilities and our third-party mortgage. In 2016, net proceeds of the mortgage were $6.5 million which included the extinguishment of the prior mortgage. In 2016 and 2017, we drew down $4.4 million and $12.4 million, respectively, from the Privateer Holdings debt facilities.

The table below sets out the cash, short-term investments, inventory and contractual obligations and commitments:

	Year Ended December 31,		As of March 31, 2018
	2016	2017
	(in thousands)		(unaudited)
Cash and cash equivalents	$7,531	$2,323	$12,140
Short-term investments	–	–	$29,506
Inventory	$4,103	$7,421	$7,537
Privateer Holdings debt facilities	$20,126	$32,826	$34,573
Current portion of long-term debt and long-term debt	$8,576	$9,432	$9,259

As of March 31, 2018, we had cash and cash equivalents of $12.1 million and $29.5 million in short-term investments, compared to cash and cash equivalents of $2.3 million and no short-term or long-term investments as of December 31, 2017. We raised C$69.2 million, or approximately $55.0 million, in aggregate gross proceeds in February and March 2018 in our Series A preferred stock financing. We believe that our existing cash will be sufficient to meet our working capital requirements for at least the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could utilize our available financial resources sooner than we currently expect. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

We manage our liquidity risk by preparing budgets and cash forecasts to ensure we have sufficient funds to meet obligations. In managing working capital, we may limit the amount of our cash needs by: selling inventory at wholesale rates, pursuing additional financing sources and managing the timing of capital expenditures. While we believe we have sufficient cash to meet working capital requirements in the short term, we may need additional sources of capital and/or financing, including the proceeds from this offering, to meet planned growth requirements and to fund construction activities at our cultivation and processing facilities.

As of March 31, 2018, our inventory balance was $7.5 million. As of March 31, 2018, our inventory quantities totaled 3,498 kilogram equivalents, which consisted of 2,019 kilograms of dried flower and 1,479 kilogram equivalents of cannabis extracts and extract-ready by-product.

As of December 31, 2017, our inventory balance was $7.4 million compared to $4.1 million as of December 31, 2016. As of December 31, 2017, our inventory quantities totaled 3,791 kilogram equivalents, which consisted of 1,961 kilograms of dried flower and 1,830 kilogram equivalents of cannabis extracts and extract-ready by-product. This compares to December 31, 2016, when our inventory quantities totaled 2,514 kilogram equivalents, comprised of 1,852 kilograms of dried flower and 662 kilogram equivalents of cannabis extracts and extract-ready by-product.

Contractual Obligations

Mortgage

In December 2016, we entered into a mortgage with a financial institution secured by our property at Tilray Nanaimo with Privateer Holdings as the guarantor. The mortgage is an interest payment only loan of C$12.0 million, or $8.9 million at the time, bearing annual interest at 11.5%, compounded and payable monthly, with an 18-month term, maturing in June 2018. The total amount was C$12.0 million, less deferred financing costs of C$0.5 million. The outstanding principal and accrued interest on the mortgages originated in 2014 were both fully repaid. The balance of the mortgage remained C$12.0 million, recorded as $9.3 million as of March 31, 2018.

Privateer Holdings Debt Facilities and Loans

Effective January 1, 2016, we entered into an agreement with Privateer Holdings for a demand revolving credit facility in an aggregate principal amount not to exceed $25.0 million. As at December 31, 2017, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As of March 31, 2018, $24.3 million remained outstanding against the facility.

Effective November 1, 2017, we entered into an agreement with Privateer Holdings for a demand revolving construction facility in an aggregate principal amount not to exceed $10.0 million to be used for the construction of our High Park Processing Facility in Enniskillen, Ontario, Canada. Beginning January 1, 2018, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As of March 31, 2018, $8.1 million remained outstanding against the facility.

As part of our strategic initiative to expand into additional geographic locations, Privateer Holdings provided us with initial working capital funding in the form of non-interest-bearing loans. The advances are repayable upon demand. As of March 31, 2018, our balance on the Privateer Holdings non-interest-bearing loan was $2.2 million compared to $1.7 million as of December 31, 2017. As of March 31, 2018, the total balance on our Privateer Holdings debt facilities was $34.6 million compared to $32.8 million as of December 31, 2017.

A summary of our consolidated contractual obligations as of December 31, 2017, based on foreign exchange rates at December 31, 2017, is as follows:

		Payments due by Period):
	Total (dollars in thousands)	< 1 Year	1-3 Years	4-5 Years	> 5 Years
Long-term debt	$9,432	$9,432	$–	$–	$–
Privateer Holdings debt facilities	32,826	32,826	–	–	–
Operating leases	254	193	61	–	–
Capital leases	4,439	772	1,544	1,544	579

Total	$46,951	$43,223	$1,605	$1,544	$579

A summary of our consolidated contractual obligations as of March 31, 2018, based on foreign exchange rates at March 31, 2018, is as follows:

		Payments due by Period (unaudited):
	Total (dollars in thousands)	< 1 Year*	1-3 Years	4-5 Years	> 5 Years
Current portion of long-term debt and long-term debt	$9,259	$9,259	$–	$–	$–
Privateer Holdings debt facilities	34,573	34,573	–	–	–
Operating leases	4,341	434	893	830	2,184
Capital leases	4,246	579	1,544	1,544	579

Total	$52,419	$44,845	$2,437	$2,374	$2,763

*	< 1 Year amounts are for the nine months ending December 31, 2018

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements for any of the periods presented.

Corporate Structure

We have nine wholly owned direct and indirect subsidiaries. Tilray Canada, Ltd. was formed on September 6, 2013 under the British Columbia Business Corporation Act, initially under the name Lafitte Ventures, Ltd., with a subsequent name change to Tilray Canada, Ltd. on May 4, 2017. Dorada Ventures, Ltd. was formed on October 18, 2013 under the British Columbia Business Corporation Act as a wholly owned subsidiary of Tilray Canada, Ltd. High Park Farms, Ltd. was formed on February 19, 2016 under the British Columbia Business Corporation Act, initially under the name Bouchard Ventures Ltd., with a subsequent name change to High Park Farms, Ltd. on February 8, 2018. Decatur was formed on March 8, 2016 as a Dutch private limited liability company (besloten vennootschap) and acquired 100% of the capital stock of Tilray Canada, Ltd. and High Park Farms, Ltd. by way of a contribution agreement with Privateer Holdings. Tilray Deutschland GmbH was formed on November 3, 2016 under the German Limited Liability Companies Act (GmbHG), initially under the name Pining Ventures GmbH, with a subsequent name change to Tilray Deutschland GmbH on June 9, 2017. Tilray

Australia New Zealand Pty. Ltd. was formed on May 9, 2017 under the Australian Corporations Act 2001. Tilray Portugal Unipessoal, Lda. was formed on April 5, 2017 under Portugal’s Companies Code. Pardal Holdings Lda. was formed on April 24, 2017 under Portugal’s Companies Code as a majority-owned subsidiary of Tilray Portugal Unipessoal, Lda., with Decatur as the minority shareholder. High Park was formed on February 8, 2018 under the British Columbia Business Corporation Act. Each of Tilray Deutschland GmbH, Tilray Australia New Zealand Pty. Ltd., Tilray Portugal Unipessoal, Lda., and High Park was formed as a wholly owned subsidiary of Decatur Holdings BV.

The following chart illustrates, as of the date hereof, our corporate structure including details of the jurisdiction of formation of each subsidiary.

Related-Party Transactions

See the section titled “—Contractual Obligations” for details on the Privateer Holdings debt facilities. In addition, see the section titled “Certain Relationships and Related-Party Transactions.”

We accrue management fees charged to us by Privateer Holdings for services performed. Personnel compensation fees are charged at cost plus a 3.0% markup, whereas other associated expenses are charged at cost. The interest on the management services fee accrues at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. Total Privateer Holdings management service fees in 2016 were $1.6 million compared to $4.3 million in 2017, and $0.6 million for the three months ended March 31, 2017 compared to $1.3 million for the same period in 2018.

Contingencies

In the normal course of business, we may receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on our consolidated financial statements.

Segment and Geographic Information

For segment and geographic information refer to Note 13 to our consolidated financial statements.

Critical Accounting Policies and Estimates

The critical accounting estimates, assumptions and judgments that we believe to have the most significant impact on our consolidated financial statements are described below.

Basis of presentation

The financial statements have been prepared in accordance with U.S. GAAP. To the extent relevant, the financial statements include expense allocations for certain corporate functions historically provided by Privateer Holdings. The assumptions underlying the financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by us during the periods presented.

Principles of Consolidation

The consolidated financial statements have been prepared reflecting our historical operations, which were operated as Decatur prior to an internal reorganization by Privateer Holdings under which Privateer Holdings contributed 100% ownership interest in Decatur to us in January 2018. The financial statements include the accounts of a number of entities wholly owned by us. All intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Key estimates in these financial statements include the allowance for doubtful accounts, inventory write-downs, capitalization of internally developed software costs, estimated useful lives of property, plant and equipment and intangible assets, valuation allowance of deferred income tax assets, expected usage rate on customer loyalty awards and fair value of stock options granted under Privateer Holdings stock-based compensation plan. We believe that the estimates, judgments and assumptions used to determine certain amounts that affect the financial statements are reasonable, based on information available at the time they are made. To the extent there are differences between these estimates and actual results, our consolidated financial statements may be materially affected.

Revenue Recognition

We recognize revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer, (iii) the sales price is fixed or determinable and (iv) collection is reasonably assured. Revenue is recognized net of sales incentives, after discounts and allowances for the assurance program and veterans coverage program.

Direct-to-patient sales to patients are recognized when the products are shipped to the customers. Bulk sales under wholesale agreements are recognized based on the shipping terms of the agreements. Export sales under pharmaceutical distribution and pharmacy supply agreements are recognized when products are delivered to the end customers or patients.

Customer loyalty awards are accounted for as a separate component of the sales transaction in which they are granted. A portion of the consideration received in a transaction that includes the issuance of an award is deferred until the awards are ultimately redeemed. The allocation of the consideration to the award is based on an evaluation of the award’s estimated fair value at the date of the transaction. The customer loyalty program was discontinued in September 2017 and all customer loyalty awards expired as at December 31, 2017.

Cost of Sales

Cost of sales represents costs directly related to manufacturing and distribution of our products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes. We recognize the cost of sales as the associated revenues are recognized.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress such as pre-harvested cannabis plants and by-products to be extracted. The costs of growing cannabis including but not limited to labor, utilities, nutrition and irrigation, are capitalized into inventory until the time of harvest.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Cost includes costs directly related to manufacturing and distribution of the products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and the depreciation of manufacturing equipment and production facilities determined at normal capacity. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes.

Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, we perform an assessment of inventory obsolescence and to measure inventory at the lower of cost or net realizable value. Factors considered in the determination of obsolescence include slow-moving or non-marketable items.

Property, Plant and Equipment

Construction in progress includes direct and indirect expenditures for the construction and expansion of our High Park Farms in Enniskillen, Ontario and is stated at its acquisition cost. Independent contractors perform substantially all of the construction and expansion efforts of our facility.

Construction in progress includes construction progress payments, deposits, engineering costs, borrowing costs for long-term construction projects and other costs directly related to the construction of the facilities. Expenditures are capitalized during the construction period and construction in progress is transferred to the relevant class of property, plant and equipment when the assets are available for use, at which point the depreciation of the asset commences.

Property, plant and equipment are recorded at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with the exception of land, which is not depreciated. Capital lease assets for which ownership is transferred at the end of the lease, or there is a bargain purchase option, are amortized over the useful life that would be assigned if the asset were owned.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized.

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Stock-Based Compensation

Original Stock Option Plan

Our employees participate in the Equity Incentive Plan of Privateer Holdings, or the Original Plan. The fair value of each award to employees is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions as of December 31, 2017: expected life of 5.53 years, risk-free interest rates of 2.01%; expected volatility of 56.32% and no dividends during the expected life. Expected volatility is based on historical volatilities of public companies operating in a similar industry to Privateer Holdings. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. 25% of the options cliff vest on the first anniversary of the grant date and the remainder vest ratably thereafter over a total of four years from the date of grant. The vested options expire, if not exercised, 10 years from the date of grant. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions for the three months ending March 31, 2018 were not significantly different than the assumptions as of December 31, 2017.

New Stock Option Plan

In February 2018, we adopted the Amended and Restated 2018 Equity Incentive Plan, or the New Plan. We reserved 6,711,621 shares of common stock for issuance under the New Plan. As at March 31, 2018, there were no stock options, restricted stock units or restricted stock awards granted under the New Plan. Thus, no stock compensation expense under the New Plan has been recognized. The New Plan provides for the granting of stock options, restricted stock units and restricted stock awards to employees, directors, and consultants. Options granted under the New Plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted only to employees. Nonqualified stock options and restricted stock awards may be granted to our employees, directors and consultants.

Options under the New Plan may be outstanding for periods of up to 10 years following the grant date. Options and shares of common stock issued under the New Plan are determined by the Board of Directors and may not be issued at less than 100% of the fair value of the shares on the date of the grant provided that the exercise price of any option granted to a stockholder who owns greater than 10% of our outstanding capital stock cannot be less than 110% of the fair value of the shares on the date of grant. Fair value is based on the quoted price of the common stock or is determined by the Board of Directors if a quoted price is not available. Stock options will generally vest over a period of four years and expire, if not exercised, 10 years from the date of grant. Stock options granted to a stockholder that owns greater than 10% of our capital stock expire, if not exercised, five years from the date of grant. Shares of common stock may be issued in exchange for services based on the fair value of the services or the fair value of the common stock at the time of grant, as determined by the Board of Directors.

Foreign Currency

These financial statements are presented in U.S. dollars, which is our reporting currency. Functional currencies for the entities in these financial statements are their respective local currencies, including the Canadian dollar, Australian dollar and the Euro.

The assets and liabilities of each entity are translated to U.S. dollars at the exchange rate in effect at the periods ended March 31, 2017 and 2018 and December 31, 2016 and 2017. Certain transactions affecting the stockholder’s equity (deficit) are translated at historical foreign exchange rates. The consolidated statements of net loss and comprehensive loss and statements of cash flows are translated to U.S. dollars applying the average foreign exchange rate in effect during the reporting period. The resulting translation adjustments are included in other comprehensive income.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency applying the foreign exchange rate in effect at balance sheet date. Revenues and expenses are translated using the average foreign exchange rate for the reporting period. Realized and unrealized foreign currency differences are recognized in the consolidated statement of net loss and comprehensive loss.

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Exchange Act, as modified by the JOBS Act, provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards applicable to public companies. We have elected to take advantage of this extended transition period and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months, and have filed one annual report on Form 10-K), or we issue more than $1.0 billion of non-convertible debt securities over a three-year period.

Quantitative and Qualitative Risks

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our debt facility and investment in marketable securities. Our current mortgage, which expires in June 2018, is at a fixed interest rate. We are currently in the process of refinancing the mortgage, which will be used to repay the mortgage at a more favorable interest rate. However, the new interest rate can fluctuate based on our credit risk and market conditions.

In February and March 2018, we sold shares of our Series A preferred stock for aggregate gross proceeds of C$69.2 million, or approximately $55.0 million. A portion of the proceeds is invested within the guidelines of our investment policy, which requires investments to be investment grade, with the primary objective of minimizing the potential risk of principal loss.

Foreign Currency Risk

Our consolidated financial statements are expressed in the U.S. dollar, but the majority of our net assets and liabilities are denominated in the Canadian dollar through our operations in Canada. As a result, we are exposed to foreign currency translation gains and losses. Revenue and expenses of all Canadian operations are translated into the U.S. dollar at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are recognized. Appreciating foreign currencies relative to the U.S. dollar, including the Canadian dollar, will adversely impact operating income and net earnings, while depreciating foreign currencies relative to the U.S. dollar will have positive impact. In addition, our obligations under our credit facilities with Privateer Holdings are denominated in U.S. dollars. A weakening of the Canadian dollar against the U.S. dollar would make it more difficult for us to meet our obligations under our credit facilities with Privateer Holdings. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

In February and March 2018, we sold shares of our Series A preferred stock for aggregate gross proceeds of C$69.2 million, or approximately $55.0 million. A portion of the proceeds is invested in U.S. dollars. A depreciating U.S. dollar relative to the Canadian dollar will negatively impact our cash position to fund Canadian operations, while an appreciating U.S. dollar relative to the Canadian dollar will have the opposite impact.

Recent Accounting Pronouncements

See Note 2 of our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

BUSINESS

Our Vision

We are pioneering the future of medical cannabis research, cultivation, processing and distribution globally, and we intend to become a leader in the adult-use cannabis market in Canada.

We aspire to lead, legitimize and define the future of our industry by building the world’s most trusted cannabis company.

Our Beliefs

Our founders started our company because they believe that patients suffering from a diverse range of conditions should be able to access a safe and reliable supply of pure, precise and predictable cannabis products.

Our company is anchored around three core beliefs:

•	Medical cannabis is a mainstream medicine consumed by mainstream patients. Similarly, we believe adult-use cannabis is a mainstream product consumed by mainstream consumers;

•	We are witnessing a global paradigm shift with regard to cannabis, and as a result of this shift, the transformation of a multibillion dollar industry from a state of prohibition to a state of legalization; and

•	As this transformation occurs, trusted global brands with multinational supply chains will win the market by earning the confidence of patients, doctors, governments and adult consumers around the world.

Our Company

We have supplied high-quality cannabis products to tens of thousands of patients in 10 countries spanning five continents through our subsidiaries in Australia, Canada and Germany and through agreements with established pharmaceutical distributors, and we produce medical cannabis in Canada and Europe.

We operate only in countries where cannabis is legal, by which we mean the activities in those countries are permitted under all applicable federal and state or provincial laws. We do not produce, process or distribute cannabis in the United States, where it remains a controlled substance under U.S. federal law despite being authorized for medical and adult use by many U.S. states.

We have been an early leader in the development of the global medical cannabis market. We were one of the first companies to be licensed by Health Canada to cultivate and sell medical cannabis in Canada, and also one of the first companies to become a licensed dealer of medical cannabis in Canada. These licenses allow us to produce and sell medical cannabis in Canada, to develop new and innovative cannabis products and to export medical cannabis products to other countries in accordance with applicable laws. The cannabis industry is expanding rapidly in Canada, with more than 100 other companies that are currently licensed, though only a few were licensed earlier than us, and there are hundreds more applications for licenses that are being processed by Health Canada. Our products have been made available in Argentina, Australia, Canada, Chile, Croatia, Cyprus, the Czech Republic, Germany, New Zealand and South Africa. While there are other Licensed Producers operating in multiple countries, including some licensed in Canada, and other non-cannabis companies expanding into the cannabis market internationally, we were the first company to legally export medical cannabis from North America to Africa, Australia, Europe and South America, and we were among the first companies to be licensed to cultivate and process medical cannabis in two countries, Canada and Portugal.

Our company is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as PhD scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale. We have made significant investments to establish Tilray as a scientifically rigorous medical cannabis brand. Recognizing the opportunity associated with growing cannabis on a large scale, we have invested capital to develop innovative cultivation practices, proprietary product formulations and automated production processes. We have also invested in clinical trials and recruited a Medical Advisory Board comprised of highly accomplished researchers and physicians. We were the first cannabis company with a North American production facility to be GMP-certified in accordance with EMA standards. An internationally recognized standard, GMP certification is the primary quality standard that pharmaceutical manufacturers must meet in their production processes.

We believe our growth to date is a result of our global strategy, our multinational supply chain and distribution network and our methodical commitment to research, innovation, quality and operational excellence. We believe that recognized and trusted brands distributed through multinational supply chains will be best positioned to become global market leaders. Our strategy is to build these brands by consistently producing high-quality, differentiated products on a large scale.

We expect to have a competitive advantage in the Canadian adult-use market following the implementation of federal legislation for adult-use cannabis in Canada in October 2018. Based on the passed legislation, we believe our existing medical licenses under the ACMPR will grant us the ability to produce and sell cannabis for the adult-use market. To capitalize on this opportunity, we have secured the exclusive rights to produce and distribute a broad-based portfolio of certain adult-use brands and products in Canada. The brand licensing agreement includes the rights to recognized brands and proprietary formulations for a wide range of products. We are also developing new brands for the adult-use market in Canada that will be wholly owned by us, such as CANACA. We have not been granted exclusive rights by the Canadian government to produce or distribute any category of cannabis products.

We were originally formed as a subsidiary of Privateer Holdings, one of the first institutionally backed private investment firms to focus exclusively on the cannabis industry. Privateer Holdings’ portfolio of brands also includes Leafly, Marley Natural and Goodship. Following this offering, we expect that Privateer Holdings will own approximately 82% of our equity interest and 93% of the voting power in our capital stock. In addition, our ongoing relationship with Privateer Holdings will continue to include the provision of certain management services, the licensing of many of our anticipated adult-use brands and products and certain debt obligations.

Our Industry

We believe we are witnessing a global paradigm shift transforming the multibillion dollar cannabis industry from a state of prohibition to a state of legalization, but the legal market is still in its early stages. Moreover, we expect the number of countries with legalized regimes to continue to increase, creating numerous and sizable opportunities for market participants, including us. According to the United Nations, the global cannabis market, including the illicit market, is estimated to be $150 billion annually, and approximately 3.8% of the adult population, or over 180 million people, are estimated to be cannabis users.

Global Medical Market

Although cannabis is still heavily regulated, medical use is now authorized at the national or federal level in 29 countries. The pace of regulatory change globally has been rapid, with more than 25 countries having introduced significant reforms to their cannabis-use laws to broaden the scope of permitted use since the beginning of 2015. Given many countries have only recently legalized medical cannabis and, in many cases, only within narrowly defined parameters, we expect significant growth of cannabis products within these countries as these parameters are broadened and adoption increases.

Canada

The Canadian medical cannabis industry has experienced extensive growth since 2014. According to data published by Health Canada, there were 7,914 patients registered to use cannabis in Canada under the Access to Cannabis for Medical Purposes, or the ACMPR, in June 2014, which had increased to 235,621 registered patients as of September 2017. Health Canada projects the Canadian medical cannabis market will reach 450,000 registered patients and C$1.3 billion in annual value by 2024.

European Union

With a population of more than 500 million, 14 times the population of Canada, and the largest regional economy in the world with a GDP 11 times the GDP of Canada, we expect the European Union to eventually become the largest medical cannabis market. This is expected to be driven by the availability of medical cannabis through government-subsidized health care systems. Currently, 11 of the 28 countries in the European Union have authorized medical cannabis use with an additional two countries, Denmark and Luxembourg, having authorized multi-year pilot programs in advance of permanent authorization. Some of these countries allow the import of only small quantities of cannabis for patient use, while others, such as the Czech Republic, Italy and the Netherlands, have developed regulations governing limited domestic cultivation for medical use. We expect the European market to grow as established medical programs are expanded, as adoption by physicians and patients increases and as more countries introduce medical programs. Prohibition Partners projects a €36 billion annual medical cannabis market in Europe based on a fully legal and regulated market.

We believe that Germany, which legalized medical cannabis in March 2017, presents the largest market opportunity in the European Union in the near term. While the German market is still in its early stages, its population, which is 2.2 times the population of Canada, GDP, which is 2.3 times the GDP of Canada, and regulatory framework, which enables insurance company coverage of medical cannabis claims for certain conditions, lead us to believe there is substantial market potential. Prohibition Partners projects a €10 billion annual medical cannabis market in Germany based on a fully legal and regulated market.

Rest of World

While Canada and the European Union represent the largest near-term opportunities with regard to medical sales, many other countries around the world are also legalizing medical cannabis at a rapid pace. Australia, Argentina, Brazil, Colombia, Chile, New Zealand and South Africa are among countries that have legalized medical cannabis for certain accepted uses.

Adult Use

In October 2018, Canada will become the first major industrialized nation to legalize adult-use cannabis at the federal level. With legalization, we expect most illicit cannabis consumption to transition to the legal market. In the 2016 publication by Deloitte, Insights and Opportunities, Recreational Marijuana, the projected size of the Canadian adult-use market ranged from C$4.9 billion to C$8.7 billion annually. In the 2018 publication by Deloitte, A Society in Transition, an Industry Ready to Bloom, the projected size of the Canadian adult-use market in 2019 ranged from C$1.8 billion to C$4.3 billion. We also expect a number of new entrants into the market following legalization.

Our Opportunity

We are approaching our industry from a long-term, global perspective and see opportunities to:

Build global brands that lead, legitimize and define the future of cannabis. Historically, cannabis has been an unbranded product. As the legal cannabis industry emerges in more countries around the world, we see an opportunity to create a broad-based portfolio of differentiated professional brands that appeal to a diverse set of patients and consumers. We believe that we have the ability to develop dominant global brands and that as we develop these brands, we will expand the addressable market for our products. We believe our business has the potential to disrupt the pharmaceuticals, alcohol, tobacco and functional food and beverages industries because the emergence of the legal cannabis industry may result in a shift of discretionary income and/or a change in consumer preferences in favor of cannabis products versus their products. Recognizing the potential of this disruption, several companies in these sectors have already formed partnerships or made investments to gain exposure to the legal cannabis industry, including Sandoz Canada, Apotex Inc., Alliance One International, Inc., Constellation Brands, Inc. and Imperial Brands PLC. In addition, several alcohol companies have noted in regulatory filings that legal cannabis could have an adverse impact on their business, including Boston Beer Company, Molson Coors Brewing Company, and Craft Brew Alliance, Inc. We further believe that many patients rely on medical cannabis as a substitute to opioids and other narcotics, which has been validated by our annual patient study and peer-reviewed academic research which has demonstrated that the legalization of cannabis has coincided with a decline in the use of prescription drugs. Lastly, we believe that functional food and beverages, that is, products containing or enhanced with vitamins, caffeine, electrolytes, probiotics and other additives and ingredients, will see increased competition from products containing cannabinoids. For example, we believe that many consumers will choose cannabinoid-enhanced beverages in favor of sports drinks or energy drinks.

Develop innovative products and form factors that change the way the world consumes cannabis. We believe the future of the cannabis industry lies primarily in non-combustible products that will offer patients and consumers alternatives to smoking. We see an opportunity to partner with established pharmaceutical, food, beverage and consumer product companies to develop new non-combustible form factors that will appeal to consumers who are not interested in smoking cannabis. By developing these products, we believe we will expand the addressable market for our products.

Expand the availability of pure, precise and predictable medical cannabis products for patients in need around the world. Over the past four years we have seen significant increases in demand from patients and governments for pharmaceutical-grade cannabis products. We believe we are well-positioned to expand availability of these products to more patients in more countries as medical cannabis is increasingly recognized as a viable treatment option for patients suffering from a variety of diseases and conditions. Importantly, most European countries have required that all medical products sold be sourced from GMP-certified facilities. As such, GMP-certified producers, such as us, are well-positioned to establish market share in the European medical cannabis market. There are currently five GMP-certified Licensed Producers, including us.

Foster mainstream acceptance of the therapeutic potential of medical cannabis and cannabinoid-based medicines. We see an opportunity to significantly expand the global market for medical cannabis products by conducting clinical research into the safety and efficacy of medical cannabis for a diverse range of conditions. By generating clinical data demonstrating the safety and efficacy of medical cannabis and cannabinoid-based medicines for various conditions, we see an opportunity to significantly expand and dominate the global medical cannabis market.

Our Strengths

We are a global pioneer with a multinational supply chain and distribution network. In a fragmented industry, we believe we are one of the only cannabis companies to establish a global footprint. We were the first cannabis producer to export medical cannabis from North America and legally import cannabis into the European Union. We have licenses to cultivate cannabis in Canada and Portugal. Our products have been made available in 10 countries spanning five continents, which we believe is more than any other Licensed Producer. To distribute our medical products today and in the future, we have signed agreements or binding letters of intent with established pharmaceutical distributors and retailers including:

•	Collaboration agreement with Sandoz Canada, a division of Novartis, to collaborate on the creation and sale of co-branded and co-developed non-combustible medical cannabis products. To date, we have not received any revenue or paid any fees under this agreement, but have begun co-branding activities.

•	Supply agreement with Shoppers Drug Mart Inc., or Shoppers, Canada’s largest pharmacy chain with more than 1,200 pharmacies. We expect to supply Tilray products under this agreement following approval of Shoppers’ application to become a Licensed Producer.

•	Binding letter of intent with Pharmasave Drugs (National) Ltd., or Pharmasave, one of Canada’s leading independent pharmacy chains with more than 650 pharmacies. We are currently negotiating definitive agreements, which we anticipate will allow us to supply Pharmasave stores with Tilray products contingent upon a change in laws that permits Canadian pharmacies to distribute medical cannabis to patients.

•	Partnership agreement with Noweda, one of Germany’s largest pharmaceutical wholesalers, for Noweda’s purchase, storage and distribution of Tilray medical products of cannabis products to pharmacies in Germany. To date, we have supplied approximately 1,700 extract units of product to Noweda for fulfillment to pharmacies, which represents approximately $260,000 in revenue.

We have also signed agreements to supply adult-use cannabis to two provinces and two territories and a memorandum of understanding to supply one province when legalization is implemented in Canada. We expect to make the first shipments under these agreements on or around the effective date of adult-use legalization in Canada, and we intend to sign similar agreements to supply crown corporations and private entities in other provinces and territories later this year.

We have a scientifically rigorous medical cannabis brand approved by governments to supply patients and researchers on five continents. Governments in 10 countries have issued permits allowing our medical cannabis products to be imported for distribution to patients. We believe governments have approved the importation of our products in part because of our reputation for being a scientifically rigorous medical cannabis company known for delivering safe, high-quality products. We are committed to advancing scientific knowledge about the therapeutic potential of cannabis, as demonstrated by our success receiving federal authorizations to supply cannabinoid products to clinical trials in Australia and Canada and by recruiting a Medical Advisory Board comprised of highly accomplished researchers and physicians specializing in autism, epilepsy, cancer, dermatology and neuropathic pain.

We have secured the exclusive rights to produce and distribute a broad-based portfolio of certain adult-use brands and products to Canadian consumers when adult-use legalization is implemented. The brand licensing agreement between a wholly owned subsidiary of ours and a wholly owned subsidiary of Privateer Holdings provides us with intellectual property that we believe will give us a competitive advantage when the adult-use market launches in Canada. The brand licensing agreement includes the rights to recognized brand names and proprietary product formulations for a wide range of products. We have not been granted exclusive rights by the Canadian government to produce or distribute any category of cannabis products.

We have a track record for pioneering research and innovation within our industry. We believe our commitment to research and innovation at this early stage of our industry’s development differentiates us and gives us a competitive advantage. We have invested significant capital to develop innovative cultivation practices and facilities and proprietary product formulations. Our Licensed Dealer designation under the NCR gives us a competitive advantage because it allows us to access a global marketplace for product formulations and form factors that are currently not approved for sale under the ACMPR.

We have developed a rigorous, proprietary production process to ensure consistency and quality as we increase the scale of our operations globally. We pride ourselves on consistently delivering high-quality products with precise chemical compositions. We were the first cannabis company with a North American production facility to be GMP-certified in accordance with EMA standards. We believe GMP certification provides regulators and health care providers in countries new to medical cannabis with confidence that our products are a safe, high-quality choice.

We have a highly experienced management team. We believe our management team is one of the most knowledgeable and experienced in the cannabis industry. We recognize that our industry is in the early stages of its development and that we are taking a long-term, global view towards its development. Our management team has significant experience evaluating potential transactions, partnerships and other growth opportunities, and we pride ourselves on making investment decisions that we believe will allow us to grow our business over the long term.

Our Growth Strategy

We aspire to build the world’s most trusted global cannabis company through the following key strategies:

Expanding our production capacity in North America and Europe to meet current and expected long-term demand growth. To capitalize on the market opportunity in Canada and globally, we are investing aggressively to expand our production capacity and to automate certain cultivation, processing and packaging processes to gain efficiencies as we increase the scale of our operations.

Partnering with established distributors and retailers. As the industry evolves, we believe that the distribution of medical cannabis will increasingly mirror the distribution of other pharmaceutical products. Likewise, we believe the distribution of adult-use cannabis will increasingly mirror the distribution of other consumer packaged goods for adult use such as alcohol. In order to efficiently and rapidly increase our scale, we are partnering with established pharmaceutical distributors, pharmacy retailers and other organizations expected to become authorized adult-use retailers.

Developing a differentiated portfolio of brands and products to appeal to diverse sets of patients and consumers. We have established Tilray as a global pioneer shaping the future of the medical cannabis industry by developing a portfolio of high-quality medical cannabis and cannabinoid-based products ranging from dried flower to capsules to oils to well-defined clinical preparations. We will continue to invest in a differentiated portfolio of brands and products to appeal to a wide variety of patients and consumers. We will prioritize the development of non-combustible products that offer an alternative to smoking, which we believe will account for the majority of products on the market over the long term.

Expanding the addressable medical market by investing in clinical research and winning the trust of regulators, researchers and physicians in countries new to medical cannabis. We are expanding our addressable medical market by working collaboratively with regulators to implement safe access programs for patients. We provide clinical data to physicians and researchers on the safety and efficacy of medical cannabis in order to foster mainstream acceptance and enhance our reputation.

Maintaining a rigorous and relentless focus on operational excellence and product quality. We have strategically invested ahead of our growth in our operations, including cultivation, manufacturing and multichannel distribution. In doing so, we have developed a quality management system that enables us to meet the requirements of regulatory agencies in the markets where we export products, while consistently delivering high-quality products. As we continue to grow, we have the opportunity to leverage these investments while maintaining the highest level of safety and quality.

Pioneering innovation within our industry. We have filed three patents in the fields of cannabis processing technology, grinding technology, formulations and treatment methods. Currently, we have exclusive rights to at least 22 issued or pending patents, several of which allow for a process aimed at significantly shortening the drying and curing periods. We have also developed a number of innovative and proprietary programs designed to improve efficiency and overall product quality, and we are partnering with established pharmaceutical companies and distributors to create co-branded products. We believe our industry is ripe for innovation and that investments in innovation in partnership with established companies will differentiate us and position us to become a dominant leader in our industry over the long term. Our clinical strategy is designed to establish partnerships with leading research institutions to generate safety and efficacy data that can inform treatment decisions, lead to the development of new products, to position us to register medicines for market authorization and to enable us to obtain insurance reimbursement where feasible.

Our Brands and Products

Our brand and product strategy centers on developing a broad-based portfolio of differentiated cannabis brands and products designed to appeal to diverse sets of patients and consumers. These brands and products will be tailored to comply with all requirements we expect to accompany adult-use legalization, such as the inclusion of health warnings on labels and restrictions on marketing. Since 2010, members of our management team have been conducting research in more than a dozen countries by consulting third-party industry databases with market and consumer insights data available in various cannabis markets around the world, by commissioning proprietary third-party research and by licensing intellectual property from established cannabis brands. In particular, our data licensing agreement with Leafly gives us insight into which brands and products cannabis patients and consumers desire in Canada.

Our Medical Brand: Tilray

The Tilray brand is designed to target the global medical market by offering a wide range of high-quality medical cannabis and cannabinoid-based products. We offer our products to patients, physicians, pharmacies, governments, hospitals and researchers for commercial purposes, compassionate access and clinical research.

We believe patients choose Tilray because we are a scientifically rigorous brand known for producing pure, precise and predictable medical-grade products. We have successfully grown over 50 strains of cannabis and developed a wide variety of extract products and formulations. Our portfolio of medical cannabis products includes the following form factor platforms:

•	Whole flower (available in 5 or 15 gram containers)

•	Ground flower (available in 15 gram containers)

•	Full-spectrum oil drops and capsules (oil drops are available in 25mL and 40mL sizes and capsules are available in 25, 40 or 50 unit packages)

•	Purified oil drops and capsules (oil drops are available in 25mL and 40mL sizes and capsules are available in 25, 40 or 50 unit packages)

•	Clinical compounds (packaging and quantities customized based on application)

Each form factor platform is divided into three different product categories that correspond with the particular chemical composition of each product based on the concentration of two active ingredients: THC and CBD. The categories are THC-Dominant, CBD-Dominant and THC and CBD Balanced.

Our product line focuses on active ingredients and standardized, well-defined preparation methods. We use formulations and delivery formats that are intended to allow for consistent and measured dosing, and we test all of our products for potency and purity. Each of our commercial products are developed with comprehensive analysis and thorough documentation, including stability profiles, certificates of analysis, monographs and drug master files. We follow detailed and rigorous documentation standards not only for our own internal purposes but also because this type of documentation is required by researchers, regulators, importers and distributors.

We take a scientific approach to our medical-use product development, which we believe gives us credibility and respect in the medical community. We produce products that are characterized by well-defined and reproducible cannabinoid and terpene, the fragrant oil, content, formulated for stable pharmacokinetic profiles, which are customizable in a variety of formulations and available in capsule or liquid forms. We continue to conduct extensive research and development activities as well as develop and promote new products for medical use. We are also currently working with established pharmaceutical companies, such as Sandoz Canada, a division of Novartis, to develop non-combustible, co-branded products for sale in pharmacies when regulations permit.

TILRAY®

CBD-dominant | **THC-dominant** | **THC & CBD balanced**

TILRAY
5 20
25 0
2.5 2.5
10 10
CBD
THC
BALANCE
Full Spectrum Capsules
TILRAY
Clinical Compounds
Clinical Products
1 25
2 100
5 20
25 0
10 10
Full Spectrum Oil
25
CBD
100
CBD
10 | 10
THC CBD
Purified Oil
15 0
18 0
20 0
23 0
10 10
Whole Flower*
15 0
16 0
17 0
18 0
19 0
Ground Flower*

*Whole Flower and Ground Flower potencies may vary

CBD-dominant THC-dominant THC & CBD balanced
Full Spectrum CapsulesClinical Products
Full Spectrum Oil Purified OilWhole Flower* Ground Flower*

1 Source: Health Canada ACMPR Market Data

2 See the sections titled “Special Note Regarding Forward-Looking Statements and Industry Data” and “Risk Factors”

1 Source: Health Canada ACMPR Market Data

2 CQGR – Compound Quarterly Growth Rate

Our Adult-Use Brands

In anticipation of adult-use legalization in Canada, a wholly owned subsidiary of ours secured the exclusive rights from a wholly owned subsidiary of Privateer Holdings to produce and distribute a broad-based portfolio of certain adult-use brands and products in Canada. The brand licensing agreement includes the rights to recognized brands and proprietary product formulations for a wide range of products. In addition to licensing certain adult-use brands from a wholly owned subsidiary of Privateer Holdings, we are also developing new brands for the adult-use market in Canada that will be wholly owned by us, such as CANACA.

When proposed Canadian federal legislation and corresponding provincial legislation authorizing the adult use of cannabis is implemented, we intend to produce and distribute these brands and products to Canadian consumers through High Park, our wholly owned subsidiary formed to serve the pending adult-use market in Canada. The distribution and marketing of these brands and products would be in compliance with all requirements under federal and provincial legislation, including strict marketing regulations which may make it more difficult for us to develop our adult-use brands. Given the adoption of such legislation, we expect to see new entrants into the market. While it is currently proposed that existing holders of licenses relating to medical cannabis, including us, will be automatically licensed for the adult-use market, other individuals and corporations would be able to apply for such licenses. Further, all products we distribute into the Canadian adult-use market would need to comply with requirements under Canadian legislation, including with respect to product formats, product packaging, and marketing activities around such products. As such, our portfolio of brands and products would be specifically adapted, and our marketing activities carefully structured, to enable us to develop our brands in an effective and compliant manner. Additionally, edibles, concentrates and extract vaporizers are not anticipated to be permitted under Canadian adult-use regulations initially, but we anticipate that they will be allowed within 12 months of implementation of federal legalization.

Although the products and form factors that will be authorized under Canadian legislation are yet to be determined, we believe that the brands and products we plan to produce and distribute to Canada through High Park will give us a competitive advantage in the market.

These brands include:

Adult-Use Brands

Marley Natural® is priced to appeal to the mass premium segment. Marley Natural products include whole flower, pre-rolls, oil cartridges for vaporizers and cannabis-infused edibles.*

Goodship® is an edibles brand crafted from premium, all-natural ingredients. Goodship products include cannabis-infused cookies, mints, brownies and fruit chews.*

Dutchy™ targets the more frequent, price-conscious consumer. Dutchy product formulations include whole flower, pre-rolls and oil cartridges for vaporizers.*

Wallops™ are cannabis-infused edible chews and hard candies with intense flavor profiles.*

Irisa™ targets women, focusing on milled blends, pre-rolls and tinctures.

Grail™ targets the luxury segment with premium, craft products. Grail focuses on products derived from rare strains with exotic cannabinoid and terpene profiles.

Headlight™ targets more experienced consumers, offering higher potency products including cannabis concentrates, waxes and oils.*

Canaca™ celebrates Canadian roots and values with whole flower and pre-rolls.

*Edibles, vaporizer cartridges, and concentrates are not likely to be authorized for sale in Canada when the Cannabis Act first comes into force, but we anticipate that they will be authorized within one year.

Our Operations

We are building a multinational supply chain and distribution network in order to capitalize on the global medical cannabis market and the adult-use market in Canada.

•	Tilray North America Campus – Nanaimo, British Columbia. Our global head office is located at our Tilray North America Campus in Nanaimo, British Columbia. We believe that Tilray Nanaimo is one of the world’s most sophisticated, technologically advanced licensed cannabis production facilities based on the amount of capital we have invested, the amount of data we have generated about how to grow cannabis well and the standard operating procedures we have created to ensure maximum yield and product quality. Tilray Nanaimo is a 60,000-square foot facility. It houses approximately 40,000 plants in 33 cultivation rooms, five manufacturing and processing rooms and three laboratories, including an advanced extraction laboratory, all of which allow us to produce more than 50 distinct cannabis strains and various cannabis extract products. The primary purpose of Tilray Nanaimo is to continue to serve the Canadian medical market and the global medical export market for the near term. Tilray Nanaimo is licensed by Health Canada and is GMP- certified by multiple EU recognized health regulators, or Competent Authorities. It also features a patient and physician service center that is open 24 hours a day, seven days a week. At this facility we complete each step of the production process including housing mother stock, cutting clones, cultivating pre-vegetative, negative and flowering plants; curing harvest plants; securing product in the vault; trimming product; extracting cannabinoids from harvested products; analyzing products in our lab; and packaging and shipping.

•	Tilray Toronto Regional Office – Toronto, Ontario. Members of our senior leadership team are based in Toronto, along with our finance, sales and marketing staff.

•	Tilray European Union Regional Office – Berlin, Germany. Our executive, finance, sales, marketing, operations and regulatory support staff for Europe are located in Germany.

•	Tilray Australia and New Zealand Regional Office – Sydney, Australia. Our sales, marketing and operations team focused on Australia and New Zealand are based in Sydney. We have signed two government contracts with the largest states in Australia: New South Wales and Victoria to supply medical cannabis to children suffering from pediatric epilepsy. Our products are available in three major hospitals in Victoria, as well as other hospitals and pharmacies throughout Australia and New Zealand.

•	Tilray European Union Campus – Cantanhede, Portugal. In July 2017, we were awarded a license by INFARMED to cultivate, import and export bulk medical cannabis at Tilray Portugal, and early next year we anticipate receiving approvals for our pending manufacturing license and GMP certification which will allow us to manufacture and export finished medical cannabis products. Tilray Portugal will serve as our primary supply source for patients in the European Union that have access to cannabis-derived products. Locating cultivation and manufacturing operations in the European Union results in easier and more cost-effective product shipping from one EU country to another. Although each EU member state has its own health and drugs regulatory body, these entities have ongoing cooperation mechanisms that promote similar, though not equal, treatment for medical cannabis, which we believe will facilitate cannabis product sales from Portugal into other EU countries.

We purchased 10 acres of land and are in the process of building a 109,000-square foot greenhouse, a 65,000-square foot outdoor grow plot and a 56,000-square foot processing facility on this property with an expected completion date in the third quarter of 2018. We are leasing 2,800 square feet of laboratory space in an adjacent biotechnology park, where we are currently cultivating cannabis plants for further propagation into the greenhouse. We expect our first harvest at Tilray Portugal to occur in fall 2018.

•	High Park Farms – Enniskillen, Ontario. We are in the process of repurposing 13 acres of existing non-cannabis greenhouses on a 100-acre site in Enniskillen, Ontario, to serve as High

Park Farms. We have a three-year lease with an option to extend for another three years. We also have a purchase option on the property, which is exercisable at any time during the term of the lease, including the renewal term. The construction of the initial greenhouse has been completed and the facility was licensed under the ACMPR on April 15, 2018. The facility is intended to primarily serve the Canadian adult-use market and we expect the first harvest to be completed before implementation of adult-use legalization in Canada. The maximum capacity for this parcel is a 20-acre greenhouse.

•	High Park Processing Facility – London, Ontario. We entered into a 10-year lease in February 2018 for a 56,000-square foot processing facility in London, Ontario. We have two five-year extension options. We also have a purchase option on the property, which is exercisable in 2022 or 2027. This facility will handle all post-harvest production from cannabis harvested at the High Park Farms. We expect the High Park Processing Facility to be licensed and operational during the third quarter of 2018. We expect to produce a range of products at this facility once permitted under regulations, including edibles, beverages, capsules, vaporizer oils, tinctures, sprays, topicals, pre-rolls and dried flower products.

Total Global Production and Processing Capacity

Once we complete the initial development of the additional production facilities described above and have obtained the required amendments to our licenses as Licensed Producer to operate at those facilities, we believe that our total production space across all facilities worldwide will total approximately 912,000 square feet by the end of 2018. We believe that the maximum potential development of the parcels we currently own would be 3.8 million square feet. The table below summarizes our production and processing space upon completion of the initial development described above, as well as potential maximum development.

1 See the sections titled “Special Note Regarding Forward-Looking Statements and Industry Data” and “Risk Factors”

2 Initial development under construction

3 Pending regulatory approval

4 Does not include land yet to be purchased

Sales and Distribution

Pharmaceutical distribution and pharmacy supply agreements. We work with established pharmaceutical distributors and pharmacy suppliers to sell our products around the world.

•	In Canada, we have entered into a definitive agreement to supply Shoppers, the largest pharmacy chain in Canada, with our cannabis products, pending approval of Shoppers’ application to become a Licensed Producer. We believe we are one of four Licensed Producers who have entered into supply agreements with Shoppers. We have also signed a binding letter of intent to be a preferred supplier of cannabis products to Pharmasave, one of the largest independent pharmacy chains in Canada. We believe we are one of only four Licensed Producers to enter into supply agreements with Pharmasave. Additionally, we have signed a collaboration agreement with Sandoz Canada, a division of Novartis, to market our non-combustible products to health care practitioners and pharmacists and to co-develop new cannabis products.

•	In Germany, our products are distributed via multiple wholesalers, including Noweda, a cooperative comprised of approximately 9,000 pharmacists with a network of 16,000 pharmacies throughout Germany and one of the largest wholesalers of pharmaceutical products in Germany, to fulfill prescriptions of our medical cannabis products across Germany.

•	Elsewhere around the world, we have agreements with distributors in Argentina, Australia, Chile, Croatia, Cyprus, the Czech Republic, New Zealand and South Africa, pursuant to which we are currently selling our products. We also have agreements in place with distributors in Brazil, Peru, Poland and Denmark, though our products are not currently available in these countries.

Adult-use supply agreements. In anticipation of adult-use legalization in Canada, we have negotiated agreements to supply certain provinces and territories with cannabis products. We anticipate signing additional agreements in other provinces as well.

•	In Quebec, we have signed an agreement to supply Quebec’s Société des alcools du Quebec, or SAQ, with initially up to 5,000 kilograms of cannabis products per year for three years. We believe that we are one of only six Licensed Producers selected to supply SAQ.

•	In the Yukon, we have signed a supply agreement to provide the Yukon Liquor Corporation, or the YLC, with up to 900 kilograms of cannabis products over three years. We believe that we are one of the only two suppliers that have announced a supply deal with the YLC.

•	In the Northwest Territories, we have signed a supply agreement to provide the Northwest Territories Liquor Commission with up to 1,000 kilograms of cannabis products over three years.

•	In Manitoba, we have signed a supply agreement with the Manitoba Liquor and Lotteries Corporation to supply them with a diverse array of cannabis products over 12 months.

•	In British Columbia, we have signed a memorandum of understanding with the BC Liquor Distribution Branch to supply British Columbia with a diverse array of cannabis products.

•	We expect to announce additional supply agreements with crown corporations or private entities in Alberta and Ontario, as well as provinces in Atlantic Canada.

Direct-to-patient. In Canada, ACMPR-registered medical cannabis patients order from us primarily through our e-commerce platform or over the phone. In Canada, medical cannabis is and will continue to be delivered by secured courier or other methods permitted by the ACMPR. The DTP channel accounts for the majority of our medical sales.

Direct-to-consumer. We anticipate DTC will also be an component of our adult-use sales that are not made under supply agreements with crown corporations and private retailers, to the extent permitted by applicable provincial legislation to be adopted governing the distribution of adult-use cannabis.

Wholesale. In Canada, we are also authorized under the ACMPR to wholesale bulk dried cannabis flower and bulk formulated and unformulated oil to other Licensed Producers under the ACMPR. The wholesale sales and distribution channel requires minimal selling, general, administrative and fulfillment costs. We believe there is the potential to wholesale finished, packaged products to other Licensed Producers, and we intend to pursue this sales channel as a part of our adult-use and medical-use growth strategies in Canada.

Our Commitment to Research and Innovation

We believe that our strength as a medical brand is rooted in our commitment to research and development. Our research and development program focuses on developing innovative products, including novel delivery systems and precisely formulated cannabinoid products, and on the creation and improvement of methods, processes and technologies that allow us to efficiently manufacture such products on a large scale.

Patents and proprietary programs. Our commitment to innovation is a core tenet. We have filed three pending patents in the fields of cannabis processing technology, cannabis grinding technology, cannabis formulations and treatment methods. We have exclusive rights to at least 20 issued or pending patents, several of which allow for a process aimed at significantly shortening the drying and curing periods. These patents are owned by EnWave Corporation, or EnWave; as licensee, we hold the exclusive, sublicensable right to use the technology embodied by these patents to manufacture cannabis products within Canada and Portugal, provided that certain royalty requirements are met, as well as the nonexclusive right to market and sell such products worldwide. Of the EnWave patents directed to significantly shortening the cannabis drying and curing periods, the earliest expiration date is June 3, 2019. The other patents directed to either drying or dehydrating biological materials expire from approximately January 2027 to December 2032. We do not expect the expiration of one EnWave patent in 2019 to have a material effect on our current or future financial position nor to impact our future operations.

To retain exclusivity, we will also pay EnWave a minimum annual royalty rate during the term of the agreement. The minimum annual royalty is based on the amount of full microwave rated power of any EnWave equipment delivered to us. Under the terms of the license agreement, the royalty rate payable to EnWave is less than one percent.

We have developed a number of innovative and proprietary programs designed to improve efficiency and overall product quality, including: a micro-propagation program that allows for the mass production of disease-free cannabis plants; methods and formulations to improve cannabinoid bioavailability and stability; preservation methods that allow for improved smell, texture and flavor of cannabis products; an integrated pest management system; proprietary plant trimming machines to minimize manufacturing waste and software improvements to optimize manufacturing, inventory and distribution processes.

Trademarks and trade dress. We invest heavily in our growing trademark portfolio and hold 19 trademark registrations in a variety of countries, including Canada, the United States, the European Union, Australia, Israel and several countries in South America and Asia. In addition, as a result of our wholly owned subsidiary’s brand licensing agreement with a wholly owned subsidiary of Privateer Holdings, we have exclusive access in Canada to a number of strong marks, both registered and applied-for, including Marley Natural and Goodship.

Clinical trials. Participation in clinical trials is a differentiating element of our research and development program. We believe that the development of scientific data surrounding medical cannabis will increase mainstream acceptance within the medical community. As such, we have developed techniques that achieve clinical grade isolates in order to facilitate participation in clinical trials conducted by select research partners. Our participation in clinical studies includes supplying the study drug as well as regulatory documentation for the study drug and providing assistance in designing the protocol and determining the formulation of the study drug. In some cases, we provide funding for the study itself and/or pharmacokinetic data on the specific study drug. Although some trials, such as the chemotherapy-induced nausea and vomiting, or CINV, trial described below, are undertaken with an aim toward market authorization, most of the trials we participate in serve to generate early phase data that can be used to support patent filings, basic prescribing data for physicians and signals of efficacy to narrow our focus for future investigational drug products. We leverage our research by educating physicians about the unique benefits of cannabis in various treatments, which we believe helps to promote the Tilray brand as the most trusted brand in the industry and increases physical referrals. Our Medical Advisory Board, consisting of experts in a variety of areas, participates in the clinical trial selection process and provides us with additional credibility as a clinical trial participant.

Clinical trials are typically conducted in phases, with Phase I confirming the safety of the drug, Phase II further analyzing the drug’s efficacy and Phase III comparing the new drug against the standard treatment for the disease being studied. Below is a list of the clinical trials with which we are currently involved. In addition, we are currently awaiting regulatory approval for the initiation of an additional clinical trial targeting glioblastoma.

1 See the sections titled “Special Note Regarding Forward-Looking Statements and Industry Data” and “Risk Factors”

2 Regulatory approval pending

Regulatory Environment

Canadian Medical Use

Medical cannabis in Canada is regulated by the federal government under the ACMPR, which was adopted in 2016, superseding earlier regulations that were adopted in 2013. Under the ACMPR, individuals with a valid medical authorization may, among other things, purchase cannabis from a

Licensed Producer such as us. Licensed Producers are required to obtain and maintain a license from Health Canada for the cultivation and sale of cannabis and comply with the production, security, recordkeeping, reporting and other requirements of the ACMPR.

In addition to the ACMPR, the NCR was also enacted under the Controlled Drugs and Substances Act, or the CDSA. Within these regulations are the processes, descriptions and limitations relating to the licensing of dealers pursuant to the CDSA. As a dealer licensed pursuant to the CDSA, or a Licensed Dealer, we are authorized to engage in additional activities that involve a narcotic, which currently includes cannabis, and are beyond the scope of the ACMPR. For example, the ACMPR allows for importation and exportation of limited forms (e.g. dried cannabis, seeds and plants), while a Licensed Dealer is able to import and export a wider variety of forms (e.g. concentrates, oils and other forms of extracts).

Canadian Adult-Use

In June 2018, the government of Canada passed the Cannabis Act. The following are the highlights of the legislation:

•	Allows individuals over the age of 18 to purchase, possess and cultivate limited amounts of cannabis for recreational purposes. Each province will also be permitted to adopt its own laws governing the distribution, sale and consumption of cannabis and cannabis accessory products, such as vaporizers, within the province, and those laws may set lower maximum permitted quantities for individuals and higher age requirements.

•	Existing licenses issued to Licensed Producers for medical cannabis production and sale under the ACMPR are deemed a license issued under the Cannabis Act. This will provide existing Licensed Producers with a significant advantage in entering the Canadian adult-use market upon legalization.

•	Promotion, packaging and labelling of cannabis is expected to be strictly regulated. For example, promotion is largely restricted to the place of sale, and promotions that appeal to underage individuals are prohibited.

•	Dried cannabis and oils are permitted for retail sale. Currently edibles, concentrates and extract vaporizers will not be permitted for retail sale, although the government of Canada has indicated that they will be permitted no later than 12 months after the legislation comes into force.

•	Export is restricted to medical cannabis, cannabis for scientific purposes and industrial hemp.

It is expected that the Cannabis Act will become effective in October 2018.

Provincial and territorial governments have announced plans for the distribution and retail of adult-use cannabis and are working to ensure these respective systems are in place by the time federal legalization is implemented, which, based on the current timeline, we expect to be in October 2018. The retail-distribution models vary nationwide: Ontario, Quebec, New Brunswick, Nova Scotia and Prince Edward Island have adopted a government-run model for retail and distribution; British Columbia, Alberta, Manitoba and Newfoundland have adopted a hybrid model with some aspects, including stores, distribution and online retail being government-run while allowing for private retail; Saskatchewan has announced a fully private system; and the three northern territories of Yukon, Northwest Territories and Nunavut have adopted a model that mirrors their government-run liquor distribution model.

All provinces and territories are actively working to secure supply agreements from existing Licensed Producers for their respective markets. Quebec, Manitoba, New Brunswick, Newfoundland,

Prince Edward Island and the Yukon have already announced letters of intent or agreements with certain Licensed Producers. We expect that the other provinces and territories will be seeking proposals. We expect the DTC mail order system to be a critical component of the adult-use market, to the extent permitted under the provincial laws governing distribution that are adopted.

European Union Medical Use

While each country in the European Union has its own laws and regulations, there are many commonalities in how the medical cannabis markets for EU countries are developing. For example, in order to ensure quality and safe products for patients, many EU countries only permit the import and sale of medical cannabis when the manufacturer can demonstrate certification by a Competent Authority of compliance with GMP standards. The European Union requires adherence to GMP standards for the manufacture of active substances and medicinal products, including cannabis products. Under the system for certification of GMP adopted in the European Union, a Competent Authority of any EU member state may conduct an inspection at a drug manufacturing site and, if satisfied that the GMP standards are met, issue a certificate of GMP compliance to the manufacturer for specified elements of the manufacturing process being carried on at that site. Each country in the European Union will generally recognize a GMP certificate issued by any Competent Authority within the European Union as evidence of compliance with GMP standards. Certificates of GMP compliance issued by a Competent Authority in another country outside of the European Union will also be recognized if that country has a mutual recognition agreement with the European Union.

Competitive Conditions

As of May 25, 2018, 105 licenses were issued by Health Canada. To our knowledge, only a limited number of licenses are issued by Health Canada on a monthly basis, although Health Canada has recently streamlined its license review process and accelerated its rate of approvals in anticipation of implementation of adult-use legalization. Health Canada licenses are limited to individual properties and are for specified maximum production levels. As such, if a Licensed Producer has reached its maximum authorized production level at its licensed site or seeks to commence production at a new site, it must apply to Health Canada for a new license.

As the demand for medical cannabis increases and the application backlog with Health Canada is processed, we believe that new competitors will enter the market. The principal competitive factors on which we compete with other Licensed Producers are the quality and variety of cannabis products, brand recognition and physician familiarity.

Given the adoption of legislation legalizing the adult-use of cannabis in Canada, we expect to see new entrants into the market. While it is currently proposed that existing holders of licenses related to medical cannabis, including us, will be automatically licensed for the adult-use market, other individuals and corporations would be able to apply for such licenses.

Employees

As of June 4, 2018, we employed 330 total employees, 313 of which are full-time employees, and engaged contractors located in Canada, Germany, Portugal, Ireland, the United States, Australia and the Czech Republic, including 224 employees in research, product development, engineering and operations and logistics, 57 employees in general and administrative and 49 employees in sales and marketing. We consider relations with our employees to be good and have never experienced a work stoppage. With the exception of certain of our employees in Portugal, none of our employees are represented by a labor union or subject to a collective bargaining agreement. In Portugal, some of our employees are subject to a government-mandated collective bargaining agreement, which grants affected employees certain additional benefits beyond those required by the local labor code.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, results of operations or prospects.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our current executive officers and directors as of March 31, 2018:

Name	Age	Position(s)
Brendan Kennedy	45	President, Chief Executive Officer and Director
Edward Wood Pastorius, Jr.	50	Chief Revenue Officer
Mark Castaneda	53	Chief Financial Officer, Secretary and Treasurer
Michael Auerbach(1)(3)	42	Director
Rebekah Dopp(1)(2)	41	Director
Maryscott Greenwood(1)(2)(3)	52	Director
Christine St.Clare(2)(3)	67	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Brendan Kennedy has served as our President and Chief Executive Officer and member of our board of directors since January 2018 and has served as the Chief Executive Officer and member of the board of directors of our subsidiary, Tilray Canada Ltd., since 2013. Mr. Kennedy also serves as the Executive Chairman and member of the board of directors of Privateer Holdings, a private investment firm focused exclusively on the cannabis industry, since he founded it in October 2011. Mr. Kennedy served as Chief Executive Officer of Privateer Holdings from its founding until June 2018. Prior to founding Privateer Holdings, Mr. Kennedy served as the Chief Operating Officer of Silicon Valley Bank Analytics from 2010 to 2011 and Managing Director from 2006 to 2010. Mr. Kennedy holds a BA from the University of California, Berkeley, an MS in Engineering from the University of Washington and an MBA from the Yale School of Management. We believe Mr. Kennedy is qualified to serve on our board of directors due to his role as a founder of our company, his deep knowledge of our company and his extensive background in our industry.

Edward Wood Pastorius, Jr. has served as our Chief Revenue Officer since March 2018 and has served as the President, North America of our subsidiary, Tilray Canada Ltd., since November 2016. In October 2009, Mr. Pastorius joined mywedding.com as President and Chief Executive Officer after its acquisition by Viridian Investment Partners where he was an Executive in Residence starting in December 2008, and then led and managed mywedding.com’s sale to the Meredith Corporation in November 2014, and continued to lead the company through its transition until June 2016. From 2005 through 2008, Mr. Pastorius was Chief Executive Officer at HEALTHeCAREERS Network, and was the Chief Information Officer of the parent, OnTargetjobs, from 2005 through early 2007. Early in his career, Mr. Pastorius held executive positions, including: President and Chief Operating Officer at Infotrieve from 2003 to 2006; Chief Information Officer and Executive Vice President of Operations for the Gale Group, a Thomson Corporation company, from 1998 to 2003; and General Manager of First Data Screening Services, a First Data Corporation company from 1995 to 1998. Mr. Pastorius holds a BA from Colorado State University and an MBA from the New York Institute of Technology—Old Westbury.

Mark Castaneda has served as our Chief Financial Officer, Secretary and Treasurer since March 2018. Mr. Castaneda previously served as the Chief Financial Officer and Assistant Treasurer of Primo

Water Corporation, a publicly traded water marketing and distribution company, from March 2008 to January 2018. From October 2007 to March 2008, Mr. Castaneda served as the Chief Financial Officer for Tecta America, Inc., a private national roofing contractor, and from October 2004 to August 2006, he served as Chief Financial Officer for Pike Electric Corporation, a publicly traded energy solutions provider, where he helped lead its initial public offering in July 2005. Mr. Castaneda also served as the Chief Financial Officer of Blue Rhino Corporation from November 1997 to October 2004 and as a member of the board of directors of Blue Rhino Corporation from September 1998 to April 2004. Mr. Castaneda helped lead Blue Rhino’s initial public offering in May 1998. Mr. Castaneda began his career with Deloitte & Touche in 1988 and is a certified public accountant. Mr. Castaneda has served on the Audit Committee of Ranir Global Holdings, LLC since August 2016. Mr. Castaneda holds a BS in Accountancy and a Masters, Taxation from DePaul University.

Non-Employee Directors

Michael Auerbach has served as a member of our board of directors since February 2018. He has served on the board of directors of Privateer Holdings since January 2014. Mr. Auerbach has served as Senior Vice President at the Albright Stonebridge Group, a commercial diplomacy and global strategy group, since July of 2012. Mr. Auerbach previously served as the Vice President, Social Risk Consulting at Control Risks Group Limited from September 2009 to July 2012. Mr. Auerbach also served as the Associate Director, Prospects for Peace Initiative at The Century Foundation and Center for American Progress from August 2005 to July 2007. Additionally, Mr. Auerbach served as a term member at the Council on Foreign Relations from 2011 to 2016 and as a national security fellow at the Truman National Security Project since 2005. Mr. Auerbach holds an MS in International Relations from Columbia University and a BA in Critical Theory and Post-Colonial Studies from the New School for Social Research. We believe Mr. Auerbach is qualified to serve on our board of directors due to his extensive knowledge of our company and industry.

Rebekah Dopp has served as a member of our board of directors since May 2018. Ms. Dopp has served in multiple roles at Google, Inc. since 2016 and currently serves as Principal, News & Local Media—Global Partnerships. She previously served as Senior Vice President, Advanced Digital Services for CBS Corporation from 2014 to 2016 and in several leadership positions at HBO from 2001 to 2014. Ms. Dopp holds a BA in Business Administration with a concentration in finance from The College of William and Mary and completed the Cable Management program at Harvard Business School. We believe Ms. Dopp is qualified to serve on our board of directors due to her extensive business experience and knowledge.

Maryscott Greenwood has served as a member of our board of directors since May 2018. She has served as the Chief Executive Officer of the Canadian American Business Council since May 2002 and as a principal at Dentons since July 2015. She previously served as the Senior Managing Director at McKenna, Long & Aldridge LLP from April 2001 to June 2015. Ms. Greenwood holds a BA in Political Science from the University of Vermont. We believe Ms. Greenwood is qualified to serve on our board of directors due to her background in government and policy and her extensive regulatory knowledge.

Christine St.Clare has served as a member of our board of directors since June 2018. Ms. St.Clare has served as the President of St.Clare Advisors, LLC since January 2012, which she founded. Ms. St.Clare completed a 35-year career with KPMG in 2010, during which time she served in various capacities, including as an Audit Partner from 1986 until 2005, as an Advisory Partner in Internal Audit, Risk and Compliance from 2005 until 2010 and as a member of KPMG’s board of directors for four years, chairing the Audit and Finance Committee. Ms. St.Clare currently serves on the boards of directors of Fibrocell Science, Inc. and AquaBounty Technologies, Inc., and chairs the Audit Committees for both companies. Ms. St.Clare holds a BS in Accounting from California State

University, Long Beach, and attended Executive Education courses at The Wharton School of the University of Pennsylvania. We believe Ms. St.Clare is qualified to serve on our board of directors due to her extensive accounting and finance knowledge and experience.

Family Relationships

There are no family relationships among any of the directors or executive officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which currently consists of five members.

Upon completion of this offering, our directors will be divided among three classes with staggered three-year terms as follows:

•	Class 1, whose members will be Mr. Auerbach and Ms. Dopp. The terms of the Class 1 directors will expire at our 2019 annual meeting of stockholders;

•	Class 2, whose members will be Ms. Greenwood and Ms. St.Clare. The terms of the Class 2 directors will expire at our 2020 annual meeting of stockholders; and

•	Class 3, whose member will be Mr. Kennedy. The term of the Class 3 director will expire at our 2021 annual meeting of stockholders.

Controlled Company Exception

After the completion of this offering, Privateer Holdings will continue to beneficially own shares representing more than 50% of the voting power of our capital stock eligible to vote in the election of directors. As a result, we will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) that its board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) for an annual performance evaluation of the nominating and corporate governance and compensation committees. For at least some period following this offering, we intend to utilize these exemptions because our board has not yet made a determination with respect to the independence of any directors other than Mr. Kennedy, who is not independent due to his employment as our President and Chief Executive Officer. In the future, we expect that our board will make a determination as to whether other directors, including directors associated with Privateer Holdings, are independent for purposes of the corporate governance standards described above.

As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Class 2 common stock continues to be listed on the Nasdaq Global Select Market, we will be required to comply with these standards and, depending on the board’s independence determination with respect to our then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.

Committees of the Board of Directors

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the closing of this offering, the charters for each of these committees will be available on our website at www.tilray.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The composition of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations.

Audit Committee

Our audit committee will consist of Ms. Dopp, Ms. Greenwood and Ms. St.Clare. Our board of directors has determined each member of our audit committee to be independent under the listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, or the Exchange Act. The chairperson of our audit committee will be Ms. St.Clare. Our board of directors has determined that Ms. St.Clare is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related-party transactions;

•	obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee will consist of Mr. Auerbach, Ms. Dopp and Ms. Greenwood. Our board of directors has determined each of Mr. Auerbach, Ms. Dopp and Ms. Greenwood to be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of our compensation committee will be Mr. Auerbach. As a controlled company, we intend to rely upon the exemption for the requirement that we have a compensation committee comprised entirely of independent directors.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of our employees; and

•	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Mr. Auerbach, Ms. St.Clare and Ms. Greenwood. Our board of directors has determined each of Mr. Auerbach, Ms. St.Clare and Ms. Greenwood to be independent under the listing standards. The chairperson of our nominating and corporate governance committee will be Mr. Auerbach. As a controlled company, we intend to rely upon the exemption for the requirement that we have a nominating and corporate governance committee comprised entirely of independent directors.

Specific responsibilities of our nominating and corporate governance committee include:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees and recommending to our board of directors and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

•	reviewing developments in corporate governance practices;

•	overseeing and reviewing our processes and procedures to provide information to our board of directors and its committees;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Code of Business Conduct and Ethics

We will adopt a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the closing of this offering, the Code of Business Conduct and Ethics will be available on our website at www.tilray.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an officer or employee of our company. None of our executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our compensation committee.

2017 Non-Employee Director Compensation

We were formed in January 2018. No obligations with respect to compensation for our directors were accrued or paid during fiscal year 2017. Prior to our incorporation in January 2018, we operated our business under Decatur. There were no non-employee directors on the board of directors of Decatur during fiscal year 2017.

Non-Employee Director Compensation Policy

Our non-employee directors are entitled to receive compensation for his or her service consisting of annual cash retainers and equity awards as described below. Our Board of Directors may revise the policy as it deems necessary or appropriate.

Cash Compensation. All non-employee directors are entitled to receive the following annual cash compensation:

Board of Directors	$35,000
Chair of committee:
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000
Committee member:
Audit	$7,500
Compensation	$5,000
Nominating and Corporate Governance	$4,000

Equity Compensation. All non-employee directors are entitled to receive an annual restricted stock unit grant for 35,000 of our Class 2 common shares, vesting on a four-year vesting schedule, under which 25% of the shares vest after twelve months of service and the remaining shares vest quarterly thereafter.

Medical Advisory Board

Dr. Catherine Jacobson is a member of our medical advisory board and our Director of Clinical Research, where she identifies opportunities for partnerships that fulfill our goal of advancing knowledge of cannabinoid science by partnering with physicians and medical institutions to generate data that will inform best treatment practices. Prior to joining us, Dr. Jacobson led a venture philanthropic fund addressing the lack of adequate drugs and devices to treat pediatric epilepsy. As a post-doctoral fellow at the University of California, San Francisco, she established GW Pharmaceutical’s Expanded Access Investigational New Drug Application (IND) for Epidiolex for the

treatment of children with severe medically refractory epilepsy. She also served as a post-doctoral fellow at Stanford University, where she conducted the first published account of the parental use of cannabis to treat severe pediatric epilepsy. She holds a PhD from the Oregon Health and Science University School of Medicine.

Orrin Devinsky, MD, Chairman of our medical advisory board, is Director of the Comprehensive Epilepsy Center at the NYU Langone Medical Center. His research interests include the use of cannabinoids and other medications to treat a variety of epilepsy syndromes. He has served on the Board of Directors of the American Epilepsy Society, the Epilepsy Foundation and the Epilepsy Therapy Project, as well as the Scientific Advisory Boards of numerous disease organization. Dr. Devinsky has been an invited speaker at international epilepsy and neurology conferences for more than 20 years, and has authored over 400 peer-reviewed scientific articles and 20 books and monographs. He holds a medical degree from Harvard Medical School.

Praveen Anand, MD, is a member of our medical advisory board and Head of the Centre for Clinical Translation and Professor of Clinical Neurology at Imperial College London. His research focuses on pathophysiological and molecular mechanisms in the human sensory neuropathies and chronic pain syndromes. As Head of the Centre for Clinical Translation, he oversees the research and development of novel therapies for neurological diseases. Dr. Anand has worked extensively with pharmaceutical companies enabling translational research that has guided the recent success of 3 novel drugs from the laboratory to Phase II trials for chronic neuropathic pain, and one for chronic itch. He has published over 200 peer-reviewed articles in journals including Nature, Nature Medicine, Nature Genetics, Science and The Lancet. He completed his medical education at the University of Oxford and the University of Cambridge, and completed post-graduate training at the Hammersmith Hospital and the National Hospital for Neurology and Neurosurgery, Queen Square, London.

Abraham Chachoua, MD, is a member of our medical advisory board and Associate Director of Cancer Services at the NYU Langone Perlmutter Cancer Center and the Jay and Isabel Fine Professor of Oncology at the NYU Langone Department of Medicine. He specializes in the treatment of cancers that affect the lungs and chest. He has been involved in a number of clinical trials for the treatment of non small cell lung cancer. Dr. Chachoua has a particular interest in the study of novel targeted therapies, earlier intervention in disease and integrates multiple modalities for the treatment of locally advanced lung cancer. He completed his medical degree at Monash University.

Elizabeth K. Hale, MD, is a member of our medical advisory board and Clinical Associate Professor of Dermatology at NYU Langone Medical Center and the co-Founder of CompleteSkinMD in New York City. She specializes in laser surgery and cosmetic dermatology. Dr. Hale has extensive experience in the field of skin cancer and is a senior vice president of the Skin Cancer Foundation. She has been named a “Best Doctor in Dermatology” by New York Magazine and a “Super Doctor” by the New York Times for the last 5 years. Dr. Hale has been an invited lecturer at international conferences focused on skin cancer and its treatment. Dr. Hale has authored over 40 peer-reviewed articles and more than 10 text books and chapters. Dr. Hale received her medical degree from New York University, where she was also the recipient of the American Medical Women’s Association Citation and the Marion Sulzberger Dermatology Award.

Catherine Lord, PhD, is a member of our medical advisory board and Professor of Psychology in Psychiatry and founding Director of the Center for Autism and the Developing Brain (CADB), at New York-Presbyterian Hospital, Weill Cornell Medicine, Columbia University College of Physicians and Surgeons in collaboration with New York Collaborates for Autism. She is internationally recognized for her work in longitudinal studies of children with autism as well as for her role in developing the autism diagnostic instruments used in both practice and in research worldwide today. She holds her PhD from Harvard University.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next most highly compensated executive officer, as of December 31, 2017, were:

•	Brendan Kennedy, President and Chief Executive Officer; and

•	Edward Wood Pastorius, Jr., Chief Revenue Officer.

2017 Summary Compensation Table

The following table presents all of the compensation paid or awarded to or earned by our named executive officers during 2017 from us or any of our affiliates:

Name and Principal Position	Year	Salary		Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Brendan Kennedy President and Chief Executive Officer	2017	$375,000	(2)	$—	$—	$—		$375,000
Edward Wood Pastorius, Jr.	2017	250,000	(2)	—	—	36,000	(2)	286,000
Chief Revenue Officer

(1)	The amounts reported do not reflect the amounts actually received by our executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our executive officers during 2017, as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 718. Assumptions used in the calculation of these amounts are included in Note 2 to our consolidated financial statements included in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our executive officers who have received options will only realize compensation with regard to these options to the extent the trading price of our common stock is greater than the exercise price of such options.
(2)	Represents amounts received from Privateer Holdings.

Outstanding Equity Awards as of December 31, 2017

There were no outstanding equity awards held under our equity incentive plans by our named executive officers as of December 31, 2017.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or defined benefit retirement plan sponsored by us in 2017.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2017.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including, but not limited to, the Nasdaq requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment, Severance and Change in Control Arrangements

We have entered into offer letters with each of our named executive officers. The offer letters generally provide for at-will employment and set forth the executive’s initial base salary, target variable compensation, eligibility for employee benefits, the terms of initial equity grants and in some cases severance benefits on a qualifying termination. Each of our named executive officers has also executed our standard form of proprietary information agreement. Any potential payments and benefits due upon a termination of employment or a change of control of us are further described below.

Brendan Kennedy

Mr. Kennedy serves as our President and Chief Executive Officer. In May 2018, we entered into an employment agreement with Mr. Kennedy, or the Kennedy Employment Agreement, pursuant to which he received an annual base salary of $425,000 with a target annual bonus equal to 100% of his annual base salary. In addition, Mr. Kennedy was granted an option to purchase 3,000,000 shares of our Class 2 common stock and was promised a grant of an additional option promptly following the closing of this offering equal to four percent of the sum of our aggregate shares of Class 1 common stock and Class 2 common stock then outstanding and the number of shares of Class 2 common stock reserved under our Amended and Restated 2018 Equity Incentive Plan. Additionally, Mr. Kennedy was granted 750,000 restricted stock units. If Mr. Kennedy is terminated without cause or resigns for good reason, as such terms are defined in the Kennedy Employment Agreement, he will receive a severance payment equal to three times his base salary and target annual bonus, as then in effect and 100% accelerated vesting of all his then unvested stock options, restricted stock units and other equity-based awards. Mr. Kennedy is also entitled to COBRA benefits for up to 36 months after termination without cause or resignation for good reason. Upon a change in control, as such term is defined in the Kennedy Employment Agreement, all of Mr. Kennedy’s unvested stock options, restricted stock units and other equity-based awards will vest in full.

Edward Wood Pastorius, Jr.

Mr. Pastorius serves as our Chief Revenue Officer. In May 2018, we entered into an employment agreement with Mr. Pastorius, or the Pastorius Employment Agreement, pursuant to which he received an annual base salary of $250,000 with a target annual bonus equal to 50% of his annual base salary. In addition, Mr. Pastorius was granted an option to purchase 350,000 shares of our Class 2 common stock and 100,000 restricted stock units. If Mr. Pastorius is terminated without cause or resigns for good reason, as such terms are defined in the Pastorius Employment Agreement, he will receive a severance payment equal to 18 months of his base salary and COBRA benefits for up to 18 months after such termination or resignation. Upon a change in control, as such term is defined in the Pastorius Employment Agreement, all of Mr. Pastorius’s unvested stock options, restricted stock units and other equity-based awards will vest in full.

Equity Incentive Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors and encourages them to devote their best efforts to our business and financial success. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

Amended and Restated 2018 Equity Incentive Plan

Our board of directors originally adopted the Amended and Restated 2018 Equity Incentive Plan, or the 2018 Plan, in February 2018 and amended and restated it in May 2018. Our stockholders approved the 2018 Plan in May 2018.

Authorized awards. The 2018 Plan authorizes the award of incentive stock options that may qualify for favorable tax treatment under U.S. tax laws to their recipients under Section 422 of the Internal Revenue Code of 1906, or the Code, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance-based awards and other stock awards, which are collectively referred to as awards. We may grant awards under the 2018 Plan to our employees, including our officers, our non-employee directors and consultants and the employees and consultants of our affiliates. We may grant ISOs to our employees and employees of a subsidiary corporation or parent corporation (within the meaning of Sections 424(e) and 424(f) of the Code).

Share reserve. 9,199,338 shares of Class 2 common stock were reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan as of the date of this offering. Additionally, the number of shares of our Class 2 common stock reserved for issuance under our 2018 Plan will automatically increase on January 1 of each calendar year for ten years, starting on January 1, 2019 and ending on and including January 1, 2027, in an amount equal to 4% of the total number of shares of our common stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors. The maximum number of shares of our common stock that may be issued upon the exercise of ISOs under the 2018 Plan is equal to 13,423,242.

Shares subject to awards granted under the 2018 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2018 Plan. Additionally, shares become available for future grant under the 2018 Plan if they were issued under awards under the 2018 Plan if we repurchase them or they are forfeited. This includes shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award.

The maximum number of shares of common stock subject to stock awards granted under the 2018 Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such calendar year for service on the board of directors, will not exceed $500,000 in total value, calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes, or, with respect to the calendar year in which a non-employee director is first appointed or elected to our board of directors, $1,000,000.

Plan administration. The 2018 Plan will be administered by our compensation committee, or by our board of directors or another duly authorized committee, acting in place of our compensation committee. Our board of directors or our compensation committee may also delegate to one or more of our officers the authority to designate employees, other than officers, to receive specified awards and determine the number of shares subject to such awards.

Our compensation committee will have the authority to construe and interpret the 2018 Plan, grant and amend awards, determine the terms of such awards and make all other determinations necessary or advisable for the administration of the plan, including, but not limited to, repricing options or SARs without prior stockholder approval. Awards granted under the 2018 Plan may vest over time based on the holder’s continued service with us or following the achievement of certain pre-established performance goals.

Options. Options represent the right to purchase shares of our Class 2 common stock on the date of exercise at a stated exercise price. The exercise price of an option generally must be at least equal to the fair market value of our shares of Class 2 common stock on the date of grant. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under the 2018 Plan is ten years.

Restricted stock awards. Restricted stock awards represent an offer by us to issue or sell shares of our Class 2 common stock subject to vesting restrictions, which may lapse based on time or achievement of performance conditions. The price, if any, of a restricted stock award will be determined by our compensation committee. Unless otherwise determined by our compensation committee at the time of grant, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Restricted stock unit awards. RSUs represent the right to receive shares of our Class 2 common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If an RSU award has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder a number of whole shares of Class 2 common stock, cash or a combination of shares of our Class 2 common stock and cash. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU award.

Stock appreciation rights. SARs provide for a payment, or payments, in cash or shares of Class 2 common stock to the holder based upon the difference between the fair market value of shares of our Class 2 common stock on the date of exercise and the stated exercise price. The maximum term of SARs granted under the 2018 Plan is ten years.

Performance Awards. The 2018 Plan permits the grant of performance-based stock and cash awards. The performance goals that may be selected include one or more of the following: (1) earnings, including earnings per share and net earnings; (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other (income) expense; (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other (income) expense and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other (income) expense, stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder’s equity; (10) return on assets, investment or capital employed; (11) stock price; (12) margin, including gross margin; (13) income, before or after taxes; (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added, or an equivalent metric; (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes, including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals and product supply; (29) stockholders’ equity; (30) capital expenditures; (31) debt levels; (32) operating profit or net operating profit; (33) workforce diversity; (34) growth of net income or operating income; (35) billings; (36) bookings; (37) employee retention; (38) initiation of phases of clinical trials and/or studies by specific dates; (39) patient enrollment rates; (40) budget management; (41) submission to, or approval by, a regulatory body, including, but not limited to the U.S. Food and Drug Administration of an applicable filing or a product candidate; (42) regulatory milestones; (43) progress of internal research or clinical programs; (44) progress of partnered programs; (45) partner satisfaction; (46) timely completion of clinical trials; (47) research progress, including the development of programs; (48) strategic partnerships or transactions including in-licensing and out-licensing of intellectual property; (49) customer satisfaction and (50) other measures of performance selected by our board of directors or a committee thereof.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or business segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under GAAP; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our Class 2 common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under GAAP and (12) to exclude the effect of any other unusual, nonrecurring gain or loss or other extraordinary item. In addition, we retain the discretion to adjust or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other stock awards. Our compensation committee may grant other awards based in whole or in part by reference to shares of our Class 2 common stock. Our compensation committee will determine the number of shares under such award and all other terms and conditions of such awards.

Transferability. Awards granted under the 2018 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as otherwise determined by our compensation committee or under the terms of the 2018 Plan or an applicable award agreement.

Changes to capital structure. In the event that there is a specified type of change in our capital structure, such as a share split or recapitalization, appropriate adjustments will be made to (1) the class and the maximum number of shares reserved for issuance under the 2018 Plan, (2) the class and the maximum number of shares by which the share reserve may increase automatically each year, (3) the class and the maximum number of shares that may be issued upon the exercise of ISOs and (4) the class and the number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

Corporate transactions. The 2018 Plan provides that in the event of certain specified significant corporate transactions, each outstanding award will be treated as the determined by our board of directors unless otherwise provided in an award agreement or other written agreement between us and the award holder. The board of directors may take one of the following actions with respect to such awards:

•	Arrange for the assumption, continuation or substitution of an award by a successor corporation;

•	Arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

•	Accelerate the vesting, in whole or in part, of the award and provide for its termination prior to the transaction;

•	Arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•	Cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the closing of the transaction, in exchange for a cash payment or no payment, as determined by our board of directors; and

•	Cancel or arrange for the cancellation of the award to the extent not vested but not exercised prior to the closing of the transaction, in exchange for a payment, in the form determined by our board of directors, equal to the excess, if any, of (A) the per share amount payable to holders of our Class 2 common stock in the transaction over (B) any exercise price payable by the participant in connection with the award, multiplied by the number of shares subject to the award.

A corporate transaction generally will be deemed to occur in the event of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding prior to such transaction are converted or exchanged into other property by virtue of the transaction.

The board of directors is not obligated to treat all awards or portions of awards, even those that are of the same type, in the same manner.

Amendment and termination. Our board of directors or another duly authorized committee has the authority to amend, suspend or terminate the 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted the 2018 Plan, and no awards may be granted under the 2018 Plan while it is suspended or after it is terminated.

Health and Welfare Benefits

All of our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental and vision insurance plans as well as our 401(k) plans, in each case on the same basis as all of our other full-time employees.

Limitation on Liability and Indemnification of Directors and Officers

Upon the closing of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former executive officers and directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful payment of dividends or redemption of shares); or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our bylaws will provide that we are required to indemnify our executive officers and directors to the fullest extent permitted by Delaware law. Our bylaws will also provide that, upon satisfaction of certain conditions, we shall advance expenses incurred by an executive officer and director in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our amended and restated certificate of incorporation and bylaws will also provide our board of directors with discretion to indemnify our other officers, employees and other agents when determined appropriate by the board. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Rule 10b5-1 Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class 2 common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of this offering, the sale of any shares under such plan would be subject to the lock-up agreement that the director or officer has entered into with the underwriters.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2015 to which we have been a participant, in which:

•	the amount involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation” or that were approved by our compensation committee.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Sales of Common Stock

In January 2018, we issued an aggregate of 75,000,000 shares of our Class 1 common stock to Privateer Holdings in exchange for the contribution of 100% of the outstanding equity interests of Decatur to us. Decatur owns all of the outstanding equity interests of our direct and indirect subsidiaries through which we operate our business and, prior to the above mentioned transaction, was a wholly owned direct subsidiary of Privateer Holdings.

Investor Rights Agreement

In February 2018, we entered into an investor rights agreement with holders of our preferred stock and common stock, including certain holders of more than 5% of our capital stock and entities affiliated with certain of our directors. After the closing of this offering, these holders will be entitled to certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. For a more detailed description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.” In addition, this agreement gives the stockholders that are parties thereto the right to participate in new issuances of equity securities by us, subject to certain exceptions. This right to participate in new issuances of equity securities will terminate by its terms upon the completion of our initial public offering.

Indebtedness

In January 2016, a wholly owned subsidiary of ours entered into a revolving credit facility with Privateer Holdings for up to $25.0 million, which facility is payable on demand and bears interest at a rate of 2.4 times the mid-term Applicable Federal Rate, compounded annually for advances made under this agreement prior to January 1, 2017. Advances made under this facility following January 1, 2017 bear interest at a floating rate of 2.54% for 2017. As of March 31, 2018, $24.3 million remained outstanding under this facility.

In November 2017, a wholly owned subsidiary of ours entered into a demand revolving construction facility with Privateer Holdings for up to $10.0 million, which facility is payable on demand and bears interest at a floating rate of 2.54% in 2017. As of March 31, 2018, $8.1 million remained outstanding under this facility.

See the section titled “Use of Proceeds” for additional information about the Privateer Holdings debt facilities.

In December 2017, a wholly owned subsidiary of ours entered into an intercompany loan agreement with Privateer Holdings pursuant to which Privateer Holdings agreed to loan us up to $1.0 million, which bears interest at a floating rate of 2.54%. The term of the loan is two years with options to renew the loan for two year periods.

In December 2017, Privateer Holdings loaned certain of our wholly owned subsidiaries an aggregate of $1.7 million pursuant to loan agreements, which loans are non-interest bearing and are payable upon demand. As of March 31, 2018, $2.2 million remained outstanding under these loans.

Corporate Services Agreement

In February 2018, we entered into an agreement with Privateer Holdings, pursuant to which Privateer Holdings provides limited back office functions to us including legal, marketing and public relations, tax accounting and engineering services on an as-requested basis. Pursuant to this agreement, we pay Privateer Holdings a monthly services fee that is based on our proportional share of the actual costs incurred by Privateer Holdings in performing the requested services. Personnel compensation is charged at cost plus a 3.0% markup and any other associated expenses incurred on our behalf are charged at cost. This agreement will remain in effect until terminated by us or Privateer Holdings on 90 days’ notice.

License Agreements

In February 2018, one of our wholly owned subsidiaries entered into a brand licensing agreement with a wholly owned subsidiary of Privateer Holdings, pursuant to which we obtained exclusive rights in Canada for adult use for the following brands: Marley Natural, Irisa, Goodship, Grail, Dutchy, Wallops and Head Light. Pursuant to the brand licensing agreement, we will pay to Privateer Holdings’ subsidiary royalties between 2.5% and 7.5% of the net revenue generated by the licensed products. This agreement is terminable for any reason by either party on six months’ notice prior to the expiration of each automatically renewing five-year term commencing from the first five-year period that ends in February 2023.

In February 2018, we entered into a data license agreement with a wholly owned subsidiary of Privateer Holdings. Pursuant to this agreement, we received a non-exclusive, perpetual license to use data on Canadian customers’ engagement of Leafly Holdings, Inc.’s website. This agreement will remain in effect until terminated by us or Leafly Holdings, Inc. on 90 days’ notice.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify an indemnitee to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the indemnitee in any action or proceeding, including any action or proceeding by us or in our right, arising out of the person’s services as a director or officer.

Related-Party Transaction Policy

We will adopt a formal written policy in connection with this offering that our executive officers, directors, key employees, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent body of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be required to first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our capital stock as of June 30, 2018, after giving effect to the conversion of all of our Series A preferred stock into Class 2 common stock, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class 1 common stock or Class 2 common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage of shares beneficially owned before the offering shown in the table is based on shares of common stock outstanding as of June 30, 2018, after giving effect to (1) the voluntary conversion of 58,333,333 shares of our Class 1 common stock into 58,333,333 shares of our Class 2 common stock immediately prior to the effectiveness of the registration statement of which this prospectus forms a part and (2) the conversion of all of our Series A preferred stock into Class 2 common stock. The percentage of shares beneficially owned after this offering assumes the sale by us of 9,000,000 shares of Class 2 common stock in this offering.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options that are exercisable within 60 days of June 30, 2018. Our shares of Class 2 common stock issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Tilray, Inc., 2701 Eastlake Avenue E., 3rd Floor, Seattle, WA 98102.

	Shares Beneficially Owned Prior to Offering					Shares Beneficially Owned After the Offering
	Class 1		Class 2		% of Total Voting Power+	Class 1		Class 2		% of Total Voting Power+
Name of Beneficial Owner	Number	Percent	Number	Percent		Number	Percent	Number	Percent
Greater than 5% stockholders:
Privateer Holdings, Inc.	16,666,667	100%	58,333,333	88%	97%	16,666,667	100%	58,333,333	78%	93%
Directors and Named Executive Officers:
Brendan Kennedy(1)	–	–	1,125,000	2%	*	–	–	1,125,000	2%	*
Edward Wood Pastorius, Jr.	–	–	–	–	–	–	–	–	–	–
Michael Auerbach(2)	–	–	296,741	*	*	–	–	296,741	*	*
Rebekah Dopp	–	–	–	–	–	–	–	–	–	–
Maryscott Greenwood	–	–	–	–	–	–	–	–	–	–
Christine St.Clare	–	–	–	–	–	–	–	–	–	–
All current executive officers and directors as a group (7 individuals)	–	–	1,421,741(3)	2%	*	–	–	1,721,741(4)	2%	*

*	Represents beneficial ownership of less than one percent
+	Represents the voting power with respect to all shares of our Class 1 common stock and Class 2 common stock, voting as a single class. Each share of Class 1 common stock will be entitled to 10 votes per share and each share of Class 2 common stock will be entitled to one vote per share. The holders of Class 1 common stock and Class 2 common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances described in the section titled “Description of Capital Stock—Common Stock—Voting Rights.”
(1)	Represents 1,125,000 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of June 30, 2018. Mr. Kennedy, an executive officer and member of our board, is the Executive Chairman and member of the board of directors of Privateer Holdings. The address for Privateer Holdings is 2701 Eastlake Avenue E., 3rd Floor, Seattle, WA 98102.
(2)	Represents 296,741 shares held by Murphy Ofutt Tilray, LLC. Mr. Auerbach is the general partner of Murphy Ofutt Tilray, LLC and has voting and dispositive power over the shares. The address for Murphy Ofutt Tilray, LLC is 135 Grand Street, 2nd Floor, New York, New York 10013.
(3)	Represents (a) 296,741 shares of Class 2 common stock and (b) 1,125,000 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of June 30, 2018.
(4)	Represents (a) 296,741 shares of Class 2 common stock and (b) 1,425,000 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of June 30, 2018 (including 300,000 shares that will vest immediately upon the closing of this offering).

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each to be in effect immediately after the closing of the offering are summaries and are qualified by reference to these documents. Copies of these documents will be filed as exhibits to the registration statement of which this prospectus is a part.

Except as otherwise specified below, references to voting by our stockholders contained in this Description of Capital Stock are references to voting by holders of capital stock entitled to attend and vote generally at general meetings of our stockholders.

Organization

We are a corporation organized under the laws of the State of Delaware. We were incorporated in Delaware on January 25, 2018 under the name Tilray, Inc. Our affairs are governed by our amended and restated certificate of incorporation and amended and restated bylaws, each of which will come into effect immediately prior to the completion of this offering.

Capital Stock

Immediately after the completion of this offering, our authorized capital stock will be                     , divided into:

•	250,000,000 shares of Class 1 common stock with a par value of $0.0001 per share;

•	500,000,000 shares of Class 2 common stock with a par value of $0.0001 per share; and

•	10,000,000 undesignated shares of preferred stock with a par value of $0.0001 per share.

Upon the completion of this offering, and the use of proceeds therefrom, we expect to have 16,666,667 shares of Class 1 common stock outstanding and 75,127,375 shares of Class 2 common stock outstanding.

The rights and restrictions to which the Class 1 common stock and Class 2 common stock will be prescribed in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation entitle our board of directors, without stockholder approval, to determine the terms of the undesignated shares of preferred stock issued by us.

Common Stock

Voting Rights

Holders of our Class 1 common stock and Class 2 common stock have identical rights, provided that, except as otherwise expressly provided in our certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, each holder of Class 1 common stock is entitled to 10 votes for each share of Class 1 common stock held by such holder and each holder of Class 2 common stock is entitled to one vote for each share of Class 2 common stock held by such holder.

Holders of shares of Class 1 common stock and Class 2 common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be a separate vote of our Class 1 common stock and Class 2 common stock in the following circumstances:

•	if we propose to treat the shares of a class of our common stock differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;

•	if we propose to treat the shares of a class of our common stock differently with respect to any subdivision or combination of the shares of a class of our common stock; or

•	if we propose to treat the shares of a class of our common stock differently in connection with a liquidation, dissolution or change in control (by merger, asset sale or other similar transaction) with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

In addition, there will be a separate vote of and approval requirement for our Class 1 common stock in order for us to, directly or indirectly, take action in the following circumstances:

•	if we propose to amend, waive, alter or repeal any provision of our certificate of incorporation or our bylaws in a manner that modifies the voting, conversion or other powers, preferences or other special rights or privileges or restrictions of the Class 1 common stock; or

•	if we reclassify any outstanding shares of Class 2 common stock into shares having rights as to dividends or liquidation that are senior to the Class 1 common stock or the right to more than one vote for each share thereof.

Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that, following the closing of this offering, the holder of our Class 1 common stock can elect all of the directors then standing for election as long as it holds approximately 10.01% of all outstanding shares of our capital stock.

Dividends and Distributions

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of Class 1 common stock and Class 2 common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, on any outstanding shares of preferred stock and payment of other claims of creditors.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Conversion Rights

Each share of Class 1 common stock is convertible at any time at the option of the holder into one share of Class 2 common stock. In addition, each share of Class 1 common stock will automatically convert into one share of Class 2 common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our certificate of incorporation, including, without limitation, certain transfers for tax and estate planning purposes. In addition, upon the date on which the outstanding shares of Class 1 common stock represent less than 10% of the aggregate number of shares of Class 1 common stock and Class 2 common stock then outstanding, all outstanding shares of Class 1 common stock shall convert automatically into Class 2 common stock, and no additional shares of Class 1 common stock will be issued.

Rights of Repurchase

We currently have no rights to repurchase shares of our common stock.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject redemption.

Options

As of December 31, 2017, no shares of Class 2 common stock were issuable upon the exercise of outstanding stock options. Pursuant to the terms of our standard option agreement, we have a right to repurchase shares of our common stock issued upon the exercise of options granted under the 2018 Plan if the holder of such shares ceases providing services for us for any reason. For additional information regarding the terms of these plans, see the section titled “Executive Compensation—Equity Incentive Plans.”

Registration Rights

In February 2018, we entered into an investor rights agreement which provides certain holders of our Class 2 common stock, including certain holders of 5% of our capital stock, certain registration rights, as set forth below. The registration of shares of our Class 2 common stock pursuant to the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and selling commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter or underwriters, if any, have the right, subject to specific conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will expire five years after the effective date of the registration statement, of which this prospectus forms a part, or with respect to any particular stockholder, such time as that stockholder can sell all of its shares under Rule 144 of the Securities Act during any three month period.

Demand Registration Rights

The holders of 7,794,042 shares of Class 2 common stock will be entitled to certain demand registration rights. At any time beginning 180 days after the closing of this offering, the holders of a majority of these shares may, on not more than two occasions, request that we file a registration to register the offer and sale of all or a portion of their shares.

Piggyback Registration Rights

If we propose to register the offer and sale of any of our securities under the Securities Act either for our own account or for the account of other security holders following this offering, the holders of 7,794,042 shares of Class 2 common stock will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration, a registration statement on Forms S-4 or S-8 or a registration in which the only shares of Class 2 common stock registered are shares of Class 2 common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The holders of 7,794,042 shares of Class 2 common stock will be entitled to certain Form S-3 registration rights. Any holder of such shares may make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 so long as the anticipated aggregate price to the public is not less than C$1,000,000.

Anti-Takeover Provisions

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will:

•	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed with or without cause, by the holders of a majority of our then-outstanding shares of capital stock entitled to vote generally at an election of directors for so long as Privateer Holdings holds a majority of our then-outstanding shares of capital stock entitled to vote generally at an election of directors, or otherwise by the holders of at least 66 2/3% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that any action to be taken by our stockholders may be taken by written consent or electronic transmission pursuant to Section 228 of the Delaware General Corporation Law, so long as Privateer Holdings holds a majority of our then-outstanding capital stock entitled to vote generally at an election of directors;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our chief executive officer, by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or, for so long as Privateer Holdings holds a majority of our then-outstanding capital stock entitled to vote generally at an election of directors, one or more stockholders that in the aggregate represent at least 50% of the total votes entitled to be cast at the meeting;

•	provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal as possible and with the directors serving three-year terms (see the section titled “Management”), therefore making it more difficult for stockholders to change the composition of our board of directors; and

•	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

For so long as Privateer Holdings holds a majority of our then-outstanding capital stock entitled to vote generally at an election of directors, the amendment of any of these provisions would require approval of the holders of a majority of all of our then-outstanding capital stock entitled to vote generally in the election of directors; otherwise, the amendment of any of these provisions would require approval by the holders of at least 66 2/3% of all of our then-outstanding capital stock entitled to vote generally in the election of directors.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Delaware Anti-Takeover Law

We will opt out of Section 203 of the Delaware General Corporation Law. However, our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of our voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the consummation of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of our outstanding voting stock. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation will provide that Privateer Holdings and its affiliates and any of their direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Choice of Forum

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law; (iv) any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Limitations of Liability and Indemnification

See the section titled “Executive Compensation—Limitation on Liability and Indemnification of Directors and Officers.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class 2 common stock is Philadelphia Stock Transfer, Inc. The transfer agent and registrar’s address is 2320 Haverford Road, Suite 230, Ardmore, PA 19003 and its phone number is (484) 416-3124.

Listing

We have applied to list our Class 2 common stock on the Nasdaq Global Select Market under the symbol “TLRY.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market for our shares of Class 2 common stock existed, and a liquid trading market for our shares of Class 2 common stock may not develop or be sustained after this offering. Future sales of our Class 2 common stock in the public market could adversely affect prevailing market prices of our Class 2 common stock from time to time and could impair our ability to raise equity capital in the future. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our shares of Class 2 common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based upon the number of shares outstanding as of March 31, 2018, upon the closing of this offering 16,666,667 shares of our Class 1 common stock and 75,127,375 shares of our Class 2 common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option to purchase additional shares of Class 2 common stock from us and no exercise of outstanding options. All of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The 16,666,667 shares of our Class 1 common stock and the remaining 66,127,375 shares of Class 2 common stock outstanding after this offering are restricted securities as defined in Rule 144 under the Securities Act or are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if the offer and sale is registered or if the offer and sale qualifies for an exemption from registration, including under Rule 144 or 701 promulgated under the Securities Act, described in greater detail below. These remaining shares will generally become available for sale in the public market as follows:

•	no shares will be eligible for sale in the public market on the date of this prospectus; and

•	approximately 66,127,375 shares will be eligible for sale in the public market upon the expiration of lock-up agreements 180 days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale and other limitations of Rule 144 and Rule 701.

As of March 31, 2018, there were zero shares of Class 2 common stock issuable upon exercise of options outstanding.

We may issue shares of Class 2 common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of shares of Class 2 common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of Class 2 common stock issued in connection with any such acquisition and investment.

In addition, the shares of Class 2 common stock reserved for future issuance under the 2018 Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements, a registration statement under the Securities Act or an exemption from registration, including Rule 144 and Rule 701.

Rule 144

In general, after we have been a public company for 90 days, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of the company who owns either restricted or unrestricted shares of our Class 2 common stock, are entitled to sell their shares without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Persons who have beneficially owned shares of our restricted Class 2 common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (2) we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale and (3) we are current in our Exchange Act reporting at the time of sale.

Persons who have beneficially owned shares of our restricted Class 2 common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of Class 2 common stock outstanding after this offering, which will equal approximately 751,274 shares immediately after the closing of this offering, based on the number of shares of Class 2 common stock outstanding as of March 31, 2018; or

•	the average weekly trading volume of our shares of Class 2 common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of stock acquired pursuant to Rule 701 in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased or may purchase prior to the closing of this offering stock under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares of stock. However, substantially all shares of Rule 701 stock are subject to lock-up agreements as described below and in the section titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Form S-8 Registration Statements

As soon as practicable after the closing of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register the issuance of our Class 2 common stock under our equity compensation plans and agreements. This registration statement will become effective immediately upon filing, and shares covered by such registration statement will be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see the section titled “Executive Compensation—Equity Incentive Plans.”

Lock-Up Arrangements

Our executive officers, directors and our other stockholders have agreed with the underwriters that for a period of 180 days following the date of this prospectus, subject to certain exceptions, that they will not (1) offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of, or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or (2) engage in any short selling of, any of our Class 2 common stock or securities convertible into or exchangeable or exercisable for any of our Class 2 common stock without the prior written consent of Cowen and Company, LLC. Cowen and Company, LLC may, in its sole discretion, at any time, release all or any portion of the shares from the restrictions in this agreement. See the section titled “Underwriting—Lock-up Agreements.”

In addition to the restrictions contained in the lock-up agreement described above, we have entered into agreements with certain securityholders, including the investor rights agreement and our standard form option agreement, that contain market stand-off provisions imposing restrictions on the ability of such securityholders to offer, sell or transfer shares of our Class 2 common stock for a period of 180 days following the date of this prospectus.

Registration Rights

Upon the closing of this offering, the holders of 7,794,042 shares of Class 2 common stock or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. For a description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR CERTAIN NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class 2 common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our Class 2 common stock pursuant to this offering and who hold our Class 2 common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities (and investors therein);

•	“controlled foreign corporations;”

•	“passive foreign investment companies;”

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, financial institutions, investment funds, insurance companies, regulated investment companies, real estate investment trusts, brokers, dealers or traders in securities;

•	tax-exempt organizations and governmental organizations;

•	tax-qualified retirement plans;

•	persons subject to the alternative minimum tax;

•	persons who hold or receive our Class 2 common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that own, or have owned, actually or constructively, more than 5% of our Class 2 common stock;

•	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

•	persons who have elected to mark securities to market; and

•	persons holding our Class 2 common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Class 2 common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class 2 common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of acquiring, holding and disposing of our Class 2 common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS 2 COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL INCOME TAX LAWS WERE RECENTLY ENACTED. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Class 2 common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Class 2 Common Stock

As described in the section titled “Dividend Policy,” we have not paid and do not anticipate paying dividends. However, if we make cash or other property distributions on our Class 2 common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, they will first constitute a non-taxable return of capital and will be applied against and reduce a holder’s tax basis in our Class 2 common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class 2 common stock and will be treated as described in the section titled “—Gain On Disposition of our Class 2 Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA, dividends paid to a non-U.S. holder of our Class 2 common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. Except to the extent that we elect (or the paying agent or other intermediary through which the non-U.S. holder holds common stock elects) otherwise, we (or intermediary) must generally withhold on the entire distribution, in which case the non-U.S. holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) including an applicable taxpayer identification number and certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our Class 2 common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Class 2 common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent, certifying that the dividends are effectively connected with the non-U.S. holders’ conduct of a trade or business within the United States. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically.

However, any such effectively connected dividends paid on our Class 2 common stock generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Class 2 Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Class 2 common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our Class 2 common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class 2 common stock, and our Class 2 common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for

U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our Class 2 common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. In addition, in certain circumstances, the payment of the proceeds from a sale or of disposition of our Class 2 common stock may be subject to information reporting. Copies of information returns that are filed with the IRS may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Class 2 common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient. Non-U.S. holders are urged to consult their tax advisors on the application of information reporting and backup withholding in light of their particular circumstances.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Class 2 common stock. FATCA will also apply to gross proceeds from sales or other dispositions of our Class 2 common stock after December 31, 2018.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA and other U.S. federal, state and local, and non-U.S. tax consequences of acquiring, holding and disposing of our Class 2 common stock.

UNDERWRITING

The shares of our Class 2 common stock are being offered in Canada and the United States by two syndicates of underwriters. Of the 9,000,000 shares being offered,              are being offered in the United States and certain other countries except Canada by a syndicate of U.S. underwriters at an offering price denominated in U.S. dollars, and              are being offered in Canada and certain other countries except the United States by a syndicate of Canadian underwriters at an offering price denominated in Canadian dollars, at the approximate equivalent of the U.S. dollar offering price. Subject to applicable law, the U.S. underwriters and the Canadian underwriters may offer the shares of our Class 2 common stock outside the United States and Canada.

We and the U.S. underwriters for the offering named below have entered into an underwriting agreement with respect to the shares of our Class 2 common stock being offered by the U.S. underwriters. Subject to the terms and conditions of the U.S. underwriting agreement, each U.S. underwriter has severally agreed to purchase from us the number of shares of our Class 2 common stock set forth opposite its name below. Cowen and Company, LLC is the sole representative of the U.S. underwriters.

U.S. Underwriters	Number of Shares
Cowen and Company, LLC
Roth Capital Partners, LLC
Northland Securities, Inc.

Total

We and the Canadian underwriters for the offering named below have entered into an underwriting agreement with respect to the shares of our Class 2 common stock being offered by the Canadian underwriters. Subject to the terms and conditions of the Canadian underwriting agreement, each Canadian underwriter has severally agreed to purchase from us the number of shares of our Class 2 common stock set forth opposite its name below. BMO Nesbitt Burns Inc. is the sole representative of the Canadian underwriters.

Canadian Underwriters	Number of Shares
BMO Nesbitt Burns Inc.
Eight Capital

Total

The U.S. underwriting agreement and the Canadian underwriting agreement each provide that the obligations of the respective underwriters are subject to certain conditions precedent and that the respective underwriters have agreed, severally and not jointly, to purchase all of the shares of our Class 2 common stock sold under such underwriting agreement they have entered if any of these shares are purchased, other than those shares covered by the over-allotment option described below. If a U.S. or Canadian underwriter defaults, each underwriting agreement provides that the purchase commitments of the non-defaulting underwriters which are parties to that agreement may be increased or such underwriting agreement may be terminated.

We have agreed to indemnify the U.S. and Canadian underwriters against specified liabilities, including liabilities under the Securities Act or under Canadian securities laws, as applicable, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of our Class 2 common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the applicable underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The closing of the offering by the U.S. underwriters is a condition to the closing of the offering by the Canadian underwriters, and the closing of the offering by the Canadian underwriters is a condition to the closing of the offering by the U.S. underwriters.

The U.S. underwriters and the Canadian underwriters have entered into an intersyndicate agreement to reallocate their respective economic risks and rewards of participation in this offering, including with respect to underwriting liability, compensation, indemnification and contribution, as if the offering had been conducted by a single underwriting syndicate, as follows:

U.S. and Canadian Underwriters	Number of Shares	Percentage
Cowen and Company, LLC
BMO Nesbitt Burns Inc.
Eight Capital
Roth Capital Partners, LLC
Northland Securities, Inc.

Total	9,000,000	100%

The intersyndicate agreement requires each underwriting syndicate to act as sub-underwriter of the other underwriting syndicate in order to reallocate underwriting risk among all of the U.S. underwriters and the Canadian underwriters on the basis of the percentages shown in the table above, or a combined syndicate economics basis. Each syndicate has agreed to purchase such number of shares underwritten by the other syndicate as will result in a pro rata distribution of any unsold shares among all of the underwriters on a combined syndicate economics basis. Further, each syndicate has agreed to make such payment to the other syndicate as may be necessary to redistribute the economic benefit of having participated in the offering on a combined syndicate economics basis. Additionally, each of the Canadian and U.S. underwriters has agreed to reallocate their share of any indemnification or contribution payments they may be required to make or entitled to receive as a result of their participation in the offering on a combined syndicate economics basis.

The intersyndicate agreement also provides for the coordination of the activities of the U.S. and Canadian underwriting syndicates with respect to the offering, including for the purchase and sale of unsold shares between syndicates in order to facilitate their resale to the public, for the coordination of the establishment of over-allotment positions and other stabilization activities by Cowen and Company, LLC on behalf of both syndicates, for the reallocation of expenses on a combined syndicate economics basis.

Over-allotment Option to Purchase Additional Shares

We have granted to the U.S. underwriters an option to purchase up to                additional shares of our Class 2 common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the sale of our Class 2 common stock offered hereby. To the extent that the U.S. underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our Class 2 common stock.

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $4.0 million and are payable by us. We also have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. up to $30,000.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price
Underwriting discount
Proceeds, before expenses, to us

The underwriters propose to offer the shares of our Class 2 common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of our Class 2 common stock to securities dealers at the public offering price less a concession not in excess of $                per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of our Class 2 common stock to any accounts over which they have discretionary authority.

Market Information

Prior to this offering, there has been no public market for shares of our Class 2 common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, the factors to be considered in these negotiations will include:

•	the history of, and prospects for, our company and the industry in which we compete;

•	our past and present financial information;

•	an assessment of our management;

•	our past and present operations, and the prospects for, and timing of, our future revenue;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our Class 2 common stock may not develop, or if such a market develops, may not be sustained. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

We have applied to list our Class 2 common stock on the Nasdaq Global Select Market under the symbol “TLRY.”

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares of our Class 2 common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of our Class 2 common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of our Class 2 common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares of our Class 2 common stock in the open market.

•	Syndicate covering transactions involve purchases of our Class 2 common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares of our Class 2 common stock in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of our Class 2 common stock originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class 2 common stock or preventing or retarding a decline in the market price of our Class 2 common stock. As a result, the price of our Class 2 common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Class 2 common stock. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our Class 2 common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our Class 2 common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our executive officers, directors and our other stockholders, have agreed, subject to certain exceptions, not to (a) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, (b) make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to or (c) engage in any short selling of, any of our Class 2 common stock or securities convertible into or exchangeable or exercisable for any of our Class 2 common stock without the prior written consent of Cowen and Company, LLC, for a period of 180 days after the date of the pricing of the offering.

This lock-up provision applies to our Class 2 common stock and to securities convertible into or exchangeable or exercisable for our Class 2 common stock. It also applies to our Class 2 common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (i) issue our Class 2 common stock as contemplated in the underwriting agreement, (ii) issue our Class 2 common stock or options pursuant to employee benefit plans, (iii) issue our Class 2 common stock upon exercise of outstanding options or warrants, (iv) make withholdings with respect to shares of our Class 2 common stock to satisfy tax withholding obligations pursuant to our equity incentive plans or arrangements disclosed in this prospectus or (v) file registration statements on Form S-8. The exceptions permit parties to the “lock-up” agreements, among other things and subject to restrictions, to: (1) make certain gifts, charitable contributions or transfers pursuant to a domestic relations order, (2) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any stockholders, partners, members of, or owners of similar equity interests in, the party, if such transfer is not for value, (3) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or bona fide transfer of all or substantially all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the “lock-up” agreement or to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate and such transfer is not for value, (4) engage in transactions relating to our Class 2 common stock or other securities convertible into or exercisable or exchangeable for our Class 2 common stock acquired in this offering or in open market transactions after completion of this offering, provided that no such transaction is required to be, or is, publicly announced during the lock-up period; (5) enter, at any time on or after the date of the underwriting agreement, into any trading plan providing for the sale of our Class 2 common stock by the party, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any of our Class 2 common stock during the lock-up period and no public announcement or filing is voluntarily made or required regarding such plan during the lock-up period; (6) transfer to us shares of our Class 2 common stock to satisfy tax withholding obligations pursuant to our equity incentive plans or arrangements disclosed in this prospectus; (7) if the party is a trust, transfer or distribute shares of our Class 2 common stock or any securities convertible into or exercisable or exchangeable for our Class 2 common stock to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (8) transfer shares of our Class 2 common stock to us in connection with the repurchase of such Class 2 common stock in connection with the termination of the party’s employment with us pursuant to contractual agreements with us; (9) exercise a stock option, or any other equity-based award, granted under a stock incentive plan or stock purchase plan described in this prospectus, and receive from us of shares of our Class 2 common stock upon such exercise; (10) transfer shares of our Class 2 common stock in connection with a merger, consolidation or other similar transactions involving a change of control of us and approved by our board of directors; (11) transfer shares of our Class 2 common stock pursuant to the underwriting agreement for this offering; and (12) convert outstanding shares of our Series A Preferred Stock into our Class 2 common stock. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

Cowen and Company, LLC, in its sole discretion, may release our Class 2 common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether to release our Class 2 common stock and other securities from lock-up agreements, Cowen and Company, LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request. In the event of such a release or waiver for one of our directors or officers, Cowen and Company, LLC shall provide us with notice of the impending release or waiver at least three business days before the effective date of such release or waiver and we will announce the impending release or waiver by issuing a press release at least two business days before the effective date of the release or waiver.

Selling Restrictions

United Kingdom

Each of the underwriters has represented and agreed that:

•	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

•	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area, or the EEA, which has implemented the European Prospectus Directive, each, a Relevant Member State, an offer of shares of our Class 2 common stock may not be made to the public in a Relevant Member State other than:

•	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or;

•	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of shares of our Class 2 common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and with us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the European Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the European Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer or any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive’’ means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the shares of our Class 2 common stock in Germany. Consequently, the shares of our Class 2 common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the shares of our Class 2 common stock to the public in Germany or any other means of public marketing. The shares of our Class 2 common stock are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

Our Class 2 common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our Class 2 common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Class 2 common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Australia

This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

Our Class 2 common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy our Class 2 common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of our Class 2 common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of our Class 2 common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of our Class 2 common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of our Class 2 common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares of our Class 2 common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. Cowen and Company, LLC served as the placement agent in connection with our Series A preferred stock financing in February and March 2018. Cowen TR LLC purchased 169,055 shares of our Series A preferred stock during our Series A preferred stock financing. Cowen TR LLC is an affiliate of Cowen and Company, LLC.

LEGAL MATTERS

The validity of the shares of Class 2 common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Seattle, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Osler, Hoskin & Harcourt LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, included in this Prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have submitted with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of Class 2 common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the shares of Class 2 common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 1100 Maughan Road, Nanaimo, BC, Canada, V9X IJ2.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934 and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.tilray.com, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

TILRAY, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Tilray, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Tilray, Inc. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of net loss and comprehensive loss, stockholder’s equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 16, 2018

We have served as the Company’s auditor since 2017.

TILRAY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars, except for per share data)

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Assets
Current Assets
Cash and cash equivalents	$7,531	$2,323	$12,140
Short-term investments	–	–	29,506
Accounts receivable, net	423	983	1,077
Other receivables	–	1,131	2,404
Inventory	4,103	7,421	7,537
Prepaid expenses and other current assets	71	545	1,144

Total current assets	12,128	12,403	53,808

Other Assets
Property, plant and equipment, net	19,945	39,985	50,984
Intangible assets, net	822	934	1,048
Deposits and other assets	198	626	806

Total assets	$33,093	$53,948	$106,646

Liabilities
Current Liabilities
Accounts payable	$757	$5,563	$9,010
Accrued expenses and other current liabilities	1,106	2,021	2,483
Accrued obligations under capital lease	–	379	300
Current portion of long-term debt	–	9,432	9,259
Privateer Holdings debt facilities	20,126	32,826	34,573

Total current liabilities	21,989	50,221	55,625

Accrued obligations under capital lease	–	8,579	8,376
Long-term debt	8,576	–	–

Total liabilities	$30,565	$58,800	$64,001

Commitments and contingencies

Stockholders’ equity (deficit)
Preferred stock ($0.0001 par value, 8,000,000 shares authorized; 7,794,042 shares issued and outstanding at March 31, 2018; none issued at December 31, 2016 and 2017)	$–	$–	$1
Common stock ($0.0001 par value, 215,000,000 shares authorized; 75,000,000 shares issued and outstanding at March 31, 2018; none issued at December 31, 2016 and 2017)	–	–	8
Capital stock (1 share authorized, issued and outstanding)	$–	$–	$–
Additional paid-in capital	31,589	31,736	84,406
Accumulated other comprehensive income	3,584	3,866	3,865
Accumulated deficit	(32,645)	(40,454)	(45,635)

Total stockholders’ equity (deficit)	2,528	(4,852)	42,645

Total liabilities and stockholders’ equity	$33,093	$53,948	$106,646

See accompanying notes to consolidated financial statements.

TILRAY, INC.

CONSOLIDATED STATEMENTS OF NET LOSS

AND COMPREHENSIVE LOSS

(in thousands of U.S. dollars except for per share data)

	Year ended December 31,		Three Months ended March 31,
	2016	2017	2017	2018
			(unaudited)
Revenue	$12,644	$20,538	$5,027	$7,808
Cost of sales	9,974	9,161	2,259	3,912

Gross margin	2,670	11,377	2,768	3,896

Research and development expenses	1,136	3,171	663	975
Sales and marketing expenses	3,599	7,164	928	2,263
General and administrative expenses	4,984	8,540	1,565	4,398

Operating loss	(7,049)	(7,498)	(388)	(3,740)

Foreign exchange loss (gain), net	(186)	(1,363)	(219)	1,146
Interest expense, net	1,019	1,686	496	416
Other (income) expense, net	1	(12)	14	(121)

Loss before income taxes	(7,883)	(7,809)	(679)	(5,181)

Income tax expense (recovery)	–	–	–	–

Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)

Basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.01)	$(0.07)

Shares used in compilation of net loss per share, Basic and diluted	75,000,000	75,000,000	75,000,000	75,000,000
Pro forma net loss per share, basic and diluted	$(0.10)	$(0.09)	$(0.01)	$(0.06)
Shares used in completion of pro forma net loss per share, basic and diluted	82,794,042	82,794,042	82,794,042	82,794,042

Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)
Foreign currency translation gain (loss)	418	282	(32)	(1)

Comprehensive loss	$(7,465)	$(7,527)	$(711)	$(5,182)

See accompanying notes to consolidated financial statements.

TILRAY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands of U.S. dollars except for per share data)

	Capital stock	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total equity (deficit)
		Shares	Amount	Shares	Amount
Balance at January 1, 2016(1)	–	–	$–	–	$–	$31,495	$3,166	$(24,762)	$9,899
Contributions	–	–	–	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	–	94	–	–	94
Foreign currency translation gain	–	–	–	–	–	–	418	–	418
Net loss	–	–	–	–	–	–	–	(7,883)	(7,883)

Balance at December 31, 2016	–	–	–	–	–	31,589	3,584	(32,645)	2,528
Contributions	–	–	–	–	–	8	–	–	8
Stock-based compensation	–	–	–	–	–	139	–	–	139
Foreign currency translation gain	–	–	–	–	–	–	282	–	282
Net loss	–	–	–	–	–	–	–	(7,809)	(7,809)

Balance at December 31, 2017	–	–	–	–	–	31,736	3,866	(40,454)	(4,852)
Contributions (unaudited)	–	–	–	–	–	–	–	–	–
Issuance of convertible preferred stock net of issuance costs (unaudited)	–	7,794,042	1	–	–	52,639	–	–	52,640
Issuance of common stock (unaudited)	–	–	–	75,000,000	8	–	–	–	8
Stock-based compensation (unaudited)	–	–	–	–	–	31	–	–	31
Foreign currency translation loss (unaudited)	–	–	–	–	–	–	(1)	–	(1)
Net loss (unaudited)	–	–	–	–	–	–	–	(5,181)	(5,181)

Balance at March 31, 2018 (unaudited)	–	7,794,042	$1	75,000,000	$8	$84,406	$3,865	$(45,635)	$42,645

(1)	Refer to Note 1 to these consolidated financial statements

See accompanying notes to consolidated financial statements.

TILRAY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars except for per share data)

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
			(unaudited)
Operating activities
Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)
Adjusted for the following items:
Foreign currency loss (gain)	(187)	(1,363)	(219)	1,099
Provision for doubtful accounts	9	–	(8)	–
Inventory write-downs	234	204	–	–
Depreciation and amortization	1,953	1,853	545	479
Stock-based compensation expense	94	139	35	31
Non-cash interest expense	772	693	244	276
Loss on disposal of property, plant and equipment	2	11	–	–
Changes in non-cash working capital:
Accounts receivable	317	(507)	(335)	(118)
Other receivable	(1)	(1,187)	(5)	(360)
Inventory	693	(3,295)	(167)	(1,259)
Prepaid expenses and other current assets	(8)	(433)	(197)	(387)
Accounts payable	122	4,728	(15)	3,547
Accrued expenses and other current liabilities	565	963	596	148

Net cash used in operating activities	(3,318)	(6,003)	(205)	(1,725)

Investing activities
Decrease (increase) in deposits and other assets	6	(397)	–	(195)
Purchase of short-term investments	–	–	–	(29,624)
Proceeds from maturities of short-term investments	–	–	–	118
Purchases of property, plant and equipment	(488)	(10,910)	(323)	(12,856)
Dispositions of property, plant and equipment	–	23	–	–
Purchases of intangible assets	(543)	(531)	(100)	(227)

Net cash used in investing activities	(1,025)	(11,815)	(423)	(42,784)

Financing activities
Advances (payments) under Privateer Holdings credit facility	4,406	6,039	1,076	(95)
Advances under Privateer Holdings construction facility	–	6,395	8	1,536
Minimum lease payments under capital lease	–	(199)	–	(171)
Proceeds from long-term debt	9,062	–	–	–
Payments on long-term debt	(2,190)	–	–	–
Long-term debt financing costs	(359)	–	–	–
Proceeds from issuance of convertible preferred stock, net	–	–	–	52,640

Net cash provided by financing activities	10,919	12,235	1,084	53,910

Effect of foreign currency translation on cash	226	375	77	416

Cash and cash equivalents
Increase (decrease) in cash and cash equivalents	6,802	(5,208)	533	9,817

Cash and cash equivalents, beginning of year	729	7,531	7,531	2,323

Cash and cash equivalents, end of year	$7,531	$2,323	$8,064	$12,140

Supplemental disclosures of cash flow information
Cash paid for interest	$295	$1,157	$251	$242

Non-cash financing activities
Capital lease obligation	$–	$8,958	$–	$–

Non-cash investing activities
Addition to property, plant and equipment under capital lease	$–	$8,958	$–	$–

See accompanying notes to consolidated financial statements.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

1. Organization and Business

Tilray, Inc. (the “Company”) was incorporated in Delaware on January 24, 2018 and is a wholly owned subsidiary of Privateer Holdings, Inc. (“Privateer Holdings”). On January 25, 2018, Privateer Holdings transferred the equity interest in Decatur Holdings, B.V. (“Decatur”) to Tilray, Inc.

Prior to the incorporation of Decatur on March 8, 2016, the four wholly owned subsidiaries of Privateer Holdings consisted of Tilray Canada, Ltd., Dorada Ventures, Ltd., Gatenhielm Group, CV, and High Park Farms, Ltd. and were capitalized with a nominal amount for each capital stock. In 2016, Privateer Holdings made capital contributions to Tilray Canada, Ltd. in the aggregate amount of $31,495. The equity interests of the four wholly owned subsidiaries were transferred to Decatur upon incorporation in 2016.

Subsequent to its formation, Decatur incorporated Tilray Deutschland GmbH, Tilray Portugal Unipessoal, Lda., Pardel Holdings, Lda. and Tilray Australia New Zealand Pty. Ltd.

The transfers of the equity interests described above were between entities under common control and were recorded at their carrying amounts. The consolidated financial statements of the Company (the “financial statements”) reflect the historical operations of Tilray, Inc.

The principal activities of the Company are the production and sale of medical cannabis as regulated by the Access to Cannabis for Medical Purposes Regulations (“ACMPR”) in Canada. On March 24, 2014, the Company received its license from Health Canada to operate as a licensed producer of medical cannabis pursuant to the provisions of the ACMPR and the Controlled Drugs and Substances Act (Canada). Subsequently, the Company received a Licensed Dealer designation under Canada’s Narcotic Control Regulations (“NCR”) from Health Canada, allowing the Company to sell medical cannabis in Canada and export medical cannabis products to other countries in accordance with applicable laws.

2. Summary of Significant Accounting Policies

Basis of presentation

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). To the extent relevant, the financial statements include expense allocations for certain corporate functions historically provided by Privateer Holdings. The assumptions underlying the financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. The allocations may not however reflect the expenses the Company has incurred or will incur as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, which functions were outsourced or performed by employees and strategic decisions made in areas such as treasury, information technology, financial reporting and oversight.

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Start-ups Act of 2012, (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of this extended transition period. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards.

Interim financial statements reflect all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair statement of results for the interim periods presented. The results of operations for the three months ended March 31, 2018 and 2017 are not necessarily indicative of results that can be expected for a full year. Amounts and data for the periods ending March 31, 2017 and March 31, 2018 are unaudited.

Basis of consolidation

These financial statements include the accounts of the following entities wholly owned by the Company:

Name of entity	Date of formation	Place of incorporation
Tilray Canada, Ltd.	September 6, 2013	British Columbia, Canada
Dorada Ventures, Ltd.	October 18, 2013	British Columbia, Canada
Gatenhielm Group, CV (dissolved January 25, 2018)	February 1, 2016	Netherlands
High Park Farms, Ltd.	February 19, 2016	British Columbia, Canada
Tilray Deutschland GmbH Tilray Portugal Unipessoal, Lda. Pardal Holdings, Lda. Tilray Australia New Zealand Pty. Ltd.	November 3, 2016 April 5, 2017 April 24, 2017 May 9, 2017	Germany Portugal Portugal Australia
High Park Holdings, Ltd.	February 8, 2018	British Columbia, Canada

Decatur was incorporated under the laws of the Netherlands on March 8, 2016 as a wholly owned subsidiary of Privateer Holdings to hold a 100% ownership interest in the underlying entities included above. These entities are wholly owned by the Company and have been formed to support the intended operations of the Company and all intercompany transactions and balances have been eliminated in the financial statements of the Company.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results may differ from these estimates. Key estimates in these financial statements include the allowance for doubtful accounts, inventory write-downs, capitalization of internally developed software costs, estimated useful lives of property, plant and equipment and intangible assets, valuation allowance on deferred income tax assets, expected usage rate on customer loyalty awards and fair value of stock options granted under Privateer Holdings’ stock-based compensation plan.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Foreign currency

These financial statements are presented in the United States dollar (“USD”), which is the Company’s reporting currency. Functional currencies for the entities in these financial statements are their respective local currencies, including the Canadian dollar (“CAD”), Australian dollar, and the Euro.

The assets and liabilities of each entity are translated to USD at the exchange rate in effect at December 31, 2017 and 2016 and March 31, 2018. Certain transactions affecting the stockholders’ equity (deficit) are translated at historical foreign exchange rates. The consolidated statements of net loss and comprehensive loss and statements of cash flows are translated to USD applying the average foreign exchange rate in effect during the reporting period. The resulting translation adjustments are included in other comprehensive income.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency applying the foreign exchange rate in effect at the balance sheet date. Revenues and expenses are translated using the average foreign exchange rate for the reporting period. Realized and unrealized foreign currency differences are recognized in the consolidated statement of net loss and comprehensive loss.

Net loss per share (unaudited)

Basic net loss per share is computed by dividing reported net loss by the weighted average number of common shares outstanding for the reported period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during reported periods. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares and the number of dilutive potential common share equivalents outstanding during the period. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options. Potential dilutive common share equivalents consist of stock options, restricted stock units and restricted stock awards, of which the Company has authorized but not issued as of March 31, 2018.

In computing diluted earnings per share, common share equivalents are not considered in periods in which a net loss is reported, as the inclusion of the common share equivalents would be anti-dilutive. As of March 31, 2018, there were 8,156,159 common share equivalents with potential dilutive impact. As a result, there is no difference between the Company’s basic and diluted loss per share for the periods presented. There were no common share equivalents that would have a dilutive impact in 2016 and 2017.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less.

Cash and cash equivalents include amounts held primarily in US dollar, Canadian dollar, Euro, and money market funds.

Investments (unaudited)

The Company invests cash resources primarily in corporate bonds, certificate of deposits, asset-backed commercial paper and commercial paper. The Company’s intent is to convert all investments

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

into cash to be used for operations and has classified them as available-for-sale, which are reported at estimated fair value with unrealized gains and losses included in accumulated other comprehensive income in stockholders’ equity (deficit). Realized gains, realized losses and declines in the value of securities judged to be other-than-temporary, are included in investment and other income, net. The cost of investments for purposes of computing realized and unrealized gains and losses is based on the specific identification method. The Company classifies investments maturing within one year of the reporting date, or where management’s intent is to use the investments to fund current operations or to make them available for current operations, as short-term investments.

If the estimated fair value of a security is below its carrying value, the Company evaluates whether it is more likely than not that it will sell the security before its anticipated recovery in market value and whether evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. The Company also evaluates whether or not it intends to sell the investment. If the impairment is considered to be other-than-temporary, the security is written down to its estimated fair value. In addition, the Company considers whether credit losses exist for any securities. A credit loss exists if the present value of cash flows expected to be collected is less than the amortized cost basis of the security. Other-than-temporary declines in estimated fair value and credit losses are charged against investment and other income (expense), net.

Fair value measurements

The carrying value of the Company’s accounts receivable, other receivables, accounts payable, accrued expenses and other current liabilities and Privateer Holdings company debt facilities approximate their fair value due to their short-term nature. Investments that are classified as available for-sale are recorded at estimated fair value. The estimated fair value for securities held is determined using quoted market prices or broker or dealer quotations.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Other receivables

The Company is subject to Canadian harmonized sales tax (“HST”). The amount of HST asset is determined by applying the applicable tax rate to HST accrued on purchases of materials and services less the amount of goods sold. The net amount of HST recoverable from or payable to the taxation authority is included within other receivables or accrued expenses and other current liabilities depending on the net position.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress such as pre-harvested cannabis plants and by-products to be extracted. The costs of growing cannabis including but not limited to labor, utilities, nutrition and irrigation, are capitalized into inventory until the time of harvest.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Cost includes costs directly related to manufacturing and distribution of the products. Primary costs include

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

raw materials, packaging, direct labor, overhead, shipping and the depreciation of manufacturing equipment and production facilities determined at normal capacity. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes.

Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Company performs an assessment of inventory obsolescence to measure inventory at the lower of cost or net realizable value. Factors considered in the determination of obsolescence include slow-moving or non-marketable items.

Property, plant and equipment

Property, plant and equipment are recorded at cost net of accumulated depreciation. Assets held under capital leases are capitalized at the commencement of the lease at the lower of the present value of minimum lease payments at the inception of the lease or fair value. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 20 years and the estimated useful life of property, plant and equipment, other than buildings, ranges from three to seven years. Land is not depreciated. Leasehold improvements are amortized over the lesser of the asset’s estimated useful life or the remaining lease term. Assets under capital lease are currently under construction are available for commercial use.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized. When significant parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items or components of property, plant and equipment.

Construction in progress includes construction progress payments, deposits, engineering costs, borrowing costs for long-term construction projects and other costs directly related to the construction of the facilities. Expenditures are capitalized during the construction period and construction in progress is transferred to the relevant class of property, plant and equipment when the assets are available for use, at which point the depreciation of the asset commences.

Intangible assets

Intangible assets are comprised of internally developed software which is recorded at cost less accumulated amortization. Capitalization of costs incurred in connection with internally developed software commences when both the preliminary project stage is completed and management has authorized further funding for the project, based on a determination that it is probable the project will be completed and used to perform the function intended. Capitalization of costs ceases no later than the point at which the project is substantially complete and ready for its intended use. All other costs are expensed as incurred. Amortization is calculated on a straight-line basis over three years. Costs incurred for enhancements that are expected to result in additional functionalities are capitalized.

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). An impairment loss is recognized when the sum of projected undiscounted cash flows are less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value can be determined using a market approach, income approach or cost approach. The reversal of impairment losses is prohibited.

Capitalization of interest

Interest incurred relating to the construction or expansion of facilities is capitalized to the construction in progress. The Company ceases the capitalization of interest when construction activities are substantially completed and the facility is available for commercial use.

Leases

The Company enters into various leases in conducting its business. At the inception of each lease, the Company evaluates the lease agreement to determine whether the lease is an operating or capital lease. A capital lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease contains a bargain purchase option; 3) the lease term is equal to 75% or more of the economic life of the leased property; or 4) the present value of the minimum lease payment at the inception of the lease term equals or exceeds 90% of the fair value of the leased property.

An asset and a corresponding liability are established at inception for capital leases. The capital lease assets are included in property, plant and equipment and the capital lease obligations are included in accrued obligations under capital lease. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

Revenue recognition

The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. Revenue is recognized net of sales incentives, after discounts for the assurance program and veterans coverage program.

Direct-to-patient sales are recognized when the products are shipped to the customers. Bulk sales under wholesale agreements are recognized based on the shipping terms of the agreements. Export sales under pharmaceutical distribution and pharmacy supply agreements are recognized when products are delivered to the end customers or patients.

Customer loyalty awards are accounted for as a separate component of the sales transaction in which they are granted. A portion of the consideration received in a transaction that includes the issuance of an award is deferred until the awards are ultimately redeemed. The allocation of the consideration to the award is based on an evaluation of the award’s estimated fair value at the date of the transaction. The customer loyalty program was discontinued in September 2017 and all customer loyalty awards expired as at December 31, 2017.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes. The Company recognizes the cost of sales as the associated revenues are recognized.

Stock-based compensation

The Company’s employees have historically participated in Privateer Holdings’ equity-based compensation plan. Equity-based compensation expense has been allocated to these financial statements based on the awards and terms previously granted to Privateer Holdings’ employees. The Company adopted a new 2018 Equity Incentive Plan and has reserved 6,711,621 shares of common stock for issuance under the Plan.

The Company measures and recognizes compensation expense for stock options on a straight-line basis over the vesting period based on their grant date fair values. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. The fair value of Privateer Holdings’ common stock at the date of grant was determined by the Board of Directors of Privateer Holdings with assistance from third-party valuation specialists. The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

The critical assumptions and estimates used in determining the fair value of stock-based compensation on the grant date are: fair value of Privateer Holdings’ common shares on the grant date, fair value of the Company’s common shares on the grant date, risk-free interest rate, volatility of comparable company share price, and the expected term.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management makes an assessment of the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

Related party transactions

In the normal course of business, the Company enters into related party transactions with Privateer Holdings, including certain debt facilities and charge for services provided by executives and employees of Privateer Holdings. The related party transactions are measured at the exchange amounts.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

New Accounting Pronouncements not yet adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), a new standard on revenue recognition. Further, the FASB has issued a number of additional ASUs regarding the new revenue recognition standard. The new standard, as amended, will supersede existing revenue recognition guidance and apply to all entities that enter into contracts to provide goods or services to customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Entities are allowed to use either the full or modified retrospective approach when transitioning to the ASU. The Company expects to implement the provisions of ASU 2014-09 as of January 1, 2019 and has not yet selected a transition method. The adoption of this ASU is not expected to have a material effect on the consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. ASU 2016-01 is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods beginning after December 15, 2019. The adoption of this ASU is not expected to have a material effect on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (1) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (2) eliminates most real estate specific lease provisions, and, (3) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2019. Entities are required to use a modified retrospective approach when transitioning to the ASU for leases that exist as of or are entered into after the beginning of the earliest comparative period presented in the financial statements. The Company expects to implement the provisions of ASU 2016-02 as of January 1, 2020 The Company is currently evaluating the impact of the new standard on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718). ASU 2016-09 is intended to simplify the accounting for share-based payment transactions, including income tax consequences, classification of awards as either assets or liabilities and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The Company expects to implement the provisions of ASU 2016-09 as of January 1, 2019. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience,

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. This update will be effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company expects to implement the provisions of ASU 2016-13 as of January 1, 2022. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

3. Investments (unaudited)

As at March 31, 2018, available-for-sale securities consist of:

	Amortized Cost	Fair Value
Corporate bonds	$1,044	$1,044
Certificates of deposit	3,739	3,739
Asset-backed commercial paper	16,567	16,567
Commercial paper	8,156	8,156

Total	$29,506	$29,506

As at December 31, 2016 and 2017, the Company did not hold any short-term investments.

4. Fair value Measurement (unaudited)

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2016 and 2017 and March 31, 2018, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
	(unaudited)
March 31, 2018
Cash equivalents:
Money market fund	$2,988	$–	$–	$2,988

Total cash equivalents	2,988	–	–	2,988
Investments:
Corporate bonds	1,044	–	–	1,044
Certificates of deposit	–	3,739	–	3,739
Asset-backed commercial paper	–	16,567	–	16,567
Commercial paper	–	8,156	–	8,156

Total investments	1,044	28,462	–	29,506

Total	$4,032	$28,462	$–	$32,494

5. Accounts Receivable

Accounts receivable is comprised of the following items:

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Accounts receivable	$431	$983	$1,077
Allowance for doubtful accounts	(8)	–	–

Total	$423	$983	$1,077

As at December 31, 2017 and March 31, 2018, no allowance for doubtful accounts has been recognized as collections are reasonably assured on all outstanding customer and patient accounts.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The following table outlines the movement for the allowance for doubtful accounts:

	Balance at beginning of year	Change due to expense and foreign exchange	Write-off	Balance at end of year
Year ended December 31, 2017	$8	$–	$(8)	$–

Year ended December 31, 2016	$–	$8	$–	$8

6. Inventory

Inventory is comprised of the following items:

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Raw materials	$78	$163	$262
Work-in-process – dry cannabis	774	1,396	2,292
Work-in-process – cannabis extracts	680	30	38
Finished goods – dry cannabis	2,249	3,501	2,681
Finished goods – cannabis extracts	252	2,158	2,135
Finished goods – accessories	70	173	129

Total	$4,103	$7,421	$7,537

Inventory is written down for any obsolescence or when the net realizable value of inventories is less than the carrying value. For the year ended December 31, 2017, the Company recorded write-downs of $204 (2016 – $234) in cost of sales. For the three months ended March 31, 2018, the Company recorded write-downs of $0 (March 31, 2017 – $19) in cost of sales.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

7. Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	Land	Buildings and leasehold improvements	Laboratory and manufacturing equipment	Office and computer equipment	Assets under capital lease	Construction in process	Total
As of December 31, 2017
Cost
Balance, beginning of year	$1,977	$18,084	$2,224	$498	$–	$90	$22,873
Additions	431	–	66	38	8,971	10,397	19,859
Additions, acquisitions	–	–	–	–	–	–	–
Disposals	–	(3)	(41)	–	–	–	(44)
Impairment	–	–	–	–	–	–	–
Other movements and transfers	–	213	409	–	–	(622)	–
Foreign currency exchange adjustment	139	1,275	157	35	220	7	1,877

Balance, end of year	2,547	19,569	2,815	571	9,191	9,872	44,565

Accumulated depreciation
Balance, beginning of year	–	2,229	562	135	–	–	2,926
Depreciation	–	979	364	114	–	–	1,457
Disposals	–	–	(9)	–	–	–	(9)
Impairment	–	–	–	–	–	–	–
Other movements and transfers	–	–	–	–	–	–	–
Foreign currency exchange adjustment	–	156	40	10	–	–	206

Balance, end of year	–	3,364	957	259	–	–	4,580

Net carrying value, end of year	$2,547	$16,205	$1,858	$312	$9,191	$9,872	$39,985

As of December 31, 2016
Cost
Balance, beginning of year	$1,920	$17,512	$1,927	$395	$–	$–	$21,754
Additions	–	57	240	92	–	90	479
Disposals	–	–	–	–	–	–	–
Impairment	–	–	–	–	–	–	–
Other movements and transfers	–	–	–	–	–	–	–
Foreign currency exchange adjustment	55	515	57	11	–	–	638

Balance, end of year	1,975	18,084	2,224	498	–	90	22,871

Accumulated depreciation
Balance, beginning of year	–	1,275	254	41	–	–	1,570
Depreciation	–	920	316	97	–	–	1,333
Disposals	–	–	–	–	–	–	–
Impairment	–	–	–	–	–	–	–
Other movements and transfers	–	–	–	–	–	–	–
Foreign currency exchange adjustment	–	34	(8)	(3)	–	–	23

Balance, end of year	–	2,229	562	135	–	–	2,926

Net carrying value, end of year	$1,975	$15,855	$1,662	$363	$–	$90	$19,945

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The Company had $11,248 in property, plant and equipment additions related to construction in process and foreign currency exchange adjustments during the three months ended March 31, 2018. Additions to construction in process primarily related to the construction of our Enniskillen and London facilities.

For the year ended December 31, 2017, depreciation on property, plant and equipment was $1,457 (2016 – $1,333). For the three months ended March 31, 2018, depreciation on property, plant and equipment was $401 (March 31, 2017 – $337). Depreciation expense included in cost of sales relating to manufacturing equipment and production facilities for the year ended December 31, 2017 is $1,303 (2016 – $1,247) and for the three months ended March 31, 2018 is $372 (March 31, 2017 – $311). Depreciation expense included in general administrative expenses related to general office space and equipment for the year ended December 31, 2017 is $95 (2016 – $92) and for the three months ended March 31, 2018 is $29 (March 31, 2017 – $26). The remaining depreciation is included in inventory.

For the year ended December 31, 2017, there is $34 (2016 – $0) of capitalized interest included in construction-in-progress. For the three months ended March 31, 2018, there is $134 (March 31, 2017 – $0) of capitalized interest included in construction-in-progress.

8. Intangible Assets

Intangible assets are comprised of the following items:

	For year ended December 31, 2016	For year ended December 31, 2017
Cost
Balance, beginning of year	$1,572	$2,152
Additions	534	509
Disposals	–	–
Impairment	–	–
Other movements and transfers	–	–
Foreign currency exchange adjustment	46	152

Balance, end of year	2,152	2,813

Accumulated amortization
Balance, beginning of year	696	1,330
Amortization	614	455
Disposals	–	–
Impairment	–	–
Other movements and transfers	–	–
Foreign currency exchange adjustment	20	94

Balance, end of year	1,330	1,879

Net carrying value, end of year	$822	$934

Intangible assets include internally developed patient portal for online orders. For the three months ended March 31, 2018, the Company had $227 in intangible asset additions related to construction-in-progress and foreign currency exchange adjustments.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

For the year ended December 31, 2017, amortization expense on intangible assets was $455 (2016 – $614) and for the three months ended March 31, 2018 was $246 (March 31, 2017 – $208) and is included in general and administrative expenses. The net carrying value of intangible assets as of December 31, 2017 include $381 (2016 – $0) and as of March 31, 2018 include $427 of intangible assets under construction, relating to expenditures incurred to develop additional functionalities for the patient portal.

The amortization expense for the next five years as at March 31, 2018 on intangible assets in use is: 2018 – $200; 2019 – $246; thereafter – $0.

9. Long-term Debt

Long-term debt is as follows:

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Mortgage payable, due June 2018, annual interest 11.5%	$8,909	$9,537	$9,300
Unamortized deferred financing costs	(333)	(105)	(41)

Total	$8,576	$9,432	$9,259

In 2014, Tilray Canada, Ltd. entered into two mortgages with a third party maturing in February 2017. In December 2016, Tilray Canada, Ltd. entered into a new mortgage for an amount of $8,909 ($12,000 CAD) with an annual interest rate of 11.5% maturing in June 2018. At that time, the outstanding principal and accrued interest on the previous two mortgages were fully repaid.

The current mortgage is secured by a deed of trust on all assets of Tilray Canada, Ltd. and is guaranteed by Privateer Holdings. Under the terms of the mortgage, Tilray Canada, Ltd. must satisfy certain financial and non-financial covenants. Financial covenants include requirements to maintain a current ratio of no less than 2 times at any time along with other quarterly revenue and operating expense measures. Tilray Canada, Ltd. was in compliance with these covenants as at December 31, 2017 and 2016 and as at March 31, 2018.

The carrying value of the mortgage approximates its fair value because the interest rate on the mortgage is equivalent to current market rates.

The Company incurred deferred financing costs of $353 ($475 CAD), which were recorded as a reduction to the mortgage. Deferred financing costs are being amortized to interest expense over the repayment terms.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

10. Related Party Transactions

The following table outlines the various components of the Privateer Holdings debt facilities which represents the related party balances outstanding:

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Privateer Holdings credit facility	$20,016	$24,700	$24,334
Privateer Holdings construction facility	–	6,395	8,062
Privateer Holdings start-up loans	110	1,731	2,177

Total	$20,126	$32,826	$34,573

Privateer Holdings credit facility

Effective January 1, 2016, Tilray Canada, Ltd. entered into an agreement with Privateer Holdings for a demand revolving credit facility in an aggregate principal amount not to exceed $25,000. As at December 31, 2017, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As at March 31, 2018, the floating rate was 2.62%.

Accrued management fees charged by Privateer Holdings for services performed, including management services, support services, business development services and research and development services are included in the facility.

Amounts for the provision of management and support services are charged at cost based on the compensation of the respective employees of Privateer Holdings, which is estimated from the time devoted to the Company. Business development and research and development services are charged at cost plus a 9% markup. In February 2018, the Company entered into an agreement with Privateer Holdings, pursuant to which Privateer Holdings provides the Company with certain general administrative and corporate services on an as-requested basis. Pursuant to this agreement, the Company pays Privateer Holdings a monthly services fee that is based on the proportional share of the actual costs incurred by Privateer Holdings in performing the requested services. Personnel compensation is charged at cost plus a 3.0% markup and other services provided are charged at cost. The interest on the management services fee accrues at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As at March 31, 2018, the floating rate was 2.62%.

Total management services charge for the year ended December 31, 2017 was $4,264 (2016 – $1,572) and for the three months ended March 31, 2018 was $1,318 (March 31, 2017 – $553) and was included in general and administrative expense. Depending on the nature of the services performed, these expenses are included within general and administrative expenses, sales and marketing expenses or research and development expenses.

For the year ended December 31, 2017, the Company recognized $548 (2016 – $992) and for the three months ended March 31, 2018 recognized $168 (March 31, 2017 – $183) in interest expense related to the Privateer Holdings credit facility.

Privateer Holdings construction facility

Effective November 1, 2017, High Park Farms, Ltd. entered into an agreement with Privateer Holdings for a demand revolving construction facility in an aggregate principal amount not to exceed

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

$10,000 to be used for the construction of its facility in Enniskillen, Ontario, Canada. Beginning January 1, 2018, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As at March 31, 2018, the floating rate was 2.62%.

Effective December 1, 2017, Tilray Canada Ltd. entered into an agreement with Privateer Holdings for a demand construction facility of $1,000. The proceeds of the facility were to be used to fund capital expenditures for Tilray Canada, Ltd. and its affiliated company, High Park Farms, Ltd. Beginning January 1, 2018, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate.

Privateer Holdings start-up loans

As part of the Company’s strategic initiatives to expand into additional geographic locations, Privateer Holdings provided the Company with initial working capital funding in the form of non-interest-bearing loans. The advances are repayable upon demand. The outstanding balances under these loans are:

	At December 31, 2016	At December 31, 2017	At March 31, 2018
			(unaudited)
Tilray Deutschland GmbH	$–	$1,340	$1,623
Tilray Portugal Unipessoal, Lda.	–	105	108
Other	110	286	446

Total	$110	$1,731	$2,177

11. Capital Stock (unaudited)

Capital Stock

As of December 31, 2017 and 2016, Decatur had authorized, issued and outstanding 1 capital stock with a one dollar par value. Each share of capital stock is entitled to one vote.

Common and Preferred Stock

The Company’s certificate of incorporation authorized the Company to issue the following classes of shares with the following par value and voting rights.

	Par Value	Authorized	Voting Rights
Class 1 common stock	$0.0001	100,000,000	10 votes for each share
Class 2 common stock	$0.0001	100,000,000	1 vote for each share
Class 3 common stock	$0.0001	15,000,000	No voting rights
Convertible preferred stock	$0.0001	8,000,000	Equal to the number of shares of common stock into which each share of Preferred Stock could be converted

In February and March 2018, the Company issued an aggregate of 7,794,042 Series A convertible preferred stock for at an issue price of $7.10 ($8.8727 CAD) per share.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

In 2018, the Company completed a recapitalization in which the Company issued 75,000,000 Class 1 common stock to Privateer Holdings. The Company has not issued shares of Class 2 or Class 3 common stock. After full payment of liquidation preferences of the preferred stock, the remaining assets of the Company legally available for distribution is distributed ratably to the holders of common stock. The liquidation and dividend rights are identical among Class 1 common stock and Class 2 common stock, and all classes of common stock share equally in our earnings and losses.

Convertible Preferred Stock

The rights, preferences, privileges and restrictions for the holders of Series A convertible preferred stock are as follows:

Dividends:

The holders of Preferred Stock are entitled to receive, in preference to the holders of Common Stock, non-cumulative cash dividends at an annual rate of ten percent of the Series A preferred stock issue price per share, as adjusted for any stock dividends, combinations, splits, recapitalizations or the like. Dividends are payable when and if declared by the Board of Directors. After payment of such dividends, any additional dividends or distributions will be distributed among holders of Common Stock and Preferred Stock on a pari passu basis. No dividends have been declared or paid through March 31, 2018.

Liquidation:

In the event of any liquidation, dissolution, or winding up if the Company, either voluntary or involuntary (a “Liquidation Event”) the holders of Preferred Stock are entitled to receive, prior to and in preference to holders of Common Stock, amounts per share equal to 1.5 times the Preferred Stock original issue price for each share held plus all declared and unpaid dividends on each share of Preferred Stock, as applicable. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference, then such assets or consideration shall be distributed among holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Upon the completion of the distribution to the holders of Preferred Stock, all remaining proceeds, if any, will be distributed ratable among the holders of Common Stock.

Conversion:

Shares of Preferred Stock are convertible into shares of Class 2 common stock at any time at the option of the holder. The conversion ratio is subject to adjustment for any stock dividends, combinations, splits, recapitalizations or the like and for dilutive issuances of new securities. The number of shares of Class 2 common stock to which each share of Preferred Stock may be converted shall equal the Preferred Stock issue price divided by the conversion price in effect at the time of conversion. Each share of Preferred Stock automatically converts into that number of shares of common stock determined in accordance with the conversion rate upon the earlier of (i) upon the date specified by the vote or written request by the Company from the holders of a majority of Preferred Stock outstanding or (ii) immediately upon the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross proceeds are at least $125 million and the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Market or any

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

successor exchange of either the New York Stock Exchange or NSADAQ. The conversion price is initially set at the original issuance price $7.10 ($8.8727 CAD) per share. The conversion price is adjusted for stock splits and combinations, stock dividends and distributions and dilutive issuance below the original conversion price.

Redemption:

Shares of Preferred Stock are not redeemable at the option of the holder.

Protective Provisions:

The holders of Preferred Stock have certain protective provisions. As long as 1,000,000 shares of Preferred Stock remain issued and outstanding, the Company cannot approve certain actions, without the approval of at least a majority of the voting power of Preferred Stock then outstanding, voting together as a single class. Such actions include: amending the Certificate of Incorporation or Bylaws of the Company that alters or changes the rights, preferences or privileges of Preferred Stock and increasing or decreasing in the authorized number of shares of Preferred Stock, as adjusted for stock splits, stock dividends, combinations, reclassifications or the like.

12. Stock-based Compensation

Original Stock Option Plan

The Company’s employees participate in the Equity Incentive Plan of Privateer Holdings (the “Original Plan”). For the year ended December 31, 2017, the total stock-based compensation expense associated with the Plan was $139 (2016 – $94) and for the three months ended March 31, 2018 was $31 (March 31, 2017 – $35).

The fair value of each award to employees is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions in 2017: expected life of 5.53 years (2016 – 6.05 years), risk-free interest rates of 2.01% (2016 – 1.46%); expected volatility of 56.32% (2016 – 63.32%) and no dividends during the expected life. Expected volatility is based on historical volatilities of public companies operating in a similar industry to Privateer Holdings. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. 25% of the options cliff vest on the first anniversary of the grant date and the remainder vest ratably thereafter over a total of four years from the date of grant. The vested options expire, if not exercised, 10 years from the date of grant. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

New Stock Option Plan (unaudited):

In 2018, the Company adopted a new 2018 Equity Incentive Plan (the “New Plan”). The Company has reserved 6,711,621 shares of common stock for issuance under the Plan. As at March 31, 2018, there were no stock options, restricted stock units or restricted stock awards granted under the New Plan. The New Plan provides for the granting of stock options, restricted stock units and restricted stock awards to employees, directors, and consultants of the Company. Options granted under the New Plan may be either incentive stock options (ISO) or nonqualified stock options (NSO). Incentive stock options may be granted only to Company employees. Nonqualified stock options and restricted stock awards may be granted to Company employees, directors and consultants.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Options under the New Plan may be outstanding for periods of up to 10 years following the grant date. Options and shares of common stock issued under the Plan are determined by the Board of Directors and may not be issued at less than 100% of the fair value of the shares on the date of the grant provided that the exercise price of any option granted to a stockholder who owns greater than 10% of the Company’s outstanding capital stock cannot be less than 110% of the fair value of the shares on the date of grant. Fair value is based on the quoted price of the common stock or is determined by the Board of Directors if a quoted price is not available. Stock options will generally vest over a period of four years and expire, if not exercised, 10 years from the date of grant. Stock options granted to a stockholder that owns greater than 10% of the Company’s capital stock expire, if not exercised, five years from the date of grant. Shares of common stock may be issued in exchange for services based on the fair value of the services or the fair value of the common stock at the time of grant, as determined by the Board of Directors.

Stock option activity under the Original Plan that is relevant to the Company is as follows:

	Options outstanding
	Number of shares	Weighted- average exercise price	Aggregate intrinsic value
Balance January 1, 2016	310,575	$1.73
Granted	93,800	3.26
Exercised	(17,872)	0.50
Forfeited	(79,342)	2.51
Cancelled	(39,577)	2.61

Balance December 31, 2016	267,584	1.99	$368
Granted	115,664	3.36
Exercised	(581)	3.26
Forfeited	(9,709)	3.07
Cancelled	(8,387)	1.15

Balance December 31, 2017	364,571	2.41	1,185
Granted (unaudited)	—	—
Exercised (unaudited)	(542)	3.30
Forfeited (unaudited)	(1,051)	3.01
Cancelled (unaudited)	(861)	3.26

Balance March 31, 2018 (unaudited)	362,117	$2.41	$1,178

The weighted-average remaining contractual life for options outstanding and options expected to vest as at December 31, 2017 is 7.97 years and 8.67 years, respectively (2016 – 8.35 years and 8.84 years) and as at March 31, 2018 is 7.71 years and 8.47 years, respectively.

As of December 31, 2017, there were 210,919 options exercisable under the Plan (2016 – 112,951 shares) with a weighted-average exercise price of $1.88 (2016 – $1.23), aggregate intrinsic value of $797 (2016 – $241) and a weighted-average remaining contractual life of 7.46 years (2016 – 7.68 years). As at March 31, 2018, there were 234,488 options exercisable under the original plan with a weighted-average exercise price of $1.95, aggregate intrinsic value of $1 and a weighted-

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

average remaining contractual life of 7.27 years. The aggregate intrinsic value of the options exercised during the years ended December 31, 2017 and 2016 were $1 and $51 and during the three months ended March 31, 2018 was $1. The weighted-average fair value of options granted in 2017 on the grant date was $1.79 (2016 – $1.91).

13. Income Taxes

Loss before income taxes includes the following components:

	Year Ended December 31, 2016	Year Ended December 31, 2017
Canada	$(7,883)	$(7,411)
Other countries	–	(398)

Total	$(7,883)	$(7,809)

The reconciliation of the United States statutory income tax rate of 35% (2016 – 35%) to the effective tax rate is as follows:

	Year Ended December 31, 2016	Year Ended December 31, 2017
Net loss before income taxes:	$7,883	$7,809

Expected income tax recovery	(2,797)	(2,733)
Difference in foreign tax rates	719	675
Foreign exchange and other	(72)	(480)
Non-deductible expenses	(40)	61
Changes in enacted rates	–	(288)
Utilization of losses no previously recognized	–	(9)
Change in valuation allowance	2,190	2,774

Income tax expense	$–	$–

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The following table summarizes the components of deferred tax:

	Year Ended December 31, 2016	Year Ended December, 31 2017
Deferred assets
Tax loss carryforwards – Canada	$5,821	$8,297
Tax loss carryforwards – other foreign	9	148
Plant, property and equipment	98	183
Deferred financing costs – 20(1)(e	–	37
Investment tax credits and related pool balance	57	57
Other	–	8

Total Deferred tax assets	5,985	8,730
Less valuation allowance	(5,836)	(8,601)

Net deferred tax assets	149	129

Deferred tax liabilities
Plant, property and equipment	–	–
Intangible assets	(144)	(129)
Deferred financing costs – 20(1)(e)	(5)	–

Total deferred tax liabilities	(149)	(129)

Net deferred income taxes	$–	$–

The realization of deferred tax assets is dependent on the Company generating sufficient taxable income in the years that the temporary differences become deductible. A valuation allowance has been provided for the portion of the deferred tax assets that the Company determined is more likely than not to remain unrealized based on estimated future taxable income.

As of December 31, 2017, the Company had accumulated tax losses available to offset future years’ federal and provincial taxable income in Canada of approximately $30,000 (2016 – $23,000). The Canadian non-capital loss carryforwards expire as noted in the table below (in thousands):

December 31,	Amount
2033	$413
2034	6,972
2035	8,271
2036	8,309
2037	6,763

$30,728

As of December 31, 2017, the Company has Australian net operating loss carry of $50 (2016 – $0). The loss may be carried forward indefinitely. The Company has Portuguese net operating loss of $74 (2016 – $0). Portuguese net operating loss carry forwards 5 years and expire in 2022.

The Company files federal income tax returns in Canada, Germany, and other foreign jurisdictions. The Company has open tax years with various taxing jurisdictions. These open years contain certain

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

matters that could be subject to differing interpretations of applicable tax laws and regulations, and tax treaties, as they relate to the amount, timing, or inclusion of revenue and expense.

Jurisdiction	Open Years
Netherlands	2016-2017
Canada	2013-2017
Germany	2016-2017
Australia	2017
Portugal	2017

Tilray Canada, Ltd. is currently under examination by the Canada Revenue Agency for the 2014 and 2015 taxation years.

The following table outlines the movements in the valuation allowance:

	Balance at beginning of year	Change due to expense and foreign exchange	Deductions	Balance at end of year
Year ended December 31, 2017	$5,836	$395	$2,370	$8,601

Year ended December 31, 2016	$3,647	$77	$2,112	$5,836

14. Commitments and Contingencies

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

Lease commitments

The Company leases various facilities, under non-cancelable capital and operating leases, which expire at various dates through September 2027.

Under the terms of the operating lease agreements, the Company is responsible for certain insurance and maintenance expenses. The Company records rent expense on a straight-line basis over the terms of the underlying leases. Rent expense for 2017 was $175 (2016 – $0) and for the three months ended March 31, 2018 was $79 (March 31, 2017 – $17).

In 2017, High Park Farms, Ltd. entered into a capital lease to finance its expansion of production operations.

In February 2018, High Park Holdings, Ltd. entered into an operating lease to finance its expansion of production operations in London, Ontario, Canada.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Aggregate future minimum rental payments under all non-cancelable capital and operating leases are as follows:

	Operating Leases		Capital Leases
	December 31, 2017	March 31, 2018	December 31, 2017	March 31, 2018
		(unaudited)		(unaudited)
2018*	$193	$434	$772	$579
2019	46	462	772	772
2020	15	431	772	772
2021	–	415	772	772
2022	–	415	772	772
Thereafter	–	2,184	579	579

Total	$254	$4,341	$4,439	$4,246

*	March 31, 2018 amounts are for the nine months ending December 31, 2018.

15. Financial instruments

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s accounts receivable. Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and accounts receivable.

The Company’s cash is deposited with Canadian credit union and major financial institutions in Australia, Portugal, Germany and the Netherlands. To date, the Company has not experienced any losses on its cash deposits. Accounts receivable are unsecured and the Company does not require collateral from its customers.

The Company is also exposed to credit risk from the potential default by any of its counterparties on its financial assets.

The Company evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary. As at December 31, 2016, and 2017, and March 31, 2018, the Company is not exposed to any significant credit risk related to counterparty performance.

Foreign currency risk

As the Company conducts its business in many areas of the world involving transactions denominated in a variety of currencies, the Company is exposed to foreign currency risk. A significant portion of the Company’s assets, revenue, and expenses are denominated in the Canadian dollar. A 10% change in the exchange rates for the Canadian dollar would affect the carrying value of net assets by approximately $400 as of December 31, 2017 and $318 as of March 31, 2018, with a corresponding impact to accumulated other comprehensive income.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Liquidity risk

The Company’s objective is to have sufficient liquidity to meet its liabilities when due. The Company monitors its cash balances and cash flows generated from operations to meet its requirements. As at December 31, 2017 and March 31, 2018, the most significant financial liabilities are the Privateer Holdings debt facilities, long-term debt and accounts payable and accrued liabilities.

16. Segment information

Segment reporting is prepared on the same basis that the Company’s chief executive officer, who is the Company’s chief operating decision maker, manages the business, makes operating decisions and assesses performance. Management has determined that the Company operates in one segment: the development and sale of cannabis products.

Sources of revenues for the years ended December 31, 2016 and 2017, and the three months ended March 31, 2018 were as follows:

	Year Ended December, 31,		Three Months Ended March 31,
	2016	2017	2017	2018
			(unaudited)
Dried Cannabis	$11,324	$16,260	$3,991	$4,623
Cannabis extracts	1,107	3,965	992	3,106
Accessories	213	313	44	79

Total	$12,644	$20,538	$5,027	$7,808

Revenues attributed to a geographic region based on the location of the customer for the years ended December 31, 2016 and 2017, and the three months ended March 31, 2018 were as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
			(unaudited)
Canada	$12,644	$19,775	$5,027	$7,376
Other countries	–	763	–	432

Total	$12,644	$20,538	$5,027	$7,808

Long-lived assets consisting of property, plant and equipment, net of accumulated depreciation, attributed to geographic regions based on their physical location as of December 31, 2016 and 2017, and the three months ended March 31, 2018 were as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2018
			(unaudited)
Canada	$19,945	$39,086	$48,774
Other countries	–	899	2,210

Total	$19,945	$39,985	$50,984

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The Company had no major customers in 2016 or 2017. Major customers are defined as customers that generate greater than 10% of the Company’s annual revenues.

17. Subsequent events

The Company has evaluated subsequent events from December 31, 2017 through March 16, 2018, the date the consolidated financial statements were issued.

In February and March 2018, the Company issued 7,794,042 shares of Series A preferred stock at $7.10 ($8.8727 CAD) per share in exchange for cash proceeds of approximately $55,040 ($69,154 CAD) from third-party institutional investors.

In February 2018, the Company entered into a data licensing agreement and a brand licensing agreement with two wholly-owned subsidiaries of Privateer Holdings.

In February 2018, the Company entered into a corporate services agreement with Privateer Holdings for the provision of certain general administrative and related corporate services. Subsequent events have been evaluated through the date of March 16, 2018, which is the issuance date of the financial statements.

The Company has evaluated subsequent events from March 31, 2018 through May 30, 2018, the date the unaudited interim condensed consolidated financial statements were issued.

In May 2018, the Company reserved an additional 2,487,717 shares of Class 2 common stock under the Amended and Restated 2018 Equity Incentive Plan; and granted (i) stock options to purchase up to an aggregate of 6,079,196 shares of Class 2 common stock and (ii) 1,190,000 restricted stock units under its Amended and Restated 2018 Equity Incentive Plan.

9,000,000 Shares

Class 2 Common Stock

PROSPECTUS

Cowen

Roth Capital Partners

Northland Capital Markets

                    , 2018

Through and including            , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

This base PREP preliminary prospectus has been filed under procedures in all of the provinces of Canada, other than Quebec, that permit certain information about these securities to be determined after the prospectus has become final and that permit the omission of that information from this prospectus. The procedures require the delivery to purchasers of a supplemented PREP prospectus containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

A copy of this amended and restated preliminary prospectus has been filed with the securities regulatory authorities in all of the provinces of Canada, other than Quebec, but has not yet become final for the purpose of the sale of securities. Information contained in this amended and restated preliminary prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the securities regulatory authorities.

All of the information contained in the supplemented PREP prospectus that is not contained in the base PREP prospectus will be incorporated by reference into the base PREP prospectus as of the date of the supplemented PREP prospectus.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell such securities. Tilray, Inc. has filed a Registration Statement on Form S-1 with the U.S. Securities Exchange Commission, under the United States Securities Act of 1933, as amended, with respect to these securities.

AMENDED AND RESTATED PRELIMINARY BASE PREP PROSPECTUS

(amending and restating the preliminary base PREP prospectus dated June 20, 2018)

Initial Public Offering	July ●, 2018

TILRAY, INC.

C$[●]

9,000,000 Subordinate Voting Shares

This amended and restated preliminary base PREP prospectus (the “Canadian Prospectus”) qualifies the distribution (the “Offering”) to the public of 9,000,000 shares (the “Offered Subordinate Voting Shares”) of Class 2 common stock (“Subordinate Voting Shares”) in the capital of Tilray, Inc. (“we”, “our”, “Tilray” or the “Company”). It is currently estimated that the initial public offering price per Offered Subordinate Voting Shares in Canadian dollars will be between C$18.40 and C$21.00, and the Canadian dollar estimated midpoint of the range, being C$19.70, is based upon the estimated price range of US$14.00 to US$16.00 and the midpoint of US$15.00, respectively, that have been determined for purposes of the U.S. Offering (as defined below), based approximately on the Bank of Canada daily exchange rate on July 5, 2018 of C$1.3129 = US$1.00. The initial public offering price of the Offered Subordinate Voting Shares will be approximately the Canadian dollar equivalent of the Subordinate Voting Shares under the U.S. Offering. Unless otherwise specified, all monetary amounts in this prospectus are in United States dollars.

We have two classes of issued and outstanding shares: Subordinate Voting Shares and Class 1 common stock (“Multiple Voting Shares” and, together with the Subordinate Voting Shares, “Shares”). All of the issued and outstanding Multiple Voting Shares will be held by Privateer Holdings, Inc. The terms and conditions of the Subordinate Voting Shares and Multiple Voting Shares are substantially identical with the exception of the voting and conversion rights attached to the Multiple Voting Shares. Each Subordinate Voting Share is entitled to one vote and each Multiple Voting Share is entitled to 10 votes on all matters upon which the holders of Shares are entitled to vote. Each Multiple Voting Share may be converted into one Subordinate Voting Share at the option of its holder and will be automatically converted into one Subordinate Voting Share upon transfer thereof, subject to certain exceptions. In addition, upon the date on which the outstanding Multiple Voting Shares represent less than 10% of the aggregate number of Shares then outstanding, all outstanding Multiple Voting Shares shall convert automatically into Subordinate Voting Shares. Upon completion of the Offering and assuming no exercise of the Over-Allotment Option (as defined below), we will have an aggregate of 16,666,667 Multiple Voting Shares and 75,127,375 Subordinate Voting Shares issued and outstanding. The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable securities laws in Canada. See “Description of Share Capital”.

The Company is offering [●] Subordinate Voting Shares for sale in Canada under this Canadian Prospectus and is offering [●] Subordinate Voting Shares for sale in the United States (the “U.S. Offering”) under a U.S. prospectus forming part of registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933, as amended, for a total of 9,000,000 Subordinate Voting Shares. The Offered Subordinate Voting Shares are being offered in Canada by BMO Nesbitt Burns Inc. and Eight Capital (the “Canadian Underwriters”) and the U.S. Offering is being conducted in the United States and certain other countries except Canada by Cowen and Company, LLC, Roth Capital Partners, LLC and Northland Securities, Inc. (the “U.S. Underwriters” and, together with the Canadian Underwriters, the “Underwriters”). However, when we refer to the offering, and the expenses and proceeds of the offering, we are referring to the offering of our Subordinate Voting Shares by both the Canadian Underwriters and the U.S. Underwriters on a combined basis.

The Offered Subordinate Voting Shares are being sold pursuant to the terms of an underwriting agreement dated [●], 2018 (the “Underwriting Agreement”) among the Company and the Canadian Underwriters. The Offering Price was determined by arms-length negotiation between the Company and the Underwriters.

There is currently no market through which the Offered Subordinate Voting Shares may be sold and purchasers may not be able to resell Offered Subordinate Voting Shares purchased under this prospectus. This may affect the pricing of the Offered Subordinate Voting Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the Offered Subordinate Voting Shares and the extent of issuer regulation. An investment in the Offered Subordinate Voting Shares is speculative and subject to a number of risks that should be considered by a prospective purchaser. Prospective purchasers of Offered Subordinate Voting Shares should carefully consider the risks described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” before purchasing the Offered Subordinate Voting Shares. Closing of the Offering is conditional upon the Offered Subordinate Voting Shares being approved for listing on the Nasdaq Global Select Market.

Price: C$[●] per Offered Subordinate Voting Share

	Offering Price to the Public(1)			Underwriting Discount(2)			Net Proceeds(3)
Per Offered Subordinate Voting Share	C$	[	●]	C$	[	●]	C$	[	●]
Total Offering(4)	C$	[	●]	C$	[	●]	C$	[	●]

Notes:

(1)	The Offering Price will be determined by negotiation between us and the Underwriters.

(2)	We refer you to the section titled “Plan of Distribution” for additional information regarding underwriting compensation.

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(3)	Before deducting expenses of the Offering estimated at $4,000,000, which will be paid by the Company out of the gross proceeds of the Offering, see “Use of Proceeds”.

(4)	The Company will grant to the Underwriters an over-allotment option (the “Over-Allotment Option”) exercisable, in whole or in part, and from time to time, in the sole discretion of the Underwriters, for a period of 30 days from and including the Closing Date (as defined herein), under which the Underwriters may offer for sale up to an additional 1,350,000 Offered Subordinate Voting Shares (representing 15% of the aggregate number of initial Offered Subordinate Voting Shares offered pursuant to the Offering and the U.S. Offering), at the Offering Price, to cover over-allotments, if any, and for market stabilization purposes. All references to “Offered Subordinate Voting Shares” in this prospectus include the Offered Subordinate Voting Shares that may be issued or sold pursuant to the Over-Allotment Option. The grant of the Over-Allotment Option and the Offered Subordinate Voting Shares issuable and sold upon the exercise of the Over-Allotment Option are qualified for distribution under this prospectus. A purchaser who acquires securities forming part of the Underwriters’ over-allocation position acquires those securities under this prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full (before deducting the expenses of the Offering estimated to be $4,000,000), the total amounts under “Offering Price to the Public”, the underwriting discount and the “Net Proceeds” in respect of the Treasury Offering will be $[●], $[●] and $[●], respectively. Unless otherwise indicated, all information in this prospectus assumes that the Over-Allotment Option will not be exercised. See “Plan of Distribution”.

The following table sets out the aggregate number of Offered Subordinate Voting Shares that may be sold by the Company to the Underwriters pursuant to the exercise of the Over-Allotment Option:

Underwriters’ Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	1,350,000 Offered Subordinate Voting Shares	Up to 30 days from and including the Closing Date	$	[	●]

The Underwriters may offer the Offered Subordinate Voting Shares at a price lower than the Offering Price. See “Plan of Distribution”.

The Underwriters, as principals, conditionally offer the Offered Subordinate Voting Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the terms and conditions contained in the Underwriting Agreement referred to under “Plan of Distribution”, subject to the approval of certain legal matters on behalf of the Company by Blake, Cassels & Graydon LLP, as to matters of Canadian law, and Cooley LLP, as to matters of U.S. law, and on behalf of the Underwriters by Osler, Hoskin & Harcourt LLP. The Offered Subordinate Voting Shares are being offered to the public in all of the provinces of Canada, except Québec. Subject to applicable law, the Underwriters may also offer the Offered Subordinate Voting Shares outside of Canada and the United States. The U.S. Underwriters are not registered to sell securities in any Canadian jurisdiction and, accordingly, will only sell Offered Subordinate Voting Shares outside of Canada.

Subject to applicable laws, in connection with the Offering the Underwriters may effect transactions intended to stabilize or maintain the market price of the Offered Subordinate Voting Shares at levels other than those which might otherwise prevail in the open market. In accordance with the rules and policy statements of certain Canadian securities regulatory authorities, the Canadian Underwriter may not, at any time during the period of distribution, bid for or purchase our Subordinate Voting Shares. The foregoing restriction is, however, subject to exceptions where the bid or purchase is not made for

- iii -

the purpose of creating actual or apparent active trading in, or raising the price of, the Subordinate Voting Shares. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

Subscriptions for the Offered Subordinate Voting Shares will be received subject to rejection or allotment, in whole or in part, and the Underwriters reserve the right to close the subscription books at any time without notice.

Other than in certain circumstances, it is anticipated that the Offered Subordinate Voting Shares will be delivered electronically through the non-certificated inventory system of CDS Clearing and Depository Services Inc. (“CDS”) or to the Depositary Trust Company (“DTC”). On the closing of the Offering, which is expected to occur on or about [●], 2018 or on such earlier or later date as the Company and the Underwriters may agree, but in any event not later than [●], 2018 (the “Closing Date”), the Company, via its transfer agent, will electronically deliver the Offered Subordinate Voting Shares registered to CDS or DTC or their respective nominees. A purchaser of Offered Subordinate Voting Shares in Canada will receive only a customer confirmation from a registered dealer that is a participant in CDS through which the Offered Subordinate Voting Shares are purchased, unless such purchaser requests from the Company the issuance of a certificate evidencing such Offered Subordinate Voting Shares. See “Plan of Distribution”.

Tilray’s head office is located at 1100 Maughan Road, Nanaimo, BC, Canada, V9X 1J2 and its registered and records office is located at 2701 Eastlake Avenue E., Third Floor, Seattle, Washington 98102.

- iv -

- v -

ABOUT THIS PROSPECTUS

General Advisory

An investor should rely only on the information contained in this prospectus and is not entitled to rely on parts of the information contained in this prospectus to the exclusion of others. Neither the Company nor any of the Underwriters has authorized anyone to provide investors with additional or different information. The information contained on the Company’s corporate website is not intended to be included in or incorporated by reference into this prospectus and prospective investors should not rely on such information when deciding whether or not to invest in the Offered Subordinate Voting Shares. Any graphs, tables or other information demonstrating our historical performance or of any other entity contained in this prospectus are intended only to illustrate past performance and are not necessarily indicative of our future performance or such entities.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Offered Subordinate Voting Shares. The Company’s business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

The Underwriters are not offering to sell the Offered Subordinate Voting Shares in any jurisdiction where the offer or sale of such securities is not permitted. For investors outside Canada, neither the Company nor any of the Underwriters has done anything that would permit the Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in Canada and the United States. Investors are required to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus.

This prospectus includes summary descriptions of certain material agreements of the Company (see “Material Contracts”). The summary descriptions disclose all attributes material to an investor in Offered Subordinate Voting Shares, but are not complete and are qualified by reference to the terms of the material agreements, which will be filed with the Canadian securities regulatory authorities and will be available on SEDAR, at www.sedar.com, under the Company’s profile. Investors are encouraged to read the full text of such material agreements.

Interpretation

Unless the context otherwise requires, all references in this prospectus to “Tilray”, the “Company”, “we”, “us” and “our” refer to Tilray, Inc. and its subsidiaries.

Trademarks, Trade Names and Service Marks

This prospectus includes trademarks which are protected under applicable intellectual property laws and are the property of, or licensed for use by, the Company. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names. All other trademarks and trade names used in this prospectus are the property of their respective owners. See “Business of the Company”.

Presentation of Financial Information and Other Information

The Company presents its consolidated financial statements in United States dollars. In this prospectus, references to “C$”, “Cdn$” or “Canadian dollars” are to Canadian dollars and references to

- vi -

“$” and “dollars” are to United States dollars. Amounts are stated in United States dollars unless otherwise indicated. Certain totals, subtotals and percentages throughout this prospectus may not reconcile due to rounding.

Exchange Rate Data

The following table sets forth, for the periods indicated, the high, low, average and end of period rates of exchange for one U.S. dollar, expressed in Canadian dollars, published by the Bank of Canada during the respective periods. The following table sets forth certain exchange rates based on the Bank of Canada noon exchange rate (for dates prior to March 1, 2017) or the Bank of Canada daily exchange rate (for dates on or after March 1, 2017). As of May 1, 2017, the Bank of Canada no longer publishes updated data for exchange rates published under previous methodologies, including daily noon and closing rates as well as high and low exchange rates.

	Year ended December 31
	2017	2016	2015
	C$	C$	C$
Highest rate during the period	1.3743	1.4589	1.3990
Lowest rate during the period	1.2128	1.2544	1.1728
Average exchange rate for the period(1)	1.2986	1.3231	1.2907
Rate at the end of the period	1.2545	1.3427	1.3840

(1)	Determined by averaging the rates on the last day of each month during the respective period.

On July 5, 2018, the Bank of Canada daily average rate of exchange was $1.00 = C$1.3129. No representation is made that dollars could be converted into Canadian dollars at that rate or any other rate.

Non-GAAP Financial Measures

In addition to using financial measures prescribed by U.S. GAAP, references are made in this prospectus to “Adjusted EBITDA”, “average net selling price per gram” and “average cost per gram sold”, which are non-GAAP financial measures. Non-GAAP financial measures do not have any standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other issuers. Rather, these measures are provided as additional information to complement those U.S. GAAP measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under U.S. GAAP.

We use non-GAAP measures to provide investors with supplemental measures. Our management also uses non-GAAP measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements. We also believe that securities analysts, investors and other interested parties frequently use non-GAAP measures in the evaluation of issuers.

- vii -

Enforcement of Judgments Against Foreign Persons or Companies

The Company and Frank, Rimerman + Co. LLP, the Company’s former auditor, are incorporated or formed under the laws of a foreign jurisdiction, and certain of the directors and officers of the Company reside outside of Canada. All or substantially all of the assets of these persons may be located outside Canada. The Company and the persons name below have appointed the following agents for service of process:

Name of Person	Name and Address of Agent
Brendan Kennedy	Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, BC V7X 1L3

Edward Wood Pastorius, Jr.	Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, BC V7X 1L3

Mark Castaneda	Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, BC V7X 1L3

Michael Auerbach	Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, BC V7X 1L3

Rebekah Dopp	Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, BC V7X 1L3

Maryscott Greenwood	Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, BC V7X 1L3

Christine St.Clare	Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, BC V7X 1L3

It may not be possible for investors to effect service of process within Canada upon the Company or its directors and officers referred to above or Frank, Rimerman + Co. LLP. It may also not be possible to enforce against the Company or its directors and officers or Frank, Rimerman + Co. LLP judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada even though these parties have appointed an agent for service of process in Canada.

AUDIT COMMITTEE MATTERS

Our board of directors has established an audit committee and will adopt a charter for the audit committee. Upon completion of the Offering, we will be an “SEC issuer” within the meaning of NI 52-107—Acceptable Accounting Principles and Auditing Standards (“NI 52-107”) and will be required to comply with the listing rules of the Nasdaq with respect to our audit committee, including with respect to any composition and independence requirements. For a description of our audit committee, see the section entitled “The Board of Directors and Management—Board Committees—Audit Committee”. The proposed charter of our audit committee is attached as Appendix A to this Canadian Prospectus.

NOTICE TO INVESTORS REGARDING U.S. GAAP

We prepare our financial information in accordance with U.S. generally accepted accounting principles (“GAAP”), which differs in certain material respects from International Financial Reporting Standards. As we will become an SEC issuer (as such term is defined in NI 52-107), we are not required to provide, and have not provided, a reconciliation of our financial statements to international financial reporting standards.

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CONTINUOUS DISCLOSURE

Upon the filing of this Canadian Prospectus we will become a reporting issuer under the securities laws of each of the provinces of Canada, except Québec. Pursuant to the securities laws of each of the provinces of Canada, except Québec, we (or, in the case of insider reporting, our insiders) will generally be exempt from the requirements relating to continuous disclosure, proxy solicitation and insider reporting. These rules generally permit us to comply with certain informational requirements applicable in the United States instead of the continuous disclosure requirements normally applicable, provided that the relevant documents are filed with the applicable securities regulatory authorities and are provided to Canadian security holders to the extent and in the manner and within the time required by applicable U.S. requirements.

- ix -

SUMMARY OF THE PROSPECTUS

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our Subordinate Voting Shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to invest in our Subordinate Voting Shares. Unless the context requires otherwise, references in this prospectus to (i) “Tilray,” the “company,” “we,” “us” and “our” refer to Tilray, Inc. and its wholly owned subsidiaries and (ii) references to “Privateer Holdings” refer to Privateer Holdings, Inc. and its subsidiaries, other than Tilray.

Our Vision

We are pioneering the future of medical cannabis research, cultivation, processing and distribution globally, and we intend to become a leader in the adult-use cannabis market in Canada.

We aspire to lead, legitimize and define the future of our industry by building the world’s most trusted cannabis company.

Our Company

We have supplied high-quality cannabis products to tens of thousands of patients in 10 countries spanning five continents through our subsidiaries in Australia, Canada and Germany and through agreements with established pharmaceutical distributors, and we produce medical cannabis in Canada and Europe.

We have been an early leader in the development of the global medical cannabis market. We were one of the first companies to be licensed by Health Canada to cultivate and sell medical cannabis in Canada, and also one of the first companies to become a licensed dealer of medical cannabis in Canada. The cannabis industry is rapidly expanding in Canada, with more than 100 other companies that are currently licensed, though only a few were licensed earlier than us, and there are hundreds more applications for licenses that are being processed by Health Canada. Our products have been made available in Argentina, Australia, Canada, Chile, Croatia, Cyprus, the Czech Republic, Germany, New Zealand and South Africa. While there are others licensed to cultivate and sell medical cannabis operating in multiple countries, including some licensed in Canada, and other non-cannabis companies expanding into the cannabis market internationally, we were the first company to legally export medical cannabis from North America to Africa, Australia, Europe and South America, and we were among the first companies to be licensed to cultivate and process medical cannabis in two countries, Canada and Portugal.

Our company is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as PhD scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale.

We believe that our strength as a medical brand is rooted in our commitment to research and development. Our research and development program focuses on developing innovative products, including novel delivery systems and precisely formulated cannabinoid products, and on the creation and improvement of methods, processes and technologies that allow us to efficiently manufacture such products on a large scale. We also supply clinical trials and were the first cannabis company with a North American production facility to be Good Manufacturing Practices, or GMP, certified in accordance with European Medicines Agency, or EMA, standards. An internationally recognized standard, GMP certification is the primary quality standard that pharmaceutical manufacturers must meet in their production processes.

We believe our growth to date is a result of our global strategy, our multinational supply chain and distribution network and our methodical commitment to research, innovation, quality and operational excellence. We believe that recognized and trusted brands distributed through multinational supply chains will be best-positioned to become global market leaders. Our strategy is to build these brands by consistently producing high-quality, differentiated products on a large scale.

We expect to have a competitive advantage in the Canadian adult-use market pending the implementation of federal legislation that is anticipated to legalize adult-use cannabis in Canada in October 2018.

We were formed as a subsidiary of Privateer Holdings, one of the first institutionally backed private investment firms to focus exclusively on the cannabis industry. Privateer Holdings’ portfolio of brands also includes Leafly, Marley Natural and Goodship.

Our Industry

We believe we are witnessing a global paradigm shift transforming the multibillion dollar cannabis industry from a state of prohibition to a state of legalization, but the legal market is still in its early stages. Moreover, we expect the number of countries with legalized regimes to continue to increase, creating numerous and sizable opportunities for market participants, including us. According to the United Nations, the global cannabis market, including the illicit market, is estimated to be $150 billion, annually, and approximately 3.8% of the adult population, or over 180 million people, are estimated to be cannabis users.

Global Medical Market. Although cannabis is still heavily regulated, medical use is now authorized at the national or federal level in 29 countries. The pace of regulatory change globally has been rapid, with more than 25 countries having introduced significant reforms to their cannabis use laws to broaden the scope of permitted use since 2015.

Adult Use. In October 2018, Canada will become the first major industrialized nation to legalize adult-use cannabis at the federal level. With legalization, we expect most illicit cannabis consumption to transition to the legal market. In the 2016 publication by Deloitte, Insights and Opportunities, Recreational Marijuana, the projected size of the Canadian adult-use market ranged from C$4.9 billion to C$8.7 billion annually. In the 2018 publication by Deloitte, A Society in Transition, an Industry Ready to Bloom, the projected size of the Canadian adult-use market ranged from C$1.8 billion to C$4.3 billion in 2019.

Our Opportunity

We are approaching our industry from a long-term, global perspective and see opportunities to:

∎	Build global brands that lead, legitimize and define the future of cannabis.

∎	Develop innovative products and form factors that change the way the world consumes cannabis.

∎	Expand the availability of pure, precise and predictable medical cannabis products for patients in need around the world.

∎	Foster mainstream acceptance of the therapeutic potential of medical cannabis and cannabinoid-based medicines

Our Strengths

We believe we are differentiated from our competitors because:

∎	We are a global pioneer with a multinational supply chain and distribution network.

∎	We have a scientifically rigorous medical cannabis brand approved by governments to supply patients and researchers on five continents.

∎	We have secured the exclusive rights to produce and distribute a broad-based portfolio of certain adult-use brands and products to Canadian consumers when adult-use legalization is implemented.

∎	We have a track record for pioneering research and innovation within our industry.

∎	We have developed a rigorous, proprietary production process to ensure consistency and quality as we increase the scale of our operations globally.

∎	We have a highly experienced management team.

Risks Associated with our Business

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our Subordinate Voting Shares. These risks are discussed more fully in the section titled “Risk Factors” and include, among others:

∎	Our business depends on regulatory approvals and licenses, including from Health Canada and various international regulatory authorities, in order for us to grow, store, sell and export medical cannabis and related products, which approvals and licenses are subject to ongoing compliance and reporting requirements.

∎	Any adverse changes or developments to our Nanaimo, British Columbia facility that could delay or prevent us from producing medical cannabis products, which would prevent us from continuing to operate our business until operations at our Nanaimo facility could be resumed or until our Enniskillen facility or Portugal facility is operational.

∎	Legalization of adult-use cannabis in Canada may have a significant negative effect on our medical cannabis business and there is no guarantee that we will be able to participate or effectively compete in the adult-use cannabis market in Canada.

∎	The medical cannabis industry is relatively new and this industry and the adult-use cannabis industry in Canada may not develop as anticipated or we may not be able to succeed in one or both of these markets.

∎	We face intense competition from other participants in our industry, including others licensed to cultivate and sell medical cannabis and unlicensed producers operating unlawfully, who may be able to compete more effectively than us as a result of longer operating histories, greater financial resources or, in the case of unlicensed producers, products with higher concentrations of active ingredients.

∎	Our business depends on a number of key inputs, such as raw materials, electricity, water and other utilities, and any significant interruption in the availability, price increase or other negative change with respect to these inputs could delay or prevent our ability to operate our business.

∎	We will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market because, upon the closing of this offering, Privateer Holdings will continue to control a majority of the voting power of our outstanding common stock, so purchasers of our Subordinate Voting Shares in this offering will not have the same protections afforded to stockholders of companies that are not “controlled companies.”

∎	We are exposed to risks arising from Privateer Holdings’ stockholdings, its provision of services to us and its participation in our management and conflicts of interest associated therewith.

∎	Our debt agreements with Privateer Holdings provide that all outstanding obligations are payable on demand of Privateer Holdings.

If we are unable to adequately address these and other risks we face, our business, financial condition, operating results or prospects may be adversely affected.

Our Growth Strategy

We aspire to build the world’s most trusted global cannabis company through the following key strategies:

∎	Expanding our production capacity in North America and Europe to meet current and expected long-term demand growth.

∎	Partnering with established distributors and retailers.

∎	Developing a differentiated portfolio of brands and products to appeal to diverse sets of patients and consumers.

∎	Expanding the addressable medical market by investing in clinical research and winning the trust of regulators, researchers and physicians in countries new to medical cannabis.

∎	Maintaining a rigorous and relentless focus on operational excellence and product quality.

∎	Pioneering innovation within our industry.

Our Brands and Products

Our brand and product strategy centers on developing a broad-based portfolio of differentiated cannabis brands and products designed to appeal to diverse sets of patients and consumers. These brands and products will be tailored to comply with all requirements we expect to accompany adult-use legalization, such as the inclusion of health warnings on labels and restrictions on marketing.

Our Medical Brand. The Tilray brand is designed to target the global medical market by offering a wide range of high-quality medical cannabis and cannabinoid-based products. We offer our products to patients, physicians, pharmacies, governments, hospitals and researchers for commercial purposes, compassionate access and clinical research. We believe patients choose Tilray because we are a scientifically rigorous brand known for producing pure, precise and predictable medical-grade products.

Our Adult-Use Brands. In anticipation of adult-use legalization in Canada, we have secured the exclusive rights from a wholly owned subsidiary of Privateer Holdings to produce and distribute a broad-based portfolio of certain adult-use brands and products in Canada. We have not been granted exclusive rights by the Canadian government to produce or distribute any category of cannabis products. The brand licensing agreement includes the rights to recognized brands and proprietary product formulations for a wide range of products. In addition to licensing certain adult-use brands from a wholly owned subsidiary of Privateer Holdings, we are also developing new brands for the adult-use market in Canada that will be wholly owned by us, such as CANACA. When Canadian federal legislation and corresponding provincial legislation authorizing the adult use of cannabis comes into effect, we intend to produce and distribute these brands and products to Canadian consumers through High Park Holdings Ltd., or High Park, our wholly owned subsidiary formed to serve the adult-use market in Canada. The distribution and marketing of these brands and products would be in compliance with all requirements under federal and provincial legislation, including strict marketing regulations which may make it more difficult for us to develop our adult-use brands. Following the implementation of such legislation, we expect to see new entrants into the market. While it is currently proposed that existing holders of licenses relating to medical cannabis, including us, will be automatically licensed for the adult-use market, other individuals and corporations will be able to apply for such licenses.

Our Operations

We are building a multinational supply chain and distribution network to capitalize on the global medical cannabis market and the anticipated adult-use market in Canada.

We have offices in Seattle, Nanaimo, Toronto, Berlin and Sydney, licensed cultivation facilities in British Columbia, Ontario, and Portugal and a new manufacturing facility in development in Ontario, Canada. Once we complete the initial development of additional production facilities and have obtained the required amendments to our licenses to produce cannabis and cannabis oil at those facilities, we believe that our total production space across all facilities worldwide will total approximately 912,000 square feet by the end of 2018. We believe that the maximum potential development of the parcels we currently own would be 3.8 million square feet.

Sales and Distribution

Pharmaceutical distribution and pharmacy supply agreements. We work with established pharmaceutical distributors and pharmacy suppliers to sell our products around the world. In Canada, we have entered into a definitive agreement to supply a major pharmacy chain and signed collaboration agreement with Sandoz Canada Inc., or Sandoz Canada, a division of Novartis AG, or Novartis, to market our non-combustible products to health care practitioners and pharmacists and to co-develop new cannabis products. In Germany, we have partnered with Noweda eG Apothekergenossenschaft, or Noweda, a cooperative comprised of approximately 9,000 pharmacists with a network of 16,000 pharmacies throughout Germany and one of the largest wholesalers of pharmaceutical products in Germany. Elsewhere around the world, we have agreements with distributors in Argentina, Australia, Brazil, Chile, Croatia, Cyprus, the Czech Republic, New Zealand and South Africa, pursuant to which we are currently selling our products. We also have agreements in place with distributors in Brazil, Peru, Poland and Denmark, though our products are not currently available in these countries.

Adult-use supply agreements. In anticipation of adult-use legalization in Canada, we have negotiated agreements to supply certain provinces and territories with cannabis products, subject to the adoption of authorizing legislation. To date we have entered into definitive agreements to supply the provinces of Manitoba and Quebec, the territory of the Yukon and the Northwest Territories and a memorandum of understanding to supply the province of British Columbia. We expect to announce additional supply agreements with government-owned corporations, or crown corporations, or private entities in Alberta and Ontario, as well as provinces in Atlantic Canada.

Direct-to-patient. In Canada, medical cannabis patients registered under the Access to Cannabis for Medical Purposes Regulations, or ACMPR, order from us primarily through our e-commerce platform or over the phone. In Canada, medical cannabis is and will continue to be delivered by secured courier or other methods permitted by the ACMPR. The direct-to-patient, or DTP, channel accounts for the majority of our medical sales.

Direct-to-consumer. We anticipate direct-to-consumer, or DTC, will be a component of our adult-use sales that are not made under supply agreements with crown corporations and private retailers.

Wholesale. In Canada, we are also authorized under the ACMPR to wholesale bulk dried cannabis flower and bulk formulated and unformulated oil to others that have been issued a license to produce cannabis and cannabis oil by Health Canada under the ACMPR, or Licensed Producers. We believe there is the potential to wholesale finished, packaged products to other Licensed Producers, and we intend to pursue this sales channel as a part of our adult-use and medical-use growth strategies in Canada.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012; therefore, we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by an independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. The JOBS Act also permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We may take advantage of these exemptions for up to five years or until we are no longer an “emerging growth company,” whichever occurs earlier.

Corporate Information

Tilray, Inc. was incorporated in Delaware in January 2018. We are, and following this offering and the related transactions, we will be a holding company whose sole material asset will consist of the outstanding equity interests of Decatur Holdings, BV, a Dutch private limited liability company, or Decatur, which owns all of the outstanding equity interests of our direct and indirect subsidiaries through which we operate our business. Prior to January 2018, we operated our business under Decatur, which was formed in March 2016. Our principal executive offices are located at 1100 Maughan Road, Nanaimo, BC, Canada V9X 1J2 and our telephone number is (844) 845-7291. Our corporate website address is www.tilray.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We have nine wholly owned direct and indirect subsidiaries. The following chart illustrates, as of the date hereof, our corporate structure including details of the jurisdiction of formation of each subsidiary.

Tilray, our logo and our other registered or common law trademarks, trade names or service marks appearing in this prospectus are owned by us. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights of the applicable licensor to these trademarks and trade names. Unless otherwise stated in this prospectus, we do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Subordinate Voting Shares offered by us	9,000,000 Subordinate Voting Shares. [●] Subordinate Voting Shares are being offered in the United States and certain other countries except Canada by a syndicate of U.S. Underwriters, and [●] Subordinate Voting Shares are being offered in Canada and certain other countries except the United States by a syndicate of Canadian Underwriters.

Subordinate Voting Shares to be outstanding after this offering	75,127,375 shares

Multiple Voting Shares to be outstanding after this offering	16,666,667 shares (representing approximately 18% of our equity interest and 69% of the voting power of our capital stock)

Over-allotment option to purchase additional shares	We have granted the underwriters a 30-day over-allotment option to purchase up to [●] additional Subordinate Voting Shares at the public offering price, less the underwriting discount.

Voting and conversion rights	We have two classes of authorized voting shares: Multiple Voting Shares and Subordinate Voting Shares. The rights of the holders of Multiple Voting Shares and Subordinate Voting Shares are identical except with respect to voting and conversion rights. The holders of Multiple Voting Shares are entitled to 10 votes per share and the holders of Subordinate Voting Shares are entitled to one vote per share, on all matters that are subject to stockholder vote. Each Multiple Voting Share may be converted into one Subordinate Voting Share at the option of its holder and will be automatically converted into one Subordinate Voting Share upon transfer thereof, subject to certain exceptions. In addition, upon the date on which the outstanding Multiple Voting Shares represent less than 10% of the aggregate number of Multiple Voting Shares and Subordinate Voting Shares then outstanding, all outstanding Multiple Voting Shares shall convert automatically into Subordinate Voting Shares. See the section titled “Description of Share Capital” for additional information.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $121.6 million, or approximately $140.4 million if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We are undertaking this offering in order to increase our liquidity and raise capital to further develop our cultivation and processing capacity. We intend to use the net proceeds of this offering as follows: (i) approximately $52.9 million to fund the build out of cultivation and processing capacity at our facilities; (ii) approximately $37.0 million to repay outstanding principal and interest under the Privateer Holdings debt facilities which we have used for working capital and general corporate purposes; and (iii) the remainder, if any, for working capital, future acquisitions and general corporate purposes. See the section titled “Use of Proceeds” for additional information.

Controlled company	Upon the closing of this offering, Privateer Holdings will own 16,666,667 Multiple Voting Shares, and 58,333,333 Subordinate Voting Shares, or approximately 93%, of the voting power of our capital stock. As a result, we will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market. See the sections titled “The Board of Directors and Management—Controlled Company Exception” and “Principal Stockholders.”

Proposed Nasdaq Global Select Market symbol	“TLRY”

Risk factors	You should carefully read the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in our Subordinate Voting Shares.

The number of Subordinate Voting Shares to be outstanding after this offering is based on 66,127,375 Subordinate Voting Shares outstanding as of March 31, 2018 and excludes 6,711,621 Subordinate Voting Shares reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan as of March 31, 2018.

Subsequent to March 31, 2018 and through the date of this prospectus:

∎	we reserved an additional 2,487,717 Subordinate Voting Shares under our Amended and Restated 2018 Equity Incentive Plan; and

∎	we granted (i) stock options to purchase up to an aggregate of 6,079,196 Subordinate Voting Shares and (ii) 1,190,000 restricted stock units under our Amended and Restated 2018 Equity Incentive Plan.

Additionally, the number of Subordinate Voting Shares reserved for issuance under our Amended and Restated 2018 Equity Incentive Plan will automatically increase on January 1 of each calendar year for ten years, starting on January 1, 2019 and ending on and including, 2028, in an amount equal to 4% of the total number of our Shares outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors. The maximum number of our Shares that may be issued upon the exercise of incentive stock options granted under our Amended and Restated 2018 Equity Incentive Plan is equal to 13,423,242.

Further, unless we specifically state otherwise, all information in this prospectus assumes:

∎	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws in connection with the closing of this offering;

∎	the voluntary conversion of 58,333,333 Multiple Voting Shares into 58,333,333 Subordinate Voting Shares on or immediately prior to the date of this prospectus;

∎	the conversion of all outstanding shares of our Series A preferred stock into an aggregate of 7,794,042 Subordinate Voting Shares immediately prior to the closing of this offering; and

∎	no exercise by the underwriters of their over-allotment option to purchase up to [●] additional Subordinate Voting Shares from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. The consolidated financial statements include the accounts of entities wholly owned by Tilray, Inc. The consolidated statements of net loss data for the years ended December 31, 2015, 2016 and 2017 and the consolidated balance sheet data as of December 31, 2017 are derived from our consolidated financial statements for the year ended and as at December 31, 2015 and the financial statements for the years ended and as at December 31, 2016 and 2017, included elsewhere in this prospectus. The interim condensed consolidated balance sheet data as of March 31, 2018 and interim condensed consolidated statements of net loss data for the three months ended March 31, 2017 and 2018 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period, and the results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the full year or any future period.

You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the sections titled “Selected Historical Financial Data” and “Management’s Discussion and Analysis.”

	Year Ended December 31,			Three Months Ended March 31
	2015	2016	2017	2017	2018
				(unaudited)
	(dollars in thousands, except per share data)

Consolidated Statements of Net Loss Data:
Revenue	$5,356	$12,644	$20,538	$5,027	$7,808
Cost of sales	4,746	9,974	9,161	2,259	3,912
Gross margin	610	2,670	11,377	2,768	3,896
Research and development expenses	405	1,136	3,171	663	975
Sales and marketing expenses	3,097	3,599	7,164	928	2,263
General and administrative expenses	4,931	4,984	8,540	1,565	4,398
Operating loss	(7,823)	(7,049)	(7,498)	(388)	(3,740)
Foreign exchange loss (gain), net	6,915	(186)	(1,363)	(219)	1,146
Interest expense, net	187	1,019	1,686	496	416
Other (income) expense, net	(1)	1	(12)	14	(121)
Net loss	$(14,924)	$(7,883)	$(7,809)	$(679)	$(5,181)
Basic and diluted net loss per share	$(0.18)	$(0.11)	$(0.10)	$(0.01)	$(0.07)
Pro forma net loss per share, basic and diluted(1)
Basic	$(0.18)	$(0.10)	$(0.09)	$(0.01)	$(0.06)
Diluted	$(0.18)	$(0.10)	$(0.09)	$(0.01)	$(0.06)

(1)	Our unaudited pro forma basic and diluted net loss per share were calculated to give effect to the automatic conversion of all outstanding shares of Series A preferred stock into Subordinate Voting Shares in connection with a qualifying initial public offering. The liquidation and dividend rights are identical among Multiple Voting Shares and Subordinate Voting Shares, and all classes of Shares share equally in our earnings and losses. Accordingly, net loss has been reallocated to Multiple Voting Shares and Subordinate Voting Shares on a proportional basis. For calculating basic and diluted net loss per share, the number of shares was 82,794,042. Since we were in a loss position for all periods presented, basic net loss per share attributable to holders of our Shares is the same as diluted net loss per share for all periods as the inclusion of all potential Shares outstanding would have been anti-dilutive.

	As of March 31, 2018
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(unaudited) (dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$12,140	$12,140	$99,117
Short-term investments	29,506	29,506	29,506
Inventory	7,537	7,537	7,537
Total assets	106,646	106,646	193,622
Current portion of long-term debt and long-term debt	9,259	9,259	9,259
Preferred stock	1	—	—
Total liabilities	64,001	64,001	29,428
Stockholders’ equity	42,645	42,645	164,194

(1)	The pro forma column reflects (a) the conversion of all outstanding shares of preferred stock into shares of our Subordinate Voting Shares immediately prior to the closing of this offering and (b) the filing and effectiveness of our amended and restated certificate of incorporation upon the closing of this offering.

(2)	The pro forma as adjusted column reflects the sale of Subordinate Voting Shares in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us and the full repayment of the Privateer Holdings debt facilities.

(3)	Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash, total assets and total stockholder’s equity (deficit) on a pro forma as adjusted basis by $8.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, each increase (decrease) by 1,000,000 shares in the number of shares offered by us would increase (decrease) each of cash, total assets and total stockholders’ equity (deficit) on a pro forma as adjusted basis by approximately $14.0 million, assuming that the assumed initial public offering price remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(dollars in thousands)
Adjusted EBITDA(1)	$(6,078)	$(5,002)	$(5,506)	$192	$(3,230)

(1)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use Adjusted EBITDA, as described below, to understand and evaluate our operating performance. Adjusted EBITDA, which may be different than similarly titled measures used by other companies, is presented to help investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net loss, excluding interest expense, net; other

(income) expense, net; foreign exchange loss (gain), net; depreciation and amortization; and stock-based compensation expense.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA as compared to the closest comparable GAAP measure. Some of these limitations are that:

∎	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

∎	Adjusted EBITDA excludes foreign exchange gains or losses, net, which includes the effect of both realized and unrealized foreign exchange transactions. Unrealized gains or losses represent foreign exchange revaluation of foreign denominated monetary assets and liabilities;

∎	Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; and

∎	Adjusted EBITDA does not reflect interest expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and reduce cash available to us.

	Year Ended December 31			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(dollars in thousands)
Adjusted EBITDA reconciliation:
Net loss	$(14,924)	$(7,883)	$(7,809)	$(679)	$(5,181)
Interest expense, net	187	1,019	1,686	496	416
Other (income) expense, net	(1)	1	(12)	14	(121)
Foreign exchange loss (gain), net	6,915	(186)	(1,363)	(219)	1,146
Depreciation and amortization	1,671	1,953	1,853	545	479
Stock-based compensation expense	74	94	139	35	31

Adjusted EBITDA	$(6,078)	$(5,002)	$(5,506)	$192	$(3,230)

Estimated Preliminary Results for the Three Months Ended June 30, 2018 (unaudited)

Presented below are certain estimated preliminary financial results for the three months ended June 30, 2018. These ranges are based on the information available to us at this time. We have provided ranges, rather than specific amounts, because these results are preliminary. As such, our actual results may vary materially from the estimated preliminary results presented here and will not be finalized until after we close this offering. We have not identified any unusual or unique events or trends that occurred during the period that we believe will materially affect these estimates.

These are forward-looking statements and may differ from actual results. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on this preliminary data. Please refer to “Cautionary Statement Regarding Forward-Looking Information.” These estimated preliminary results should be read in conjunction with “Management’s Discussion and Analysis” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. For additional information, please see “Risk Factors.”

This data has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm, Deloitte LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial results. Accordingly, Deloitte LLP does not express an opinion or any other form of assurance with respect thereto.

Our revenue for the three months ended June 30, 2018 is expected to be between $8.8 million and $9.2 million, compared to $5.0 million for the three months ended June 30, 2017.

In addition, as of June 30, 2018, our cash and cash equivalents were between $24.0 million and $25.0 million, and our long-term, debt was between $9.0 million and $10.0 million.

An investment in the Offered Subordinate Voting Shares should be considered a highly speculative investment that involves significant risk. A prospective purchaser of Offered Subordinate Voting Shares should carefully consider all of the information disclosed in this prospectus prior to making a decision to purchase the Offered Subordinate Voting Shares. In addition to the other information presented in this prospectus, the following risk factors should be given special consideration when evaluating an investment in the Company. Some of the following factors are interrelated and, consequently, prospective purchasers of Offered Subordinate Voting Shares should treat such risk factors as a whole. The following information is a summary only of certain risk factors that prospective purchasers of Offered Subordinate Voting Shares should consider and is qualified in its entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this prospectus. These risks and uncertainties are not the only ones that could affect the Company or the Offered Subordinate Voting Shares and additional risks and uncertainties not currently known to the Company, or that it currently deems immaterial, may also impair the business, financial condition and results of operations of the Company or the value of the Offered Subordinate Voting Shares. If any of the following risks or other risks occur, they could have a material adverse effect on the Company’s business, financial condition and results of operations or the value of the Offered Subordinate Voting Shares. There is no assurance that any risk management steps taken by the Company will avoid future loss due to the occurrence of the risks described below or other unforeseen risks.

RISK FACTORS

Investing in our Subordinate Voting Shares is speculative and involves a high degree of risk. In addition to all other information set out in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus, the following specific factors could materially adversely affect us and should be considered when deciding whether to make an investment in our Subordinate Voting Shares. Other risks and uncertainties that we do not presently consider to be material, or of which we are not presently aware, may become important factors that affect our future financial condition and results of operations. If any of the risks discussed below actually occur, our business, financial condition, results of operations and prospects could be materially adversely affected, the value of our Subordinate Voting Shares could decline and you may lose all or part of your investment.

Risks Related to our Medical Cannabis Business and the Medical Cannabis Industry

We are dependent upon regulatory approvals and licenses for our ability to grow, process, package, store, sell and export medical cannabis and other products derived therefrom, and these regulatory approvals are subject to ongoing compliance requirements, reporting obligations and fixed terms requiring renewal.

Our ability to grow, process, package, store and sell dried cannabis and cannabis extracts, including both bottled oil and capsules, for medical purposes in Canada is dependent on our current Health Canada license under the ACMPR covering our production facility at our Tilray North America Campus in Nanaimo, British Columbia, or Tilray Nanaimo. This license allows us to produce dried cannabis and certain cannabis extracts for medical purposes at Tilray Nanaimo and to sell and distribute, for medical purposes, dried cannabis, bottled cannabis oil and encapsulated cannabis oil in Canada. Our ACMPR license for Tilray Nanaimo is valid until September 2019 and will need to be renewed at that time.

We also hold a license under the ACMPR covering our facility in Enniskillen, Ontario, or High Park Farms. This license allows us to cultivate cannabis plants, which we intend to use to service the adult-use market. This license is valid until April 2021 and will need to be renewed at that time; it will also need to be amended prior to that time to include additional activities, including processing and sale of dried cannabis.

We are also dependent on our license under Canada’s Narcotic Control Regulations, or NCR, for our ability to import and export medical cannabis products to and from specified jurisdictions around the world, subject to obtaining, for each specific shipment, an export approval from Health Canada and an import approval from the applicable regulatory authority in the country to which the export is being made. Our license under the NCR is valid until December 2018 and will need to be renewed at that time. Our ability to operate in our proposed facility at our Tilray European Union Campus located in Cantanhede, Portugal, or Tilray Portugal, is dependent on our current authorization for the cultivation, import and export of cannabis, and in the future will be dependent on our pending authorization for the manufacture of cannabis products and GMP certification, by the Portuguese National Authority of Medicines and Health Products, or INFARMED. All licenses are subject to ongoing compliance and reporting requirements and renewal. This license is valid for a single growing season at a time and notification to INFARMED is needed to renew the license for subsequent growing seasons.

In February 2018, we submitted an ACMPR license application for our proposed facility in London, Ontario, or the High Park Processing Facility. This application has not yet been approved. Any future medical cannabis production facilities that we operate in Canada will also be subject to separate licensing requirements under the ACMPR and, if necessary for the activities we propose to conduct at those facilities, the NCR. Although we believe that we will meet the requirements of the ACMPR and

NCR for future renewals of our existing licenses, and grants of permits under such licenses, and to obtain corresponding licenses for future facilities in Canada, there can be no assurance that existing licenses will be renewed or new licenses obtained on the same or similar terms as our existing Tilray Nanaimo licenses, nor can there be any assurance that Health Canada will continue to issue export permits on the same terms, or that other countries will allow, or continue to allow, imports.

Further, we are subject to ongoing inspections by Health Canada to monitor our compliance with its licensing requirements. Our existing licenses and any new licenses that we may obtain in the future in Canada or other jurisdictions may be revoked or restricted at any time in the event that we are found not to be in compliance. Should we fail to comply with the applicable regulatory requirements or with conditions set out under our licenses, should our licenses not be renewed when required, or be renewed on different terms, or should our licenses be revoked, we may not be able to continue producing or distributing medical cannabis in Canada or other jurisdictions or export medical cannabis outside of Canada or Portugal.

In addition, we may be subject to enforcement proceedings resulting from a failure to comply with applicable regulatory requirements in Canada or other jurisdictions, which could result in damage awards, a suspension of our existing approvals, a withdrawal of our existing approvals, the denial of the renewal of our existing approvals or any future approvals, recalls of products, product seizures, the imposition of future operating restrictions on our business or operations or the imposition of civil or criminal fines or penalties against us, our officers and directors and other parties. These enforcement actions could delay or entirely prevent us from continuing the production, testing, marketing, sale or distribution of our medical products and divert management’s attention and resources away from our business operations.

The laws, regulations and guidelines generally applicable to the medical cannabis industry in Canada and other countries may change in ways that impact our ability to continue our business as currently conducted or proposed to be conducted.

The successful execution of our medical cannabis business objectives is contingent upon compliance with all applicable laws and regulatory requirements in Canada and other jurisdictions, including the requirements of the ACMPR and the NCR in Canada, and obtaining all other required regulatory approvals for the sale, import and export of our medical cannabis products. The commercial medical cannabis industry is a relatively new industry in Canada and the ACMPR is a regime that has only been in effect in its current form since 2016. The effect of Health Canada’s administration, application and enforcement of the regime established by the ACMPR and the NCR on us and our business in Canada, or the administration, application and enforcement of the laws of other countries by the appropriate regulators in those countries, may significantly delay or impact our ability to participate in the Canadian medical cannabis market or medical cannabis markets outside Canada, to develop medical cannabis products and produce and sell these medical cannabis products.

Further, Health Canada or the regulatory authorities in other countries in which we operate or to which we export our medical cannabis products may change their administration, interpretation or application of the applicable regulations or their compliance or enforcement procedures at any time. Any such changes could require us to revise our ongoing compliance procedures, requiring us to incur increased compliance costs and expend additional resources. There is no assurance that we will be able to comply or continue to comply with applicable regulations.

Any failure on our part to comply with applicable regulations could prevent us from being able to carry on our business.

Health Canada inspectors routinely assess Tilray Nanaimo for compliance with applicable regulatory requirements. Our High Park Farms and the High Park Processing Facility will both also be inspected by Health Canada and Tilray Portugal will also be inspected for compliance by applicable regulators once construction is complete and will be subject to certain ongoing inspections and audits once we begin operations at this facility. Furthermore, the import of our products into other jurisdictions, such as Germany and Australia, is subject to the regulatory requirements of the respective jurisdiction. Any failure by us to comply with the applicable regulatory requirements could require extensive changes to our operations; result in regulatory or agency proceedings or investigations, increased compliance costs, damage awards, civil or criminal fines or penalties or restrictions on our operations; harm our reputation or give rise to material liabilities or a revocation of our licenses and other permits. There can be no assurance that any pending or future regulatory or agency proceedings, investigations or audits will not result in substantial costs, a diversion of management’s attention and resources or other adverse consequences to us and our business.

Our ability to produce and sell our medical products in, and export our medical products to, other jurisdictions outside of Canada is dependent on compliance with additional regulatory and other requirements.

We are required to obtain and maintain certain permits, licenses or other approvals from regulatory agencies in countries and markets outside of Canada in which we operate, or to which we export, in order to produce or export to, and sell our medical products in, these countries, including, in the case of certain countries, the ability to demonstrate compliance with GMP standards. Our current certification of compliance with GMP standards for production at Tilray Nanaimo and any other GMP certification that we may receive in the future, subject us to extensive ongoing compliance reviews to ensure that we continue to maintain compliance with GMP standards. There can be no assurance that we will be able to continue to comply with these standards.

The continuation or expansion of our international operations depends on our ability to renew or secure the necessary permits, licenses or other approvals. An agency’s denial of or delay in issuing or renewing a permit, license or other approval, or revocation or substantial modification of an existing permit or approval, could prevent us from continuing our operations in or exports to countries other than Canada. For example, Tilray Nanaimo’s current certification of GMP compliance must be renewed via re-inspection prior to October 2020, and our failure to maintain such certification, or to comply with applicable industry quality assurance standards or receive similar regulatory certifications at any of our other facilities, may prevent us from continuing the expansion of our international operations. In addition, the export and import of medical cannabis is subject to United Nations treaties establishing country-by-country quotas and our export and import permits are subject to these quotas which could limit the amount of medical cannabis we can export to any particular country.

The effect of the legalization of adult-use cannabis in Canada on the medical cannabis industry is unknown, and may have a significant negative effect upon our medical cannabis business if our existing or future medical use customers decide to purchase products available in the proposed adult-use market instead of purchasing medical use products from us.

In June 2018, the government of Canada passed Bill C-45, or the Cannabis Act, the Canadian federal legislation allowing individuals over the age of 18 to legally purchase, process and cultivate limited amounts of cannabis for adult use in Canada. It is expected that the Cannabis Act will become effective in October 2018. As a result, individuals who currently rely upon the medical cannabis market to supply their medical cannabis and cannabis-based products may cease this reliance, and instead turn to the adult-use cannabis market to supply their cannabis and cannabis-based products. Factors that will influence this decision include the price of medical cannabis products in relation to similar adult-use cannabis products, the amount of active ingredients in medical cannabis products in relation to similar adult-use cannabis products, the types of cannabis products available to adult users and limitations on access to adult-use cannabis products imposed by the regulations under the Cannabis Act and the legislation governing distribution of cannabis that is expected to be enacted by the individual provinces and territories of Canada. These factors will not be ascertainable by us until after the regulations under the Cannabis Act and the individual provincial and territorial legislation providing for the legalization of adult-use cannabis are implemented.

A decrease in the overall size of the medical cannabis market as a result of the adoption of the Cannabis Act and the legal adult-use market in Canada may reduce our medical sales and revenue prospects in Canada. Moreover, in conjunction with the implementation of the Cannabis Act, the ACMPR regulation of cannabis for medical purposes is expected to be reviewed. The effect on our business, and the medical cannabis market in general, of such a review is uncertain.

There has been limited study on the effects of medical cannabis and future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis.

Research in Canada, the United States and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids (such as cannabidiol, or CBD, and tetrahydrocannabinol, or THC) remains in relatively early stages. There have been few clinical trials on the benefits of cannabis or isolated cannabinoids conducted by us or by others.

Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies referenced in this prospectus, or could reach different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for our products.

Tilray Nanaimo is, and our High Park Farms, High Park Processing Facility and Tilray Portugal are expected to become, integral to our business and adverse changes or developments affecting any of these facilities may have an adverse impact on us.

Currently, our activities and resources are focused on the operation of Tilray Nanaimo, and our current licenses under the ACMPR and the NCR are specific to Tilray Nanaimo. Adverse changes or developments affecting Tilray Nanaimo, including, but not limited to, disease or infestation of our crops, a fire, an explosion, a power failure, a natural disaster or a material failure of our security infrastructure, could reduce or require us to entirely suspend our production of medical cannabis. A significant failure of our site security measures and other facility requirements, including any failure to comply with regulatory requirements under the ACMPR or the NCR, could have an impact on our ability to continue operating under our Health Canada licenses or our prospects of renewing our Health Canada licenses, and could also result in a suspension or revocation of the Health Canada licenses. As we currently produce our medical cannabis products only at Tilray Nanaimo any event impacting our ability to continue production at Tilray Nanaimo, or requiring us to delay production, would prevent us from continuing to operate our business until operations at Tilray Nanaimo could be resumed, or until we were able to commence production at another facility.

We expect to expand Tilray Nanaimo, to construct greenhouses in our High Park Farms and Tilray Portugal and to build a processing center at our High Park Processing Facility. We expect that these expanded and additional facilities will significantly increase our cultivation, growing, processing and distribution capacity; however, development impediments such as construction delays or cost over-runs in respect to the development of these facilities, howsoever caused, could delay or prevent our ability to produce cannabis at these facilities. It is also possible that the final costs of the major equipment contemplated by our capital expenditure program relating to the development of our High Park Farms, our High Park Processing Facility and Tilray Portugal may be significantly greater than anticipated, in which circumstance we may be required to curtail, or extend the timeframes for completing, such capital expenditure plans which would reduce our production capacity. We have periodically procured cannabis from other ACMPR sources to supplement internal production, which, during 2017, represented approximately five percent of our total production. If we are unsuccessful in scaling operations at our facilities, we may need to continue to procure cannabis from third parties, likely at a higher price than our own cost to produce, which would have a negative impact on gross margin.

The medical cannabis industry and market are relatively new in Canada, and this industry and market may not continue to exist or develop as anticipated or we may ultimately be unable to succeed in this industry and market.

We are operating our current business in a relatively new medical cannabis industry and market, and our success depends on our ability to attract and retain patients. In addition to being subject to general business risks applicable to a business involving an agricultural product and a regulated consumer product, we need to continue to build brand awareness of our Tilray brand in the medical cannabis industry and make significant investments in our business strategy and production capacity. These investments include introducing new products into the markets in which we operate, adopting quality assurance protocols and procedures, building our international presence and undertaking regulatory compliance efforts. These activities may not promote our medical products as effectively as intended, or at all, and we expect that our competitors will undertake similar investments to compete with us for market share. Competitive conditions, consumer preferences, patient requirements and spending patterns in this industry and market are relatively unknown and may have unique circumstances that differ from other existing industries and markets and that cause our efforts to further our business to be unsuccessful or to have undesired consequences for us. As a result, we may not be successful in our efforts to attract and retain patients or to develop new medical cannabis products and produce and distribute these medical cannabis products to the markets in which we operate or to which we export in time to be effectively commercialized, or these activities may require significantly more resources than we currently anticipate in order to be successful.

We compete for market share with other companies, including other producers licensed by Health Canada, some of which have longer operating histories and more financial resources and manufacturing and marketing experience than we have.

We face, and we expect to continue to face, intense competition from other Licensed Producers and other potential competitors, some of which have longer operating histories and more financial resources and manufacturing and marketing experience than we have. In addition, it is possible that the medical cannabis industry will undergo consolidation, creating larger companies with financial resources, manufacturing and marketing capabilities and product offerings that are greater than ours. As a result of this competition, we may be unable to maintain our operations or develop them as currently proposed, on terms we consider acceptable, or at all.

There are currently hundreds of applications for Licensed Producer status being processed by Health Canada. The number of licenses granted and the number of Licensed Producers ultimately authorized by Health Canada could have an adverse impact on our ability to compete for market share in Canada’s medical cannabis industry. We expect to face additional competition from new market entrants that are granted licenses under the ACMPR or existing license holders that are not yet active in the industry. If a significant number of new licenses are granted by Health Canada, we may experience increased competition for market share and may experience downward price pressure on our medical cannabis products as new entrants increase production.

We also face competition from unlicensed and unregulated market participants, including individuals or groups that are able to produce cannabis without a license similar to that under which we currently produce and illegal dispensaries and black market participants selling cannabis and cannabis-based products in Canada. These competitors may be able to offer products with higher concentrations of active ingredients than we are authorized to produce and sell and using delivery methods, including edibles, concentrates and extract vaporizers, that we are currently prohibited from offering to individuals in Canada. The competition presented by these participants, and any unwillingness by consumers currently utilizing these unlicensed distribution channels to begin purchasing from Licensed Producers for any reason, or any inability of law enforcement authorities to enforce existing laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products, could adversely affect our market share, result in increased competition through the black market for cannabis or have an adverse impact on the public perception of cannabis use and licensed cannabis producers and dealers.

In addition, the ACMPR permits patients in Canada to produce a limited amount of cannabis for their own medical purposes or to designate a person to produce a limited amount of cannabis on their behalf for such purposes. Widespread reliance upon this allowance could reduce the current or future consumer demand for our medical cannabis products.

If the number of users of cannabis for medical purposes in Canada increases, the demand for products will increase. This could result in the competition in the medical cannabis industry becoming more intense as current and future competitors begin to offer an increasing number of diversified medical cannabis products. Conversely, if there is a contraction in the medical market for cannabis in Canada, resulting from the legalization of adult-use cannabis or otherwise, competition for market share may increase. To remain competitive, we intend to continue to invest in research and development and sales and patient support; however, we may not have sufficient resources to maintain research and development and sales and patient support efforts on a competitive basis.

In addition to the foregoing, the legal landscape for medical cannabis use is changing internationally. We have operations outside of Canada, which may be affected as other countries develop, adopt and change their medical cannabis laws. Increased international competition, including competition from suppliers in other countries who may be able to produce at lower cost, and limitations placed on us by Canadian or other regulations, might lower the demand for our medical cannabis products on a global scale.

Risks Related to our Potential Adult-Use Cannabis Business and the Adult-Use Cannabis Industry in Canada

The Cannabis Act may not be implemented, or may be implemented in a way that is significantly different from our current expectations, resulting in our decreased ability, or inability, to compete in this market and industry.

The Government of Canada has approved the Cannabis Act which is expected to allow for regulated and restricted access to cannabis for recreational adult use in Canada in October 2018. When implemented, we may expect to operate a part of our business in the adult-use cannabis industry and market.

There is no assurance that the implementation of the Cannabis Act permitting cannabis for adult use by the Government of Canada will occur as anticipated or at all. If it does occur, there will be significant restrictions on the marketing, branding, product formats and/or distribution channels allowed under the law, which may reduce the value of certain of our products and brands or negatively impact our ability to compete with other companies in the adult-use cannabis market. Adult-use legislation includes a requirement for health warnings on product packaging, the limited ability to use logos and branding (only one logo and one brand name per package), and restrictions on types and avenues of marketing. Additional restrictions may be imposed at the provincial level. While we are reasonably certain that we will be able to adapt our licensed brands and products to satisfy these restrictions and to package and successfully distinguish these brands in the marketplace while remaining compliant with the approved or proposed legislation (including all provincial legislation) that has been proposed or passed to date, provincial or other legislation may contain additional restrictions, such as a complete ban on marketing, that impact our ability to do so. Such additional restrictions may impair our ability to develop our adult-use brands, and a complete ban on marketing may make it uneconomic or unfeasible for us to introduce our entire portfolio of brands and products into the Canadian market, which means that we will be unable to reap the full benefit of the exclusive rights we have secured to such brands and products. Further, each province and territory of Canada has the ability to separately regulate the distribution of cannabis within such province or territory, and any rules adopted by these provinces or territories may vary significantly. Such variance may make participation in the adult-use cannabis market uneconomic or of limited economic benefit for us and could result in significant additional compliance or other costs and limitations on our ability to compete successfully in each such market.

The adult-use cannabis industry and market in Canada will be subject to many of the same risks as the medical cannabis industry and market, including risks related to our need for regulatory approvals, the early status and uncertain growth of this industry and the competition we expect to face in this industry.

The adult-use cannabis industry and market in Canada will be subject to certain risks that will be unique to this industry, as well as the risks that are currently applicable to the medical cannabis industry, which are described under the heading above titled “Risk Factors—Risks Related to our Medical Cannabis Business and the Medical Cannabis Industry.”

If any of these shared risks occur, our business, financial condition, results of operations and prospects could be adversely affected in a number of ways, including by not being able to successfully compete in the adult-use cannabis industry and by being subject to fines, damage awards and other penalties as a result of regulatory infractions or other claims brought against us.

We may be unsuccessful in entering into and competing in the legal adult-use cannabis market in Canada upon the implementation of the Cannabis Act.

Upon the implementation of the Cannabis Act, any potential Canadian adult-use business that we may engage in could face enhanced competition from other Licensed Producers and those individuals and corporations who are licensed under the Cannabis Act to participate in the adult-use cannabis industry. The Cannabis Act establishes a licensing regime for the production, testing, packaging, labelling, delivery, transportation, sale, possession and disposal of cannabis for adult use. While it is currently proposed that existing holders of licenses relating to medical cannabis under the ACMPR, including us, will be automatically licensed under the Cannabis Act for these activities, other individuals and corporations would be able to apply for such licenses.

Moreover, the Cannabis Act proposes to allow individuals to cultivate, propagate, harvest and distribute up to four cannabis plants per household, provided that each plant meets certain requirements. If we are unable to effectively compete with other suppliers to the adult-use cannabis market, or a significant number of individuals take advantage of the ability to cultivate and use their own cannabis, our success in the adult-use business may be limited and may not fulfill the expectations of management.

We will face competition from existing Licensed Producers and other producers licensed under the Cannabis Act. Certain of these competitors may have significantly greater financial, production, marketing, research and development and technical and human resources than we do. As a result, our competitors may be more successful than us in gaining market penetration and market share. Our commercial opportunity in the adult-use market could be reduced or eliminated if our competitors produce and commercialize products for the adult-use market that, among other things, are safer, more effective, more convenient or less expensive than the products that we may produce, have greater sales, marketing and distribution support than our products, enjoy enhanced timing of market introduction and perceived effectiveness advantages over our products and receive more favorable publicity than our products. If, after the implementation of the Cannabis Act, our adult-use products do not achieve an adequate level of acceptance by the adult-use market, we may not generate sufficient revenue from these products, and our proposed adult-use business may not become profitable.

The adult-use cannabis market in Canada may become oversupplied in anticipation of, or following the implementation of, the Cannabis Act and the related legalization of cannabis for adult use.

In anticipation of a surge in demand for cannabis as a result of the expected implementation of the Cannabis Act and the legalization of adult cannabis use, we and other cannabis producers in Canada may produce more cannabis than is needed to satisfy the collective demand of the Canadian medical and proposed adult-use markets, and we may be unable to export that oversupply into other markets where cannabis use is fully legal under all federal and state or provincial laws. As a result, the available supply of cannabis could exceed demand, resulting in a significant decline in the market price for cannabis. If this were to occur, there is no assurance that we would be able to generate sufficient revenue from the sale of adult-use cannabis to result in profitability.

Moreover, the Cannabis Act imposes further packaging, labelling and advertising restrictions on producers in the adult-use market. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, then our sales and operating results could be adversely affected. Further, if we fail to comply with the packaging, labelling and advertising restrictions, we will be subject to monetary penalties, required to suspend sale of noncompliant products and/or be disqualified as a vendor by government-run provincial distributors. See “—The Cannabis Act may not be implemented, or may be implemented in a way that is significantly different from our current expectations, resulting in our decreased ability, or inability, to compete in this market and industry” above and the section titled “Business of the Company—Our Industry—Adult Use.”

General Business Risks and Risks Related to Our Financial Condition and Operations

We have a limited operating history and a history of net losses, and we may not achieve or maintain profitability in the future.

We began operating in 2014 through Decatur and our wholly owned subsidiaries and have yet to generate a profit. We generated a net loss of $7.9 million and $7.8 million for the years ended December 31, 2016 and 2017, respectively, and $0.7 million and $5.2 million in the three months ended March 31, 2017 and 2018, respectively. Our accumulated deficit as of March 31, 2018 was $45.6 million. We intend to continue to expend significant funds to increase our growing capacity, invest in research and development and expand our marketing and sales operations to increase our registered patients and to meet the increased compliance requirements associated with our transition to and operation as a public company. As we continue to grow, we expect the aggregate amount of these expenses will also continue to grow.

Our efforts to grow our business may be more costly than we expect and we may not be able to increase our revenue enough to offset higher operating expenses. We may incur significant losses in the future for a number of reasons, including as a result of unforeseen expenses, difficulties, complications and delays, the other risks described in this prospectus and other unknown events. The amount of future net losses will depend, in part, on the growth of our future expenses and our ability to generate revenue. If we continue to incur losses in the future, the net losses and negative cash flows incurred to date, together with any such future losses, will have an adverse effect on our stockholders’

equity and working capital. Because of the numerous risks and uncertainties associated with producing cannabis products, as outlined herein, we are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. If we are unable to achieve and sustain profitability, the market price of our Subordinate Voting Shares may significantly decrease and our ability to raise capital, expand our business or continue our operations may be impaired. A decline in our value may also cause you to lose all or part of your investment.

We are exposed to risks relating to the laws of various countries as a result of our international operations.

We currently conduct operations in multiple countries and plan to expand these operations. As a result of our operations, we are exposed to various levels of political, economic, legal and other risks and uncertainties associated with operating in or exporting to these jurisdictions. These risks and uncertainties include, but are not limited to, changes in the laws, regulations and policies governing the production, sale and use of cannabis and cannabis-based products, political instability, currency controls, fluctuations in currency exchange rates and rates of inflation, labor unrest, changes in taxation laws, regulations and policies, restrictions on foreign exchange and repatriation and changing political conditions and governmental regulations relating to foreign investment and the cannabis business more generally.

Changes, if any, in the laws, regulations and policies relating to the advertising, production, sale and use of cannabis and cannabis-based products or in the general economic policies in these jurisdictions, or shifts in political attitude related thereto, may adversely affect the operations or profitability of our international operations in these countries. Specifically, our operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on advertising, production, price controls, export controls, controls on currency remittance, increased income taxes, restrictions on foreign investment, land and water use restrictions and government policies rewarding contracts to local competitors or requiring domestic producers or vendors to purchase supplies from a particular jurisdiction. Failure to comply strictly with applicable laws, regulations and local practices could result in additional taxes, costs, civil or criminal fines or penalties or other expenses being levied on our international operations, as well as other potential adverse consequences such as the loss of necessary permits or governmental approvals.

Furthermore, although we plan to begin production at Tilray Portugal with a view toward facilitating exports of our cannabis products to countries in the European Union from Portugal rather than from Canada, there is no assurance that these EU countries will authorize the import of our cannabis products from Portugal, or that Portugal will authorize or continue to authorize such exports, or that such exports will provide us with advantages over our current EU export strategy. Each country in the European Union (or elsewhere) may impose restrictions or limitations on imports that require the use of, or confer significant advantages upon, producers within that particular country. As a result, we may be required to establish production facilities similar to Tilray Portugal in one or more countries in the European Union where we wish to distribute our cannabis products in order to take advantage of the favorable legislation offered to producers in these countries.

We plan to expand our business and operations into jurisdictions outside of the current jurisdictions where we conduct business, and there are risks associated with doing so.

We plan in the future to expand our operations and business into jurisdictions outside of the jurisdictions where we currently carry on business. There can be no assurance that any market for our products will develop in any such foreign jurisdiction. We may face new or unexpected risks or significantly increase our exposure to one or more existing risk factors, including economic instability, changes in laws and regulations, including the possibility that we could be in violation of these laws and regulations as a result of such changes, and the effects of competition. These factors may limit our capability to successfully expand our operations in, or export our products to, those other jurisdictions.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States, Canada and elsewhere. In the United States, despite cannabis having been legalized at the state level for medical use in many states and for adult use in a number of states, cannabis continues to be categorized as a Schedule I controlled substance under the federal Controlled Substances Act, or the CSA, and subject to the Controlled Substances Import and Export Act, or the CSIEA. Our activity in the United States is limited to certain corporate and administrative services, including accounting, legal and creative services, and we do not produce or distribute cannabis products in the United States. Therefore, we believe that we are not subject to the CSA or CSIEA. Nonetheless, violations of any U.S. federal laws and regulations, such as the CSA and the CSIEA, could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings initiated by either the U.S. federal government or private citizens or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture.

We are subject to a variety of laws and regulations in the United States, Canada and elsewhere that prohibit money laundering, including the Proceeds of Crime and Terrorist Financing Act (Canada) and the Money Laundering Control Act (United States), as amended, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by governmental authorities in the United States, Canada or any other jurisdiction in which we have business operations or to which we export. Although we believe that none of our activities implicate any applicable money laundering statutes, in the event that any of our business activities, any dividends or distributions therefrom, or any profits or revenue accruing thereby are found to be in violation of money laundering statutes, such transactions may be viewed as proceeds of crime under one or more of the statutes described above or any other applicable legislation, and any persons, including such U.S.-based investors, found to be aiding and abetting us in such violations could be subject to liability. Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and involve significant costs and expenses, including legal fees. We could also suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures.

We are required to comply concurrently with federal, state or provincial, and local laws in each jurisdiction where we operate or to which we export our products.

Various federal, state or provincial and local laws govern our business in the jurisdictions in which we operate or propose to operate, or to which we export or propose to export our products, including laws and regulations relating to health and safety, conduct of operations and the production, management, transportation, storage and disposal of our products and of certain material used in our operations. Compliance with these laws and regulations requires concurrent compliance with complex federal, provincial or state and local laws. These laws change frequently and may be difficult to interpret and apply. Compliance with these laws and regulations requires the investment of significant financial and managerial resources, and a determination that we are not in compliance with these laws and regulations could harm our brand image and business. Moreover, it is impossible for us to predict the cost or effect of such laws, regulations or guidelines upon our future operations. Changes to these laws or regulations could negatively affect our competitive position within our industry and the markets in which we operate, and there is no assurance that various levels of government in the jurisdictions in which we operate will not pass legislation or regulation that adversely impacts our business.

We may seek to enter into strategic alliances, or expand the scope of currently existing relationships, with third parties that we believe will have a beneficial impact on us, and there are risks that such strategic alliances or expansions of our currently existing relationships may not enhance our business in the desired manner.

We currently have, and may expand the scope of, and may in the future enter into, strategic alliances with third parties that we believe will complement or augment our existing business. Our ability to complete further such strategic alliances is dependent upon, and may be limited by, among other things, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance our business and may involve risks that could adversely affect us, including the investment of significant amounts of management time that may be diverted from operations in order to pursue and complete such transactions or maintain such strategic alliances. Future strategic alliances could result in the incurrence of debt, costs and contingent liabilities, and there can be no assurance that future strategic alliances will achieve, or that our existing strategic alliances will continue to achieve, the expected benefits to our business or that we will be able to consummate future strategic alliances on satisfactory terms, or at all.

We may not be able to successfully identify and execute future acquisitions or dispositions or to successfully manage the impacts of such transactions on our operations.

Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) the potential disruption of our ongoing business; (ii) the distraction of management away from the ongoing oversight of our existing business activities; (iii) incurring additional indebtedness; (iv) the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated; (v) an increase in the scope and complexity of our operations and (vi) the loss or reduction of control over certain of our assets.

The existence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition could result in our incurring those liabilities. A strategic transaction may result in a significant change in the nature of our business, operations and strategy, and we may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into our operations.

We are subject to risks inherent in an agricultural business, including the risk of crop failure.

We grow cannabis which is an agricultural process. As such, our business is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, insects, plant diseases and similar agricultural risks. Although we currently grow our products indoors under climate controlled conditions, there can be no assurance that natural elements, such as insects and plant diseases, will not entirely interrupt our production activities or have an adverse effect on our business.

We may be unable to attract or retain key personnel with sufficient experience in the cannabis industry, and we may be unable to attract, develop and retain additional employees required for our development and future success.

Our success is largely dependent on the performance of our management team and certain employees and our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. The loss of the services of any key personnel, or an inability to attract other suitably qualified persons when needed, could prevent us from executing on our business plan and strategy, and we may be unable to find adequate replacements on a timely basis, or at all. We do not currently maintain key-person insurance on the lives of any of our key personnel.

Further, each director and officer of a company that holds a license is subject to the requirement to obtain and maintain a security clearance from Health Canada under the ACMPR. Under the Cannabis Act, certain additional key personnel will be required to obtain and maintain a security clearance. Moreover, under current regulations, an individual with security clearance must be physically present in any space where other individuals are conducting activities with cannabis. Under the ACMPR and the Cannabis Act, a security clearance cannot be valid for more than five years and must be renewed before the expiry of a current security clearance. There is no assurance that any of our existing personnel who presently or may in the future require a security clearance will be able to obtain or renew such clearances or that new personnel who require a security clearance will be able to obtain one. A failure by an individual in a key operational position to maintain or renew his or her security clearance could result in a reduction or complete suspension of our operations. In addition, if an individual in a key operational position leaves us, and we are unable to find a suitable replacement who is able to obtain a security clearance required by the ACMPR in a timely manner, or at all, we may not be able to conduct our operations at planned production volume levels or at all. In addition, the NCR requires us to designate a qualified individual in charge who is responsible for supervising transactions with cannabis, which individual must meet certain educational and security clearance requirements. If our current designated qualified person in charge fails to maintain his security clearance, or if our current designated qualified person in charge leaves us and we are unable to find a suitable replacement who meets these requirements, we may no longer be able to conduct our imports and exports.

Significant interruptions in our access to certain key inputs such as raw materials, electricity, water and other utilities may impair our cannabis growing operations.

Our business is dependent on a number of key inputs and their related costs, including raw materials, supplies and equipment related to our operations, as well as electricity, water and other utilities. Any significant interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, rising or volatile energy costs could curtail or preclude our ability to continue production. In addition, our operations would be significantly affected by a prolonged power outage.

Our ability to compete and grow cannabis is dependent on us having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that we will be successful in maintaining our required supply of labor, equipment, parts and components.

We may not be able to transport our cannabis products to patients in a safe and efficient manner.

Due to our direct-to-patient shipping model, we depend on fast and efficient third-party transportation services to distribute our medical cannabis products. In addition, we anticipate that Canadian adult-use distribution will take various forms on a province-by-province basis. Any prolonged disruption of third-party transportation services could have a material adverse effect on our sales volumes or our end users’ satisfaction with our services. Rising costs associated with third-party transportation services used by us to ship our products may also adversely impact our profitability, and more generally our business, financial condition and results of operations.

The security of our products during transportation to and from our facilities is of the utmost concern. A breach of security during transport or delivery could result in the loss of high-value product and forfeiture of import and export approvals, since such approvals are shipment specific. Any failure to take steps necessary to ensure the safekeeping of our cannabis could also have an impact on our ability to continue operating under our existing licenses, to renew or receive amendments to our existing licenses or to receive required new licenses.

Our cannabis products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Although we have detailed procedures in place for testing finished cannabis products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. If any of the cannabis products produced by us are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. As a result of any such recall, we may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage our reputation and goodwill or that of our products or brands.

In March 2015, we voluntarily recalled certain lots of our milled House Blend as a result of the microbial level of this product falling outside of acceptable limits during secondary testing. In August 2016, we withdrew cannabis oil capsules supplied to Croatia for pharmacy distribution because certain capsules suffered damage during transport. In both of these cases, we were able to complete the recall and withdrawal successfully; however, there is no assurance that any similar future incidents will not result in regulatory action or civil lawsuits, whether frivolous or otherwise, or an adverse effect on our reputation or goodwill, or that of our products or brands.

Additionally, product recalls may lead to increased scrutiny of our operations by Health Canada or other regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses. Any product recall affecting the medical cannabis industry more broadly, whether or not involving us, could also lead consumers to lose confidence in the safety and security of the products sold by Licensed Producers generally, including products sold by us.

We may be subject to product liability claims or regulatory action if our products are alleged to have caused significant loss or injury. This risk is exacerbated by the fact that cannabis use may increase the risk of serious adverse side effects.

As a manufacturer and distributor of products which are ingested by humans, we face the risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused loss or injury. We may be subject to these types of claims due to allegations that our products caused or contributed to injury or illness, failed to include adequate instructions for use or failed to include adequate warnings concerning possible side effects or interactions with other substances. This risk is exacerbated by the fact that cannabis use may increase the risk of developing schizophrenia and other psychoses, symptoms for individuals with bipolar disorder, and other side effects. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could also occur. In addition, the manufacture and sale of cannabis products, like the manufacture and sale of any ingested product, involves a risk of injury to consumers due to tampering by unauthorized third parties or product contamination. We have in the past recalled, and may again in the future have to recall, certain of our cannabis products as a result of potential contamination and quality assurance concerns. A product liability claim or regulatory action against us could result in increased costs and could adversely affect our reputation and goodwill with our patients and consumers generally. There can be no assurance that we will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in us becoming subject to significant liabilities that are uninsured and also could adversely affect our commercial arrangements with third parties.

We rely on third-party distributors to distribute our products, and those distributors may not perform their obligations.

We rely on third-party distributors, including pharmaceutical distributors and other courier services, and may in the future rely on other third parties, to distribute our products. If these distributors do not successfully carry out their contractual duties, if there is a delay or interruption in the distribution of our products or if these third parties damage our products, it could negatively impact our revenue from product sales. Any damage to our products, such as product spoilage, could expose us to potential product liability, damage our reputation and the reputation of our brands or otherwise harm our business.

We, or the cannabis industry more generally, may receive unfavorable publicity or become subject to negative consumer or investor perception.

We believe that the cannabis industry is highly dependent upon positive consumer and investor perception regarding the benefits, safety, efficacy and quality of the cannabis distributed to consumers. Perception of the cannabis industry and cannabis products, currently and in the future, may be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements, media attention and other publicity (whether or not accurate or with merit) both in Canada and in other countries relating to the consumption of cannabis products, including unexpected safety or efficacy concerns arising with respect to cannabis products or the activities of industry participants. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medical cannabis market or any particular medical cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for our cannabis products. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis for medical purposes, or our current or future products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect us. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.

Certain events or developments in the cannabis industry more generally may impact our reputation.

Damage to our reputation can result from the actual or perceived occurrence of any number of events, including any negative publicity, whether true or not. As a producer and distributor of cannabis, which is a controlled substance in Canada that has previously been commonly associated with various other narcotics, violence and criminal activities, there is a risk that our business might attract negative publicity. There is also a risk that the actions of other Licensed Producers or of other companies and service providers in the medical cannabis industry may negatively affect the reputation of the industry as a whole and thereby negatively impact our reputation. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share negative opinions and views in regards to our activities and the medical cannabis industry in general, whether true or not.

We do not ultimately have direct control over how we or the cannabis industry is perceived by others. Reputational issues may result in decreased investor confidence, increased challenges in developing and maintaining community relations and present an impediment to our overall ability to advance our business strategy and realize on our growth prospects.

Licensed Producers, including us, are constrained by law in their ability to market their products in Canada.

The development of our business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by Health Canada. The regulatory environment in Canada limits our ability to compete for market share in a manner similar to other industries. All products we distribute into the Canadian adult-use market would need to comply with requirements under Canadian legislation, including with respect to product formats, product packaging, and marketing activities around such products. As such, our portfolio of brands and products would be specifically adapted, and our marketing activities carefully structured, to enable us to develop our brands in an effective and compliant manner. If we are unable to effectively market our cannabis products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our cannabis products, then our sales and operating results could be adversely affected.

We may not be able to obtain adequate insurance coverage in respect of the risks we and our business face, the premiums for such insurance may not continue to be commercially justifiable or there may be coverage limitations and other exclusions which may result in such insurance not being sufficient to cover potential liabilities that we face.

We currently have insurance coverage, including product liability insurance, protecting many, but not all, of our assets and operations. Our insurance coverage is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities, including potential product liability claims, or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, we may be exposed to material uninsured liabilities that could impede our liquidity, profitability or solvency.

If we are not able to comply with all safety, health and environmental regulations applicable to our operations and industry, we may be held liable for any breaches of those regulations.

Safety, health and environmental laws and regulations affect nearly all aspects of our operations, including product development, working conditions, waste disposal, emission controls, the maintenance of air and water quality standards and land reclamation, and, with respect to environmental laws and regulations, impose limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Continuing to meet GMP standards, which we follow voluntarily, requires satisfying additional standards for the conduct of our operations and subjects us to ongoing compliance inspections in respect of these standards. Compliance with safety, health and environmental laws and regulations can require significant expenditures, and failure to comply with such safety, health and environmental laws and regulations may result in the imposition of fines and penalties, the temporary or permanent suspension of operations, the imposition of clean-up costs resulting from contaminated properties, the imposition of damages and the loss of or refusal of governmental authorities to issue permits or licenses to us or to certify our compliance with GMP standards. Exposure to these liabilities may arise in connection with our existing operations, our historical operations and operations that may in the future be closed or sold to third parties. We could also be held liable for worker exposure to hazardous substances and for accidents causing injury or death. There can be no assurance that we will at all times be in compliance with all safety, health and environmental laws and regulations notwithstanding our attempts to comply with such laws and regulations.

Changes in applicable safety, health and environmental standards may impose stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. We are not able to determine the specific impact that future changes in safety, health and environmental laws and regulations may have on our industry, operations and/or activities and our resulting financial position; however, we anticipate that capital expenditures and operating expenses will increase in the future as a result of the implementation of new and increasingly stringent safety, health and environmental laws and regulations. Further changes in safety, health and environmental laws and regulations, new information on existing safety, health and environmental conditions or other events, including legal proceedings based upon such conditions or an inability to obtain necessary permits in relation thereto, may require increased compliance expenditures by us.

We may become subject to liability arising from any fraudulent or illegal activity by our employees, contractors, consultants and others.

We are exposed to the risk that our employees, independent contractors, consultants, service providers and licensors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional undertakings of unauthorized activities, or reckless or negligent undertakings of authorized activities, in each case on our behalf or in our service that violate: (i) government regulations, specifically Health Canada regulations; (ii) manufacturing standards; (iii) Canadian federal and provincial healthcare laws and regulations; (iv) laws that require the true, complete and accurate reporting of financial information or data; (v) U.S. federal laws banning the possession, sale or importation of cannabis into the United States and prohibiting the financing of activities outside the United States that are unlawful under Canadian or other foreign laws or (vi) the terms of our agreements with insurers. In particular, we could be exposed to class action and other litigation, increased Health Canada inspections and related sanctions, the loss of current GMP compliance certifications or the inability to obtain future GMP compliance certifications, lost sales and revenue or reputational damage as a result of prohibited activities that are undertaken in the growing or production process of our products without our knowledge or permission and contrary to our internal policies, procedures and operating requirements.

We cannot always identify and prevent misconduct by our employees and other third parties, including service providers and licensors, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown, unanticipated or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from such misconduct. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal or administrative penalties, damages, monetary fines and contractual damages, reputational harm, diminished profits and future earnings or curtailment of our operations.

We may experience breaches of security at our facilities or loss as a result of theft of our products.

Because of the nature of our products and the limited legal channels for distribution, as well as the concentration of inventory in our facilities, we are subject to the risk of theft of our product and other security breaches. A security breach at Tilray Nanaimo or, once completed, one of our future facilities could result in a significant loss of available product, expose us to additional liability under applicable regulations and to potentially costly litigation or increase expenses relating to the resolution and future prevention of similar thefts, any of which could have an adverse effect on our business, financial condition and results of operations.

We may be subject to risks related to our information technology systems, including the risk that we may be the subject of a cyber attack and the risk that we may be in non-compliance with applicable privacy laws.

We have entered into agreements with third parties for hardware, software, telecommunications and other information technology, or IT, services in connection with our operations. Our operations depend, in part, on how well we and our vendors protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism or theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment and IT systems and software, as well as preemptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays or increases in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.

There are a number of laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy rules under the Personal Information Protection and Electronics Documents Act (Canada), or the PIPEDA, and similar laws in other jurisdictions, protect medical records and other personal health information by limiting their use and the disclosure of health information to the minimum level reasonably necessary to accomplish the intended purpose. We collect and store personal information about our patients and are responsible for protecting that information from privacy breaches. A privacy breach may occur through a procedural or process failure, an IT malfunction or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated through employee collusion or negligence or through deliberate cyber attack. Moreover, if we are found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of patient health information, including as a result of data theft and privacy breaches, we could be subject to sanctions and civil or criminal penalties, which could increase our liabilities and harm our reputation.

We may be unable to sustain our revenue growth and development.

Our revenue has grown in recent years. Our ability to sustain this growth will depend on a number of factors, many of which are beyond our control, including, but not limited to, the availability of sufficient capital on suitable terms, changes in laws and regulations respecting the production of cannabis products, competition from other Licensed Producers, the size of the black market and the proposed legal adult-use market, and our ability to produce sufficient volumes of our cannabis-based pharmaceutical products to meet patient demand. In addition, we are subject to a variety of business risks generally associated with developing companies. Future development and expansion could place significant strain on our management personnel and likely will require us to recruit additional management personnel, and there is no assurance that we will be able to do so.

We may be unable to expand our operations quickly enough to meet demand or manage our operations beyond their current scale.

There can be no assurance that we will be able to manage our expanding operations, including any acquisitions, effectively, that we will be able to sustain or accelerate our growth or that such growth, if achieved, will result in profitable operations, that we will be able to attract and retain sufficient management personnel necessary for continued growth or that we will be able to successfully make strategic investments or acquisitions.

Demand for cannabis-based products is dependent on a number of social, political and economic factors that are beyond our control. There is no assurance that an increase in existing demand will occur, that we will benefit from any such demand increase or that our business will remain profitable even in the event of such an increase in demand. If we are unable to sustain profitability, the value of our Subordinate Voting Shares may significantly decrease.

We may not be able to secure adequate or reliable sources of funding required to operate our business or increase our production to meet consumer demand for our products.

The continued development of our business will require additional financing following the closing of this offering, and there is no assurance that we will obtain the financing necessary to be able to achieve our business objectives. Our ability to obtain additional financing will depend on investor demand, our performance and reputation, market conditions and other factors. Our inability to raise such capital could result in the delay or indefinite postponement of our current business objectives or in our inability to continue to carry on our business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to us.

In addition, from time to time, we may enter into transactions to acquire assets or the capital stock or other equity interests of other entities. Our continued growth may be financed, wholly or partially, with debt, which may increase our debt levels above industry standards. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Debt financings may also contain provisions that, if breached, may entitle lenders or their agents to accelerate repayment of loans or realize upon security over our assets, and there is no assurance that we would be able to repay such loans in such an event or prevent the enforcement of security granted pursuant to any such debt financing.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

Historically, we have operated as a private company. As a public company, particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules implemented by the U.S. Securities and Exchange Commission, or the SEC, and the Nasdaq Global Select Market, impose various requirements on public companies, including requirements to file annual, quarterly and event-driven reports with respect to our business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal controls over financial reporting, or ICFR, and disclosure controls and procedures, or DCP, necessary to ensure timely and accurate reporting of operational and financial results. Our existing management team will need to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with complying with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our management on our ICFR, which, after we are no longer an emerging growth company, must be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for ICFR. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our ICFR is effective as required by Section 404. This could result in a determination that there are one or more material weaknesses in our ICFR, which could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some public company required activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage that is currently in place. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors.

There is no assurance that our management’s past experience will be sufficient to enable us to operate successfully as a public company.

Management may not be able to successfully implement adequate internal controls over financial reporting.

Proper systems of ICFR and disclosure are critical to the operation of a public company. However, we do not expect that our DCP or ICFR will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of such controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be materially adversely affected, which could cause investors to lose confidence in us and our reported financial information, which in turn could result in a reduction in the value of our Subordinate Voting Shares.

We are an emerging growth company and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make our Subordinate Voting Shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) December 31, 2023 (the last day of the fiscal year ending after the fifth anniversary of the date of the completion of the offering of our Subordinate Voting Shares); (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period or (iv) the date we qualify as a “large accelerated filer” under the rules of the SEC, which means the market value of our Shares held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter after we have been a reporting company for at least 12 months. For so long as we remain an emerging growth company, we are permitted to and intend to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

∎	not being required to comply with the auditor attestation requirements of Section 404;

∎	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

∎	reduced disclosure about executive compensation arrangements;

∎	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute arrangements not previously approved; and

∎	an extended transition period for complying with new or revised accounting standards, which we have elected to take advantage of.

We may take advantage of some, but not all, of the available exemptions described above. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have not included all of the executive compensation information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our Subordinate Voting Shares less attractive as a result, there may be a less active trading market for our Subordinate Voting Shares and our stock price may be more volatile.

Conflicts of interest may arise between us and our directors and officers as a result of other business activities undertaken by such individuals, including continuing involvement by these individuals in Privateer Holdings.

We may be subject to various potential conflicts of interest because some of our directors and executive officers may be engaged in a range of business activities. In addition, our directors and executive officers are permitted under their employment agreements with us to devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us and subject to any contractual restrictions restricting such activities. These business interests could require the investment of significant time and attention by our executive officers and directors. In some cases, our executive officers and directors may have fiduciary obligations associated with business interests that interfere with their ability to devote time to our business and affairs, such as business obligations related to the employment or involvement of these persons with Privateer Holdings, which could adversely affect our operations.

Third parties with whom we do business may perceive themselves as being exposed to reputational risk as a result of their relationship with us.

The parties with whom we do business, or would like to do business with, may perceive that they are exposed to reputational risk as a result of our business activities relating to cannabis, which could hinder our ability to establish or maintain business relationships. These perceptions relating to the cannabis industry may interfere with our relationship with service providers in Canada and other countries, particularly in the financial services industry.

Tax and accounting requirements may change in ways that are unforeseen to us and we may face difficulty or be unable to implement or comply with any such changes.

We are subject to numerous tax and accounting requirements, and changes in existing accounting or taxation rules or practices, or varying interpretations of current rules or practices, could have a significant adverse effect on our financial results, the manner in which we conduct our business or the marketability of any of our products. We currently have international operations and plan to expand such operations in the future. These operations, and any expansion thereto, will require us to comply with the tax laws and regulations of multiple jurisdictions, which may vary substantially. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject us to penalties and fees in the future if we were to fail to comply.

Because a significant portion of our sales are generated in Canada, fluctuations in foreign currency exchange rates could harm our results of operations.

The reporting currency for our consolidated financial statements is the U.S. dollar. We derive a significant portion of our revenue and incur a significant portion of our operating costs in Canada, and changes in exchange rates between the Canadian dollar and the U.S. dollar may have a significant, and potentially adverse, effect on our results of operations. In addition, our obligations under our credit facilities with Privateer Holdings are denominated in U.S. dollars. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the exchange rates between the U.S. dollar and Canadian dollar, although as we expand internationally we will be subject to additional foreign currency exchange risks. Because we recognize revenue in Canada in Canadian dollars, if the Canadian dollar weakens against the U.S. dollar it would have a negative impact on our Canadian operating results upon translation of those results into U.S. dollars for the purposes of consolidation. In addition, a weakening of the Canadian dollar against the U.S. dollar would make it more difficult for us to meet our obligations under our credit facilities with Privateer Holdings. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

We may have exposure to greater than anticipated tax liabilities, which could seriously harm our business.

Our income tax obligations are based on our corporate operating structure and third-party and intercompany arrangements, including the manner in which we develop, value and use our intellectual property and the valuations of our intercompany transactions. The tax laws applicable to our international business activities, including the laws of the United States, Canada and other jurisdictions, are subject to change and uncertain interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology, intercompany arrangements or transfer pricing, which could increase our worldwide effective tax rate and the amount of taxes we pay and seriously harm our business. Taxing authorities may also determine that the manner in which we operate our business is not consistent with how we report our income, which could increase our effective tax rate and the amount of taxes we pay and could seriously harm our business. In addition, our future income taxes could fluctuate because of earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities or by changes in tax laws, regulations or accounting principles. We are subject to regular review and audit by U.S. federal and state and foreign tax authorities. Any adverse outcome from a review or audit could seriously harm our business. In addition, determining our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that the amounts recorded in our financial statements are reasonable, the ultimate tax outcome relating to such amounts may differ for such period or periods and may seriously harm our business.

The effect of recent U.S. tax reform on us is uncertain and could adversely affect our business and financial condition.

On December 22, 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act was enacted, which contains significant changes to U.S. tax law, including, but not limited to, a reduction in the corporate tax rate, limitation of the tax deduction for interest expense (with certain exceptions), limitation of the deduction for net operating losses arising after 2017 to 80% of current year taxable income and elimination of carryback of such net operating losses, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, modifying or repealing many business deductions and credits, deemed repatriation of certain intangible related income and a transition to a new quasi-territorial system of taxation. The effect of the changes made in the Tax Cuts and Jobs Act is highly uncertain, both in terms of their direct effect on the taxation of an investment in our common stock and their indirect effect on our financial condition or market conditions generally, and our business and financial condition could be adversely affected. Furthermore, many of the provisions of the Tax Cuts and Jobs Act will require guidance through the issuance of treasury regulations in order to assess their effect. There may be a substantial delay before such regulations are promulgated, increasing the uncertainty as to the ultimate effect of the statutory amendments on us or our stockholders. There may also be technical corrections legislation proposed with respect to the Tax Cuts and Jobs Act, the effect and timing of which cannot be predicted and may be adverse to us or our stockholders. In addition, it is uncertain how various states will respond to the newly enacted federal tax law. We will continue to examine and assess the impact this tax reform legislation may have on our business. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our Subordinate Voting Shares. We urge our stockholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our Subordinate Voting Shares.

Risks Related to our Intellectual Property

We may be subject to risks related to the protection and enforcement of our intellectual property rights, or intellectual property we license from others, and may become subject to allegations that we or our licensors are in violation of intellectual property rights of third parties.

The ownership, licensing and protection of trademarks, patents and intellectual property rights are significant aspects of our future success. Unauthorized parties may attempt to replicate or otherwise obtain and use our products and technology. Policing the unauthorized use of our current or future trademarks, patents or other intellectual property rights could be difficult, expensive, time consuming and unpredictable, as may be enforcing these rights against unauthorized use by others. Identifying the unauthorized use of intellectual property rights is difficult as we may be unable to effectively monitor and evaluate the products being distributed by our competitors, including parties such as unlicensed dispensaries and black market participants, and the processes used to produce such products. In addition, in any infringement proceeding, some or all of our trademarks, patents or other intellectual property rights or other proprietary know-how, or those we license from others, or arrangements or agreements seeking to protect the same for our benefit, may be found invalid, unenforceable, anti-competitive or not infringed; may be interpreted narrowly; or could put existing intellectual property applications at risk of not being issued.

In addition, other parties may claim that our products, or those we license from others, infringe on their proprietary or patent protected rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources and legal fees, result in injunctions or temporary restraining orders or require the payment of damages. As well, we may need to obtain licenses from third parties who allege that we have infringed on their lawful rights. Such licenses may not be available on terms acceptable to us, or at all. In addition, we may not be able to obtain or utilize on terms that are favorable to us, or at all, licenses or other rights with respect to intellectual property that we do not own.

We also rely on certain trade secrets, technical know-how and proprietary information that are not protected by patents to maintain our competitive position. Our trade secrets, technical know-how and proprietary information, which are not protected by patents, may become known to or be independently developed by competitors, which could adversely affect us.

We license some intellectual property rights, and the failure of the owner of such intellectual property to properly maintain or enforce the intellectual property underlying such licenses could have a material adverse effect on our business, financial condition and performance.

We are party to a number of licenses, including with Privateer Holdings, that give us rights to use third-party intellectual property that is necessary or useful to our business. Our success will depend, in part, on the ability of the licensor to maintain and enforce its licensed intellectual property, in particular, those intellectual property rights to which we have secured exclusive rights. Without protection for the intellectual property we have licensed, other companies might be able to offer substantially similar products for sale or utilize substantially similar processes, which could have a material adverse effect on us.

Any of our licensors may allege that we have breached our license agreement, whether with or without merit, and accordingly seek to terminate our license. If successful, this could result in our loss of the right to use the licensed intellectual property, which could adversely affect our ability to commercialize our products or services, as well as have a material adverse effect on us.

We may not realize the full benefit of the clinical trials or studies that we participate in because the terms of some of our agreements to participate do not give us full rights to the resulting intellectual property, the ability to acquire full rights to that intellectual property on commercially reasonable terms or the ability to prevent other parties from using that intellectual property.

Although we have participated in several clinical trials, we are not the sponsor of these trials and, as such, do not have full control over the design, conduct and terms of the trials. In some cases, for instance, we are only the provider of a cannabis study drug for a trial that is designed and initiated by an independent investigator within an academic institution. In such cases, we are often not able to acquire rights to all the intellectual property generated by the trials. Although the terms of all clinical trial agreements entered into by us provide us with, at a minimum, ownership of intellectual property relating directly to the study drug being trialed (e.g. intellectual property relating to use of the study drug for the condition being examined in the study), ownership of intellectual property that does not relate directly to the study drug is often retained by the institution. As such, we are vulnerable to any dispute among the investigator, the institution and us with respect to classification and therefore ownership of any particular piece of intellectual property generated during the trial. Such a dispute may affect our ability to make full use of intellectual property generated by a clinical trial.

Where intellectual property generated by a trial is owned by the institution, we are often granted a right of first negotiation to obtain an exclusive license to such intellectual property. If we exercise such a right, there is a risk that the parties will fail to come to an agreement on the license, in which case such intellectual property may be licensed to other parties or commercialized by the institution.

We may not realize the full benefit of our licenses if the licensed material has less market appeal than expected, or if restrictions on packaging and marketing hinder our ability to realize value from our licenses, and licenses may not be profitable to us.

An integral part of our proposed Canadian adult-use cannabis business involves obtaining territorially exclusive licenses to produce products using various brands and images. As a licensee of brand-based properties, we have no assurance that a particular brand or property will translate into a successful adult-use cannabis product. Additionally, a successful brand may not continue to be successful or maintain a high level of sales. As well, the popularity of licensed properties may not result in popular products or the success of the properties with the public. Promotion, packaging and labelling of cannabis is expected to be strictly regulated and promotions that appeal to underage individuals are expected to be prohibited. These restrictions may further hinder our ability to benefit from our licenses. Acquiring or renewing licenses may require the payment of minimum guaranteed royalties that we consider to be too high to be profitable, which may result in losing licenses we currently hold when they become renewable under their terms or missing business opportunities for new licenses. If we are unable to acquire or maintain successful licenses on advantageous terms, or to derive sufficient revenue from sales of licensed products, our proposed adult-use business may not be successful.

Risks Relating to our Relationship with Privateer Holdings

We will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Stock Market and, as a result, will qualify for exemptions from certain corporate governance requirements. As we intend to rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the closing of this offering, Privateer Holdings will continue to own a majority of the voting power of all outstanding Shares. As a result, we will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

∎	that a majority of the board of directors consists of independent directors;

∎	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

∎	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

∎	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility of the Nasdaq Global Select Market.

We intend to use these exemptions upon the closing of this offering and we may continue to use all or some of these exemptions in the future. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq listing rules.

In addition, Nasdaq Global Select Market has developed listing standards regarding compensation committee independence requirements and the role and disclosure of compensation consultants and other advisers to the compensation committee that, among other things, require:

∎	compensation committees be composed of independent directors, as determined pursuant to new independence requirements;

∎	compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisors; and

∎	compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisors, independence factors, including factors that examine the relationship between the consultant’s or advisor’s employer and us.

As a controlled company, we will not be subject to these compensation committee independence requirements.

We are exposed to risks arising from Privateer Holdings’ stockholdings, its provision of services to us and its participation in our management and conflicts of interest associated therewith.

Following the closing of this offering, Privateer Holdings will beneficially own or control an approximate 82% equity interest in us through ownership or control of 16,666,667 Multiple Voting Shares and 58,333,333 Subordinate Voting Shares, representing approximately 93% of the voting power of our Shares. In addition, because our Multiple Voting Shares, which is held entirely by Privateer Holdings, has 10 votes per share, Privateer Holdings will continue to own a majority of the voting power of all outstanding Shares and control all matters submitted to our stockholders for approval as long as it holds at least approximately 10.01% of all outstanding Shares.

As a result of provisions in our certificate of incorporation and the terms of agreements we have entered, our relationship with Privateer Holdings, as our majority stockholder, does not impose any duty on Privateer Holdings or its affiliates to act in our best interests and, other than as set out in the agreements entered into between us and Privateer Holdings or its affiliates, Privateer Holdings is not prohibited from engaging in other business activities that may compete with us. In certain instances, the interests of Privateer Holdings may differ from our interests and the interests of our stockholders, including with respect to future acquisitions or strategic decisions. It is possible that conflicts of interest may arise between Privateer Holdings and us and that such conflicts may not be resolved in a manner that is in our best interests or the best interests of our stockholders. Additionally, Privateer Holdings and its affiliates will have access to our material confidential information.

Generally, a transfer by Privateer Holdings of the Multiple Voting Shares it holds would cause a conversion of such shares into Subordinate Voting Shares. However, a transfer by Privateer Holdings to the three founders of Privateer Holdings, or certain entities controlled by them, such as estate planning entities, would not result in a conversion and these individuals would continue to hold Multiple Voting Shares with the superior voting rights of 10 votes per share. These three founders are Brendan Kennedy (our Chief Executive Officer as well as director), Michael Blue and Christian Groh. If Privateer Holdings were to distribute its 16,666,667 Multiple Voting Shares and 58,333,333 Subordinate Voting Shares to the Privateer Holdings stockholders (e.g. in a spinoff transaction or other distribution), approximately 45% of these shares would continue to be held by these three individuals, based on their current ownership percentage of Privateer Holdings as of March 31, 2018, which would represent up to 76% of our voting interests and 33% of our equity interests.

For so long as Privateer Holdings, either directly or indirectly, owns a significant voting power of our capital stock, Privateer Holdings will have the ability to exercise substantial influence with respect to our affairs and significantly affect the outcome of stockholder votes and may have the ability to cause or prevent certain fundamental transactions. Additionally, Privateer Holdings’ significant voting power may discourage transactions involving a change of control of us, including transactions in which an investor might otherwise receive a premium for our Shares over the then-current market price.

Future changes in our relationship with Privateer Holdings may cause our business to be adversely affected.

The arrangements between us and Privateer Holdings do not require Privateer Holdings, either directly or indirectly, to maintain any minimum ownership level in us. Accordingly, Privateer Holdings may transfer all or a substantial portion of its interest in our Multiple Voting Shares to a third party, including in connection with a merger, consolidation, or sale or spin-off of Privateer Holdings, without our consent or the consent of our stockholders, although at such time those shares, except for shares transferred to the founders of Privateer Holdings or certain entities controlled by them, would be converted into Subordinate Voting Shares with a single vote per share rather than 10 votes per share. The interests of a transferee of our Shares may be different from Privateer Holdings’ and may not align with those of the other stockholders, and any such transaction may cause the shared services, licenses and industry relationships that we currently benefit from as a result of our affiliation with Privateer Holdings to be disrupted or eliminated. We cannot predict with any certainty the effect that any such transfer would have on the trading price of our Subordinate Voting Shares or our ability to raise capital in the future. Additionally, although our agreements with Privateer Holdings are not terminable in the event that Privateer Holdings ceases to hold a controlling interest in us, our data license agreement is terminable for any reason by either party by either party on 90 days’ notice and our brand licensing agreement is terminable for any reason by either party on six months’ notice prior to the expiration of each automatically renewing five-year term commencing from the first five-year period that ends on February 2023. Further, our debt agreements with Privateer Holdings provide that all outstanding obligations are payable upon demand of Privateer Holdings. As a result of the foregoing, in the event of a change of relationship between Privateer Holdings and us, our future would be uncertain and our business, financial condition and results of operations may suffer.

Future sales or distributions of our securities by Privateer Holdings could cause the market price for our Subordinate Voting Shares to fall.

Sales of a substantial number of shares of our common stock in the public market by Privateer Holdings or the distribution of shares to stockholders could occur at any time after the expiration of the contractual lock-up period, which is the 180-day period commencing on the date of this offering. These sales or distributions, or the market perception that the holders of a large number of our Subordinate Voting Shares, or Multiple Voting Shares which are convertible into Subordinate Voting Shares on a one-for-one basis, intend to sell our Subordinate Voting Shares, could significantly reduce the market price of our Subordinate Voting Shares and the market price could decline below the initial public offering price of our Subordinate Voting Shares. We cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of our Subordinate Voting Shares. If the market price of our Subordinate Voting Shares were to drop as a result, this might impede our ability to raise additional capital and might cause our remaining stockholders to lose all or part of their investment.

The intentions of Privateer Holdings regarding its long-term economic ownership of our capital stock are subject to change, with the result that it may sell more or less of our Shares than currently intended. Factors that could cause Privateer Holdings’ current intentions to change include changes in the circumstances of Privateer Holdings or its affiliates, changes in our management and operation and changes in tax laws, market conditions and our financial performance.

Risks Related to the Offering and Ownership of Our Subordinate Voting Shares

Holders of Subordinate Voting Shares have limited voting rights as compared to holders of Multiple Voting Shares. We cannot predict the impact our capital structure and concentrated control by Privateer Holdings may have on the market price of our Subordinate Voting Shares.

Following the closing of this offering, Privateer Holdings will beneficially own or control 16,666,667 Multiple Voting Shares and 58,333,333 Subordinate Voting Shares representing 93% of the voting power of our capital stock. Multiple Voting Shares, held entirely by Privateer Holdings, have 10 votes per share, resulting in Privateer Holdings continuing to own a majority of the voting power of all outstanding shares of our capital stock and controlling all matters submitted to our stockholders for approval as long as it holds at least approximately 10.01% of all outstanding shares of our capital stock. This concentrated control reduces other stockholders’ ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. Further, concentration of ownership of our Multiple Voting Shares may prevent or delay the consummation of change of control transactions that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. Future issuances of Multiple Voting Shares may also be dilutive to the holders of Subordinate Voting Shares. As a result, the market price of our Subordinate Voting Shares could be adversely affected.

Additionally, while other companies listed on U.S. stock exchanges have publicly traded classes of stock with limited voting rights, we cannot predict whether this structure, combined with concentrated control by Privateer Holdings, will result in a lower trading price or greater fluctuations in the trading price of our Subordinate Voting Shares as compared to the market price were we to have a single class of common stock structure, or will result in adverse publicity or other adverse consequences.

There is currently no public market for our Subordinate Voting Shares and none may develop following this offering.

There is currently no public market for our Subordinate Voting Shares. The offering price has been determined by negotiation among us, Privateer Holdings and the underwriters. We cannot predict the price at which our Subordinate Voting Shares will trade upon the closing of this offering, and there can be no assurance that an active and liquid trading market will develop after closing or, if developed, that such a market will be sustained at the offering price. In addition, if an active public market does not develop or is not maintained, holders of shares of our Subordinate Voting Shares may have difficulty selling their shares.

The price of our Subordinate Voting Shares in public markets may experience significant fluctuations.

The market price for our Subordinate Voting Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following: (i) actual or anticipated fluctuations in our quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to us; (iv) the addition or departure of our executive officers and other key personnel; (v) the release or expiration of lock-up or other transfer restrictions on our Subordinate Voting Shares; (vi) sales or perceived sales, or expectation of future sales, of our Subordinate Voting Shares; (vii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and (viii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations which have affected the market prices of equity securities of public entities. In many cases, these fluctuations, and the effect that they have on market prices, have been unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of our Subordinate Voting Shares may decline even if our operating results or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed not to be temporary, which may result in impairment losses to us. Furthermore, certain investors may base their investment decisions on considerations of our environmental, governance and social practices or our industry as a whole, and our performance in these areas against such institutions’

respective investment guidelines and criteria. The failure to satisfy such criteria may result in limited or no investment in our Subordinate Voting Shares by those institutions, which could materially adversely affect the trading price of our Subordinate Voting Shares.

There can be no assurance that continuing fluctuations in the price and volume of equity securities will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, there could be a material adverse effect on the trading price of our Subordinate Voting Shares.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Subordinate Voting Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Subordinate Voting Shares.

Immediately after this offering, we will have outstanding 16,666,667 shares of Multiple Voting Shares and 75,127,375 Subordinate Voting Shares based on the number of shares outstanding as of March 31, 2018. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. All of the remaining shares of our common stock will be restricted as a result of securities laws or lock-up agreements but will be able to be sold after the offering as described in the section titled “Shares Eligible for Future Sale.” Moreover, immediately after this offering, holders of an aggregate of up to 7,794,042 Subordinate Voting Shares will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all Subordinate Voting Shares that we may issue under our equity compensation plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates under Rule 144 and lock-up agreements which provide for a 180-day contractual lock-up period after the date of the pricing of this offering. See the section titled “Plan of Distribution—Lock-up Agreements.”

Under Rule 144, persons who have beneficially owned shares of our restricted common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to certain volume restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

∎	1% of the number of Subordinate Voting Shares outstanding after this offering; or

∎	the average weekly trading volume of our Subordinate Voting Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale.

See the section titled “Shares Eligible for Future Sale—Rule 144.”

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our Subordinate Voting Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Management has indicated its plan for the use of proceeds of this offering but will ultimately exercise its discretion in how such funds are put to use.

We currently intend to allocate the net proceeds received from the sale of our Subordinate Voting Shares hereunder as described in the section titled “Use of Proceeds;” however, we will have discretion in the actual application of the net proceeds and may elect to allocate the net proceeds differently than the allocation described in the section titled “Use of Proceeds” if we believe it would be in our best interest to do so. Stockholders may not agree with the manner in which management or our board of directors chooses to allocate and spend the net proceeds of this offering. The failure by management or our board of directors to apply these funds effectively could have a material adverse effect on our business. Additionally, we may not be successful in implementing our business strategies and our actual capital expenditures and capital expenditure requirements may be materially different from forecasted expenditures described in this prospectus.

Holders of our Subordinate Voting Shares may be subject to dilution resulting from future offerings of common stock by us.

We may raise additional funds in the future by issuing equity securities. Holders of our Subordinate Voting Shares will have no preemptive rights in connection with such further issuances. Our board of directors has the discretion to determine if an issuance of our capital stock is warranted, the price at which such issuance is effected and the other terms of any future issuance of capital stock. In addition, additional common stock may be issued by us in connection with the exercise of options granted by us. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of our Subordinate Voting Shares.

It is not anticipated that any dividends will be paid to holders of our Subordinate Voting Shares for the foreseeable future.

No dividends on our Subordinate Voting Shares have been paid to date. We anticipate that, for the foreseeable future, we will retain future earnings and other cash resources for the operation and development of our business. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our earnings, operating results, financial condition and current and anticipated cash needs.

Provisions in our corporate charter documents could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our corporate charter and our bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for our Subordinate Voting Shares, thereby depressing the market price of our Subordinate Voting Shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include the following:

∎	our board of directors is divided into three classes with staggered three-year terms which may delay or prevent a change of our management or a change in control;

∎	our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

∎	our stockholders may not act by written consent or call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings called by the board of directors, the chairman of the board or the chief executive officer;

∎	our certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

∎	stockholders must provide advance notice and additional disclosures in order to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company; and

∎	our board of directors may issue, without stockholder approval, shares of undesignated preferred stock; the ability to issue undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

Provisions under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Subordinate Voting Shares.

In addition to provisions in our corporate charter and our bylaws that will become effective upon the closing of this offering, because we are incorporated in Delaware, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of at least 15% of our capital stock for a period of three years following the date on which the stockholder became a 15% stockholder. See the section of this prospectus titled “Description of Share Capital—Anti-Takeover Provisions” for additional information.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

∎	any derivative action or proceeding brought on our behalf;

∎	any action asserting a breach of fiduciary duty;

∎	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; and

∎	any action asserting a claim against us that is governed by the internal-affairs doctrine.

Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

∎	our use of the net proceeds from this offering;

∎	the development or continued existence of markets for our products;

∎	the legalization of the adult-use market in Canada in 2018, the implementation of the Cannabis Act and the regulatory framework of the adult-use market in Canada and our ability to comply with such regulations;

∎	our ability to expand the addressable medical market;

∎	industry trends in the markets in which we compete, including the demand for non-combustible products;

∎	the timing or likelihood of regulatory filings and approvals;

∎	the commercialization and pricing of our products;

∎	the implementation and growth of our business model and strategic plans for our business and products;

∎	the completion and expansion of our facilities in Cantanhede, Portugal, London, Ontario and Enniskillen, Ontario, our ability to obtain or maintain required licenses and permits for these facilities and the effect of these facilities on the production of our products;

∎	the scope of protection we are able to establish and maintain for intellectual property rights covering our products;

∎	the outcomes of clinical trials and the ability of such trials to increase acceptance of cannabis in the medical community;

∎	our ability to enter into strategic arrangements with distributors and retailers and the potential benefits of such arrangements;

∎	the availability of wholesale distribution and other opportunities to expand our distribution channels and the potential benefits of such opportunities;

∎	our estimates regarding expenses, capital requirements and needs for additional financing;

∎	our financial performance; and

∎	developments relating to our competitors and our industry.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to new information, actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

This prospectus also contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. The industry in which we operate is subject to a high degree of uncertainty and risks due to various factors, including those described in the section titled “Risk Factors.”

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 9,000,000 Subordinate Voting Shares in this offering will be approximately $121.6 million, based on an assumed initial public offering price of $15.00 per share, the midpoint of the U.S. dollar price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option to purchase additional Subordinate Voting Shares from us, we estimate that our net proceeds will be approximately $140.4 million, after deducting underwriting discount and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) our net proceeds by $8.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. Each increase (decrease) by 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds from this offering by $14.0 million, assuming the assumed initial public offering price remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing. Any increase or decrease in the net proceeds would not change our intended use of proceeds.

We are undertaking this offering in order to increase our liquidity and raise capital to further develop our cultivation and processing capacity. We intend to use the net proceeds of this offering as follows, approximately: (i) $5.5 million to complete the build out of our cultivation facility at Enniskillen, Ontario, (ii) $13.2 million to fund our processing capacity at London, Ontario, (iii) $24.2 million to fund our cultivation and processing facilities at Cantanhede, Portugal and (iv) $10.0 million to expand our processing capacity at our Nanaimo, British Columbia facility. We plan on allocating approximately $37.0 million to repay outstanding principal and interest under the Privateer Holdings debt facilities which we have used for working capital and general corporate purposes; and the remainder, if any, for working capital, future acquisitions and general corporate purposes. As of June 30, 2018 there was approximately $37.0 million outstanding under the Privateer Holdings debt facilities and the interest rate was 2.54% for 2017 (which represented 2.4 times the mid-term Applicable Federal Rate). The Privateer Holdings debt facilities are payable on demand of Privateer Holdings.

The expected use of proceeds from this offering represent our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors and any unforeseen cash needs. As a result, management will retain broad discretion over the allocation of the net proceeds from this offering.

We have incurred losses since inception, and our accumulated deficit as of March 31, 2018 was $45.6 million. Although we expect to become profitable, there is no guarantee that will happen, and we may never become profitable. The Company may continue to have negative cash flow from operating activities. A portion of the proceeds from the Offering will be used to fund negative cash flow from operating activities in future periods. See “Risk Factors”.

Of the approximately $52.9 million of proceeds from the Offering that are proposed to be used to build-out cultivation and processing capacity, we expect that approximately $28.7 million will be used to build-out and expand capacity at our Canadian facilities and that approximately $24.2 million will be used to build-out and expand capacity at our international facilities.

In 2018, we began an expansion plan that is expected to expand our production footprint from approximately 60,000 square feet to approximately 912,000 square feet. The High Park domestic expansion projects are expected to be ready to commence production in the third quarter of 2018, and the Tilray North America Campus expansion is expected to be ready to commence production in the first half of 2019, in each case subject to Health Canada approvals. International projects include a greenhouse and a processing facility in Portugal. The business objective of our international projects is to increase our penetration into the EU market, diversify our supply chain and lower production costs. Construction and improvement of facilities are necessary for us to achieve these objectives. Most of the capital expenditures are expected to be allocated to land, buildings, mechanical, electrical and the purchase of equipment for cultivation and processing.

The initial phase of our Canadian expansion is expected to be completed over the next three to nine months. Proceeds of approximately $5.5 million are expected to be allocated to the completion of High Park Farms in Enniskillen, Ontario and approximately $13.2 million are expected to be allocated to the High Park Processing Facility in London, Ontario. Approximately $10.0 million of the proceeds are expected to be allocated to the expansion of processing, research and development and office space at our Tilray North America Campus. Our domestic expansion plans have commenced in the High Park facilities and the expansion at the Tilray North America Campus is expected to begin once the Offering has been completed.

Current projects related to international expansion are expected to be completed over the next 12-month period. Proceeds of approximately $24.2 million are expected to be allocated to the construction of a greenhouse and processing facility for our Tilray European Union Campus in Portugal in accordance with applicable regulatory requirements.

We anticipate funding any additional portion of planned expansion with existing funds or other sources of capital, such as mortgage financing or equipment financing, as well as anticipated cash flows from operations.

The expected use of proceeds and the business objectives and milestones relating thereto represent our current intentions and expectations. The business objectives and milestones may be adjusted at the discretion of management and the actual amounts and timelines for achieving these objectives and milestones are subject to many factors.

DIVIDEND POLICY

We have never declared or paid dividends on our Subordinate Voting Shares. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any declared dividends will be declared on both our Multiple Voting Shares and Subordinate Voting Shares at the same rate per Share. We do not intend to declare or pay cash dividends on our Shares in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. Because a significant portion of our operations is conducted through our wholly owned subsidiaries, our ability to pay dividends depends in part on our receipt of cash dividends from such subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization or covenants under any future outstanding indebtedness such subsidiaries incur. Our future ability to pay cash dividends on our Shares may be limited by the terms of any future debt or preferred securities. See “Risk Factors”.

CONSOLIDATED CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

∎	on an actual basis derived from our consolidated financial statements;

∎	on a pro forma basis, to reflect: (1) the voluntary conversion of 58,333,333 Multiple Voting Shares into 58,333,333 subordinate Voting Shares on or prior to the date of this prospectus, (2) the conversion of all outstanding shares of our Series A preferred stock into an aggregate of 7,794,042 Subordinate Voting Shares immediately prior to the closing of this offering and (3) the filing and effectiveness of our amended and restated certificate of incorporation in connection with the closing of this offering; and

∎	on a pro forma as adjusted basis, to further reflect the sale by us of Subordinate Voting Shares in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us, and the full repayment of the Privateer Holdings debt facilities.

You should read the information in this table together with our consolidated financial statements and related notes included elsewhere in this prospectus and the sections titled “Selected Historical Financial Data” and “Management’s Discussion and Analysis.”

	As of March 31, 2018
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
	(in thousands, except share and per share information)

Cash and cash equivalents	$12,140	$12,140	$99,117

Long-term debt (including current portion of long-term debt)	$9,259	$9,259	$9,259
Privateer Holdings debt facilities	34,573	34,573	–
Stockholder’s equity:
Series A preferred stock, $0.0001 par value;
8,000,000 shares authorized, 7,794,092 shares issued or outstanding, actual; 8,000,000 shares authorized, no shares issued and outstanding pro forma and pro forma as adjusted	1	–	–
Multiple Voting Shares, $0.0001 par value;
100,000,000 shares authorized, 75,000,000 shares issued and outstanding, actual; 250,000,000 shares authorized, 16,666,667 shares outstanding, pro forma and pro forma as adjusted	8	2	2
Subordinate Voting Shares, $0.0001 par value;
100,000,000 shares authorized, no shares issued or outstanding, actual; 100,000,000 shares authorized, 66,127,375 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 75,127,375 shares issued and outstanding, pro forma as adjusted	–	7	8
Additional paid-in capital	84,406	84,406	205,954
Accumulated other comprehensive income	3,865	3,865	3,865
Accumulated deficit	(45,635)	(45,635)	(45,635)

Total stockholders’ equity	42,645	42,645	164,194

Total capitalization	$86,477	$86,477	$173,453

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $8.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us and the full repayment of the Privateer Holdings debt facilities. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) cash, additional paid-in capital, total stockholders’ equity, and total capitalization by $14.0 million, assuming the assumed initial public offering price remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us, and the full repayment of the Privateer Holdings debt facilities. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

The number of Subordinate Voting Shares to be outstanding after this offering is based on 66,127,375 Subordinate Voting Shares outstanding as of March 31, 2018 and excludes 6,711,621 Subordinate Voting Shares reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan as of March 31, 2018.

Subsequent to March 31, 2018 and through the date of this prospectus:

∎	we reserved an additional 2,487,717 Subordinate Voting Shares under our Amended and Restated 2018 Equity Incentive Plan; and

∎	we granted (i) stock options to purchase up to an aggregate of 6,079,196 Subordinate Voting Shares and (ii) 1,190,000 restricted stock units under our Amended and Restated 2018 Equity Incentive Plan.

DILUTION

If you invest in our Subordinate Voting Shares in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per Subordinate Voting Share and the pro forma as adjusted net tangible book value per share of Subordinate Voting Shares after the closing of the offering.

Our pro forma net tangible book value as of March 31, 2018 was $41.6 million, or $0.50 per share. Pro forma net tangible book value per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of Subordinate Voting Shares deemed to be outstanding at that date, after giving effect to the conversion of all outstanding Series A preferred stock into an aggregate of 7,794,042 Subordinate Voting Shares immediately prior to the closing of this offering.

After giving effect to the sale of 9,000,000 Subordinate Voting Shares in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us, and the full repayment of the Privateer Holdings debt facilities, our pro forma as adjusted net tangible book value as of March 31, 2018, would have been $163.1 million, or $1.78 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.28 per share to our existing stockholders and immediate dilution of $13.22 per share to new investors purchasing Subordinate Voting Shares in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of March 31, 2018	$0.50
Increase in pro forma net tangible book value per share attributable to new investors in this offering	1.28

Pro forma as adjusted net tangible book value per share after this offering		1.78

Dilution in net tangible book value per share to new investors in this offering		$13.22

Each $1.00 increase in the assumed initial public offering price of $15.00 per share would increase our pro forma as adjusted net tangible book value per share after this offering by $0.09 per share and the dilution to new investors by $0.91 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, each $1.00 decrease in the assumed initial public offering price of $15.00 per share would decrease our pro forma as adjusted net tangible book value per share after this offering by $0.09 per share and the dilution to new investors by $0.91 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Each increase of 1,000,000 shares in the number of Subordinate Voting Shares offered by us would increase the pro forma as adjusted net tangible book value by $0.15 per share and decrease the dilution to new investors by $0.15 per share, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discount and expenses payable by us. Similarly, each decrease of 1,000,000 shares in the number of Subordinate Voting Shares offered by us would decrease the pro forma as adjusted net tangible book value by $0.15 per share and increase the dilution to new investors by $0.15 per share, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discount and expenses payable by us.

The following table summarizes, as of March 31, 2018, on the pro forma as adjusted basis described above:

∎	the total number of Subordinate Voting Shares purchased from us by our existing stockholders and by new investors purchasing shares in this offering;

∎	the total consideration paid to us by our existing stockholders and by new investors purchasing shares in this offering, assuming an initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover page of this prospectus, before deducting the estimated underwriting discount and estimated offering expenses payable by us; and

∎	the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	7,794,042	46.4%	$55,337,698	29.1%	$7.10
New investors	9,000,000	53.6	135,000,000	70.9	15.00

Total	16,794,042	100%	190,337,698	100%	11.33

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the total consideration paid to us by new investors by $9.0 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and before deducting the estimated underwriting discount and estimated offering expenses payable by us.

The number of Subordinate Voting Shares to be outstanding after this offering is based on 66,127,375 Subordinate Voting Shares outstanding as of March 31, 2018 and excludes 6,711,621 Subordinate Voting Shares reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan as of March 31, 2018.

Subsequent to March 31, 2018 and through the date of this prospectus:

∎	we reserved an additional 2,487,717 Subordinate Voting Shares under our Amended and Restated 2018 Equity Incentive Plan; and

∎	we granted (i) stock options to purchase up to an aggregate of 6,079,196 Subordinate Voting Shares and (ii) 1,190,000 restricted stock units under our Amended and Restated 2018 Equity Incentive Plan.

To the extent any outstanding options are exercised, new options are issued under our equity incentive plans, or we issue additional Shares in the future, there will be further dilution to investors participating in this offering.

SELECTED HISTORICAL FINANCIAL DATA

You should read the selected consolidated financial data below in conjunction with the section titled “Management’s Discussion and Analysis” and the consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus. The consolidated financial statements include the accounts of entities wholly owned by Tilray, Inc. The following table summarizes certain selected consolidated financial data.

The consolidated balance sheet data as of December 31, 2015, 2016 and 2017 and consolidated statements of net loss data for the years ended December 31, 2015, 2016 and 2017 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The interim condensed consolidated balance sheet data as of March 31, 2018 and interim condensed consolidated statements of net loss data for the three months ended March 31, 2017 and 2018 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period, and the results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the full year or any future period. All financial data is expressed in thousands of U.S. dollars except for per share data.

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
				(unaudited)
	(dollars in thousands, except per share data)

Consolidated Statements of Net Loss Data:
Revenue	$5,356	$12,644	$20,538	$5,027	$7,808
Cost of sales	4,746	9,974	9,161	2,259	3,912
Gross margin	610	2,670	11,377	2,768	3,896
Research and development expenses	405	1,136	3,171	663	975
Sales and marketing expenses	3,097	3,599	7,164	928	2,263
General and administrative expenses	4,931	4,984	8,540	1,565	4,398
Operating loss	(7,823)	(7,049)	(7,498)	(388)	(3,740)
Foreign exchange loss (gain), net	6,915	(186)	(1,363)	(219)	1,146
Interest expense, net	187	1,019	1,686	496	416
Other (income) expense, net	(1)	1	(12)	14	(121)
Net loss	$(14,924)	$(7,883)	$(7,809)	$(679)	$(5,181)
Basic and diluted net loss per share	$–	$(0.11)	$(0.10)	$(0.01)	$(0.07)
Pro forma net loss per share, basic and diluted(1)
Basic	$–	$(0.10)	$(0.09)	$(0.01)	$(0.06)
Diluted	$–	$(0.10)	$(0.09)	$(0.01)	$(0.06)

(1)	Our unaudited pro forma basic and diluted net loss per share were calculated to give effect to the automatic conversion of all outstanding shares of Series A preferred stock into Subordinate Voting Shares in connection with a qualifying initial public offering. The liquidation and dividend rights are identical among Multiple Voting Shares and Subordinate Voting Shares, and all classes of our Shares share equally in our earnings and losses. Accordingly, net loss has been reallocated to Multiple Voting Shares and Subordinate Voting Shares on a proportional basis. For calculating basic and diluted net loss per share, the number of shares was 82,794,042. Since we were in a loss position for all periods presented, basic net loss per share attributable to holders of Shares is the same as diluted net loss per share for all periods as the inclusion of all potential Shares outstanding would have been anti-dilutive.

	As of December 31,			As of March 31,
	2015	2016	2017	2018
				(unaudited)
	(dollars in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$723	$7,531	$2,323	$12,140
Short-term investments	–	–	–	29,506
Inventory	4,887	4,103	7,421	7,537
Total assets	27,723	33,093	53,948	106,646
Current portion of long-term debt and long-term debt	2,066	8,576	9,432	9,259
Total liabilities	49,318	30,565	58,800	64,001
Preferred stock	–	–	–	1
Total stockholders equity (deficit)	(21,595)	2,528	(4,852)	42,645

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
				(unaudited)
	(dollars in thousands)

Adjusted EBITDA:
Adjusted EBITDA(1)	$(6,078)	$(5,002)	$(5,506)	$192	$(3,230)

(1)	To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use Adjusted EBITDA, as described below, to understand and evaluate our core operating performance. Adjusted EBITDA, which may be different than similarly titled measures used by other companies, is presented to help investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net loss, excluding interest expense, net; other (income) expense, net; foreign exchange loss (gain), net; depreciation and amortization; and stock-based compensation expense.

For information on the calculation and limitations of Adjusted EBITDA, see the section titled “About this Prospectus—Non-GAAP Financial Measures.”

	Year Ended December 31			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(dollars in thousands)

Adjusted EBITDA reconciliation:
Net loss	$(14,924)	$(7,883)	$(7,809)	$(679)	$(5,181)
Interest expense, net	187	1,019	1,686	496	416
Other (income) expense, net	(1)	1	(12)	14	(121)
Foreign exchange loss (gain), net	6,915	(186)	(1,363)	(219)	1,146
Depreciation and amortization	1,671	1,953	1,853	545	479
Stock-based compensation expense	74	94	139	35	31
Adjusted EBITDA	$(6,078)	$(5,002)	$(5,506)	$192	$(3,230)

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Selected Historical Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by these forward-looking statements.

Overview

We are pioneering the future of medical cannabis research, cultivation, processing and distribution globally, and we intend to become a leader in the adult-use cannabis market in Canada.

We aspire to lead, legitimize and define the future of our industry by building the world’s most trusted cannabis company.

We produce medical cannabis in Canada and Europe, and we have supplied high-quality cannabis products to tens of thousands of patients in 10 countries spanning five continents through our subsidiaries in Australia, Canada and Germany and through agreements with established pharmaceutical distributors. In Canada, we are also authorized to distribute certain products on a wholesale basis and to sell certain products direct to patients through our e-commerce platform or over the phone.

We are witnessing a global paradigm shift with regard to cannabis, and as a result of this shift, the transformation of a multibillion dollar industry from a state of prohibition to a state of legalization. Medical cannabis is now authorized at the national or federal level in 29 countries. The legal market for medical cannabis is still in its early stages and we believe the number of countries with legalized regimes will continue to increase. We believe that as this transformation occurs, trusted global brands with multinational supply chains will become market leaders by earning the confidence of patients, doctors, governments and adult consumers around the world.

We expect to have a competitive advantage in the Canadian adult-use market following the implementation of federal legislation that is anticipated to legalize adult-use cannabis in Canada in October 2018. In anticipation of adult-use legalization in Canada, we have negotiated agreements to supply certain provinces and territories with our adult-use products for sale through the distribution systems they are establishing, subject to the adoption of authorizing legislation.

We were formed as a subsidiary of Privateer Holdings, one of the first institutionally backed private investment firms to focus exclusively on the cannabis industry. Privateer Holdings’ portfolio of brands also includes Leafly, Marley Natural and Goodship. Following this offering, we expect that Privateer Holdings will own approximately 82% of our equity interest and 93% of the voting power in our capital stock. In addition, we expect that our ongoing relationship with Privateer Holdings will continue to include the provision of certain management services, the licensing of many of our anticipated adult-use brands and products and certain debt obligations.

For 2015, 2016 and 2017, our revenue was $5.4 million, $12.6 million and $20.5 million, respectively, representing year-over-year growth of 136% and 62% for 2016 and 2017, respectively. For 2015, 2016 and 2017, our net loss was $14.9 million, $7.9 million and $7.8 million, respectively.

For the three months ended March 31, 2017 and 2018, we generated revenue of $5.0 million and $7.8 million, respectively, representing year-over-year growth of 55%. For the three months ended March 31, 2017 and 2018, we generated net losses of $0.7 million and $5.2 million, respectively. As of March 31, 2018, our accumulated deficit was $45.6 million.

Subsequent Events

In May 2018, we granted (i) stock options to purchase up to an aggregate of 6,079,196 Subordinate Voting Shares and (ii) 1,190,000 restricted stock units under our Amended and Restated 2018 Equity Incentive Plan at a price of $7.76 per share. The stock options and restricted stock units generally vest over four years.

Key Operating Metrics

We use the following key operating metrics to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance and make strategic decisions.

	Year Ended December 31,						Year Ended December 31, 2017			Three Months Ended March 31, 2018				Three Months Ended March 31, 2018
	2015		2016		2017		Change		% Change	2017		2018		Change		% Change
Kilogram equivalents sold		854		2,216		3,024		808	36%		877		1,299		422	48%
Kilograms harvested		3,114		4,526		6,779		2,253	50%		1,862		1,693		(169)	(9)%
Average net selling price per gram		$5.86		$5.41		$6.52		$1.11	21%		$5.53		$5.94		$0.41	7%
Average cost per gram sold		$5.55		$4.04		$2.84		$(1.20)	(30)%		$2.48		$2.81		$0.33	13%

In Canadian dollars(1)
Average net selling price per gram	C$	7.51	C$	7.30	C$	8.42	C$	1.12	15%	C$	7.33	C$	7.55	C$	0.22	3%
Average cost per gram sold	C$	7.09	C$	5.34	C$	3.72	C$	(1.62)	(30)%	C$	3.28	C$	3.58	C$	0.30	9%

(1)	To determine the Canadian dollar average net selling price per gram and average cost per gram sold, revenue and costs are converted using the average exchange rate during the reporting period. All input costs are individually converted by multiplying the U.S. dollar to Canadian dollar rate to determine the Canadian dollar amount.

Kilogram equivalents sold.    We sell two product categories: (1) dried cannabis, which includes whole flower and ground flower; and (2) cannabis extracts, which includes full-spectrum and purified oil drops and capsules. The latter products are converted to flower equivalent grams based on the type and number of dried cannabis grams required to produce extracted cannabis in the form of cannabis oils. This conversion ratio is based on the amount of active cannabinoids in the products rather than the volume of oil. For example, our 40mL oil drops are converted to five gram equivalents.

Total kilogram equivalents sold increased by 160% from 2015 to 2016 and by 36% from 2016 to 2017 primarily due to increased patient demand, increased capacity and growth of our extract products. For the three months ended March 31, 2017 and 2018, total kilograms equivalents sold increased by 48% primarily due to growth in wholesale demand and increased patient demand.

Kilograms harvested.    Kilograms harvested represents the weight of dried whole plants post harvest, drying and curing. This operating metric is used to measure the production efficiency of our facilities and production team.

Total kilograms harvested increased by 45% from 2015 to 2016 and by 50% from 2016 to 2017 primarily due to reaching full utilization at Tilray Nanaimo by the end of 2016 and increased production yields per harvest. For the three months ended March 31, 2017 and 2018, kilograms harvested decreased by 9% primarily due to shifting some of our cultivation mix towards higher potency strains and CBD strains, which have lower biomass yields compared to mid-potency strains. We will continue to test numerous environmental variables to optimize strain-specific production yields.

Average net selling price per gram.    The average net selling price per gram is an indicator that shows our pricing trends over time on a gram equivalent basis. We deduct revenue associated with accessories and freight sales from revenue to arrive at cannabis-related revenue. We calculate average net selling price per gram by dividing cannabis-related revenue by kilogram equivalents sold. Our dried flower products are sold in Canada on a per gram basis from C$6.00 to C$14.00 and our oil drops and capsules are sold for C$35.00 to C$400.00. The prices of our products vary according to a number of different factors, the most significant factor of which is potency. Premium pricing for our international export products also contributed favorably to this metric.

The average net selling price per gram decreased by 14% from 2015 to 2016 and increased by 21% from 2016 to 2017. The decrease from 2015 to 2016 was due to introducing a greater variety of products with lower price points and the growth from 2016 to 2017 was primarily due to the consistent production of high-potency dried flower and growth in extract sales. For the three months ended March 31, 2017 and 2018, the average net selling price per gram increased by 7%. The positive impacts of high-potency dried flower, growth in extract and international sales were partially offset by pricing in our wholesale channel.

The following table sets forth a reconciliation of revenue to average net selling price per gram:

	Year Ended December 31			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(dollars in thousands)

Average net selling price per gram reconciliation:
Revenue	$5,356	$12,644	$20,538	$5,027	$7,808
Less: accessories revenue	(233)	(214)	(313)	(44)	(79)
Less: freight and service revenue	(117)	(430)	(503)	(129)	(18)

Cannabis-related revenue	$5,005	$12,000	$19,722	$4,854	$7,712
Kilogram equivalents sold	854	2,216	3,024	877	1,299
Average net selling price per gram	$5.86	$5.41	$6.52	$5.53	$5.94

Average cost per gram sold.    The average cost per gram sold measures the efficiency in our cultivation, manufacturing and fulfillment operations. We deduct inventory adjustments and the cost of sales related to accessories from total cost of sales to arrive at cannabis-related cost of sales. Cannabis-related cost of sales is then divided by total kilogram equivalents sold to calculate the average cost per gram sold.

The average cost per gram sold declined from $5.56 in 2015 to $4.04 in 2016 and $2.84 in 2017, which represents an improvement of 28% from 2015 to 2016 and 30% from 2016 to 2017. The decline in average cost per gram sold was primarily due to Tilray Nanaimo reaching full capacity and increased production yields. We also drove efficiencies through automation in our post-harvest processes across trimming, drying, extraction and fulfillment. For the three months ended March 31, 2017 and 2018, the average cost per gram sold increased from $2.48 to $2.81 primarily due to sourcing product from other licensed producers to support demand growth.

Other companies, including companies in our industry, may calculate key operating metrics with similar names differently which may reduce their usefulness as comparative measures.

The following table sets forth a reconciliation of cost of sales to average cost per gram sold:

	Year Ended December 31			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(dollars in thousands)

Average cost per gram sold reconciliation:
Cost of sales	$4,746	$9,974	$9,161	$2,259	$3,912
Less: cost of accessories	(9)	(149)	(178)	(30)	(46)
Less: inventory adjustment	–	(862)	(406)	(53)	(212)

Cannabis-related cost of sales	$4,737	$8,964	$8,577	$2,176	$3,653
Kilogram equivalents sold	854	2,216	3,024	877	1,299
Average cost per gram sold	$5.55	$4.04	$2.84	$2.48	$2.81

Factors Impacting our Business

We believe that our future success will primarily depend on the following factors.

Global medical market expansion.    We believe that we have a significant opportunity to capitalize on cannabis markets globally as medical cannabis becomes legal in more markets. Medical cannabis is now authorized at the national or federal level in 29 countries. More than 25 countries have legalized or introduced significant reforms to their cannabis use laws to broaden the scope of permitted use since the beginning of 2015. Over the past two years, we have established regional offices in Germany and Australia and have invested significant resources in personnel, partnerships and in-country sales and marketing to build the foundation for new and existing export channels. Our products have been made available in 10 countries, and we will continue to explore market expansion opportunities as more countries legalize medical cannabis.

Adult-use legalization in Canada.    We believe that the legalization of adult-use cannabis in Canada represents a significant opportunity for us. We expect that our existing ACMPR license will allow us to immediately participate in the Canadian adult-use market, and in anticipation of this, we have invested significant resources into production capacity, brand development, business development and corporate infrastructure.

Expanding distribution channels.    Historically, the vast majority of our revenue has been DTP in Canada through sales under the ACMPR. We have also generated revenue through wholesale to other Licensed Producers in Canada. Going forward, we believe there will be additional wholesale distribution opportunities in Canada in-line with the rest of the world, including finished, packaged goods. This would drive potentially higher volumes but result in lower margins. In most medical cannabis markets globally, medical cannabis is sold in traditional pharmacies and, in certain countries, the cost to the consumer is reimbursed by public and private insurance companies. We expect that Canada ultimately will align with these practices.

Expanding capacity.    At this early stage of the industry, we believe that it is beneficial to be vertically integrated and control our entire production process to generate consistency and quality on a large scale. As we expand into new and existing markets, we will need to invest significant resources into cultivation and production facilities, which may require us to raise additional capital.

New product innovation.    We believe there is a significant market opportunity for non-combustible products as global medical markets mature. In certain developed cannabis markets, non-combustible products have surpassed dried flower on a market share basis. In 2016 and 2017, dried flower sales comprised 90% and 79% of cannabis-related revenue, respectively. For the three months ended March 31, 2017 and 2018, dried flower sales comprised 79% and 59% of cannabis-related revenue, respectively. We believe our success will depend on our ability to continually develop, introduce and expand non-combustible products and brands, which we believe will have higher gross margins compared to combustible products. According to data from Health Canada, over the past six quarters ended December 31, 2017, dried cannabis sales had a compound quarterly growth rate, or CQGR, of 8% and cannabis oils had a CQGR of 39%.

Components of Results of Operations

Revenue

Revenue is comprised of sales to patients through the ACMPR program, bulk sales to other Licensed Producers under the ACMPR and export sales to third-party distributors, governments, hospitals, pharmacies and patients. Our products currently include: whole flower, ground flower, full-spectrum cannabis oils and capsules, purified cannabis oils and capsules and accessories. Revenue is net of incentives, after discounts and allowances for our assurance program and veterans coverage program.

Cost of Sales

Cost of sales is mainly comprised of three categories: pre-harvest, post-harvest and shipment and fulfillment. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead. Total cost of sales also includes cost of sales associated with accessories and inventory adjustments.

Research and Development Expenses

Research and development expenses consist of new product development, clinical trial expenses, study drug production, patient studies and surveys, pharmacokinetic studies, consultants and legal expenses. Research and development expenses also include process and systems engineering in both production and manufacturing aspects.

Sales and Marketing Expenses

Sales and marketing expenses primarily consist of personnel-related costs, including salaries, benefits, commissions for our employees engaged in physician and patient support, customer service and public relations. Sales and marketing expenses also include business development costs to support patient, physician, distributor, hospital, pharmacy and government relationships.

General and Administrative Expenses

General and administrative expenses consist of costs incurred in our corporate offices, primarily related to personnel costs, which include salaries, variable compensation and benefits. General and administrative costs also include audit, legal, tax and professional fees and Privateer Holdings management services fees. Other expenses in this category include general support services associated with the expansion of our business from a single facility to multiple locations.

Foreign Exchange Gains and Losses, Net

Foreign exchange gains and losses represent the translation of assets and liabilities denominated in currencies other than the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies at the consolidated statement of financial position dates are translated to the U.S. dollar at the foreign exchange rate applicable as of those dates. Realized and unrealized exchange gains and losses are recognized in the consolidated statements of net loss and comprehensive loss.

Interest Expense, Net

Interest expense is related to loans from a third-party mortgage on our Tilray Nanaimo property and Privateer Holdings debt facilities. See the section titled “—Contractual Obligations and Commitments” for additional information.

Income Taxes

We are subject to income taxes in the jurisdictions where we operate or otherwise have a taxable presence. Consequently, income tax expense is driven by the allocation of taxable income to those jurisdictions. Activities performed in each jurisdiction impact the magnitude and timing of taxable events.

Discussion of Results of Operations

Financial data is expressed in thousands of U.S. dollars. The following tables summarize our historical consolidated statements of net loss and comprehensive loss in dollar amounts and as a percentage of revenue:

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
				(unaudited)
	(dollars in thousands)

Consolidated Statements of Net Loss Data:
Revenue	$5,356	$12,644	$20,538	$5,027	$7,808
Cost of sales	4,746	9,974	9,161	2,259	3,912

Gross margin	610	2,670	11,377	2,768	3,896

Research and development expenses	405	1,136	3,171	663	975
Sales and marketing expenses	3,097	3,599	7,164	928	2,263
General and administrative expenses	4,931	4,984	8,540	1,565	4,398

Operating loss	(7,823)	(7,049)	(7,498)	(388)	(3,740)

Foreign exchange loss (gain), net	6,915	(186)	(1,363)	(219)	1,146
Interest expense, net	187	1,019	1,686	496	416
Other (income) expense, net	(1)	1	(12)	14	(121)

Net loss	$(14,924)	$(7,883)	$(7,809)	$(679)	$(5,181)

Other Financial Data
Adjusted EBITDA(1)	$(6,078)	$(5,002)	$(5,506)	$192	$(3,230)

(1)	See the section titled “Selected Historical Financial Data” for more information and for a reconciliation of Adjusted EBITDA.

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(as a percentage of revenue) (unaudited)
Revenue	100%	100%	100%	100%	100%
Cost of Sales	89	79	45	45	50

Gross Margin	11	21	55	55	50

Research and development expenses	8	9	15	13	12
Sales and marketing expenses	58	28	35	18	29
General and administrative expenses	92	39	42	31	56

Operating loss	(146)	(56)	(37)	(8)	(48)

Foreign exchange loss (gain), net	129	(1)	(7)	(4)	15
Interest expense, net	3	8	8	10	5
Other (income) expense, net	*	*	*	*	(2)

Net loss	(279)	(62)%	(38)%	(14)%	(66)%

Other Financial Data
Adjusted EBITDA	(113)%	(40)%	(27)%	4%	(41)%

*	Represents less than one percent.

Three Months Ended March 31, 2017 and 2018 (unaudited)

Revenue

	Three Months Ended March 31,		Change
	2017	2018	Amount	%
	(dollars in thousands, except percentages) (unaudited)
Revenue	$5,027	$7,808	$2,781	55%

Revenue growth was driven by increased patient demand, bulk sales to other Licensed Producers and wholesale distribution in export markets. In January 2018, we launched high CBD oil drops, which helped drive extract sales in Canada. Our extract products revenue was $3.1 million for the three months ended March 31, 2018 compared to $1.0 million for the three months ended March 31, 2017. On a percentage of revenue basis, extract products accounted for 40% of revenue for the first quarter of 2018 and 20% of revenue for the first quarter of 2017.

For the three months ended March 31, 2018, total kilogram equivalents sold increased by 422 kilograms, or 48%, as compared with the same period in 2017. The average net selling price per gram increased from $5.53 to $5.94 for the three months ended March 31, 2017 and 2018, respectively. The positive factors that contributed to this metric, which were higher potency dried flower and extract sales, were partially offset by our revenue generated through the wholesale channel. We expect the average net selling price per gram to decline going forward as we shift from primarily a DTP sales channel under the ACMPR to wholesale channels serving the adult-use market in Canada and developing international medical-use markets.

Cost of sales and gross margin

	Three months ended March 31,		Change
	2017	2018	Amount	%
	(dollars in thousands, except percentages) (unaudited)
Cost of sales	$2,259	$3,912	$1,653	73%
Gross margin	2,768	3,896	1,128	41%
Gross margin percentage	55%	50%

In the three months ended March 31, 2018, cost of sales increased by $1.7 million, or 73%, as compared to the same period in 2017. Gross margin for the same period increased by $1.1 million, or 41%. This represents a gross margin of 50% for the three months ended March 31, 2018 as compared to 55% in the same period in 2017.

The decline in gross margin was primarily attributable to no longer charging patients for freight and procuring cannabis through third parties. The results can be explained by our pre-harvest, post-harvest and shipment and fulfillment per gram metrics. For the three months ended March 31, 2018, our pre-harvest cost per gram increased to $0.83 compared to $0.48 in the same period in 2017 mainly due to increased headcount, and an increase in depreciation of production equipment and upgrade improvements related to the flowering rooms. For the three months ended March 31, 2018, our post-harvest cost per gram increased to $1.59 compared to $1.36 in the same period in 2017 mainly due to procurement of third party supply. For the three months ended March 31, 2018, our shipment and fulfillment cost per gram improved to $0.39 compared to $0.66 in the same period in 2017 mainly due to a larger portion of our revenue being attributable to wholesale channels. We believe that our pre-harvest cost per gram should improve as we bring on large-scale greenhouse growing operations in Canada and Portugal.

Operating expenses

	Three Months Ended March 31,		Change
	2017	2018	Amount	%
	(dollars in thousands, except percentages) (unaudited)
Research and development expenses	$663	$975	$312	47%
Sales and marketing expenses	928	2,263	1,335	144%
General and administrative expenses	1,565	4,398	2,833	181%

Total operating expenses	3,156	7,636	4,480	142%

Percentage of revenue
Research and development expenses	13%	12%
Sales and marketing expenses	18%	29%
General and administrative expenses	31%	56%

Total operating expenses	62%	97%

In the three months ended March 31, 2018, research and development expenses increased by $0.3 million, or 47%, as compared with the same period in 2017. The increase was primarily attributable to an increase in management fees charged by Privateer Holdings for packaging design and product consulting for the adult-use market. We expect our research and development expenses to increase as we pursue more clinical trial opportunities and continue to invest in developing non-combustible delivery formats and formulations.

In the three months ended March 31, 2018, sales and marketing expenses increased by $1.3 million, or 144%, as compared with the same period in 2017. The increase was primarily attributable to a $0.5 million increase in sales and marketing costs associated with Tilray Germany and Tilray Australia, $0.4 million due to headcount related expenses and $0.4 million due to increased sales and promotional expenses related to Tilray Canada. We expect our overall sales and marketing expenses to increase as we expand into newly regulated federal cannabis markets.

In the three months ended March 31, 2018, general and administrative expenses increased by $2.8 million, or 181%, as compared with the same period in 2017. The increase was attributable to a $1.2 million increase from professional fees related to legal, audit, human resource and IT services to support our growth and expansion plans as well as costs related to this offering. We also incurred $1.2 million for the startup of High Park Farms, High Park and Tilray Portugal and $0.4 million of fees charged by Privateer Holdings for additional support from key personnel related to operations at High Park Farms and High Park. We will continue to pursue international opportunities as part of our core strategy and invest in the governance and compliance resources necessary to operate in countries that implement federally regulated medical cannabis frameworks.

Foreign exchange gains and losses, net

In the three months ended March 31, 2018, foreign exchange loss was $1.1 million compared to a $0.2 million gain recognized in same period in 2017. The decrease was related to foreign currency transaction losses on our Privateer Holdings debt facilities and current portion long-term debt.

Interest expense

In the three months ended March 31, 2018, interest expense was $0.4 million compared to a $0.5 million recognized in same period in 2017. Interest expense is related to existing Privateer Holdings debt facilities, which had nominal changes in balances.

Net loss and Adjusted EBITDA

	Three Months Ended March 31,		Change
	2017	2018	Amount
	(dollars in thousands) (unaudited)
Net loss	$(679)	$(5,181)	$(4,502)
Adjusted EBITDA	$192	$(3,230)	$(3,422)

In the three months ended March 31, 2018, net loss was $5.2 million compared to $0.7 million for the same period in 2017. Adjusted EBITDA loss was $3.2 million and Adjusted EBITDA income was $0.2 million for the three months ended March 31, 2018 and 2017, respectively. Net loss and Adjusted EBITDA declined compared to the prior period primarily due to an increase in operating expenses related to continued growth, expansion of our international teams, and costs related to the offering.

Years Ended December 31, 2015 and 2016

Revenue

	Year Ended December 31,		Change
	2015	2016	Amount	%
	(dollars in thousands)
Revenue	$5,356	$12,644	$7,288	136%

Revenue for 2016 increased by $7.3 million, or 136%, compared to 2015.

Revenue growth was driven by increased patient demand, ramp-up of production, and the introduction of extract products in February 2016. From 2015 to 2016, our flower revenue increased from $5.4 million to $10.8 million. On a percentage of revenue basis, extracts products accounted for 10% of cannabis-related revenue in 2016.

Total kilogram equivalents sold in 2015 was 854 and 2,216 in 2016, respectively, representing period over period growth of 160%. The average net selling price per gram declined from $6.27 to $5.41 over the same period due to offering a greater variety of cultivars and range of pricing for our patients.

Cost of sales and gross margin

	Year Ended December 31,		Change
	2015	2016	Amount	%
	(dollars in thousands)
Cost of sales	$4,746	$9,974	$5,288	110%
Gross margin	610	2,670	2060	338
Gross margin percentage	11%	21%

Cost of sales in 2016 increased by $5.3 million, or 110%, compared to 2015. Gross margin for 2016 increased by $2.1 million, or 338%, compared to 2015. This represents a gross margin percentage of 21% in 2016 compared to 11% in 2015.

The improvement in gross margin was attributable to efficiency gains on production costs, higher yields and the implementation of automation in post-harvest processes. The results can be seen in our pre-harvest, post-harvest and shipment and fulfillment per gram metrics. Our pre-harvest cost per gram improved from $2.21 in 2015 to $1.29 in 2016 mainly due to maximizing capacity utilization at our Tilray Nanaimo facility and increased yields per harvest. Our post-harvest cost per gram improved from $2.66 in 2015 to $1.59 in 2016 due to automation efficiencies in trimming and extraction. Our shipment and fulfillment cost per gram increased from $0.69 in 2015 to $1.16 in 2016 due to offering one-to-two-day shipping to patients.

Operating expenses

	Year Ended December 31,		Change
	2015	2016	Amount	%
	(dollars in thousands, except percentages)
Research and development expenses	$405	$1,136	$731	180%
Sales and marketing expenses	3,097	3,599	502	16%
General and administrative expenses	4,931	4,984	53	1%

Total operating expenses	8,433	9,719	1,286	15%

Percentage of revenue
Research and development expenses	8%	9%
Sales and marketing expenses	58%	28%
General and administrative expenses	92%	39%

Total operating expenses	157%	76%

Research and development expenses in 2016 increased by $0.7 million, or 180%, compared to 2015. Research and development expenses were 8% of revenue in 2015 and 9% of revenue in 2016. The increase was primarily due to GMP certification expenses of $0.5 million and increase in additional headcount costs of $0.2 million.

Sales and marketing expenses in 2016 increased by $0.5 million, or 16%, compared to 2015. Sales and marketing expenses were 58% of revenue in 2015 and 28% of revenue in 2016. Growth in sales and marketing expenses was primarily due to an increase of $0.3 million in employee-related expenses and $0.2 million was due to professional marketing services.

General and administrative expenses in 2016 remained relatively flat at $5.0 million compared to 2015. General and administrative expenses were 92% of revenue in 2015 and 39% of revenue in 2016. An increase of $0.5 million due to services provided by Privateer Holdings was offset by reductions in IT expenses and professional fees.

Foreign exchange gain

Foreign exchange gain in 2016 was $0.2 million compared to a $6.9 million foreign exchange loss in 2015. The increase was related to foreign currency transaction gains on our Privateer Holdings debt facilities.

Interest expense

Interest expense in 2016 was $1.0 million compared to $0.2 million in 2015. Interest expense is related to loans from a third-party mortgage on Tilray Nanaimo and Privateer Holdings debt facilities.

Net loss and Adjusted EBITDA

	Year Ended December 31,		Change
	2015	2016	Amount	%
	(dollars in thousands)
Net loss	$(14,924)	$(7,883)	$7,041	(47)%
Adjusted EBITDA	$(6,078)	$(5,002)	$1,076	(18)%

Net loss in 2016 was $7.9 million compared to $14.9 million in 2015. Adjusted EBITDA loss in 2016 was $5.0 million compared to $6.1 million in 2015. Adjusted EBITDA improved from 2015 to 2016 due to higher gross margins which were slightly offset by an increase in operating expenses.

Years Ended December 31, 2016 and 2017

Revenue

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Revenue	$12,644	$20,538	$7,894	62%

Revenue for 2017 increased by $7.9 million, or 62%, compared to 2016.

Revenue growth was driven by increased patient demand, ramp-up of production, new product introductions, bulk sales to other Licensed Producers and wholesale distribution in export markets. In 2017, we launched new extract products and formulations, including capsules, which helped drive extract sales in Canada. Our extract products revenue was $1.1 million in 2016 compared to $4.0 million in 2017. On a percentage of revenue basis, extract products accounted for 9% of revenue in 2016 and 19% of revenue in 2017.

Total kilogram equivalents sold in 2016 was 2,216 and 3,024 in 2017, respectively, representing period over period growth of 36%. The average net selling price per gram increased from $5.41 to $6.52 over the same time period due to a greater proportion of higher potency dried flower and extract sales, introduction of capsules and international export sales. We expect the average net selling price per gram to decline going forward as we shift from primarily a DTP sales channel in ACMPR to wholesale channels serving the adult-use market in Canada and developing international medical-use markets.

Cost of sales and gross margin

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Cost of sales	$9,974	$9,161	$(813)	(8)%
Gross margin	2,670	11,377	8,707	326
Gross margin percentage	21%	55%

Cost of sales in 2017 decreased by $0.8 million, or 8%, compared to 2016. Gross margin for 2017 increased by $8.7 million, or 326%, compared to 2016. This represents a gross margin percentage of 55% in 2017 compared to 21% in 2016.

The improvement in gross margin was attributable to higher pricing per gram, efficiency gains on production costs and the implementation of automation in post-harvest processes. The results can be seen in our pre-harvest, post-harvest and shipment and fulfillment per gram metrics. Our pre-harvest cost per gram improved from $1.29 in 2016 to $0.58 in 2017 mainly due to Tilray Nanaimo reaching full utilization and increased yields per harvest. Our post-harvest cost per gram improved from $2.00 in 2016 to $1.56 in 2017 due to automation efficiencies in oil extraction, trimming and drying. Our shipment and fulfillment cost per gram improved from $0.75 in 2016 to $0.69 in 2017 due to changing courier service providers with improved terms. We believe our average cost per gram metric will continue to decline as we bring on large-scale greenhouse growing operations in Canada and Portugal in 2018.

Operating expenses

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands, except percentages)
Research and development expenses	$1,136	$3,171	$2,035	179%
Sales and marketing expenses	3,599	7,164	3,565	99%
General and administrative expenses	4,984	8,540	3,556	71%

Total operating expenses	9,719	18,875	9,156	94%

Percentage of revenue
Research and development expenses	9%	15%
Sales and marketing expenses	28%	35%
General and administrative expenses	39%	42%

Total operating expenses	76%	92%

Research and development expenses in 2017 increased by $2.0 million, or 179%, compared to 2016. Research and development expenses were 15% of revenue in 2017 and 9% of revenue in 2016. The increase was primarily due to an increase of $0.8 million in employee-related expenses and $0.8 million due to professional consulting fees related to our clinical trials. We also incurred costs related to the production of the clinical study drug and new product development. We expect our research and development expenses to increase as we pursue more clinical trial opportunities and continue to invest in developing non-combustible delivery formats and formulations.

Sales and marketing expenses in 2017 increased by $3.6 million, or 99%, compared to 2016. Sales and marketing expenses were 35% of revenue in 2017 and 28% of revenue in 2016. Growth in sales and marketing expenses was primarily due to an increase of $1.9 million in employee-related expenses and an increase of $1.4 million due to professional services. We expanded our sales teams globally along with our patient care group, which works directly with our patients to onboard them and find the right product and dosage. We expect our overall sales and marketing expenses to increase as we expand into newly regulated federal cannabis markets.

General and administrative expenses in 2017 increased by $3.6 million, or 71%, compared to 2016. General and administrative expenses were 42% of revenue in 2017 and 39% of revenue in 2016. General and administrative expenses increased due to our global efforts to commercialize and grow our business. Employee-related expenses increased by $2.4 million due to head count growth. Our legal, tax and professional fees increased by $0.4 million to set up foreign legal entities and our facilities-related expense increased by $0.3 million due to the expansion of production capacity in Canada and Portugal. Further, our information technology costs increased by $0.3 million due to the implementation of an ERP system. We will continue to pursue international opportunities as part of our core strategy and invest in the governance and compliance resources necessary to operate in countries that implement federally regulated medical cannabis frameworks.

Foreign exchange gain, net

Foreign exchange gain in 2017 was $1.4 million compared to $0.2 million in 2016. The increase was related to foreign currency transaction gains on our Privateer Holdings debt facilities.

Interest expense

Interest expense in 2017 was $1.7 million compared to $1.0 million in 2016. Interest expense is related to loans from a third-party mortgage on Tilray Nanaimo and Privateer Holdings debt facilities.

Net loss and Adjusted EBITDA

	Year Ended December 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Net loss	$(7,883)	$(7,809)	$74	(1)%
Adjusted EBITDA	$(5,002)	$(5,506)	$(504)	10%

Net loss in 2017 was $7.8 million compared to $7.9 million in 2016. Adjusted EBITDA loss in 2017 was $5.5 million compared to $5.0 million in 2016. Net loss and Adjusted EBITDA remained relatively flat as the growth in gross profit was offset by the increase in operating expenses.

Liquidity and Capital Resources

Our primary need for liquidity is to fund working capital requirements, capital expenditures, debt service requirements and for general corporate purposes. Our primary source of liquidity historically has been from funds received from Privateer Holdings and senior secured debt financing. Our ability to fund operations, make planned capital expenditures and meet debt service requirements depends on future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors.

The following table sets forth the major components of our consolidated statements of cash flows for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
				(unaudited)
	(in thousands)
Net cash used in operating activities	$(7,654)	$(3,318)	$(6,003)	$(205)	$(1,725)
Net cash used in investing activities	(3,415)	(1,025)	(11,815)	(423)	(42,784)
Net cash provided by financing activities	11,660	10,919	12,235	1,084	53,910
Effect of foreign currency translation on cash	$(287)	$226	$375	$77	416

Increase (decrease) in cash and cash equivalents	$305	$6,802	$(5,208)	$533	$9,817

Cash and cash equivalents, beginning of year	$419	$729	$7,531	$7,531	$2,323
Cash and cash equivalents, ending of year	$723	$7,531	$2,323	$8,064	$12,140

Cash flows from operating activities

Net cash used in operating activities in the three months ended March 31, 2018 was $1.7 million compared to $0.2 million in the same period in 2017. Net loss in the three months ended March 31, 2018 was $5.2 million compared to $0.7 million in the same period in 2017. Other items included depreciation and amortization, which totaled $0.5 million in each period. The cash provided by operating activities related to changes in working capital was $1.6 million in the three months ended March 31, 2018 and cash used was $0.1 million in the same period in 2017. Other items included foreign currency loss, which totaled $1.1 million in the three months ended March 31, 2018 and foreign currency gain of $0.2 million in 2017.

Net cash used in operating activities was $6.0 million in 2017 compared to $3.3 million in 2016. Net loss in 2017 was $7.8 million compared to $7.9 million in 2016. Other items included depreciation and amortization, which totaled $1.9 million and $2.0 million in 2017 and 2016, respectively. The cash provided by operating activities related to changes in working capital was $0.3 million in 2017 compared to $1.7 million in 2016.

Cash flows from investing activities

Net cash used in investing activities was $42.8 million in the three months ended March 31, 2018 compared to $0.4 million in the same period in 2017. In the three months ended March 31, 2018, we invested $29.6 million into short-term investments from our Series A preferred financing and invested $12.9 million into our Canada and Portugal expansion projects.

Net cash used in investing activities was $11.8 million in 2017 compared to $1.0 million in 2016. The increase was primarily due to expansion projects in Canada and Portugal.

Cash flows from financing activities

Net cash provided by financing activities was $53.9 million in the three months ended March 31, 2018 compared to $1.1 million in the same period in 2017. Net proceeds from the Series A preferred financing was $52.6 million net of placement fees and we drew $1.5 million from Privateer Holdings debt facilities in the three months ended March 31, 2018.

Net cash provided by financing activities was $12.2 million in 2017 compared to $10.9 million in 2016. Our financing activities have primarily consisted of advances on the Privateer Holdings debt facilities and our third-party mortgage. In 2016, net proceeds of the mortgage were $6.5 million which included the extinguishment of the prior mortgage. In 2016 and 2017, we drew down $4.4 million and $12.4 million, respectively, from the Privateer Holdings debt facilities.

The table below sets out the cash, short-term investments, inventory and contractual obligations and commitments:

	Year Ended December 31,			As of March 31, 2018
	2015	2016	2017
				(unaudited)
	(in thousands)
Cash and cash equivalents	$723	$7,531	$2,323	$12,140
Short-term investments	–	–	–	$29,506
Inventory	$4,887	$4,103	$7,421	$7,537
Privateer Holdings debt facilities	$46,099	$20,126	$32,826	34,573
Current portion of long-term debt and long-term debt	$2,066	$8,576	$9,432	9,259

As of March 31, 2018, we had cash and cash equivalents of $12.1 million and $29.5 million in short-term investments, compared to cash and cash equivalents of $2.3 million and no short-term or long-term investments as of December 31, 2017. We raised C$69.2 million, or approximately $55.0 million, in aggregate gross proceeds in February and March 2018 in our Series A preferred stock financing. We believe that our existing cash will be sufficient to meet our working capital requirements for at least the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could utilize our available financial resources sooner than we currently expect. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

We manage our liquidity risk by preparing budgets and cash forecasts to ensure we have sufficient funds to meet obligations. In managing working capital, we may limit the amount of our cash needs by: selling inventory at wholesale rates, pursuing additional financing sources and managing the timing of capital expenditures. While we believe we have sufficient cash to meet working capital requirements in the short term, we may need additional sources of capital and/or financing, including the proceeds from this offering, to meet planned growth requirements and to fund construction activities at our cultivation and processing facilities.

As of March 31, 2018, our inventory balance was $7.5 million. As of March 31, 2018, our inventory quantities totaled 3,498 kilogram equivalents, which consisted of 2,019 kilograms of dried flower and 1,479 kilogram equivalents of cannabis extracts and extract-ready by-product.

As of December 31, 2017, our inventory balance was $7.4 million compared to $4.1 million as of December 31, 2016. As of December 31, 2017, our inventory quantities totaled 3,791 kilogram equivalents, which consisted of 1,961 kilograms of dried flower and 1,830 kilogram equivalents of cannabis extracts and extract-ready by-product. This compares to December 31, 2016, when our inventory quantities totaled 2,514 kilogram equivalents, comprised of 1,852 kilograms of dried flower and 662 kilogram equivalents of cannabis extracts and extract-ready by-product.

Contractual Obligations

Mortgage

In December 2016, we entered into a mortgage with a financial institution secured by our property at Tilray Nanaimo with Privateer Holdings as the guarantor. The mortgage is an interest payment only loan of C$12.0 million, or $8.9 million at the time, bearing annual interest at 11.5%, compounded and payable monthly, with an 18-month term, maturing in June 2018. The total amount was C$12.0 million, less deferred financing costs of C$0.5 million. The outstanding principal and accrued interest on the mortgages originated in 2014 were both fully repaid. The balance of the mortgage remained C$12.0 million, recorded as $9.3 million as of March 31, 2018.

Privateer Holdings Debt Facilities and Loans

Effective January 1, 2016, we entered into an agreement with Privateer Holdings for a demand revolving credit facility in an aggregate principal amount not to exceed $25.0 million. As at December 31, 2017, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As of March 31, 2018, $24.3 million remained outstanding against the facility.

Effective November 1, 2017, we entered into an agreement with Privateer Holdings for a demand revolving construction facility in an aggregate principal amount not to exceed $10.0 million to be used for the construction of our High Park Processing Facility in Enniskillen, Ontario, Canada. Beginning January 1, 2018, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As of March 31, 2018, $8.1 million remained outstanding against the facility.

As part of our strategic initiative to expand into additional geographic locations, Privateer Holdings provided us with initial working capital funding in the form of non-interest-bearing loans. The advances are repayable upon demand. As of March 31, 2018, our balance on the Privateer Holdings non-interest-bearing loan was $2.2 million compared to $1.7 million as of December 31, 2017. As of March 31, 2018, the total balance on our Privateer Holdings debt facilities was $34.6 million compared to $32.8 million as of December 31, 2017.

A summary of our consolidated contractual obligations as of December 31, 2017, based on foreign exchange rates at December 31, 2017, is as follows:

	Total (dollars in thousands)	Payments due by Period):
		< 1 Year	1-3 Years	4-5 Years	> 5 Years
Long-term debt	$9,432	$9,432	$–	$–	$–
Privateer Holdings debt facilities	32,826	32,826	–	–	–
Operating leases	254	193	61	–	–
Capital leases	4,439	772	1,544	1,544	579

Total	$46,951	$43,223	$1,605	$1,544	$579

A summary of our consolidated contractual obligations as of March 31, 2018, based on foreign exchange rates at March 31, 2018, is as follows:

	Total (dollars in thousands)	Payments due by Period (unaudited):
		< 1 Year*	1-3 Years	4-5 Years	> 5 Years
Current portion of long-term debt and long-term debt	$9,259	$9,259	$–	$–	$–
Privateer Holdings debt facilities	34,573	34,573	–	–	–
Operating leases	4,341	434	893	830	2,184
Capital leases	4,246	579	1,544	1,544	579

Total	$52,419	$44,845	$2,437	$2,374	$2,763

*	< 1 Year amounts are for the nine months ending December 31, 2018

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements for any of the periods presented.

Corporate Structure

We have nine wholly owned direct and indirect subsidiaries. Tilray Canada, Ltd. was formed on September 6, 2013 under the British Columbia Business Corporation Act, initially under the name Lafitte Ventures, Ltd., with a subsequent name change to Tilray Canada, Ltd. on May 4, 2017. Dorada Ventures, Ltd. was formed on October 18, 2013 under the British Columbia Business Corporation Act as a wholly owned subsidiary of Tilray Canada, Ltd. High Park Farms, Ltd. was formed on February 19, 2016 under the British Columbia Business Corporation Act, initially under the name Bouchard Ventures Ltd., with a subsequent name change to High Park Farms, Ltd. on February 8, 2018. Decatur was formed on March 8, 2016 as a Dutch private limited liability company (besloten vennootschap) and acquired 100% of the capital stock of Tilray Canada, Ltd. and High Park Farms, Ltd. by way of a contribution agreement with Privateer Holdings. Tilray Deutschland GmbH was formed on November 3, 2016 under the German Limited Liability Companies Act (GmbHG), initially under the name Pining Ventures GmbH, with a subsequent name change to Tilray Deutschland GmbH on June 9, 2017. Tilray Australia New Zealand Pty. Ltd. was formed on May 9, 2017 under the Australian Corporations Act 2001. Tilray Portugal Unipessoal, Lda. was formed on April 5, 2017 under Portugal’s Companies Code. Pardal Holdings Lda. was formed on April 24, 2017 under Portugal’s Companies Code as a majority-owned subsidiary of Tilray Portugal Unipessoal, Lda., with Decatur as the minority shareholder. High Park was formed on February 8, 2018 under the British Columbia Business Corporation Act. Each of Tilray Deutschland GmbH, Tilray Australia New Zealand Pty. Ltd., Tilray Portugal Unipessoal, Lda., and High Park was formed as a wholly owned subsidiary of Decatur Holdings BV.

The following chart illustrates, as of the date hereof, our corporate structure including details of the jurisdiction of formation of each subsidiary.

Related-Party Transactions

See the section titled “—Contractual Obligations” for details on the Privateer Holdings debt facilities. In addition, see the section titled “Interest of Management and Others in Material Transactions.”

We accrue management fees charged to us by Privateer Holdings for services performed. Personnel compensation fees are charged at cost plus a 3.0% markup, whereas other associated expenses are charged at cost. The interest on the management services fee accrues at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. Total Privateer Holdings management service fees in 2016 were $1.6 million compared to $4.3 million in 2017, and $0.6 million for the three months ended March 31, 2017 compared to $1.3 million for the same period in 2018.

Contingencies

In the normal course of business, we may receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on our consolidated financial statements.

Segment and Geographic Information

For segment and geographic information refer to Note 13 to our consolidated financial statements.

Critical Accounting Policies and Estimates

The critical accounting estimates, assumptions and judgments that we believe to have the most significant impact on our consolidated financial statements are described below.

Basis of presentation

The financial statements have been prepared in accordance with U.S. GAAP. To the extent relevant, the financial statements include expense allocations for certain corporate functions historically provided by Privateer Holdings. The assumptions underlying the financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by us during the periods presented.

Principles of Consolidation

The consolidated financial statements have been prepared reflecting our historical operations, which were operated as Decatur prior to an internal reorganization by Privateer Holdings under which Privateer Holdings contributed 100% ownership interest in Decatur to us in January 2018. The financial statements include the accounts of a number of entities wholly owned by us. All intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Key estimates in these financial statements include the allowance for doubtful accounts, inventory write-downs, capitalization of internally developed software costs, estimated useful lives of property, plant and equipment and intangible assets, valuation allowance of deferred income tax assets, expected usage rate on customer loyalty awards and fair value of stock options granted under Privateer Holdings stock-based compensation plan. We believe that the estimates, judgments and assumptions used to determine certain amounts that affect the financial statements are reasonable, based on information available at the time they are made. To the extent there are differences between these estimates and actual results, our consolidated financial statements may be materially affected.

Revenue Recognition

We recognize revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer, (iii) the sales price is fixed or determinable and (iv) collection is reasonably assured. Revenue is recognized net of sales incentives, after discounts and allowances for the assurance program and veterans coverage program.

Direct-to-patient sales to patients are recognized when the products are shipped to the customers. Bulk sales under wholesale agreements are recognized based on the shipping terms of the agreements. Export sales under pharmaceutical distribution and pharmacy supply agreements are recognized when products are delivered to the end customers or patients.

Customer loyalty awards are accounted for as a separate component of the sales transaction in which they are granted. A portion of the consideration received in a transaction that includes the issuance of an award is deferred until the awards are ultimately redeemed. The allocation of the consideration to the award is based on an evaluation of the award’s estimated fair value at the date of the transaction. The customer loyalty program was discontinued in September 2017 and all customer loyalty awards expired as at December 31, 2017.

Cost of Sales

Cost of sales represents costs directly related to manufacturing and distribution of our products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes. We recognize the cost of sales as the associated revenues are recognized.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress such as pre-harvested cannabis plants and by-products to be extracted. The costs of growing cannabis including but not limited to labor, utilities, nutrition and irrigation, are capitalized into inventory until the time of harvest.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Cost includes costs directly related to manufacturing and distribution of the products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and the depreciation of manufacturing equipment and production facilities determined at normal capacity. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes.

Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, we perform an assessment of inventory obsolescence and to measure inventory at the lower of cost or net realizable value. Factors considered in the determination of obsolescence include slow-moving or non-marketable items.

Property, Plant and Equipment

Construction in progress includes direct and indirect expenditures for the construction and expansion of our High Park Farms in Enniskillen, Ontario and is stated at its acquisition cost. Independent contractors perform substantially all of the construction and expansion efforts of our facility.

Construction in progress includes construction progress payments, deposits, engineering costs, borrowing costs for long-term construction projects and other costs directly related to the construction of the facilities. Expenditures are capitalized during the construction period and construction in progress is transferred to the relevant class of property, plant and equipment when the assets are available for use, at which point the depreciation of the asset commences.

Property, plant and equipment are recorded at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with the exception of land, which is not depreciated. Capital lease assets for which ownership is transferred at the end of the lease, or there is a bargain purchase option, are amortized over the useful life that would be assigned if the asset were owned.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized.

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Stock-Based Compensation

Original Stock Option Plan

Our employees participate in the Equity Incentive Plan of Privateer Holdings, or the Original Plan. The fair value of each award to employees is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions as of December 31, 2017: expected life of 5.53 years, risk-free interest rates of 2.01%; expected volatility of 56.32% and no dividends during the expected life. Expected volatility is based on historical volatilities of public companies operating in a similar industry to Privateer Holdings. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. 25% of the options cliff vest on the first anniversary of the grant date and the remainder vest ratably thereafter over a total of four years from the date of grant. The vested options expire, if not exercised, 10 years from the date of grant. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions for the three months ending March 31, 2018 were not significantly different than the assumptions as of December 31, 2017.

New Stock Option Plan

In February 2018, we adopted the Amended and Restated 2018 Equity Incentive Plan, or the New Plan. We reserved 6,711,621 Subordinate Voting Shares for issuance under the New Plan. As at March 31, 2018, there were no stock options, restricted stock units or restricted stock awards granted under the New Plan. Thus, no stock compensation expense under the New Plan has been recognized. The New Plan provides for the granting of stock options, restricted stock units and restricted stock awards to employees, directors, and consultants. Options granted under the New Plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted only to employees. Nonqualified stock options and restricted stock awards may be granted to our employees, directors and consultants.

Options under the New Plan may be outstanding for periods of up to 10 years following the grant date. Options and shares of common stock issued under the New Plan are determined by the Board of Directors and may not be issued at less than 100% of the fair value of the shares on the date of the grant provided that the exercise price of any option granted to a stockholder who owns greater than 10% of our outstanding capital stock cannot be less than 110% of the fair value of the shares on the date of grant. Fair value is based on the quoted price of the common stock or is determined by the Board of Directors if a quoted price is not available. Stock options will generally vest over a period of four years and expire, if not exercised, 10 years from the date of grant. Stock options granted to a stockholder that owns greater than 10% of our Shares expire, if not exercised, five years from the date of grant. Shares may be issued in exchange for services based on the fair value of the services or the fair value of the Shares at the time of grant, as determined by the Board of Directors.

Foreign Currency

These financial statements are presented in U.S. dollars, which is our reporting currency. Functional currencies for the entities in these financial statements are their respective local currencies, including the Canadian dollar, Australian dollar and the Euro.

The assets and liabilities of each entity are translated to U.S. dollars at the exchange rate in effect at the periods ended March 31, 2017 and 2018 and December 31, 2016 and 2017. Certain transactions affecting the stockholder’s equity (deficit) are translated at historical foreign exchange rates. The consolidated statements of net loss and comprehensive loss and statements of cash flows are translated to U.S. dollars applying the average foreign exchange rate in effect during the reporting period. The resulting translation adjustments are included in other comprehensive income.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency applying the foreign exchange rate in effect at balance sheet date. Revenues and expenses are translated using the average foreign exchange rate for the reporting period. Realized and unrealized foreign currency differences are recognized in the consolidated statement of net loss and comprehensive loss.

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Exchange Act, as modified by the JOBS Act, provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards applicable to public companies. We have elected to take advantage of this extended transition period and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our Shares held by non-affiliates (and we have been a public company for at least 12 months, and have filed one annual report on Form 10-K), or we issue more than $1.0 billion of non-convertible debt securities over a three-year period.

Quantitative and Qualitative Risks

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our debt facility and investment in marketable securities. Our current mortgage, which expires in June 2018, is at a fixed interest rate. We are currently in the process of refinancing the mortgage, which will be used to repay the mortgage at a more favorable interest rate. However, the new interest rate can fluctuate based on our credit risk and market conditions.

In February and March 2018, we sold shares of our Series A preferred stock for aggregate gross proceeds of C$69.2 million, or approximately $55.0 million. A portion of the proceeds is invested within the guidelines of our investment policy, which requires investments to be investment grade, with the primary objective of minimizing the potential risk of principal loss.

Foreign Currency Risk

Our consolidated financial statements are expressed in the U.S. dollar, but the majority of our net assets and liabilities are denominated in the Canadian dollar through our operations in Canada. As a result, we are exposed to foreign currency translation gains and losses. Revenue and expenses of all Canadian operations are translated into the U.S. dollar at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are recognized. Appreciating foreign currencies relative to the U.S. dollar, including the Canadian dollar, will adversely impact operating income and net earnings, while depreciating foreign currencies relative to the U.S. dollar will have positive impact. In addition, our obligations under our credit facilities with Privateer Holdings are denominated in U.S. dollars. A weakening of the Canadian dollar against the U.S. dollar would make it more difficult for us to meet our obligations under our credit facilities with Privateer Holdings. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

In February and March 2018, we sold shares of our Series A preferred stock for aggregate gross proceeds of C$69.2 million, or approximately $55.0 million. A portion of the proceeds is invested in U.S. dollars. A depreciating U.S. dollar relative to the Canadian dollar will negatively impact our cash position to fund Canadian operations, while an appreciating U.S. dollar relative to the Canadian dollar will have the opposite impact.

Recent Accounting Pronouncements

See Note 2 of our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

BUSINESS OF THE COMPANY

Our Vision

We are pioneering the future of medical cannabis research, cultivation, processing and distribution globally, and we intend to become a leader in the adult-use cannabis market in Canada.

We aspire to lead, legitimize and define the future of our industry by building the world’s most trusted cannabis company.

Our Beliefs

Our founders started our company because they believe that patients suffering from a diverse range of conditions should be able to access a safe and reliable supply of pure, precise and predictable cannabis products.

Our company is anchored around three core beliefs:

∎	Medical cannabis is a mainstream medicine consumed by mainstream patients. Similarly, we believe adult-use cannabis is a mainstream product consumed by mainstream consumers;

∎	We are witnessing a global paradigm shift with regard to cannabis, and as a result of this shift, the transformation of a multibillion dollar industry from a state of prohibition to a state of legalization; and

∎	As this transformation occurs, trusted global brands with multinational supply chains will win the market by earning the confidence of patients, doctors, governments and adult consumers around the world.

Our Company

We have supplied high-quality cannabis products to tens of thousands of patients in 10 countries spanning five continents through our subsidiaries in Australia, Canada and Germany and through agreements with established pharmaceutical distributors, and we produce medical cannabis in Canada and Europe.

We operate only in countries where cannabis is legal, by which we mean the activities in those countries are permitted under all applicable federal and state or provincial laws. We do not produce, process or distribute cannabis in the United States, where it remains a controlled substance under U.S. federal law despite being authorized for medical and adult use by many U.S. states.

We have been an early leader in the development of the global medical cannabis market. We were one of the first companies to be licensed by Health Canada to cultivate and sell medical cannabis in Canada, and also one of the first companies to become a licensed dealer of medical cannabis in Canada. These licenses allow us to produce and sell medical cannabis in Canada, to develop new and innovative cannabis products and to export medical cannabis products to other countries in accordance with applicable laws. The cannabis industry is expanding rapidly in Canada, with more than 100 other companies that are currently licensed, though only a few were licensed earlier than us, and there are hundreds more applications for licenses that are being processed by Health Canada. Our products have been made available in Argentina, Australia, Canada, Chile, Croatia, Cyprus, the Czech Republic, Germany, New Zealand and South Africa. While there are other Licensed Producers operating in multiple countries, including some licensed in Canada, and other non-cannabis companies expanding into the cannabis market internationally, we were the first company to legally export medical cannabis from North America to Africa, Australia, Europe and South America, and we were among the first companies to be licensed to cultivate and process medical cannabis in two countries, Canada and Portugal.

Our company is led by a team of visionary entrepreneurs, experienced operators and cannabis industry experts as well as PhD scientists, horticulturists and extraction specialists who apply the latest scientific knowledge and technology to deliver quality-controlled, rigorously tested cannabis products on a large scale. We have made significant investments to establish Tilray as a scientifically rigorous medical cannabis brand. Recognizing the opportunity associated with growing cannabis on a large scale, we have invested capital to develop innovative cultivation practices, proprietary product formulations and automated production processes. We have also invested in clinical trials and recruited a Medical Advisory Board comprised of highly accomplished researchers and physicians. We were the first cannabis company with a North American production facility to be GMP-certified in accordance with EMA standards. An internationally recognized standard, GMP certification is the primary quality standard that pharmaceutical manufacturers must meet in their production processes.

We believe our growth to date is a result of our global strategy, our multinational supply chain and distribution network and our methodical commitment to research, innovation, quality and operational excellence. We believe that recognized and trusted brands distributed through multinational supply chains will be best positioned to become global market leaders. Our strategy is to build these brands by consistently producing high-quality, differentiated products on a large scale.

We expect to have a competitive advantage in the Canadian adult-use market following the implementation of federal legislation for adult-use cannabis in Canada in October 2018. Based on the passed legislation, we believe our existing medical licenses under the ACMPR will grant us the ability to produce and sell cannabis for the adult-use market. To capitalize on this opportunity, we have secured the exclusive rights to produce and distribute a broad-based portfolio of certain adult-use brands and products in Canada. The brand licensing agreement includes the rights to recognized brands and proprietary formulations for a wide range of products. We are also developing new brands for the adult-use market in Canada that will be wholly owned by us, such as CANACA. We have not been granted exclusive rights by the Canadian government to produce or distribute any category of cannabis products.

We were originally formed as a subsidiary of Privateer Holdings, one of the first institutionally backed private investment firms to focus exclusively on the cannabis industry. Privateer Holdings’ portfolio of brands also includes Leafly, Marley Natural and Goodship. Following this offering, we expect that Privateer Holdings will own approximately 82% of our equity interest and 93% of the voting power in our Shares. In addition, our ongoing relationship with Privateer Holdings will continue to include the provision of certain management services, the licensing of many of our anticipated adult-use brands and products and certain debt obligations.

Our Industry

We believe we are witnessing a global paradigm shift transforming the multibillion dollar cannabis industry from a state of prohibition to a state of legalization, but the legal market is still in its early stages. Moreover, we expect the number of countries with legalized regimes to continue to increase, creating numerous and sizable opportunities for market participants, including us. According to the United Nations, the global cannabis market, including the illicit market, is estimated to be $150 billion annually, and approximately 3.8% of the adult population, or over 180 million people, are estimated to be cannabis users.

Global Medical Market

Although cannabis is still heavily regulated, medical use is now authorized at the national or federal level in 29 countries. The pace of regulatory change globally has been rapid, with more than 25 countries having introduced significant reforms to their cannabis-use laws to broaden the scope of permitted use since the beginning of 2015. Given many countries have only recently legalized medical cannabis and, in many cases, only within narrowly defined parameters, we expect significant growth of cannabis products within these countries as these parameters are broadened and adoption increases.

Canada

The Canadian medical cannabis industry has experienced extensive growth since 2014. According to data published by Health Canada, there were 7,914 patients registered to use cannabis in Canada under the Access to Cannabis for Medical Purposes, or the ACMPR, in June 2014, which had increased to 235,621 registered patients as of September 2017. Health Canada projects the Canadian medical cannabis market will reach 450,000 registered patients and C$1.3 billion in annual value by 2024.

European Union

With a population of more than 500 million, 14 times the population of Canada, and the largest regional economy in the world with a GDP 11 times the GDP of Canada, we expect the European Union to eventually become the largest medical cannabis market. This is expected to be driven by the availability of medical cannabis through government-subsidized health care systems. Currently, 11 of the 28 countries in the European Union have authorized medical cannabis use with an additional two countries, Denmark and Luxembourg, having authorized multi-year pilot programs in advance of permanent authorization. Some of these countries allow the import of only small quantities of cannabis for patient use, while others, such as the Czech Republic, Italy and the Netherlands, have developed regulations governing limited domestic cultivation for medical use. We expect the European market to grow as established medical programs are expanded, as adoption by physicians and patients increases and as more countries introduce medical programs. Prohibition Partners projects a €36 billion annual medical cannabis market in Europe based on a fully legal and regulated market.

We believe that Germany, which legalized medical cannabis in March 2017, presents the largest market opportunity in the European Union in the near term. While the German market is still in its early stages, its population, which is 2.2 times the population of Canada, GDP, which is 2.3 times the GDP of Canada, and regulatory framework, which enables insurance company coverage of medical cannabis claims for certain conditions, lead us to believe there is substantial market potential.

Prohibition Partners projects a €10 billion annual medical cannabis market in Germany based on a fully legal and regulated market.

Rest of World

While Canada and the European Union represent the largest near-term opportunities with regard to medical sales, many other countries around the world are also legalizing medical cannabis at a rapid pace. Australia, Argentina, Brazil, Colombia, Chile, New Zealand and South Africa are among countries that have legalized medical cannabis for certain accepted uses.

Adult Use

In October 2018, Canada will become the first major industrialized nation to legalize adult-use cannabis at the federal level. With legalization, we expect most illicit cannabis consumption to transition to the legal market. In the 2016 publication by Deloitte, Insights and Opportunities, Recreational Marijuana, the projected size of the Canadian adult-use market ranged from C$4.9 billion to C$8.7 billion annually. In the 2018 publication by Deloitte, A Society in Transition, an Industry Ready to Bloom, the projected size of the Canadian adult-use market ranged from C$1.8 billion to C$4.3 billion in 2019. We also expect a number of new entrants into the market following legalization.

Our Opportunity

We are approaching our industry from a long-term, global perspective and see opportunities to:

Build global brands that lead, legitimize and define the future of cannabis.    Historically, cannabis has been an unbranded product. As the legal cannabis industry emerges in more countries around the world, we see an opportunity to create a broad-based portfolio of differentiated professional brands that appeal to a diverse set of patients and consumers. We believe that we have the ability to develop dominant global brands and that as we develop these brands, we will expand the addressable market for our products. We believe our business has the potential to disrupt the pharmaceuticals, alcohol, tobacco and functional food and beverages industries because the emergence of the legal cannabis industry may result in a shift of discretionary income and/or a change in consumer preferences in favor of cannabis products versus their products. Recognizing the potential of this disruption, several companies in these sectors have already formed partnerships or made investments to gain exposure to the legal cannabis industry, including Sandoz Canada, Apotex Inc., Alliance One International, Inc., Constellation Brands, Inc. and Imperial Brands Plc. In addition, several alcohol companies have noted in regulatory filings that legal cannabis could have an adverse impact on their business, including Boston Beer Company, Molson Coors Brewing Company, and Craft Brew Alliance, Inc. We further believe that many patients rely on medical cannabis as a substitute to opioids and other narcotics, which has been validated by our annual patient study and peer-reviewed academic research which has demonstrated that the legalization of cannabis has coincided with a decline in the use of prescription drugs. Lastly, we believe that functional food and beverages, that is, products containing or enhanced with vitamins, caffeine, electrolytes, probiotics and other additives and ingredients, will see increased competition from products containing cannabinoids. For example, we believe that many consumers will choose cannabinoid-enhanced beverages in favor of sports drinks or energy drinks.

Develop innovative products and form factors that change the way the world consumes cannabis.    We believe the future of the cannabis industry lies primarily in non-combustible products that will offer patients and consumers alternatives to smoking. We see an opportunity to partner with established pharmaceutical, food, beverage and consumer product companies to develop new non-combustible form factors that will appeal to consumers who are not interested in smoking cannabis. By developing these products, we believe we will expand the addressable market for our products.

Expand the availability of pure, precise and predictable medical cannabis products for patients in need around the world.    Over the past four years we have seen significant increases in demand from patients and governments for pharmaceutical-grade cannabis products. We believe we are well-positioned to expand availability of these products to more patients in more countries as medical cannabis is increasingly recognized as a viable treatment option for patients suffering from a variety of diseases and conditions. Importantly, most European countries have required that all medical products sold be sourced from GMP-certified facilities. As such, GMP-certified producers, such as us, are well-positioned to establish market share in the European medical cannabis market. There are currently five GMP-certified Licensed Producers, including us.

Foster mainstream acceptance of the therapeutic potential of medical cannabis and cannabinoid-based medicines.    We see an opportunity to significantly expand the global market for medical cannabis products by conducting clinical research into the safety and efficacy of medical cannabis for a diverse range of conditions. By generating clinical data demonstrating the safety and efficacy of medical cannabis and cannabinoid-based medicines for various conditions, we see an opportunity to significantly expand and dominate the global medical cannabis market.

Our Strengths

We are a global pioneer with a multinational supply chain and distribution network.    In a fragmented industry, we believe we are one of the only cannabis companies to establish a global footprint. We were the first cannabis producer to export medical cannabis from North America and legally import cannabis into the European Union. We have licenses to cultivate cannabis in Canada and Portugal. Our products have been made available in 10 countries spanning five continents, which we believe is more than any other Licensed Producer. To distribute our medical products today and in the future, we have signed agreements or binding letters of intent with established pharmaceutical distributors and retailers including:

∎	Collaboration agreement with Sandoz Canada, a division of Novartis, to collaborate on the creation and sale of co-branded and co-developed non-combustible medical cannabis products. To date, we have not received any revenue or paid any fees under this agreement, but have begun co-branding activities.

∎	Supply agreement with Shoppers Drug Mart Inc., or Shoppers, Canada’s largest pharmacy chain with more than 1,200 pharmacies. We expect to supply Tilray products under this agreement following approval of Shoppers’ application to become a Licensed Producer.

∎	Binding letter of intent with Pharmasave Drugs (National) Ltd., or Pharmasave, one of Canada’s leading independent pharmacy chains with more than 650 pharmacies. We are currently negotiating definitive agreements, which we anticipate will allow us to supply Pharmasave stores with Tilray products contingent upon a change in laws that permits Canadian pharmacies to distribute medical cannabis to patients.

∎	Partnership agreement with Noweda, one of Germany’s largest pharmaceutical wholesalers, for Noweda’s purchase, storage and distribution of Tilray medical products of cannabis products to pharmacies in Germany. To date, we have supplied approximately 1,700 extract units of product to Noweda for fulfillment to pharmacies, which represents approximately $260,000 in revenue.

We have also signed agreements to supply adult-use cannabis to two provinces and two territories and a memorandum of understanding to supply one province when legalization is implemented in Canada. We expect to make the first shipments under these agreements on or around the effective date of adult-use legalization in Canada, and we intend to sign similar agreements to supply crown corporations and private entities in other provinces and territories later this year.

We have a scientifically rigorous medical cannabis brand approved by governments to supply patients and researchers on five continents.    Governments in 10 countries have issued

permits allowing our medical cannabis products to be imported for distribution to patients. We believe governments have approved the importation of our products in part because of our reputation for being a scientifically rigorous medical cannabis company known for delivering safe, high-quality products. We are committed to advancing scientific knowledge about the therapeutic potential of cannabis, as demonstrated by our success receiving federal authorizations to supply cannabinoid products to clinical trials in Australia and Canada and by recruiting a Medical Advisory Board comprised of highly accomplished researchers and physicians specializing in autism, epilepsy, cancer, dermatology and neuropathic pain.

We have secured the exclusive rights to produce and distribute a broad-based portfolio of certain adult-use brands and products to Canadian consumers when adult-use legalization is implemented.    The brand licensing agreement between a wholly owned subsidiary of ours and a wholly owned subsidiary of Privateer Holdings provides us with intellectual property that we believe will give us a competitive advantage when the adult-use market launches in Canada. The brand licensing agreement includes the rights to recognized brand names and proprietary product formulations for a wide range of products. We have not been granted exclusive rights by the Canadian government to produce or distribute any category of cannabis products.

We have a track record for pioneering research and innovation within our industry.    We believe our commitment to research and innovation at this early stage of our industry’s development differentiates us and gives us a competitive advantage. We have invested significant capital to develop innovative cultivation practices and facilities and proprietary product formulations. Our Licensed Dealer designation under the NCR gives us a competitive advantage because it allows us to access a global marketplace for product formulations and form factors that are currently not approved for sale under the ACMPR.

We have developed a rigorous, proprietary production process to ensure consistency and quality as we increase the scale of our operations globally.    We pride ourselves on consistently delivering high-quality products with precise chemical compositions. We were the first cannabis company with a North American production facility to be GMP-certified in accordance with EMA standards. We believe GMP certification provides regulators and health care providers in countries new to medical cannabis with confidence that our products are a safe, high-quality choice.

We have a highly experienced management team.    We believe our management team is one of the most knowledgeable and experienced in the cannabis industry. We recognize that our industry is in the early stages of its development and that we are taking a long-term, global view towards its development. Our management team has significant experience evaluating potential transactions, partnerships and other growth opportunities, and we pride ourselves on making investment decisions that we believe will allow us to grow our business over the long term.

Our Growth Strategy

We aspire to build the world’s most trusted global cannabis company through the following key strategies:

Expanding our production capacity in North America and Europe to meet current and expected long-term demand growth.    To capitalize on the market opportunity in Canada and globally, we are investing aggressively to expand our production capacity and to automate certain cultivation, processing and packaging processes to gain efficiencies as we increase the scale of our operations.

Partnering with established distributors and retailers.    As the industry evolves, we believe that the distribution of medical cannabis will increasingly mirror the distribution of other pharmaceutical products. Likewise, we believe the distribution of adult-use cannabis will increasingly mirror the distribution of other consumer packaged goods for adult use such as alcohol. In order to efficiently and rapidly increase our scale, we are partnering with established pharmaceutical distributors, pharmacy retailers and other organizations expected to become authorized adult-use retailers.

Developing a differentiated portfolio of brands and products to appeal to diverse sets of patients and consumers.    We have established Tilray as a global pioneer shaping the future of the medical cannabis industry by developing a portfolio of high-quality medical cannabis and cannabinoid-based products ranging from dried flower to capsules to oils to well-defined clinical preparations. We will continue to invest in a differentiated portfolio of brands and products to appeal to a wide variety of patients and consumers. We will prioritize the development of non-combustible products that offer an alternative to smoking, which we believe will account for the majority of products on the market over the long term.

Expanding the addressable medical market by investing in clinical research and winning the trust of regulators, researchers and physicians in countries new to medical cannabis.    We are expanding our addressable medical market by working collaboratively with regulators to implement safe access programs for patients. We provide clinical data to physicians and researchers on the safety and efficacy of medical cannabis in order to foster mainstream acceptance and enhance our reputation.

Maintaining a rigorous and relentless focus on operational excellence and product quality.    We have strategically invested ahead of our growth in our operations, including cultivation, manufacturing and multichannel distribution. In doing so, we have developed a quality management system that enables us to meet the requirements of regulatory agencies in the markets where we export products, while consistently delivering high-quality products. As we continue to grow, we have the opportunity to leverage these investments while maintaining the highest level of safety and quality.

Pioneering innovation within our industry.    We have filed three patents in the fields of cannabis processing technology, grinding technology, formulations and treatment methods. Currently, we have exclusive rights to at least 22 issued or pending patents, several of which allow for a process aimed at significantly shortening the drying and curing periods. We have also developed a number of innovative and proprietary programs designed to improve efficiency and overall product quality, and we are partnering with established pharmaceutical companies and distributors to create co-branded products. We believe our industry is ripe for innovation and that investments in innovation in partnership with established companies will differentiate us and position us to become a dominant leader in our industry over the long term. Our clinical strategy is designed to establish partnerships with leading research institutions to generate safety and efficacy data that can inform treatment decisions, lead to the development of new products, to position us to register medicines for market authorization and to enable us to obtain insurance reimbursement where feasible.

Our Brands and Products

Our brand and product strategy centers on developing a broad-based portfolio of differentiated cannabis brands and products designed to appeal to diverse sets of patients and consumers. These brands and products will be tailored to comply with all requirements we expect to accompany adult-use legalization, such as the inclusion of health warnings on labels and restrictions on marketing. Since 2010, members of our management team have been conducting research in more than a dozen countries by consulting third-party industry databases with market and consumer insights data available in various cannabis markets around the world, by commissioning proprietary third-party research and by licensing intellectual property from established cannabis brands. In particular, our data licensing agreement with Leafly gives us insight into which brands and products cannabis patients and consumers desire in Canada.

Our Medical Brand: Tilray

The Tilray brand is designed to target the global medical market by offering a wide range of high-quality medical cannabis and cannabinoid-based products. We offer our products to patients, physicians, pharmacies, governments, hospitals and researchers for commercial purposes, compassionate access and clinical research.

We believe patients choose Tilray because we are a scientifically rigorous brand known for producing pure, precise and predictable medical-grade products. We have successfully grown over 50 strains of cannabis and developed a wide variety of extract products and formulations. Our portfolio of medical cannabis products includes the following form factor platforms:

∎	Whole flower (available in 5 or 15 gram containers)

∎	Ground flower (available in 15 gram containers)

∎	Full-spectrum oil drops and capsules (oil drops are available in 25mL and 40mL sizes and capsules are available in 25, 40 or 50 unit packages)

∎	Purified oil drops and capsules (oil drops are available in 25mL and 40mL sizes and capsules are available in 25, 40 or 50 unit packages)

∎	Clinical compounds (packaging and quantities customized based on application)

Each form factor platform is divided into three different product categories that correspond with the particular chemical composition of each product based on the concentration of two active ingredients: THC and CBD. The categories are THC-Dominant, CBD-Dominant and THC and CBD Balanced.

Our product line focuses on active ingredients and standardized, well-defined preparation methods. We use formulations and delivery formats that are intended to allow for consistent and measured dosing, and we test all of our products for potency and purity. Each of our commercial products are developed with comprehensive analysis and thorough documentation, including stability profiles, certificates of analysis, monographs and drug master files. We follow detailed and rigorous documentation standards not only for our own internal purposes but also because this type of documentation is required by researchers, regulators, importers and distributors.

We take a scientific approach to our medical-use product development, which we believe gives us credibility and respect in the medical community. We produce products that are characterized by well-defined and reproducible cannabinoid and terpene, the fragrant oil, content, formulated for stable pharmacokinetic profiles, which are customizable in a variety of formulations and available in capsule or liquid forms. We continue to conduct extensive research and development activities as well as develop and promote new products for medical use. We are also currently working with established pharmaceutical companies, such as Sandoz Canada, a division of Novartis, to develop non-combustible, co-branded products for sale in pharmacies when regulations permit.

TILRAY®

CBD-dominant	THC-dominant	THC & CBD balanced

5 20
25 0
2.5 2.5
10 10

Full Spectrum Capsules

Clinical Products

1 25
2 100
5 20
25 0
10 10

Full Spectrum Oil

25
100
10 10

Purified Oil

15 0
18 0
20 0
23 0
10 10

Whole Flower*

15 0
16 0
17 0
18 0
19 0

Ground Flower*

*Whole Flower and Ground Flower potencies may vary

Our Adult-Use Brands

In anticipation of adult-use legalization in Canada, a wholly owned subsidiary of ours secured the exclusive rights from a wholly owned subsidiary of Privateer Holdings to produce and distribute a broad-based portfolio of certain adult-use brands and products in Canada. The brand licensing agreement includes the rights to recognized brands and proprietary product formulations for a wide range of products. In addition to licensing certain adult-use brands from a wholly owned subsidiary of Privateer Holdings, we are also developing new brands for the adult-use market in Canada that will be wholly owned by us, such as CANACA.

When proposed Canadian federal legislation and corresponding provincial legislation authorizing the adult use of cannabis is implemented, we intend to produce and distribute these brands and products to Canadian consumers through High Park, our wholly owned subsidiary formed to serve the pending adult-use market in Canada. The distribution and marketing of these brands and products would be in compliance with all requirements under federal and provincial legislation, including strict marketing regulations which may make it more difficult for us to develop our adult-use brands. Given the adoption of such legislation, we expect to see new entrants into the market. While it is currently proposed that existing holders of licenses relating to medical cannabis, including us, will be automatically licensed for the adult-use market, other individuals and corporations would be able to apply for such licenses. Further, all products we distribute into the Canadian adult-use market would need to comply with requirements under Canadian legislation, including with respect to product formats, product packaging, and marketing activities around such products. As such, our portfolio of brands and products would be specifically adapted, and our marketing activities carefully structured, to enable us to develop our brands in an effective and compliant manner. Additionally, edibles, concentrates and extract vaporizers are not anticipated to be permitted under Canadian adult-use regulations initially, but we anticipate that they will be allowed within 12 months of implementation of federal legalization.

Although the products and form factors that will be authorized under Canadian legislation are yet to be determined, we believe that the brands and products we plan to produce and distribute to Canada through High Park will give us a competitive advantage in the market.

These brands include:

Adult-Use Brands

Marley Natural® is priced to appeal to the mass premium segment. Marley Natural products include whole flower, pre-rolls, oil cartridges for vaporizers and cannabis-infused edibles.*

Irisa™ targets women, focusing on milled blends, pre-rolls and tinctures.

Goodship® is an edibles brand crafted from premium, all-natural ingredients. Goodship products include cannabis-infused cookies, mints, brownies and fruit chews.*

Grail™ targets the luxury segment with premium, craft products. Grail focuses on products derived from rare strains with exotic cannabinoid and terpene profiles.

Dutchy™ targets the more frequent, price-conscious consumer. Dutchy product formulations include whole flower, pre-rolls and oil cartridges for vaporizers.*

Headlight™ targets more experienced consumers, offering higher potency products including cannabis concentrates, waxes and oils.*

Wallops™ are cannabis-infused edible chews and hard candies with intense flavor profiles.*

Canaca™ celebrates Canadian roots and values with whole flower and pre-rolls.

*Edibles, vaporizer cartridges, and concentrates are not likely to be authorized for sale in Canada when the Cannabis Act first comes into force, but we anticipate that they will be authorized within one year.

Our Operations

We are building a multinational supply chain and distribution network in order to capitalize on the global medical cannabis market and the adult-use market in Canada.

∎	Tilray North America Campus—Nanaimo, British Columbia. Our global head office is located at our Tilray North America Campus in Nanaimo, British Columbia. We believe that Tilray Nanaimo is one of the world’s most sophisticated, technologically advanced licensed cannabis production facilities based on the amount of capital we have invested, the amount of data we have generated about how to grow cannabis well and the standard operating procedures we have created to ensure maximum yield and product quality. Tilray Nanaimo is a 60,000-square foot facility. It houses approximately 40,000 plants in 33 cultivation rooms, five manufacturing and processing rooms and three laboratories, including an advanced extraction laboratory, all of which allow us to produce more than 50 distinct cannabis strains and various cannabis extract products. The primary purpose of Tilray Nanaimo is to continue to serve the Canadian medical market and the global medical export market for the near term. Tilray Nanaimo is licensed by Health Canada and is GMP- certified by multiple EU recognized health regulators, or Competent Authorities. It also features a patient and physician service center that is open 24 hours a day, seven days a week. At this facility we complete each step of the production process including housing mother stock, cutting clones, cultivating pre-vegetative, negative and flowering plants; curing harvest plants; securing product in the vault; trimming product; extracting cannabinoids from harvested products; analyzing products in our lab; and packaging and shipping.

∎	Tilray Toronto Regional Office—Toronto, Ontario. Members of our senior leadership team are based in Toronto, along with our finance, sales and marketing staff.

∎	Tilray European Union Regional Office—Berlin, Germany. Our executive, finance, sales, marketing, operations and regulatory support staff for Europe are located in Germany.

∎	Tilray Australia and New Zealand Regional Office—Sydney, Australia. Our sales, marketing and operations team focused on Australia and New Zealand are based in Sydney. We have signed two government contracts with the largest states in Australia: New South Wales and Victoria to supply medical cannabis to children suffering from pediatric epilepsy. Our products are available in three major hospitals in Victoria, as well as other hospitals and pharmacies throughout Australia and New Zealand.

∎	Tilray European Union Campus—Cantanhede, Portugal. In July 2017, we were awarded a license by INFARMED to cultivate, import and export bulk medical cannabis at Tilray Portugal, and early next year we anticipate receiving approvals for our pending manufacturing license and GMP certification which will allow us to manufacture and export finished medical cannabis products. Tilray Portugal will serve as our primary supply source for patients in the European Union that have access to cannabis-derived products. Locating cultivation and manufacturing operations in the European Union results in easier and more cost-effective product shipping from one EU country to another. Although each EU member state has its own health and drugs regulatory body, these entities have ongoing cooperation mechanisms that promote similar, though not equal, treatment for medical cannabis, which we believe will facilitate cannabis product sales from Portugal into other EU countries.

We purchased 10 acres of land and are in the process of building a 109,000-square foot greenhouse, a 65,000-square foot outdoor grow plot and a 56,000-square foot processing facility on this property with an expected completion date in the third quarter of 2018. We are leasing 2,800 square feet of laboratory space in an adjacent biotechnology park, where we are currently cultivating cannabis plants for further propagation into the greenhouse. We expect our first harvest at Tilray Portugal to occur in fall 2018.

∎	High Park Farms—Enniskillen, Ontario. We are in the process of repurposing 13 acres of existing non-cannabis greenhouses on a 100-acre site in Enniskillen, Ontario, to serve as High Park Farms. We have a three-year lease with an option to extend for another three years. We also have a purchase option on the property, which is exercisable at any time during the term of the lease, including the renewal term. The construction of the initial greenhouse has been completed and the facility was licensed under the ACMPR on April 15, 2018. The facility is intended to primarily serve the Canadian adult-use market and we expect the first harvest to be completed before implementation of adult-use legalization in Canada. The maximum capacity for this parcel is a 20-acre greenhouse.

∎	High Park Processing Facility – London, Ontario. We entered into a 10-year lease in February 2018 for a 56,000-square foot processing facility in London, Ontario. We have two five-year extension options. We also have a purchase option on the property, which is exercisable in 2022 or 2027. This facility will handle all post-harvest production from cannabis harvested at the High Park Farms. We expect the High Park Processing Facility to be licensed and operational during the third quarter of 2018. We expect to produce a range of products at this facility once permitted under regulations, including edibles, beverages, capsules, vaporizer oils, tinctures, sprays, topicals, pre-rolls and dried flower products.

Total Global Production and Processing Capacity

Once we complete the initial development of the additional production facilities described above and have obtained the required amendments to our licenses as Licensed Producer to operate at those facilities, we believe that our total production space across all facilities worldwide will total approximately 912,000 square feet by the end of 2018. We believe that the maximum potential development of the parcels we currently own would be 3.8 million square feet. The table below summarizes our production and processing space upon completion of the initial development described above, as well as potential maximum development.

1 See the sections titled “Special Note Regarding Forward-Looking Statements and Industry Data” and “Risk Factors”

2 Initial development under construction

3 Pending regulatory approval

4 Does not include land yet to be purchased

Sales and Distribution

Pharmaceutical distribution and pharmacy supply agreements. We work with established pharmaceutical distributors and pharmacy suppliers to sell our products around the world.

∎	In Canada, we have entered into a definitive agreement to supply Shoppers, the largest pharmacy chain in Canada, with our cannabis products, pending approval of Shoppers’ application to become a Licensed Producer. We believe we are one of four Licensed Producers who have entered into supply agreements with Shoppers. We have also signed a binding letter of intent to be a preferred supplier of cannabis products to Pharmasave, one of the largest independent pharmacy chains in Canada. We believe we are one of only four Licensed Producers to enter into supply agreements with Pharmasave. Additionally, we have signed a collaboration agreement with Sandoz Canada, a division of Novartis, to market our non-combustible products to health care practitioners and pharmacists and to co-develop new cannabis products.

∎	In Germany, our products are distributed via multiple wholesalers, including Noweda, a cooperative comprised of approximately 9,000 pharmacists with a network of 16,000 pharmacies throughout Germany and one of the largest wholesalers of pharmaceutical products in Germany, to fulfill prescriptions of our medical cannabis products across Germany.

∎	Elsewhere around the world, we have agreements with distributors in Argentina, Australia, Chile, Croatia, Cyprus, the Czech Republic, New Zealand and South Africa, pursuant to which we are currently selling our products. We also have agreements in place with distributors in Brazil, Peru, Poland and Denmark though our products are not currently available in these countries.

Adult-use supply agreements.    In anticipation of adult-use legalization in Canada, we have negotiated agreements to supply certain provinces and territories with cannabis products. We anticipate signing additional agreements in other provinces as well.

∎	In Quebec, we have signed an agreement to supply Quebec’s Société des alcools du Quebec, or SAQ, with initially up to 5,000 kilograms of cannabis products per year for three years. We believe that we are one of only six Licensed Producers selected to supply SAQ.

∎	In the Yukon, we have signed a supply agreement to provide the Yukon Liquor Corporation, or the YLC, with up to 900 kilograms of cannabis products over three years. We believe that we are one of the only two suppliers that have announced a supply deal with the YLC.

∎	In the Northwest Territories, we have signed a supply agreement to provide the Northwest Territories Liquor Commission with up to 1,000 kilograms of cannabis products over three years.

∎	In Manitoba, we have signed a supply agreement with the Manitoba Liquor and Lotteries Corporation to supply them with a diverse array of cannabis products over 12 months.

∎	In British Columbia, we signed a memorandum of understanding with the BC Liquor Distribution Branch to supply British Columbia with a diverse array of cannabis products.

∎	We expect to announce additional supply agreements with crown corporations or private entities in Alberta and Ontario, as well as provinces in Atlantic Canada.

Direct-to-patient.    In Canada, ACMPR-registered medical cannabis patients order from us primarily through our e-commerce platform or over the phone. In Canada, medical cannabis is and will continue to be delivered by secured courier or other methods permitted by the ACMPR. The DTP channel accounts for the majority of our medical sales.

Direct-to-consumer.    We anticipate DTC will also be an component of our adult-use sales that are not made under supply agreements with crown corporations and private retailers, to the extent permitted by applicable provincial legislation to be adopted governing the distribution of adult-use cannabis.

Wholesale.    In Canada, we are also authorized under the ACMPR to wholesale bulk dried cannabis flower and bulk formulated and unformulated oil to other Licensed Producers under the ACMPR. The wholesale sales and distribution channel requires minimal selling, general, administrative and fulfillment costs. We believe there is the potential to wholesale finished, packaged products to other Licensed Producers, and we intend to pursue this sales channel as a part of our adult-use and medical-use growth strategies in Canada.

Our Commitment to Research and Innovation

We believe that our strength as a medical brand is rooted in our commitment to research and development. Our research and development program focuses on developing innovative products, including novel delivery systems and precisely formulated cannabinoid products, and on the creation and improvement of methods, processes and technologies that allow us to efficiently manufacture such products on a large scale.

Patents and proprietary programs.    Our commitment to innovation is a core tenet. We have filed three pending patents in the fields of cannabis processing technology, cannabis grinding technology, cannabis formulations and treatment methods. We have exclusive rights to at least 20 issued or pending patents, several of which allow for a process aimed at significantly shortening the drying and curing periods. These patents are owned by EnWave Corporation, or EnWave; as licensee, we hold the exclusive, sublicensable right to use the technology embodied by these patents to manufacture cannabis products within Canada and Portugal, provided that certain royalty requirements are met, as well as the nonexclusive right to market and sell such products worldwide. Of the EnWave patents directed to significantly shortening the cannabis drying and curing periods, the earliest expiration date is June 3, 2019. The other patents directed to either drying or dehydrating biological materials expire from approximately January 2027 to December 2032. We do not expect the expiration of one EnWave patent in 2019 to have a material effect on our current or future financial position nor to impact our future operations.

To retain exclusivity, we will also pay EnWave a minimum annual royalty rate during the term of the agreement. The minimum annual royalty is based on the amount of full microwave rated power of any EnWave equipment delivered to us. Under the terms of the license agreement, the royalty rate payable to EnWave is less than one percent.

We have developed a number of innovative and proprietary programs designed to improve efficiency and overall product quality, including: a micro-propagation program that allows for the mass production of disease-free cannabis plants; methods and formulations to improve cannabinoid bioavailability and stability; preservation methods that allow for improved smell, texture and flavor of cannabis products; an integrated pest management system; proprietary plant trimming machines to minimize manufacturing waste and software improvements to optimize manufacturing, inventory and distribution processes.

Trademarks and trade dress.    We invest heavily in our growing trademark portfolio and hold 19 trademark registrations in a variety of countries, including Canada, the United States, the European Union, Australia, Israel and several countries in South America and Asia. In addition, as a result of our wholly owned subsidiary’s brand licensing agreement with a wholly owned subsidiary of Privateer Holdings, we have exclusive access in Canada to a number of strong marks, both registered and applied-for, including Marley Natural and Goodship.

Clinical trials.    Participation in clinical trials is a differentiating element of our research and development program. We believe that the development of scientific data surrounding medical cannabis will increase mainstream acceptance within the medical community. As such, we have developed techniques that achieve clinical grade isolates in order to facilitate participation in clinical trials conducted by select research partners. Our participation in clinical studies includes supplying the study drug as well as regulatory documentation for the study drug and providing assistance in designing the protocol and determining the formulation of the study drug. In some cases, we provide funding for the study itself and/or pharmacokinetic data on the specific study drug. Although some trials, such as the chemotherapy-induced nausea and vomiting, or CINV, trial described below, are undertaken with an aim toward market authorization, most of the trials we participate in serve to generate early phase data that can be used to support patent filings, basic prescribing data for physicians and signals of efficacy to narrow our focus for future investigational drug products. We leverage our research by educating physicians about the unique benefits of cannabis in various treatments, which we believe helps to promote the Tilray brand as the most trusted brand in the industry and increases physical referrals. Our Medical Advisory Board, consisting of experts in a variety of areas, participates in the clinical trial selection process and provides us with additional credibility as a clinical trial participant.

Clinical trials are typically conducted in phases, with Phase I confirming the safety of the drug, Phase II further analyzing the drug’s efficacy and Phase III comparing the new drug against the standard treatment for the disease being studied. Below is a list of the clinical trials with which we are currently involved. In addition, we are currently awaiting regulatory approval for the initiation of an additional clinical trial targeting glioblastoma.

Regulatory Environment

Canadian Medical Use

Medical cannabis in Canada is regulated by the federal government under the ACMPR, which was adopted in 2016, superseding earlier regulations that were adopted in 2013. Under the ACMPR, individuals with a valid medical authorization may, among other things, purchase cannabis from a Licensed Producer such as us. Licensed Producers are required to obtain and maintain a license from

Health Canada for the cultivation and sale of cannabis and comply with the production, security, recordkeeping, reporting and other requirements of the ACMPR.

In addition to the ACMPR, the NCR was also enacted under the Controlled Drugs and Substances Act, or the CDSA. Within these regulations are the processes, descriptions and limitations relating to the licensing of dealers pursuant to the CDSA. As a dealer licensed pursuant to the CDSA, or a Licensed Dealer, we are authorized to engage in additional activities that involve a narcotic, which currently includes cannabis, and are beyond the scope of the ACMPR. For example, the ACMPR allows for importation and exportation of limited forms (e.g. dried cannabis, seeds and plants), while a Licensed Dealer is able to import and export a wider variety of forms (e.g. concentrates, oils and other forms of extracts).

Canadian Adult-Use

In June 2018, the government of Canada passed the Cannabis Act. The following are the highlights of the legislation:

∎	Allows individuals over the age of 18 to purchase, possess and cultivate limited amounts of cannabis for recreational purposes. Each province will also be permitted to adopt its own laws governing the distribution, sale and consumption of cannabis and cannabis accessory products, such as vaporizers, within the province, and those laws may set lower maximum permitted quantities for individuals and higher age requirements.

∎	Existing licenses issued to Licensed Producers for medical cannabis production and sale under the ACMPR are deemed a license issued under the Cannabis Act. This will provide existing Licensed Producers with a significant advantage in entering the Canadian adult-use market upon legalization.

∎	Promotion, packaging and labelling of cannabis is expected to be strictly regulated. For example, promotion is largely restricted to the place of sale, and promotions that appeal to underage individuals are prohibited.

∎	Dried cannabis and oils are permitted for retail sale. Currently edibles, concentrates and extract vaporizers will not be permitted for retail sale, although the government of Canada has indicated that they will be permitted no later than 12 months after the legislation comes into force.

∎	Export is restricted to medical cannabis, cannabis for scientific purposes and industrial hemp.

It is expected that the Cannabis Act will become effective in October 2018.

Provincial and territorial governments have announced plans for the distribution and retail of adult-use cannabis and are working to ensure these respective systems are in place by the time federal legalization is implemented, which, based on the current timeline, we expect to be in October 2018. The retail-distribution models vary nationwide: Ontario, Quebec, New Brunswick, Nova Scotia and Prince Edward Island have adopted a government-run model for retail and distribution; British Columbia, Alberta, Manitoba and Newfoundland have adopted a hybrid model with some aspects, including stores, distribution and online retail being government-run while allowing for private retail; Saskatchewan has announced a fully private system; and the three northern territories of Yukon, Northwest Territories and Nunavut have adopted a model that mirrors their government-run liquor distribution model.

All provinces and territories are actively working to secure supply agreements from existing Licensed Producers for their respective markets. Quebec, Manitoba, New Brunswick, Newfoundland, Prince Edward Island and the Yukon have already announced letters of intent or agreements with certain Licensed Producers. We expect that the other provinces and territories will be seeking proposals. We expect the DTC mail order system to be a critical component of the adult-use market, to the extent permitted under the provincial laws governing distribution that are adopted.

European Union Medical Use

While each country in the European Union has its own laws and regulations, there are many commonalities in how the medical cannabis markets for EU countries are developing. For example, in order to ensure quality and safe products for patients, many EU countries only permit the import and sale of medical cannabis when the manufacturer can demonstrate certification by a Competent Authority of compliance with GMP standards. The European Union requires adherence to GMP standards for the manufacture of active substances and medicinal products, including cannabis products. Under the system for certification of GMP adopted in the European Union, a Competent Authority of any EU member state may conduct an inspection at a drug manufacturing site and, if satisfied that the GMP standards are met, issue a certificate of GMP compliance to the manufacturer for specified elements of the manufacturing process being carried on at that site. Each country in the European Union will generally recognize a GMP certificate issued by any Competent Authority within the European Union as evidence of compliance with GMP standards. Certificates of GMP compliance issued by a Competent Authority in another country outside of the European Union will also be recognized if that country has a mutual recognition agreement with the European Union.

Competitive Conditions

As of May 25, 2018, 105 licenses were issued by Health Canada. To our knowledge, only a limited number of licenses are issued by Health Canada on a monthly basis, although Health Canada has recently streamlined its license review process and accelerated its rate of approvals in anticipation of the implementation of adult-use legalization. Health Canada licenses are limited to individual properties and are for specified maximum production levels. As such, if a Licensed Producer has reached its maximum authorized production level at its licensed site or seeks to commence production at a new site, it must apply to Health Canada for a new license.

As the demand for medical cannabis increases and the application backlog with Health Canada is processed, we believe that new competitors will enter the market. The principal competitive factors on which we compete with other Licensed Producers are the quality and variety of cannabis products, brand recognition and physician familiarity.

Given the adoption of legislation legalizing the adult-use of cannabis in Canada, we expect to see new entrants into the market. While it is currently proposed that existing holders of licenses related to medical cannabis, including us, will be automatically licensed for the adult-use market, other individuals and corporations would be able to apply for such licenses.

Employees

As of June 4, 2018, we employed 330 total employees, 313 of which are full-time employees, and engaged contractors located in Canada, Germany, Portugal, Ireland, the United States, Australia and the Czech Republic, including 224 employees in research, product development, engineering and operations and logistics, 57 employees in general and administrative and 49 employees in sales and marketing. We consider relations with our employees to be good and have never experienced a work stoppage. With the exception of certain of our employees in Portugal, none of our employees are represented by a labor union or subject to a collective bargaining agreement. In Portugal, some of our employees are subject to a government-mandated collective bargaining agreement, which grants affected employees certain additional benefits beyond those required by the local labor code.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, results of operations or prospects.

THE BOARD OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding our current executive officers and directors as of March 31, 2018:

Name	Age	Position(s)
Brendan Kennedy	45	President, Chief Executive Officer and Director
Edward Wood Pastorius, Jr.	50	Chief Revenue Officer
Mark Castaneda	53	Chief Financial Officer, Secretary and Treasurer
Michael Auerbach	42	Director
Rebekah Dopp	41	Director
Maryscott Greenwood	52	Director
Christine St.Clare	67	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Brendan Kennedy has served as our President and Chief Executive Officer and member of our board of directors since January 2018 and has served as the Chief Executive Officer and member of the board of directors of our subsidiary, Tilray Canada Ltd., since 2013. Mr. Kennedy also serves as the Executive Chairman and member of the board of directors of Privateer Holdings, a private investment firm focused exclusively on the cannabis industry, since he founded it in October 2011. Mr. Kennedy served as Chief Executive Officer of Privateer Holdings from its founding until June 2018. Prior to founding Privateer Holdings, Mr. Kennedy served as the Chief Operating Officer of Silicon Valley Bank Analytics from 2010 to 2011 and Managing Director from 2006 to 2010. Mr. Kennedy holds a BA from the University of California, Berkeley, an MS in Engineering from the University of Washington and an MBA from the Yale School of Management. We believe Mr. Kennedy is qualified to serve on our board of directors due to his role as a founder of our company, his deep knowledge of our company and his extensive background in our industry.

Edward Wood Pastorius, Jr. has served as our Chief Revenue Officer since March 2018, and has served as the President, North America of our subsidiary, Tilray Canada Ltd., since November 2016. In October 2009, Mr. Pastorius joined mywedding.com as President and Chief Executive Officer after its acquisition by Viridian Investment Partners where he was an Executive in Residence starting in December 2008, and then led and managed mywedding.com’s sale to the Meredith Corporation in November 2014, and continued to lead the company through its transition until June 2016. From 2005 through 2008, Mr. Pastorius was Chief Executive Officer at HEALTHeCAREERS Network, and was Chief Information Officer of the parent, OnTargetjobs, from 2005 through early 2007. Early in his career, Mr. Pastorius held executive positions, including: President and Chief Operating Officer at Infotrieve from 2003 to 2006; Chief Information Officer and Executive Vice President of Operations for the Gale Group, a Thomson Corporation company, from 1998 to 2003; and General Manager of First Data Screening Services, a First Data Corporation company from 1995 to 1998. Mr. Pastorius holds a BA from Colorado State University and an MBA from the New York Institute of Technology–Old Westbury.

Mark Castaneda has served as our Chief Financial Officer, Secretary and Treasurer since March 2018. Mr. Castaneda previously served as the Chief Financial Officer and Assistant Treasurer of Primo Water Corporation, a publicly traded water marketing and distribution company, from March 2008 to January 2018. From October 2007 to March 2008, Mr. Castaneda served as the Chief Financial Officer for Tecta America, Inc., a private national roofing contractor, and from October 2004 to August 2006, he served as Chief Financial Officer for Pike Electric Corporation, a publicly-traded energy solutions provider, where he helped lead its initial public offering in July 2005. Mr. Castaneda also served as the Chief Financial Officer of Blue Rhino Corporation from November 1997 to October 2004 and as a member of the board of directors of Blue Rhino Corporation from September 1998 to April 2004. Mr. Castaneda helped lead Blue Rhino’s initial public offering in May 1998. Mr. Castaneda began his career with Deloitte & Touche in 1988 and is a certified public accountant. Mr. Castaneda has served on the Audit Committee of Ranir Global Holdings, LLC since August 2016. Mr. Castaneda holds a BS in Accountancy and a Masters, Taxation from DePaul University.

Non-Employee Directors

Michael Auerbach has served as a member of our board of directors since February 2018. He has served on the board of directors of Privateer Holdings since January 2014. Mr. Auerbach has served as Senior Vice President at the Albright Stonebridge Group, a commercial diplomacy and global strategy group, since July of 2012. Mr. Auerbach previously served as the Vice President, Social Risk Consulting at Control Risks Group Limited from September 2009 to July 2012. Mr. Auerbach also served as the Associate Director, Prospects for Peace Initiative at The Century Foundation and Center for American Progress from August 2005 to July 2007. Additionally, Mr. Auerbach served as a term member at the Council on Foreign Relations from 2011 to 2016 and as a national security fellow at the Truman National Security Project since 2005. Mr. Auerbach holds an MS in International Relations from Columbia University and a BA in Critical Theory and Post-Colonial Studies from the New School for Social Research. We believe Mr. Auerbach is qualified to serve on our board of directors due to his extensive knowledge of our company and industry.

Rebekah Dopp has served as a member of our board of directors since May 2018. Ms. Dopp has served in multiple roles at Google, Inc. since 2016 and currently serves as Principal, News & Local Media—Global Partnerships. She previously served as Senior Vice President, Advanced Digital Services for CBS Corporation from 2014 to 2016 and in several leadership positions at HBO from 2001 to 2014. Ms. Dopp holds a BA in Business Administration with a concentration in finance from The College of William and Mary and completed the Cable Management program at Harvard Business School. We believe Ms. Dopp is qualified to serve on our board of directors due to her extensive business experience and knowledge.

Maryscott Greenwood has served as a member of our board of directors since May 2018. She has served as the Chief Executive Officer of the Canadian American Business Council since May 2002 and as a principal at Dentons since July 2015. She previously served as the Senior Managing Director at McKenna, Long & Aldridge LLP from April 2001 to June 2015. Ms. Greenwood holds a BA in Political Science from the University of Vermont. We believe Ms. Greenwood is qualified to serve on our board of directors due to her background in government and policy and her extensive regulatory knowledge.

Christine St.Clare has served as a member of our board of directors since June 2018. Ms. St.Clare has served as the President of St.Clare Advisors, LLC since January 2012, which she founded. Ms. St.Clare completed a 35-year career with KPMG in 2010, during which time she served in various capacities, including as an Audit Partner from 1986 until 2005, as an Advisory Partner in Internal Audit, Risk and Compliance from 2005 until 2010, and as a member of KPMG’s board of directors for four years, chairing the Audit and Finance Committee. Ms. St.Clare currently serves on the boards of directors of Fibrocell Science, Inc. and AquaBounty Technologies, Inc., and chairs the Audit Committees for both companies. Ms. St.Clare holds a BS in Accounting from California State University, Long Beach, and attended Executive Education courses at The Wharton School of the University of Pennsylvania. We believe Ms. St.Clare is qualified to serve on our board of directors due to her extensive accounting and finance knowledge and experience.

Director Independence

The Company has taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management of the Company. See “—Controlled Company Exception”.

Board Mandate

The Board operates under the Board of Directors Terms of Reference set out at Appendix A hereto.

Family Relationships

There are no family relationships among any of the directors or executive officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which currently consists of five members.

Upon completion of this offering, our directors will be divided among three classes with staggered three-year terms as follows:

∎	Class 1, whose members will be Mr. Auerbach and Ms. Dopp. The terms of the Class 1 directors will expire at our 2019 annual meeting of stockholders;

∎	Class 2, whose members will be Ms. Greenwood and Ms. St.Clare. The terms of the Class 2 directors will expire at our 2020 annual meeting of stockholders; and

∎	Class 3, whose member will be Mr. Kennedy. The term of the Class 3 director will expire at our 2021 annual meeting of stockholders.

Controlled Company Exception

After the completion of this offering, Privateer Holdings will continue to beneficially own shares representing more than 50% of the voting power of our capital stock eligible to vote in the election of directors. As a result, we will be a “controlled company” within the meaning of the listing rules of the Nasdaq Global Select Market. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) that its board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) for an annual performance evaluation of the nominating and corporate governance and compensation committees. For at least some period following this offering, we intend to utilize these exemptions because our board has not yet made a determination with respect to the independence of any directors other than Mr. Kennedy, who is not independent due to his employment as our President and Chief Executive Officer. In the future, we expect that our board will make a determination as to whether other directors, including directors associated with Privateer Holdings, are independent for purposes of the corporate governance standards described above.

As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Subordinate Voting Shares continue to be listed on the Nasdaq Global Select Market, we will be required to comply with these standards and, depending on the board’s independence determination with respect to our then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.

Committees of the Board of Directors

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the closing of this offering, the charters for each of these committees will be available on our website at www.tilray.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The composition of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations.

Audit Committee

Audit Committee Mandate

Our board of directors has established an audit committee and will adopt a charter for the audit committee. Upon completion of the Offering, we will be an “SEC issuer” within the meaning of NI 52-107 and will be required to comply with the listing rules of the Nasdaq with respect to our audit committee, including with respect to any composition and independence requirements. For a description of our audit committee, see the section entitled “The Board of Directors and Management – Board Committees – Audit Committee”.

The following table presents, by category, the fees paid to Deloitte LLP as external auditor of, and for other services provided to, Tilray for the periods indicated (dollars in thousands):

Category of Fees	Year Ended December 31, 2016		Year Ended December 31, 2017
Audit fees(1)	$	Nil		$243
Audit-related fees(2)	$	Nil	$	Nil
Tax fees(3)	$	Nil	$	Nil
All other fees	$	Nil	$	Nil

Notes:

(1)	“Audit fees” relate to the audit of the Company’s consolidated financial statements and procedures performed in connection with the Offering.
(2)	“Audit-related fees” relate to assurance services that are typically performed by the independent public accountant (e.g. employee benefit plan audits, internal control reviews, audits of certain non-recurring transactions, and statutory audits).
(3)	“Tax fees” relate to certain tax advisory services provided to the Company.

Our audit committee will consist of Ms. Dopp, Ms. Greenwood and Ms. St.Clare. Our board of directors has determined each member of our audit committee to be independent under the listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, or the Exchange, and “independent” and “financially literate” within the meaning of National Instrument 52-110 – Audit Committees (“NI 52-110”). The chairperson of our audit committee will be Ms. St.Clare. Our board of directors has determined that Ms. St.Clare is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee has the requisite financial expertise required under the applicable requirements of Nasdaq.

In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

∎	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

∎	helping to ensure the independence and performance of the independent registered public accounting firm;

∎	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

∎	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

∎	reviewing our policies on risk assessment and risk management;

∎	reviewing related-party transactions;

∎	obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

∎	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee will consist of Mr. Auerbach, Ms. Dopp and Ms. Greenwood. Our board of directors has determined each of Mr. Auerbach, Ms. Dopp and Ms. Greenwood to be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of our compensation committee will be Mr. Auerbach. As a controlled company, we intend to rely upon the exemption for the requirement that we have a compensation committee comprised entirely of independent directors.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

∎	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

∎	reviewing and recommending to our board of directors the compensation of our directors;

∎	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

∎	administering our stock and equity incentive plans;

∎	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

∎	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

∎	reviewing and establishing general policies relating to compensation and benefits of our employees; and

∎	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Mr. Auerbach, Ms. St.Clare and Ms. Greenwood. Our board of directors has determined each of Mr. Auerbach, Ms. St.Clare and Ms. Greenwood to be independent under the listing standards. The chairperson of our nominating and corporate governance committee will be Mr. Auerbach. As a controlled company, we intend to rely upon the exemption for the requirement that we have a nominating and corporate governance committee comprised entirely of independent directors.

Specific responsibilities of our nominating and corporate governance committee include:

∎	reviewing periodically and evaluating director performance on our board of directors and its applicable committees and recommending to our board of directors and management areas for improvement;

∎	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

∎	reviewing developments in corporate governance practices;

∎	overseeing and reviewing our processes and procedures to provide information to our board of directors and its committees;

∎	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

∎	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Code of Business Conduct and Ethics

We will adopt a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the closing of this offering, the Code of Business Conduct and Ethics will be available on our website at www.tilray.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an officer or employee of our company. None of our executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our compensation committee.

2017 Non-Employee Director Compensation

We were formed in January 2018. No obligations with respect to compensation for our directors were accrued or paid during fiscal year 2017. Prior to our incorporation in January 2018, we operated our business under Decatur. There were no non-employee directors on the board of directors of Decatur during fiscal year 2017.

Non-Employee Director Compensation Policy

Our non-employee directors are entitled to receive compensation for his or her service consisting of annual cash retainers and equity awards as described below. Our Board of Directors may revise the policy as it deems necessary or appropriate.

Cash Compensation.    All non-employee directors are entitled to receive the following annual cash compensation:

Board of Directors	$35,000
Chair of committee:
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000
Committee member:
Audit	$7,500
Compensation	$5,000
Nominating and Corporate Governance	$4,000

Equity Compensation.    All non-employee directors are entitled to receive an annual restricted stock unit grant for 35,000 of our Subordinate Voting Shares, vesting on a four-year vesting schedule, under which 25% of the shares vest after twelve months of service and the remaining shares vest quarterly thereafter.

Medical Advisory Board

Dr. Catherine Jacobson is a member of our medical advisory board and our Director of Clinical Research, where she identifies opportunities for partnerships that fulfill our goal of advancing knowledge of cannabinoid science by partnering with physicians and medical institutions to generate data that will inform best treatment practices. Prior to joining us, Dr. Jacobson led a venture philanthropic fund addressing the lack of adequate drugs and devices to treat pediatric epilepsy. As a post-doctoral fellow at the University of California, San Francisco, she established GW Pharmaceutical’s Expanded Access Investigational New Drug Application (IND) for Epidiolex for the treatment of children with severe medically refractory epilepsy. She also served as a post-doctoral fellow at Stanford University, where she conducted the first published account of the parental use of cannabis to treat severe pediatric epilepsy. She holds a PhD from the Oregon Health and Science University School of Medicine.

Orrin Devinsky, MD, Chairman of our medical advisory board, is Director of the Comprehensive Epilepsy Center at the NYU Langone Medical Center. His research interests include the use of cannabinoids and other medications to treat a variety of epilepsy syndromes. He has served on the Board of Directors of the American Epilepsy Society, the Epilepsy Foundation and the Epilepsy Therapy Project, as well as the Scientific Advisory Boards of numerous disease organization. Dr. Devinsky has been an invited speaker at international epilepsy and neurology conferences for more than 20 years, and has authored over 400 peer-reviewed scientific articles and 20 books and monographs. He holds a medical degree from Harvard Medical School.

Praveen Anand, MD, is a member of our medical advisory board and Head of the Centre for Clinical Translation and Professor of Clinical Neurology at Imperial College London. His research focuses on pathophysiological and molecular mechanisms in the human sensory neuropathies and chronic pain syndromes. As Head of the Centre for Clinical Translation, he oversees the research and development of novel therapies for neurological diseases. Dr. Anand has worked extensively with pharmaceutical companies enabling translational research that has guided the recent success of 3 novel drugs from the laboratory to Phase II trials for chronic neuropathic pain, and one for chronic itch.

He has published over 200 peer-reviewed articles in journals including Nature, Nature Medicine, Nature Genetics, Science and The Lancet. He completed his medical education at the University of Oxford and the University of Cambridge, and completed post-graduate training at the Hammersmith Hospital and the National Hospital for Neurology and Neurosurgery, Queen Square, London.

Abraham Chachoua, MD, is a member of our medical advisory board and Associate Director of Cancer Services at the NYU Langone Perlmutter Cancer Center and the Jay and Isabel Fine Professor of Oncology at the NYU Langone Department of Medicine. He specializes in the treatment of cancers that affect the lungs and chest. He has been involved in a number of clinical trials for the treatment of non small cell lung cancer. Dr. Chachoua has a particular interest in the study of novel targeted therapies, earlier intervention in disease and integrates multiple modalities for the treatment of locally advanced lung cancer. He completed his medical degree at Monash University.

Elizabeth K. Hale, MD, is a member of our medical advisory board and Clinical Associate Professor of Dermatology at NYU Langone Medical Center and the co-Founder of CompleteSkinMD in New York City. She specializes in laser surgery and cosmetic dermatology. Dr. Hale has extensive experience in the field of skin cancer and is a senior vice president of the Skin Cancer Foundation. She has been named a “Best Doctor in Dermatology” by New York Magazine and a “Super Doctor” by the New York Times for the last 5 years. Dr. Hale has been an invited lecturer at international conferences focused on skin cancer and its treatment. Dr. Hale has authored over 40 peer-reviewed articles and more than 10 text books and chapters. Dr. Hale received her medical degree from New York University, where she was also the recipient of the American Medical Women’s Association Citation and the Marion Sulzberger Dermatology Award. Catherine Lord, PhD, is a member of our medical advisory board and Professor of Psychology in Psychiatry and founding Director of the Center for Autism and the Developing Brain (CADB), at New York-Presbyterian Hospital, Weill Cornell Medicine, Columbia University College of Physicians and Surgeons in collaboration with New York Collaborates for Autism. She is internationally recognized for her work in longitudinal studies of children with autism as well as for her role in developing the autism diagnostic instruments used in both practice and in research worldwide today. She holds her PhD from Harvard University.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of our current or proposed directors or executive officers, nor any personal holding company of any such person, are, as at the date of this Canadian Prospectus, or have been, within the ten years prior to the date of this Canadian Prospectus, a director, chief executive officer or chief financial officer of any company (including us) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in such capacity), was the subject of a cease trade order, an order similar to a cease trade order, or an order that denied the company access to any exemption under securities legislation, in each case, for a period of more than 30 consecutive days.

None of our current or proposed directors or executive officers, nor any personal holding company of any such person, are, as at the date of this Canadian Prospectus, or have been, within the ten years prior to the date of this Canadian Prospectus, a director or executive officer of any company (including us), that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or comprise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

None of our current or proposed directors or executive officers, nor any personal holding company of any such person, has, within the ten years prior to the date of this Canadian Prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or comprise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

None of our current or proposed directors or executive officers or stockholders holding sufficient securities of our Company to affect materially the control of our Company, nor any personal holding company of any such person, has:

∎	been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

∎	been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

The members of the Board of Directors are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interests which they may have in any project or opportunity of the Company. If a conflict of interest arises at a meeting of the Board of Directors, any director in a conflict is required to disclose his or her interest and abstain from voting on such matter.

To the knowledge of the Company, there are no known existing or potential conflicts of interest between the Company and its directors (including the individuals who are not currently directors but will serve as the Company’s directors effective immediately following completion of the Offering) or officers as a result of their outside business interests except that certain of our directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies. See “The Board of Directors and Management” and “Risk Factors”.

EXECUTIVE COMPENSATION

Introduction

The following section describes the significant elements of the Company’s executive compensation program, with particular emphasis on the process for determining compensation payable to the Company’s Founder and Chief Executive Officer, Chief Financial Officer, and Chief Revenue Officer (collectively, the “named executive officers” or “NEOs”), namely:

∎	Brendan Kennedy, Chief Executive Officer;

∎	Mark Castaneda, Chief Financial Officer; and

∎	Edward Pastorius, Chief Revenue Officer.

Compensation Philosophy and Objectives

We operate in a dynamic and rapidly evolving market. To succeed in this environment and to achieve our business and financial objectives, we need to attract, retain and motivate a highly talented team of executive officers. We expect our team to possess and demonstrate strong leadership and management capabilities, as well as foster our pioneering culture, which is at the foundation of our success and remains a pivotal part of our everyday operations.

Our executive officer compensation program is designed to achieve the following objectives:

∎	provide market-competitive compensation opportunities in order to attract and retain talented, high-performing and experienced executive officers, whose knowledge, skills and performance are critical to our success;

∎	motivate our executive officers to achieve our business and financial objectives;

∎	align the interests of our executive officers with those of our stockholders by tying a meaningful portion of compensation directly to the long-term value and growth of our business; and

∎	provide incentives that encourage appropriate levels of risk-taking by our executive officers and provide a strong pay-for-performance relationship.

We believe that equity-based compensation awards motivate our executive officers to achieve our business and financial objectives, and also align their interests with the long-term interests of our stockholders. We provide base salary to compensate employees for their day-to-day responsibilities, at levels that we believe are necessary to attract and retain executive officer talent. While we have determined that our current executive officer compensation program is effective at attracting and maintaining executive officer talent, we evaluate our compensation practices on an ongoing basis to ensure that we are providing market-competitive compensation opportunities for our executive team.

As we transition from being a privately-held company to a publicly-traded company, we will continue to evaluate our compensation philosophy and compensation program as circumstances require and plan to continue to review compensation on an annual basis. As part of this review process, we expect to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to us if we were required to find a replacement for a key employee.

Components of Executive Compensation

Consistent with the Company’s historical approach, the compensation program for executives consist of three major elements: (i) base salary; (ii) annual short-term incentives; and (iii) long-term incentives. Perquisites and personal benefits are not a significant element of compensation of the NEOs.

Base Salary

A primary element of the Company’s compensation program is base salary. The Company’s view is that a competitive base salary is a necessary element for attracting and retaining qualified executive officers. Base salaries are set and adjusted to reflect the scope of an executive’s responsibility and prior experience, and the overall market demand for such executives at time of hire. Base salaries will be reviewed annually.

Short-Term Incentives

The Company will grant short-term incentive awards to its executive officers in the form of annual cash bonuses, which are intended to motivate and reward such executive officers for achieving and surpassing annual corporate and individual goals approved by the Board. The Company believes that a performance-based bonus program promotes its overall compensation objectives by tying a meaningful portion of an executive’s compensation to the overall growth of the business, thereby aligning the interests of executive officers with the interests of holders of Common Shares and other stakeholders. Bonuses for the CEO will be recommended by the Corporate Governance and Compensation Committee and approved by the Board, while bonuses for all other NEOs will be recommended by the CEO and reviewed and approved by the Corporate Governance and Compensation Committee.

Long-Term Incentives

The executive officers of the Company, along with other employees, will be eligible to participate in the long-term incentive program of the Company which will be comprised of stock options issued pursuant to the Stock Option Plan. The purpose of the long-term incentive program is to promote greater alignment of interests between employees and stockholders, and to support the achievement of the Company’s longer-term performance objectives, while providing a long-term retention element. See “Equity Incentive Plans” below.

Compensation-Setting Process

The Compensation Committee, in consultation with the CEO, will be responsible for establishing, reviewing and overseeing the compensation policies of the Company and compensation of the NEOs. It is anticipated that the CEO will make recommendations to the Corporate Governance and Compensation Committee each year with respect to the compensation for the NEOs. The Corporate Governance and Compensation Committee will review the recommendations of the CEO in determining whether to make a recommendation to the Board of Directors or recommend any further changes to compensation for the executives. In addition, the Corporate Governance and Compensation Committee will annually review and make recommendations to the Board of Directors regarding the compensation for the CEO.

Our Compensation Committee will consist of Mr. Auerbach, Ms. Dopp and Ms. Greenwood. Our board of directors has determined each of and to be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of our compensation committee will be Mr. Auerbach. As a controlled company, we intend to rely upon the exemption for the requirement that we have a compensation committee comprised entirely of independent directors.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

∎	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

∎	reviewing and recommending to our board of directors the compensation of our directors;

∎	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

∎	administering our stock and equity incentive plans;

∎	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

∎	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

∎	reviewing and establishing general policies relating to compensation and benefits of our employees; and

∎	reviewing our overall compensation philosophy.

In Fiscal 2018, we retained Radford, an Aon company (“Radford”), an independent consulting firm which provides services to us in connection with executive officer and director compensation matters for Fiscal 2018, including, among other things, assist in reviewing the competitiveness of our current cash and equity-based compensation program for our executive officers.

As of May 10, 2018, fees paid to Radford for the foregoing services have been approximately $13,000.00 USD to date in Fiscal 2018.

We may adopt additional incentive mechanisms or arrangements to provide us with future flexibility in the design of our long-term incentive compensation arrangement in the form of cash-settled RSU and/ or PSU grants for our officers and employees, and in the form of cash-settled deferred share units (“DSUs”) for our eligible directors.

Each eligible director’s retainer will be in the form of restricted stock units.

Our named executive officers, consisting of our principal executive officer and the next most highly compensated executive officer, as of December 31, 2017, were:

∎	Brendan Kennedy, President and Chief Executive Officer; and

∎	Edward Wood Pastorius, Jr., Chief Revenue Officer.

2017 Summary Compensation Table

The following table presents all of the compensation paid or awarded to or earned by our named executive officers during 2017 from us or any of our affiliates:

Name and Principal Position	Year	Salary		Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Brendan Kennedy President and Chief Executive Officer	2017	$375,000	(2)	$—	$—	$—		$375,000
Edward Wood Pastorius, Jr.	2017	250,000	(2)	—	—	36,000	(2)	286,000
Chief Revenue Officer

(1)

The amounts reported do not reflect the amounts actually received by our executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our executive officers during 2017, as computed in accordance with Financial Accounting

Standards Board, or FASB, Accounting Standards Codification, or ASC, 718. Assumptions used in the calculation of these amounts are included in Note 2 to our consolidated financial statements included in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our executive officers who have received options will only realize compensation with regard to these options to the extent the trading price of our common stock is greater than the exercise price of such options.
(2)	Represents amounts received from Privateer Holdings.

Outstanding Equity Awards as of December 31, 2017

There were no outstanding equity awards held under our equity incentive plans by our named executive officers as of December 31, 2017.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or defined benefit retirement plan sponsored by us in 2017.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2017.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including, but not limited to, the Nasdaq requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment, Severance and Change in Control Arrangements

We have entered into offer letters with each of our named executive officers. The offer letters generally provide for at-will employment and set forth the executive’s initial base salary, target variable compensation, eligibility for employee benefits, the terms of initial equity grants and in some cases severance benefits on a qualifying termination. Each of our named executive officers has also executed our standard form of proprietary information agreement. Any potential payments and benefits due upon a termination of employment or a change of control of us are further described below.

Brendan Kennedy

Mr. Kennedy serves as our President and Chief Executive Officer. In May 2018, we entered into an employment agreement with Mr. Kennedy, or the Kennedy Employment Agreement, pursuant to which he received an annual base salary of $425,000 with a target annual bonus equal to 100% of his annual base salary. In addition, Mr. Kennedy was granted an option to purchase 3,000,000 Subordinate Voting Shares and was promised a grant of an additional option promptly following the Closing of the offering equal to four percent of the sum of our aggregate Shares then outstanding and the number of Subordinate Voting Shares reserved under our Amended and Restated 2018 Equity Incentive Plan. Additionally, Mr. Kennedy was granted 750,000 restricted stock units. If Mr. Kennedy is terminated without cause or resigns for good reason (as such terms are defined in the Kennedy Employment Agreement), he will receive a severance payment equal to three times his base salary and target annual bonus, as then in effect and 100% accelerated vesting of all his then unvested stock options, restricted stock units and other equity-based awards. Mr. Kennedy is also entitled to COBRA benefits for up to 36 months after termination without cause or resignation for good reason. Upon a change in control (as defined in the Kennedy Employment Agreement), all of Mr. Kennedy’s unvested stock options, restricted stock units and other equity-based awards vest in full.

Mark Castaneda

Mr. Castaneda serves as our Chief Financial Officer. In May 2018, we entered into an employment agreement with Mr. Castaneda, or the Castaneda Employment Agreement, pursuant to which he received an annual base salary of $230,000 with a target annual bonus equal to 50% of his annual base salary. In addition, Mr. Castaneda was granted an option to purchase 600,000 Subordinate Voting Shares and 200,000 restricted stock units. If Mr. Castaneda is terminated without cause or resigns for good reason, as such terms are defined in the Castaneda Employment Agreement, he will receive a severance payment equal to 24 months of his base salary and COBRA benefits for up to 24 months after such termination or resignation. Upon a change in control, as such term is defined in the Castaneda Employment Agreement, all of Mr. Castaneda’s unvested stock options, restricted stock units and other equity-based awards will vest in full.

Edward Wood Pastorius, Jr.

Mr. Pastorius serves as our Chief Revenue Officer. In May 2018, we entered into an employment agreement with Mr. Pastorius, or the Pastorius Employment Agreement, pursuant to which he received an annual base salary of $250,000 with a target annual bonus equal to 50% of his annual base salary. In addition, Mr. Pastorius was granted an option to purchase 350,000 Subordinate Voting Shares and 100,000 restricted stock units. If Mr. Pastorius is terminated without cause or resigns for good reason, as such terms are defined in the Pastorius Employment Agreement, he will receive a severance payment equal to 18 months of his base salary and COBRA benefits for up to 18 months after such termination or resignation. Upon a change in control, as such term is defined in the Pastorius Employment Agreement, all of Mr. Pastorius’s unvested stock options, restricted stock units and other equity-based awards will vest in full.

Equity Incentive Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors and encourages them to devote their best efforts to our business and financial success. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

Amended and Restated 2018 Equity Incentive Plan

Our board of directors originally adopted the Amended and Restated 2018 Equity Incentive Plan, or the 2018 Plan, in February 2018 and amended and restated it in May 2018. Our stockholders approved the 2018 Plan in May 2018.

Authorized awards.    The 2018 Plan authorizes the award of incentive stock options that may qualify for favorable tax treatment under U.S. tax laws to their recipients under Section 422 of the Internal Revenue Code of 1906, or the Code, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance-based awards and other stock awards, which are collectively referred to as awards. We may grant awards under the 2018 Plan to our employees, including our officers, our non-employee directors and consultants and the employees and consultants of our affiliates. We may grant ISOs to our employees and employees of a subsidiary corporation or parent corporation (within the meaning of Sections 424(e) and 424(f) of the Code).

Share reserve.    9,199,338 Subordinate Voting Shares were reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan as of the date of this offering. Additionally, the number of our Subordinate Voting Shares reserved for issuance under our 2018 Plan will automatically increase on January 1 of each calendar year for ten years, starting on January 1, 2019 and ending on and including January 1, 2027, in an amount equal to 4% of the total number of Shares outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors. The maximum number of Shares that may be issued upon the exercise of ISOs under the 2018 Plan is equal to 13,423,242.

Shares subject to awards granted under the 2018 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2018 Plan. Additionally, shares become available for future grant under the 2018 Plan if they were issued under awards under the 2018 Plan if we repurchase them or they are forfeited. This includes shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award.

The maximum number of Shares subject to stock awards granted under the 2018 Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such calendar year for service on the board of directors, will not exceed $500,000 in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to our board of directors, $1,000,000.

Plan administration.    The 2018 Plan will be administered by our compensation committee, or by our board of directors or another duly authorized committee, acting in place of our compensation committee. Our board of directors or our compensation committee may also delegate to one or more of our officers the authority to designate employees, other than officers, to receive specified awards and determine the number of shares subject to such awards.

Our compensation committee will have the authority to construe and interpret the 2018 Plan, grant and amend awards, determine the terms of such awards and make all other determinations necessary or advisable for the administration of the plan, including, but not limited to, repricing options or SARs without prior stockholder approval. Awards granted under the 2018 Plan may vest over time based on the holder’s continued service with us or following the achievement of certain pre-established performance goals.

Options.    Options represent the right to purchase shares of our Subordinate Voting Shares on the date of exercise at a stated exercise price. The exercise price of an option generally must be at least equal to the fair market value of our Subordinate Voting Shares on the date of grant. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under the 2018 Plan is ten years.

Restricted stock awards.    Restricted stock awards represent an offer by us to issue or sell Subordinate Voting Shares subject to vesting restrictions, which may lapse based on time or achievement of performance conditions. The price (if any) of a restricted stock award will be determined by our compensation committee. Unless otherwise determined by our compensation committee at the time of grant, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Restricted stock unit awards.    RSUs represent the right to receive s Subordinate Voting Shares at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If an RSU award has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder a number of whole Subordinate Voting Shares, cash or a combination of Subordinate Voting Shares and cash. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU award.

Stock appreciation rights.    SARs provide for a payment, or payments, in cash or Subordinate Voting Shares to the holder based upon the difference between the fair market value of our Subordinate Voting Shares on the date of exercise and the stated exercise price. The maximum term of SARs granted under the 2018 Plan is ten years.

Performance Awards.    The 2018 Plan permits the grant of performance-based stock and cash awards. The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other (income) expense; (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other (income) expense and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other (income) expense, stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder’s equity; (10) return on assets, investment or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals and product supply); (29) stockholders’ equity; (30) capital expenditures; (31) debt levels; (32) operating profit or net operating profit; (33) workforce diversity; (34) growth of net income or operating income; (35) billings; (36) bookings; (37) employee retention; (38) initiation of phases of clinical trials and/or studies by specific dates; (39) patient enrollment rates; (40) budget management; (41) submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product candidate; (42) regulatory milestones; (43) progress of internal research or clinical programs; (44) progress of partnered programs; (45) partner satisfaction; (46) timely completion of clinical trials; (47) research progress, including the development of programs; (48) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (49) customer satisfaction; and (50) other measures of performance selected by our board of directors or a committee thereof.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or business segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under GAAP; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding Shares of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of Shares other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under GAAP; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under GAAP; and (12) to exclude the effect of any other unusual, nonrecurring gain or loss or other extraordinary item. In addition, we retain the discretion to adjust or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other stock awards.    Our compensation committee may grant other awards based in whole or in part by reference to our Subordinate Voting Shares. Our compensation committee will determine the number of shares under such award and all other terms and conditions of such awards.

Transferability.    Awards granted under the 2018 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as otherwise determined by our compensation committee or under the terms of the 2018 Plan or an applicable award agreement.

Changes to capital structure.    In the event that there is a specified type of change in our capital structure, such as a share split or recapitalization, appropriate adjustments will be made to (1) the class and the maximum number of shares reserved for issuance under the 2018 Plan, (2) the class and the maximum number of shares by which the share reserve may increase automatically each year, (3) the class and the maximum number of shares that may be issued upon the exercise of ISOs, and (4) the class and the number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

Corporate transactions.    The 2018 Plan provides that in the event of certain specified significant corporate transactions, each outstanding award will be treated as the determined by our board of directors unless otherwise provided in an award agreement or other written agreement between us and the award holder. The board of directors may take one of the following actions with respect to such awards:

∎	Arrange for the assumption, continuation or substitution of an award by a successor corporation;

∎	Arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

∎	Accelerate the vesting, in whole or in part, of the award and provide for its termination prior to the transaction;

∎	Arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

∎	Cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the closing of the transaction, in exchange for a cash payment or no payment, as determined by our board of directors; and

∎	Cancel or arrange for the cancellation of the award to the extent not vested but not exercised prior to the closing of the transaction, in exchange for a payment, in the form determined by our board of directors, equal to the excess, if any, of (A) the per share amount payable to holders of our Subordinate Voting Shares in the transaction over (B) any exercise price payable by the participant in connection with the award, multiplied by the number of shares subject to the award.

A corporate transaction generally will be deemed to occur in the event of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but our Shares outstanding prior to such transaction are converted or exchanged into other property by virtue of the transaction.

The board of directors is not obligated to treat all awards or portions of awards, even those that are of the same type, in the same manner.

Amendment and termination.    Our board of directors or another duly authorized committee has the authority to amend, suspend or terminate the 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted the 2018 Plan, and no awards may be granted under the 2018 Plan while it is suspended or after it is terminated.

Health and Welfare Benefits

All of our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental and vision insurance plans as well as our 401(k) plans, in each case on the same basis as all of our other full-time employees.

Limitation on Liability and Indemnification of Directors and Officers

Upon the closing of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former executive officers and directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability:

∎	for any transaction from which the director derives an improper personal benefit;

∎	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

∎	under Section 174 of the Delaware General Corporation Law (unlawful payment of dividends or redemption of shares); or

∎	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our bylaws will provide that we are required to indemnify our executive officers and directors to the fullest extent permitted by Delaware law. Our bylaws will also provide that, upon satisfaction of certain conditions, we shall advance expenses incurred by an executive officer and director in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our amended and restated certificate of incorporation and bylaws will also provide our board of directors with discretion to indemnify our other officers, employees and other agents when determined appropriate by the board. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Rule 10b5-1 Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our Subordinate Voting Shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of this offering, the sale of any shares under such plan would be subject to the lock-up agreement that the director or officer has entered into with the underwriters.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The following is a summary of transactions since January 1, 2015 to which we have been a participant, in which:

∎	the amount involved exceeded or will exceed $120,000; and

∎	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation” or that were approved by our compensation committee.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Sales of Shares

In January 2018, we issued an aggregate of 75,000,000 Multiple Voting Shares to Privateer Holdings in exchange for the contribution of 100% of the outstanding equity interests of Decatur to us. Decatur owns all of the outstanding equity interests of our direct and indirect subsidiaries through which we operate our business and, prior to the above mentioned transaction, was a wholly owned direct subsidiary of Privateer Holdings.

Investor Rights Agreement

In February 2018, we entered into an investor rights agreement with holders of our preferred stock and Shares, including certain holders of more than 5% of our Shares and entities affiliated with certain of our directors. After the closing of this offering, these holders will be entitled to certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. For a more detailed description of these registration rights, see the section titled “Description of Share Capital—Registration Rights.” In addition, this agreement gives the stockholders that are parties thereto the right to participate in new issuances of equity securities by us, subject to certain exceptions. This right to participate in new issuances of equity securities will terminate by its terms upon the completion of our initial public offering.

Indebtedness

In January 2016, a wholly owned subsidiary of ours entered into a revolving credit facility with Privateer Holdings for up to $25.0 million, which facility is payable on demand and bears interest at a rate of 2.4 times the mid-term Applicable Federal Rate, compounded annually for advances made under this agreement prior to January 1, 2017. Advances made under this facility following January 1, 2017 bear interest at a floating rate of 2.54% for 2017. As of March 31, 2018, $24.3 million remained outstanding under this facility.

In November 2017, a wholly owned subsidiary of ours entered into a demand revolving construction facility with Privateer Holdings for up to $10.0 million, which facility is payable on demand and bears interest at a floating rate of 2.54% in 2017. As of March 31, 2018, $8.1 million remained outstanding under this facility.

See the section titled “Use of Proceeds” for additional information about the Privateer Holdings debt facilities.

In December 2017, a wholly owned subsidiary of ours entered into an intercompany loan agreement with Privateer Holdings pursuant to which Privateer Holdings agreed to loan us up to $1.0 million, which bears interest at a floating rate of 2.54%. The term of the loan is two years with options to renew the loan for two year periods.

In December 2017, Privateer Holdings loaned certain of our wholly owned subsidiaries an aggregate of $1.7 million pursuant to loan agreements, which loans are non-interest bearing and are payable upon demand. As of March 31, 2018, $2.2 million remained outstanding under these loans.

Corporate Services Agreement

In February 2018, we entered into an agreement with Privateer Holdings, pursuant to which Privateer Holdings provides limited back office functions to us including legal, marketing and public relations, tax accounting and engineering services on an as-requested basis. Pursuant to this agreement, we pay Privateer Holdings a monthly services fee that is based on our proportional share of the actual costs incurred by Privateer Holdings in performing the requested services. Personnel compensation is charged at cost plus a 3.0% markup and any other associated expenses incurred on our behalf are charged at cost. This agreement will remain in effect until terminated by us or Privateer Holdings on 90 days’ notice.

License Agreements

In February 2018, one of our wholly owned subsidiaries entered into a brand licensing agreement with a wholly owned subsidiary of Privateer Holdings, pursuant to which we obtained exclusive rights in Canada for adult use for the following brands: Marley Natural, Irisa, Goodship, Grail, Dutchy, Wallops and Head Light. Pursuant to the brand licensing agreement, we will pay to Privateer Holdings’ subsidiary royalties between 2.5% and 7.5% of the net revenue generated by the licensed products. This agreement is terminable for any reason by either party on six months’ notice prior to the expiration of each automatically renewing five-year term commencing from the first five-year period that ends in February 2023.

In February 2018, we entered into a data license agreement with a wholly owned subsidiary of Privateer Holdings. Pursuant to this agreement, we received a non-exclusive, perpetual license to use data on Canadian customers’ engagement of Leafly Holdings, Inc.’s website. This agreement will remain in effect until terminated by us or Leafly Holdings, Inc. on 90 days’ notice.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify an indemnitee to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the indemnitee in any action or proceeding, including any action or proceeding by us or in our right, arising out of the person’s services as a director or officer.

Related-Party Transaction Policy

We will adopt a formal written policy in connection with this offering that our executive officers, directors, key employees, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent body of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be required to first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our capital stock as of June 30, 2018, after giving effect to the conversion of all of our Series A preferred stock into Subordinate Voting Shares, by:

∎	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Multiple Voting Shares or Subordinate Voting Shares;

∎	each of our named executive officers;

∎	each of our directors; and

∎	all of our executive officers and directors as a group.

The percentage of shares beneficially owned before the offering shown in the table is based on the Shares outstanding as of June 30, 2018, after giving effect to (i) the voluntary conversion of 58,333,333 Multiple Voting Shares into 58,333,333 Subordinate Voting Shares on or immediately prior to the date of this prospectus and (2) the conversion of all of our Series A preferred stock into Subordinate Voting Shares. The percentage of shares beneficially owned after this offering assumes the sale by us of 9,000,000 Subordinate Voting Shares in this offering.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options that are exercisable within 60 days of June 30, 2018. Our Subordinate Voting Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all Shares shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Tilray, Inc., 2701 Eastlake Avenue E., Third Floor, Seattle, Washington 98102.

	Shares Beneficially Owned Prior to the Offering					% of Total Voting Power+	Shares Beneficially Owned After the Offering					% of Total Voting Power+
	Multiple Voting Shares		Subordinate Voting Shares				Multiple Voting Shares		Subordinate Voting Shares
Name of Beneficial Owner	Number	Percent	Number		Percent		Number	Percent	Number		Percent
Greater than 5% stockholders:
Privateer Holdings, Inc.	16,666,667	100%	58,333,333		88%	97%	16,666,667	100%	58,333,333		78%	93%
Directors and Named Executive Officers:
Brendan Kennedy(1)	–	–	1,125,000		2%	*	–	–	1,125,000		2%	*
Woody Pastorius	–	–	–		–	–	–	–	–		–	–
Michael Auerbach(2)	–	–	296,741		*	*	–	–	296,741		*	*
Rebekah Dopp	–	–	–		–	–	–	–	–		–	–
Maryscott Greenwood	–	–	–		–	–	–	–	–		–	–
Christine St.Clare	–	–	–		–	–	–	–	–		–	–
All current executive officers and directors as a group (7 individuals)	–	–	1,421,741	(3)	2%	*	–	–	1,721,741	(4)	2%	*

*	Represents beneficial ownership of less than one percent
+	Represents the voting power with respect to all shares of our Multiple Voting Shares and Subordinate Voting Shares, voting as a single class. Each Multiple Voting Share will be entitled to 10 votes per share and each Subordinate Voting Share will be entitled to one vote per share. The holders of Multiple Voting Shares and Subordinate Voting Shares will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances described in the section titled “Description of Share Capital—Shares—Voting Rights.”
(1)	Represents 1,125,000 shares underlying options to purchase shares of Class 2 common stock that are exercisable within 60 days of June 30, 2018. Mr. Kennedy, an executive officer and member of our board, is the Executive Chairman and member of the board of directors of Privateer Holdings. The address for Privateer Holdings is 2701 Eastlake Avenue E., 3rd Floor, Seattle, WA 98102.
(2)	Represents 296,741 shares held by Murphy Ofutt Tilray, LLC. Mr. Auerbach is the general partner of Murphy Ofutt Tilray, LLC and has voting and dispositive power over the shares. The address for Murphy Ofutt Tilray, LLC is 135 Grand Street, 2nd Floor, New York, New York 10013.
(3)	Represents (a) 296,741 Subordinate Voting Shares and (b) 1,125,000 shares underlying options to purchase Subordinate Voting Shares that are exercisable within 60 days of June 30, 2018.
(4)	Represents (a) 296,741 Subordinate Voting Shares and (b) 1,425,000 shares underlying options to purchase Subordinate Voting Shares that are exercisable within 60 days of June 30, 2018 (including 300,000 shares that will immediately vest upon the closing of this offering).

DESCRIPTION OF SHARE CAPITAL

The following is a summary of some of the terms of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each to be in effect immediately after the closing of the offering are summaries and are qualified by reference to these documents. Copies of these documents will be filed as exhibits to the registration statement of which this prospectus is a part.

Except as otherwise specified below, references to voting by our stockholders contained in this Description of Capital Stock are references to voting by holders of capital stock entitled to attend and vote generally at general meetings of our stockholders.

Organization

We are a corporation organized under the laws of the State of Delaware. We were incorporated in Delaware on January 25, 2018 under the name Tilray, Inc. Our affairs are governed by our amended and restated certificate of incorporation and amended and restated bylaws, each of which will come into effect immediately prior to the completion of this offering.

Capital Stock

Immediately after the completion of this offering, our authorized capital stock will be divided into:

∎	250,000,000 Multiple Voting Shares with a par value of $0.0001 per share;

∎	500,000,000 Subordinate Voting Shares with a par value of $0.0001 per share; and

∎	10,000,000 undesignated shares of preferred stock with a par value of $0.0001 per share.

Upon the completion of this offering, and the use of proceeds therefrom, we expect to have 16,666,667 Multiple Voting Shares outstanding and 75,127,375 Subordinate Voting Shares outstanding.

The rights and restrictions to which the Multiple Voting Shares and Subordinate Voting Shares will be prescribed in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation entitle our board of directors, without stockholder approval, to determine the terms of the undesignated shares of preferred stock issued by us.

Shares

Voting Rights

Holders of our Multiple Voting Shares and Subordinate Voting Shares have identical rights, provided that, except as otherwise expressly provided in our certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, each holder of Multiple Voting Shares is entitled to 10 votes for each Multiple Voting Share held by such holder and each holder of Subordinate Voting Shares is entitled to one vote for each Subordinate Voting Share held by such holder.

Holders of Multiple Voting Shares and Subordinate Voting Shares will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be a separate vote of our Multiple Voting Shares and Subordinate Voting Shares in the following circumstances:

∎	if we propose to treat the shares of a class of our Shares differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;

∎	if we propose to treat the shares of a class of our Shares differently with respect to any subdivision or combination of the shares of a class of our Shares; or

∎	if we propose to treat the shares of a class of our Shares differently in connection with a liquidation, dissolution or change in control (by merger, asset sale or other similar transaction) with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

In addition, there will be a separate vote of and approval requirement for our Multiple Voting Shares in order for us to, directly or indirectly, take action in the following circumstances:

∎	if we propose to amend, waive, alter or repeal any provision of our certificate of incorporation or our bylaws in a manner that modifies the voting, conversion or other powers, preferences or other special rights or privileges or restrictions of the Multiple Voting Shares; or

∎	if we reclassify any outstanding Subordinate Voting Shares into shares having rights as to dividends or liquidation that are senior to the Multiple Voting Shares or the right to more than one vote for each share thereof.

Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that, following the closing of this offering, the holder of our Multiple Voting Shares can elect all of the directors then standing for election as long as it holds approximately 10.01% of all outstanding shares of our capital stock.

The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable securities laws in Canada. We are exempt from the requirements of Section 12.3 of National Instrument 41-101—General Prospectus Requirements on the basis that we were a private issuer immediately before filing this prospectus.

Dividends and Distributions

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding Multiple Voting Shares and Subordinate Voting Shares are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Shares and any participating preferred stock outstanding at that time after payment of liquidation preferences, on any outstanding shares of preferred stock and payment of other claims of creditors.

The rights, preferences and privileges of holders of Shares are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Conversion Rights

Each Multiple Voting Share is convertible at any time at the option of the holder into one Subordinate Voting Share. In addition, each Multiple Voting Share will automatically convert into one Subordinate Voting Share upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our certificate of incorporation, including, without limitation, certain transfers for tax and estate planning purposes. In addition, upon the date on which the outstanding Multiple Voting Shares represent less than 10% of the aggregate number of Multiple Voting Shares and Subordinate Voting Shares then outstanding, all outstanding Multiple Voting Shares shall convert automatically into Subordinate Voting Shares, and no additional Multiple Voting Shares will be issued.

Rights of Repurchase

We currently have no rights to repurchase our Shares.

Preemptive or Similar Rights

Our Shares are not entitled to preemptive rights and is not subject redemption.

Options

As of December 31, 2017, no Subordinate Voting Shares were issuable upon the exercise of outstanding stock options. Pursuant to the terms of our standard option agreement, we have a right to repurchase our Shares issued upon the exercise of options granted under the 2018 Plan if the holder of such shares ceases providing services for us for any reason. For additional information regarding the terms of these plans, see the section titled “Executive Compensation—Equity Incentive Plans.”

Registration Rights

In February 2018, we entered into an investor rights agreement which provides certain holders of our Subordinate Voting Shares, including certain holders of 5% of our capital stock, certain registration rights, as set forth below. The registration of Subordinate Voting Shares pursuant to the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and selling commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter or underwriters, if any, have the right, subject to specific conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will expire five years after the effective date of the registration statement, of which this prospectus forms a part, or with respect to any particular stockholder, such time as that stockholder can sell all of its shares under Rule 144 of the Securities Act during any three month period.

Demand Registration Rights

The holders of 7,794,042 Subordinate Voting Shares will be entitled to certain demand registration rights. At any time beginning 180 days after the closing of this offering, the holders of a majority of these shares may, on not more than two occasions, request that we file a registration to register the offer and sale of all or a portion of their shares.

Piggyback Registration Rights

If we propose to register the offer and sale of any of our securities under the Securities Act either for our own account or for the account of other security holders following this offering, the holders of 7,794,042 Subordinate Voting Shares will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration, a registration statement on Forms S-4 or S-8 or a registration in which the only Shares are registered are Shares issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The holders of 7,794,042 Subordinate Voting Shares will be entitled to certain Form S-3 registration rights. Any holder of such shares may make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 so long as the anticipated aggregate price to the public is not less than C$1,000,000.

Anti-Takeover Provisions

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will:

∎	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

∎	provide that the authorized number of directors may be changed only by resolution of our board of directors;

∎	provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed with or without cause, by the holders of a majority of our then-outstanding shares of capital stock entitled to vote generally at an election of directors for so long as Privateer Holdings holds a majority of our then-outstanding shares of capital stock entitled to vote generally at an election of directors, or otherwise by the holders of at least 66 2/3% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

∎	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

∎	provide that any action to be taken by our stockholders may be taken by written consent or electronic transmission pursuant to Section 228 of the Delaware General Corporation Law, so long as Privateer Holdings holds a majority of our then-outstanding capital stock entitled to vote generally at an election of directors;

∎	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing and also specify requirements as to the form and content of a stockholder’s notice;

∎	provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our chief executive officer, by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or, for so long as Privateer Holdings holds a majority of our then-outstanding capital stock entitled to vote generally at an election of directors, one or more stockholders that in the aggregate represent at least 50% of the total votes entitled to be cast at the meeting;

∎	provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal as possible and with the directors serving three-year terms (see the section titled “The Board of Directors and Management”), therefore making it more difficult for stockholders to change the composition of our board of directors; and

∎	not provide for cumulative voting rights, therefore allowing the holders of a majority of the Shares entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

For so long as Privateer Holdings holds a majority of our then-outstanding capital stock entitled to vote generally at an election of directors, the amendment of any of these provisions would require approval of the holders of a majority of all of our then-outstanding capital stock entitled to vote generally in the election of directors; otherwise, the amendment of any of these provisions would require approval by the holders of at least 66 2⁄3% of all of our then-outstanding capital stock entitled to vote generally in the election of directors.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Delaware Anti-Takeover Law

We will opt out of Section 203 of the Delaware General Corporation Law. However, our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

∎	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

∎	the interested stockholder owned at least 85% of our voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

∎	on or subsequent to the consummation of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of our outstanding voting stock. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation will provide that Privateer Holdings and its affiliates and any of their direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Choice of Forum

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law; (iv) any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Limitations of Liability and Indemnification

See the section titled “Executive Compensation—Limitation on Liability and Indemnification of Directors and Officers.”

Listing

We have applied to list our Subordinate Voting Shares on the Nasdaq Global Select Market under the symbol “TLRY”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market for our Subordinate Voting Shares existed, and a liquid trading market for our Subordinate Voting Shares may not develop or be sustained after this offering. Future sales of our Subordinate Voting Shares in the public market could adversely affect prevailing market prices of our Subordinate Voting Shares from time to time and could impair our future ability to raise equity capital in the future. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Subordinate Voting Shares in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based upon the number of shares outstanding as of March 31, 2018, upon the closing of this offering 16,666,667 Multiple Voting Shares and 75,127,375 Subordinate Voting Shares will be outstanding, assuming no exercise of the underwriters’ over-allotment option to purchase additional Subordinate Voting Shares from us and no exercise of outstanding options. All of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The 16,666,667 Multiple Voting Shares and the remaining 66,127,375 Subordinate Voting Shares outstanding after this offering are restricted securities as defined in Rule 144 under the Securities Act or are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if the offer and sale is registered or if the offer and sale qualifies for an exemption from registration, including under Rule 144 or 701 promulgated under the Securities Act, described in greater detail below. These remaining shares will generally become available for sale in the public market as follows:

∎	no shares will be eligible for sale in the public market on the date of this prospectus; and

∎	approximately 66,127,375 shares will be eligible for sale in the public market upon the expiration of lock-up agreements 180 days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale and other limitations of Rule 144 and Rule 701.

As of March 31, 2018, there were zero Subordinate Voting Shares issuable upon exercise of options outstanding.

We may issue Subordinate Voting Shares from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of Subordinate Voting Shares that we may issue may in turn be significant. We may also grant registration rights covering those Subordinate Voting Shares issued in connection with any such acquisition and investment.

In addition, the Subordinate Voting Shares reserved for future issuance under the 2018 Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements, a registration statement under the Securities Act or an exemption from registration, including Rule 144 and Rule 701.

Rule 144

In general, after we have been a public company for 90 days, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of the company who owns either restricted or unrestricted Subordinate Voting Shares, are entitled to sell their shares without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Persons who have beneficially owned restricted Subordinate Voting Shares for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (2) we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale and (3) we are current in our Exchange Act reporting at the time of sale.

Persons who have beneficially owned shares of our restricted common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of either of the following:

∎	1% of the number of Subordinate Voting Shares outstanding after this offering, which will equal approximately 751,274 shares immediately after the closing of this offering, based on the number of ordinary shares outstanding as of March 31, 2018; or

∎	the average weekly trading volume of our Subordinate Voting Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of stock acquired pursuant to Rule 701 in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased or may purchase prior to the closing of this offering stock under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares of stock. However, substantially all shares of Rule 701 stock are subject to lock-up agreements as described below and in the section titled “Plan of Distribution” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Form S-8 Registration Statements

As soon as practicable after the closing of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register the issuance of our Subordinate Voting Shares under our equity compensation plans and agreements. This registration statement will become effective immediately upon filing, and shares covered by such registration statement will be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see the section titled “Executive Compensation—Equity Incentive Plans.”

Lock-Up Arrangements

Our executive officers, directors and our other stockholders have agreed with the underwriters that for a period of 180 days following the date of this prospectus, subject to certain exceptions, that they will not (1) offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of, or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or (2) engage in any short selling of, any of our Subordinate Voting Shares or securities convertible into or exchangeable or exercisable for any of our Subordinate Voting Shares without the prior written consent of Cowen and Company, LLC. Cowen and Company, LLC may, in its sole discretion, at any time, release all or any portion of the shares from the restrictions in this agreement. See the section titled “Plan of Distribution—Lock-up Agreements.”

In addition to the restrictions contained in the lock-up agreement described above, we have entered into agreements with certain securityholders, including the investor rights agreement and our standard form option agreement, that contain market stand-off provisions imposing restrictions on the ability of such securityholders to offer, sell or transfer Subordinate Voting Shares for a period of 180 days following the date of this prospectus.

Registration Rights

Upon the closing of this offering, the holders of 7,794,042 Subordinate Voting Shares or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. For a description of these registration rights, see the section titled “Description of Share Capital—Registration Rights.”

ELIGIBILITY FOR INVESTMENT

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company with respect to Canadian legal matters, and Osler, Hoskin & Harcourt LLP, counsel to the Underwriters with respect to Canadian legal matters, provided the Subordinate Voting Shares acquired by investors pursuant to the Offering are listed on a “designated stock exchange” for purposes of the Income Tax Act (Canada) (the “Tax Act”) (which currently includes the Nasdaq Global Select Market) on the Closing Date, the Subordinate Voting Shares would, if issued on such date, be a qualified investment under the Tax Act and the regulations thereunder (the “Regulations”) for a trust governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a registered education savings plan (“RESP”), a registered disability savings plan (“RDSP”), a tax-free savings account (“TFSA”) or a deferred profit sharing plan, each as defined in the Tax Act.

Notwithstanding that the Subordinate Voting Shares may be a qualified investment for a trust governed by a TFSA, RRSP, RRIF, RESP or RDSP, the holder, annuitant or subscriber thereof, as the case may be, will be subject to a penalty tax under the Tax Act if the Subordinate Voting Shares are a “prohibited investment” (within the meaning of the Tax Act) for the particular TFSA, RRSP, RRIF, RESP or RDSP. The Subordinate Voting Shares will not be a prohibited investment for a TFSA, RRSP, RRIF, RESP or RDSP provided the holder, annuitant or subscriber thereof, as the case may be, deals at arm’s length with the Company for purposes of the Tax Act and does not have a “significant interest” (within the meaning of the Tax Act) in the Company. In addition, the Subordinate Voting Shares will not be a prohibited investment if the Subordinate Voting Shares are “excluded property” as defined in the Tax Act for trusts governed by a TFSA, RRSP, RRIF, RESP or RDSP. Prospective purchasers who intend to hold Subordinate Voting Shares in their TFSAs, RRSPs, RRIFs, RESPs or RDSPs should consult their own tax advisors regarding their particular circumstances.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company with respect to Canadian legal matters, and Osler, Hoskin & Harcourt LLP, counsel to the Underwriters with respect to Canadian legal matters, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to a holder who acquires Subordinate Voting Shares pursuant to the Offering (for purposes of this section, the “Subordinate Stock”) as a beneficial owner under this Offering and who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada, holds the Subordinate Stock as capital property, deals at arm’s length with the Company and the Underwriters, and is not affiliated with the Company or the Underwriters (a “Holder”). Generally, the Subordinate Stock will generally be considered to be capital property to a Holder provided the Holder does not hold the Subordinate Stock in the course of carrying on a business of trading or dealing in securities and has not acquired the Subordinate Stock in one or more transactions considered to be an adventure or concern in the nature of trade. The Subordinate Stock will not be “Canadian securities” for purposes of the irrevocable election under subsection 39(4) of the Tax Act to treat all “Canadian securities” owned by a person as capital property and therefore such an election will not apply to the Subordinate Stock.

This summary is not applicable to a Holder: (i) that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules); (ii) that is a “specified financial institution” (as defined in the Tax Act); (iii) an interest in which is or would be a “tax shelter investment” (as defined in the Tax Act); (iv) that enters into a “derivative forward agreement” or a “synthetic disposition arrangement” (as defined in the Tax Act) in respect of the Subordinate Stock; (v) who has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian dollars; or (vi) in respect of whom the Company is or will become a “foreign affiliate” for purposes of the Tax Act. Any such Holders should consult their own tax advisors with respect to an investment in the Subordinate Stock. In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of Subordinate Stock.

This summary assumes that the Company will not at any time be resident (or be deemed to be resident) in Canada for purposes of the Tax Act. If the Company is (or becomes) resident in Canada for purposes of the Tax Act, the Canadian federal income tax consequences to a Holder will, in some respects, differ from those described herein.

This summary is based upon the current provisions of the Tax Act and the Regulations, taking into account all proposed amendments to the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and counsel’s understanding of the current administrative practices and assessing policies published in writing by the Canada Revenue Agency prior to the date hereof. This summary assumes the Tax Proposals will be enacted in the form proposed; however, no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. The summary is not exhaustive of all possible income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in the law, whether by way of legislative, governmental or judicial decision or action, or in the administrative practices or assessing policies of the Canada Revenue Agency, nor does it take into account tax laws of countries other than Canada or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from the tax considerations described herein.

The income and other tax consequences of acquiring, holding or disposing of Subordinate Stock will vary depending on the particular circumstances of the Holder, including any province or territory in which the Holder resides or carries on business. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular or prospective Holder, and no representations with respect to the income tax consequences to any Holder or prospective Holder are made. Consequently, prospective Holders should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring Subordinate Stock under this Offering having regard to their particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts relating to acquiring, holding or disposing of Subordinate Stock (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. For purposes of the Tax Act, amounts denominated in U.S. dollars generally must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard.

Dividends on Subordinate Stock

The full amount of dividends received (or deemed to be received) on the Subordinate Stock by a Holder who is an individual (including a trust), including amounts withheld for foreign withholding tax, if any, will be included in computing the Holder’s income and will not be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received (or deemed to be received) from taxable Canadian corporations.

The full amount of dividends received (or deemed to be received) on the Subordinate Stock by a Holder that is a corporation, including amounts withheld for foreign withholding tax, if any, will be included in computing the Holder’s income, and such Holder will not be entitled to the inter-corporate dividend deduction in computing its taxable income which generally applies to dividends received from taxable Canadian corporations.

A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax, which is refundable, under certain circumstances, on certain investment income for the year, including the amount of such dividends.

Subject to the detailed rules in the Tax Act, a Holder may be entitled to a foreign tax credit or deduction for any foreign withholding tax paid with respect to dividends received by the Holder on the Subordinate Stock. Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction having regard to their own particular circumstances.

Dispositions of Subordinate Stock

On the disposition or deemed disposition of Subordinate Stock by a Holder, the Holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition in respect of such Subordinate Stock, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Subordinate Stock to the Holder.

For purpose of determining the adjusted cost base to a Holder of Subordinate Stock at a particular time, when Subordinate Stock is acquired, the cost of the Subordinate Stock will be averaged with the adjusted cost base of all of the Subordinate Stock, if any, owned by the Holder as capital property immediately before that acquisition. The adjusted cost base of Subordinate Stock to a Holder will be the cost to the Holder of the Subordinate Stock, with certain adjustments.

One-half of the amount of any capital gain (a “taxable capital gain”) realized by a Holder on a disposition of Subordinate Stock in a taxation year must be included in computing such Holder’s income for that year, and one-half of any capital loss (an “allowable capital loss”) realized by a Holder on a disposition of Subordinate Stock in a taxation year must be deducted from any taxable capital gains realized by the Holder in the year, subject to and in accordance with the provisions of the Tax Act. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against net taxable capital gains realized in such years, subject to and in accordance with the provisions of the Tax Act.

A capital gain realized by a Holder who is an individual or trust (other than certain specified trusts) may give rise to a liability for alternative minimum tax.

A “Canadian-controlled private corporation” (as defined in the Tax Act) that disposes of Subordinate Stock may be liable to pay an additional tax, which is refundable, under certain circumstances, on certain investment income for the year, including amounts in respect of taxable capital gains.

Foreign Property Information Reporting

Generally, a Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), including Subordinate Stock, at any time in the year or fiscal period exceeds CAD$100,000 will be required to file an information return with the Canada Revenue Agency for the year or period disclosing prescribed information in respect of such property. Subject to certain exceptions, a Holder generally will be a specified Canadian entity. The Subordinate Stock will be “specified foreign property” of a Holder for these purposes. Penalties may apply where a Holder fails to file the required information return in respect of such Holder’s “specified foreign property” on a timely basis in accordance with the Tax Act. Holders should consult their own tax advisors regarding compliance with these reporting requirements.

Offshore Investment Fund Property

The Tax Act contains rules which may require a taxpayer to include in income in each taxation year an amount in respect of the holding of an “offshore investment fund property”. These rules could apply to a Holder in respect of the Subordinate Stock if both of two conditions are satisfied.

The first condition for such rules to apply is that the value of the Subordinate Stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of one or more corporations; (ii) indebtedness or annuities; (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities; (iv) commodities; (v) real estate; (vi) Canadian or foreign resource properties; (vii) currency of a country other than Canada; (viii) rights or options to acquire or dispose of any of the foregoing; or (ix) any combination of the foregoing (collectively, “Investment Assets”).

The second condition for such rules to apply to a Holder is that it must be reasonable to conclude that one of the main reasons for the Holder acquiring or holding the Subordinate Stock was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Holder.

If applicable, these rules would generally require a Holder to include in income for each taxation year in which the Holder owns the Subordinate Stock (i) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the Holder’s “designated cost” (as defined in the Tax Act) of the Subordinate Stock at the end of the month by 1/12th of the sum of the applicable prescribed rate for the period that includes such month plus 2%, less (ii) the Holder’s income for the year (other than a capital gain) from the Subordinate Stock determined without reference to these rules. Any amount required to be included in computing a Holder’s income under these provisions will be added to the Holder’s adjusted cost base of the Subordinate Stock.

These rules are complex and their application depends, to a large extent, in part, on the reasons for a Holder acquiring or holding the Subordinate Stock. Holders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR CERTAIN NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Subordinate Voting Shares issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our Subordinate Voting Shares pursuant to this offering and who hold our Subordinate Voting Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

∎	certain former citizens or long-term residents of the United States;

∎	partnerships or other pass-through entities (and investors therein);

∎	“controlled foreign corporations;”

∎	“passive foreign investment companies;”

∎	corporations that accumulate earnings to avoid U.S. federal income tax;

∎	banks, financial institutions, investment funds, insurance companies, regulated investment companies, real estate investment trusts, brokers, dealers or traders in securities;

∎	tax-exempt organizations and governmental organizations;

∎	tax-qualified retirement plans;

∎	persons subject to the alternative minimum tax;

∎	persons who hold or receive our Subordinate Voting Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

∎	persons that own, or have owned, actually or constructively, more than 5% of our Subordinate Voting Shares;

∎	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

∎	persons who have elected to mark securities to market; and

∎	persons holding our Subordinate Voting Shares as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Subordinate Voting Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Subordinate Voting Shares and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of acquiring, holding and disposing of our Subordinate Voting Shares.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR SUBORDINATE VOTING SHARES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL INCOME TAX LAWS WERE RECENTLY ENACTED. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Subordinate Voting Shares that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

∎	an individual who is a citizen or resident of the United States;

∎	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

∎	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

∎	a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Subordinate Voting Shares

As described in the section titled “Dividend Policy,” we have not paid and do not anticipate paying dividends. However, if we make cash or other property distributions on our Subordinate Voting Shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, they will first constitute a non-taxable return of capital and will be applied against and reduce a holder’s tax basis in our Subordinate Voting Shares, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our Subordinate Voting Shares and will be treated as described in the section titled “—Gain On Disposition of our Subordinate Voting Shares” below.

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA, dividends paid to a non-U.S. holder of our Subordinate Voting Shares generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. Except to the extent that we elect (or the paying agent or other intermediary through which the non-U.S. holder holds common stock elects) otherwise, we (or intermediary) must generally withhold on the entire distribution, in which case the non-U.S. holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) including an applicable taxpayer identification number and certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our Subordinate Voting Shares in connection with the conduct of a trade or business in the United States, and dividends paid on our Subordinate Voting Shares are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent, certifying that the dividends are effectively connected with the non-U.S. holders’ conduct of a trade or business within the United States. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically.

However, any such effectively connected dividends paid on our Subordinate Voting Shares generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Subordinate Voting Shares

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Subordinate Voting Shares, unless:

∎	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

∎	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

∎	our Subordinate Voting Shares constitute a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for Subordinate Voting Shares, and our Subordinate Voting Shares is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our Subordinate Voting Shares paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. In addition, in certain circumstances, the payment of the proceeds from a sale or of disposition of our Subordinate Voting Shares may be subject to information reporting. Copies of information returns that are filed with the IRS may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Subordinate Voting Shares provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient. Non-U.S. holders are urged to consult their tax advisors on the application of information reporting and backup withholding in light of their particular circumstances.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Subordinate Voting Shares. FATCA will also apply to gross proceeds from sales or other dispositions of our Subordinate Voting Shares after December 31, 2018.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA and other U.S. federal, state and local, and non-U.S. tax consequences of acquiring, holding and disposing of our Subordinate Voting Shares.

PLAN OF DISTRIBUTION

The Subordinate Voting Shares are being offered in Canada and the United States by two syndicates of underwriters. Of the 9,000,000 Subordinate Voting Shares being offered, [●] are being offered in the United States and certain other countries except Canada by a syndicate of U.S. underwriters at an offering price denominated in U.S. dollars, and [●] are being offered in Canada and certain other countries except the United States by a syndicate of Canadian underwriters at an offering price denominated in Canadian dollars, at the approximate equivalent of the U.S. dollar offering price. Subject to applicable law, the U.S. Underwriters and the Canadian Underwriters may offer the Subordinate Voting Shares outside the United States and Canada.

We and the Canadian underwriters for the offering named below, referred to in this section as the Underwriters, have entered into an underwriting agreement with respect to the Subordinate Voting Shares being offered. Subject to the terms and conditions of the underwriting agreement, each Underwriter has severally agreed to purchase from us the number of Subordinate Voting Shares set forth opposite its name below.

Canadian Underwriters	Number of Subordinate Voting Shares
BMO Nesbitt Burns Inc.	[●]
Eight Capital	[●]

Total	[●]

We and the U.S. Underwriters named below have entered into an underwriting agreement with respect to the Subordinate Voting Shares being offered by the U.S. Underwriters. Subject to the terms and conditions of the U.S. underwriting agreement, each U.S. Underwriter has severally agreed to purchase from us the number of Subordinate Voting Shares set forth opposite its name below. Cowen and Company, LLC is the sole representative of the U.S. Underwriters.

U.S. Underwriters	Number of Subordinate Voting Shares
Cowen and Company, LLC	●
Roth Capital Partners, LLC	●
Northland Securities, Inc.	●

Total	●

The Canadian underwriting agreement and the U.S. underwriting agreement each provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the Subordinate Voting Shares sold under such underwriting agreement they have entered if any of these shares are purchased, other than those shares covered by the over-allotment option described below. If a U.S. or Canadian underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters which are parties to that agreement may be increased or such underwriting agreement may be terminated.

We have agreed to indemnify the U.S. and Canadian underwriters against specified liabilities, including liabilities under the Securities Act or under Canadian securities laws, as applicable, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Subordinate Voting Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the applicable underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The closing of the offering of the offering by the U.S. Underwriters is a condition to the closing of the offering by the Canadian Underwriters, and the closing of the offering by the Canadian Underwriters is a condition to the closing of the offering by the U.S. Underwriters.

The U.S. Underwriters and the Canadian Underwriters have entered into an intersyndicate agreement to reallocate their respective economic risks and rewards of participation in this offering, including with respect to underwriting liability, compensation, indemnification and contribution, as if the offering had been conducted by a single underwriting syndicate, as follows:

U.S. and Canadian Underwriters	Number of Subordinate Voting Shares	Percentage
Cowen and Company, LLC	●	●
BMO Nesbitt Burns Inc.	●	●
Eight Capital	●	●
Roth Capital Partners, LLC	●	●
Northland Securities, Inc.	●	●

Total	9,000,000	100%

The intersyndicate agreement requires each underwriting syndicate to act as sub-underwriter of the other underwriting syndicate in order to reallocate underwriting risk among all of the U.S. Underwriters and the Canadian Underwriters on the basis of the percentages shown in the table above, or a combined syndicate economics basis. Each syndicate has agreed to purchase such number of shares underwritten by the other syndicate as will result in a pro rata distribution any unsold shares among all of the underwriters on a combined syndicate economics basis. Further, each syndicate has agreed to make such payment to the other syndicate as may be necessary to redistribute the economic benefit of having participated in the offering on a combined syndicate economics basis. Further, each of the Canadian and U.S. Underwriters has agreed to reallocate their share of any indemnification or contribution payments they may be required to make or entitled to receive as a result of their participation in the offering on a combined syndicate economics basis.

The intersyndicate agreement also provides for the co-ordination of the activities of the U.S. and Canadian underwriting syndicates with respect to the offering, including for the purchase and sale of unsold shares between syndicates in order to facilitate their resale to the public, for the co-ordination of the establishment of over-allotment positions and other stabilization activities by Cowen and Company, LLC on behalf of both syndicates, for the reallocation of expenses on a combined syndicate economics basis.

Over-allotment Option to Purchase Additional Shares

We have granted to the Underwriters an option to purchase up to [●] additional Subordinate Voting Shares at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the sale of our Subordinate Voting Shares offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Subordinate Voting Shares.

We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $4.0 million and are payable by us. We also have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. up to $30,000.

Total
	Per Share		Without Over- Allotment		With Over- Allotment
Public offering price	[	●]	[	●]	[	●]
Underwriting discount	[	●]	[	●]	[	●]
Proceeds, before expenses, to us	[	●]	[	●]	[	●]

The underwriters propose to offer the Subordinate Voting Shares to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the Subordinate Voting Shares to securities dealers at the public offering price less a concession not in excess of $[●] per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts

The underwriters do not intend to confirm sales of the Subordinate Voting Shares to any accounts over which they have discretionary authority.

Market Information

Prior to this offering, there has been no public market for our Subordinate Voting Shares. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, the factors to be considered in these negotiations will include:

∎	the history of, and prospects for, our company and the industry in which we compete;

∎	our past and present financial information;

∎	an assessment of our management;

∎	our past and present operations, and the prospects for, and timing of, our future revenue;

∎	the present state of our development; and

∎	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our Subordinate Voting Shares may not develop, or if such a market develops, may not be sustained. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

We have applied to list our Subordinate Voting Shares on the Nasdaq Global Select Market under the symbol “TLRY.”

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

∎	Stabilizing transactions permit bids to purchase our Subordinate Voting Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of our Subordinate Voting Shares while the offering is in progress.

∎	Over-allotment transactions involve sales by the underwriters of our Subordinate Voting Shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing our Subordinate Voting Shares in the open market.

∎	Syndicate covering transactions involve purchases of our Subordinate Voting Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the Subordinate Voting Shares in the open market that could adversely affect investors who purchase in the offering.

∎	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Subordinate Voting Shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Subordinate Voting Shares or preventing or retarding a decline in the market price of our Subordinate Voting Shares. As a result, the price of our Subordinate Voting Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Subordinate Voting Shares. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our Subordinate Voting Shares on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our Subordinate Voting Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our executive officers, directors and our other stockholders, have agreed, subject to certain exceptions, not to (a) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, (b) make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, or (c) engage in any short selling of, any of our Subordinate Voting Shares or securities convertible into or exchangeable or exercisable for any of our Subordinate Voting Shares without the prior written consent of Cowen and Company, LLC, for a period of 180 days after the date of the pricing of the offering.

This lock-up provision applies to our Subordinate Voting Shares and to securities convertible into or exchangeable or exercisable for our Subordinate Voting Shares. It also applies to our Subordinate Voting Shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (i) issue our Subordinate Voting Shares as contemplated in the underwriting agreement, (ii) issue our Subordinate Voting Shares or options pursuant to employee benefit plans, (iii) issue our Subordinate Voting Shares upon exercise of outstanding options or warrants, (iv) make withholdings with respect to our Subordinate Voting Shares to satisfy tax withholding obligations pursuant to our equity incentive plans or arrangements disclosed in this prospectus or (v) file registration statements on Form S-8. The exceptions permit parties to the “lock-up” agreements, among other things and subject to restrictions, to: (1) make certain gifts, charitable contributions or transfers pursuant to a domestic relations order, (2) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any stockholders, partners, members of, or owners of similar equity interests in, the party, if such transfer is not for value, (3) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or bona fide transfer of all or substantially all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the “lock-up” agreement or to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate and such transfer is not for value, (4) engage in transactions relating to our Subordinate Voting Shares or other securities convertible into or exercisable or exchangeable for our Subordinate Voting Shares acquired in this offering or in open market transactions after completion of this offering, provided that no such transaction is required to be, or is, publicly announced during the lock-up period; (5) enter, at any time on or after the date of the underwriting agreement, into any trading plan providing for the sale of our Subordinate Voting Shares by the party, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any of our Subordinate Voting Shares during the lock-up period and no public announcement or filing is voluntarily made or required regarding such plan during the lock-up period; (6) transfer to us Subordinate Voting Shares to satisfy tax withholding obligations pursuant to our equity incentive plans or arrangements disclosed in this prospectus; (7) if the party is a trust, transfer or distribute our Subordinate Voting Shares or any securities convertible into or exercisable or exchangeable for our Subordinate Voting Shares to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (8) transfer our Subordinate Voting Shares to us in connection with the repurchase of such Subordinate Voting Shares in connection with the termination of the party’s employment with us pursuant to contractual agreements with us; (9) exercise a stock option, or any other equity-based award, granted under a stock incentive plan or stock purchase plan described in this prospectus, and receive from us Subordinate Voting Shares upon such exercise; (10) transfer our Subordinate Voting Shares in connection with a merger, consolidation or other similar transactions involving a change of control of us and approved by our board of directors; (11) transfer our Subordinate Voting Shares pursuant to the underwriting agreement for this offering; and (12) convert outstanding shares of our Series A Preferred Stock into our Subordinate Voting Shares. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

Cowen and Company, LLC, in its sole discretion, may release our Subordinate Voting Shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether to release our Subordinate Voting Shares and other securities from lock-up agreements, Cowen and Company, LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request. In the event of such a release or waiver for one of our directors or officers, Cowen and Company, LLC shall provide us with notice of the impending release or waiver at least three business days before the effective date of such release or waiver and we will announce the impending release or waiver by issuing a press release at least two business days before the effective date of the release or waiver.

Selling Restrictions

United Kingdom

Each of the underwriters has represented and agreed that:

∎	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

∎	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

∎	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area, or the EEA, which has implemented the European Prospectus Directive, each, a Relevant Member State, an offer of our Subordinate Voting Shares may not be made to the public in a Relevant Member State other than:

∎	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

∎	to fewer than 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or;

∎	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our Subordinate Voting Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and with us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the European Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the European Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer or any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive” means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our Subordinate Voting Shares in Germany. Consequently, our Subordinate Voting Shares may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our Subordinate Voting Shares to the public in Germany or any other means of public marketing. Our Subordinate Voting Shares are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

Our Subordinate Voting Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our Subordinate Voting Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Subordinate Voting Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Australia

This prospectus:

∎	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

∎	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

∎	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

∎	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

Our Subordinate Voting Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy our Subordinate Voting Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of our Subordinate Voting Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of our Subordinate Voting Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of our Subordinate Voting Shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for our Subordinate Voting Shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of our Subordinate Voting Shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. Cowen and Company, LLC served as the placement agent in connection with our Series A preferred stock financing in February and March 2018. Cowen TR LLC purchased 169,055 shares of our Series A preferred stock during our Series A preferred stock financing. Cowen TR LLC is an affiliate of Cowen and Company, LLC.

OPTIONS AND RIGHTS TO PURCHASE SECURITIES

The following table shows information as at May 21, 2018 about options to purchase our Shares that are anticipated to be outstanding upon closing of the Offering. See also the section entitled “Executive Compensation”.

Category	Number of Subordinate Voting Shares Under Option(1)	Exercise Price(2)	Expiry Date
Executive officers and directors of the Company (four in total)(3)	4,000,000	$7.76	May 21, 2028
Executive officers of the Privateer, excluding executive officers of the Company (four in total)	300,000	$7.76	May 21, 2028
Other current and former employees of the Company and its subsidiaries	1,640,019	$7.76	May 21, 2028
Consultants of the Company	154,000	$7.76	May 21, 2028

Notes:

(1)	Options vest over four years.

(2)	The exercise price for all stock options granted was at or above the estimated fair value of the underlying Subordinate Voting Shares, as estimated on the date of grant by our board of directors in accordance with guidelines outlined in the practice aid issued by the American Institute of Certified Public Accountants, titled “Valuation of Privately-Held-Company Equity Securities Issued as Compensation”.

(3)	Executive officers of the Company also hold 1,085,000 restricted share units.

See “Executive Compensation—Amended and Restated 2018 Equity Incentive Plan” for a description of such options, which are included in the above table.

PRIOR SALES

During the 12-month period before the date of this Canadian Prospectus, the Company has not issued any Shares, or any securities that are convertible or exchangeable into Shares, except as described in the following table:

Type of security	Date of issuance/grant	Number(1)	Issue price/exercise price per security
[●]

Notes:

(1)	[●].

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL

RESTRICTION ON TRANSFER

The following securities of the Company will be held in escrow upon the closing of the Offering (see also “Plan of Distribution—Lock-Up Agreements”):

Designation of class	Number of securities held in escrow or that are subject to a contractual restriction on transfer	Percentage of class
Subordinate Voting Shares	●	●%
Multiple Voting Shares	●	●%

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of our directors, executive officers, employees, former directors, former executive officers or former employees, or any of our subsidiaries, and none of their respective associates, is or has within 30 days before the date of this prospectus or at any time since the beginning of the most recently completed financial year been indebted to us or any of our subsidiaries or another entity whose indebtedness is subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided by us or any of our subsidiaries.

LEGAL PROCEEDINGS

From time to time, we may be involved in certain legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of our business. We believe that the ultimate amount of liability, if any, for any pending claims of any type (either alone or combined) will not materially affect our financial position or results of operations. We also believe that, if necessary, we would be able to obtain any required licenses or other rights to disputed intellectual property rights on commercially reasonable terms. However, the ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on our business because of defense costs, negative publicity, diversion of management resources and other factors. Our failure to obtain any necessary license or other rights on commercially reasonable terms, or otherwise, or litigation arising out of intellectual property claims could materially adversely affect our business.

Certain legal matters will be passed upon on behalf of us by Cooley LLP. Certain legal matters will be passed upon on behalf of the Underwriters involved in the Offering by Osler, Hoskin & Harcourt LLP. Certain legal matters as to Canadian law will be passed upon on behalf of us by Blake, Cassels & Graydon LLP. Certain legal matters as to Canadian law will be passed upon on behalf of the Underwriters involved in the Offering by Osler, Hoskin & Harcourt LLP. The partners, counsel and associates of each of Blake, Cassels & Graydon LLP and Osler, Hoskin & Harcourt LLP, respectively as a group, beneficially own directly and indirectly, less than one percent of our outstanding securities of any class.

RELATIONSHIP BETWEEN THE COMPANY AND UNDERWRITER

The Offering was not required by the Underwriters involved in the Offering and/or their affiliates. The decision to distribute the Offered Subordinate Voting Shares and the determination of the terms of the distributions were made through negotiations between us and the Underwriters. Other than the underwriting discounts and commission to be paid to the Underwriters in connection with the Offering, the proceeds of the Offering will not be applied for the benefit of the Underwriters, except as disclosed in this Prospectus.

The Underwriters involved in the Offering and certain of their respective affiliates, have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and commissions. See the section entitled “Plan of Distribution”.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The current auditors of the Company are Deloitte LLP, located at Toronto, Ontario. The former auditors of the Company were Frank, Rimerman & Co, LLP, located at San Francisco, California.

Frank, Rimerman & Co, LLP, the Company’s former auditors, audited the financial statements of Tilray for the year ended December 31, 2015 and issued an auditor’s report dated May 28, 2018. As at May 28, 2018, Frank, Rimerman & Co, LLP was not required by securities legislation to enter, and has not entered, into a participation agreement with the Canadian Public Accountability Board. An audit firm that enters into a participation agreement is subject to the oversight program of the Canadian Public Accountability Board.

The transfer agent and registrar of the Subordinate Voting Shares is Philadelphia Stock Transfer, Inc. at its principal offices in 2320 Haverford Road, Suite 230, Ardmore, PA 19003 and its phone number is (484) 416-3124.

MATERIAL CONTRACTS

The following are the only material contracts, other than those contracts entered into in the ordinary course of business, which we or our subsidiaries have entered into since January 1, 2017, or prior thereto but which are still in effect, or to which we are or will become a party to on or prior to the closing of the Offering:

∎	each of the Canadian and U.S. underwriting agreements (see the section entitled “Plan of Distribution”);

∎	a Corporate Services agreement, dated February 5, 2018, between the Corporation and Privateer Holdings, Inc.;

∎	a Credit Facility agreement, dated January 1, 2016, between Tilray Canada, Ltd. and Privateer Holdings, Inc.;

∎	a Clarification of Credit Facility agreement, dated March 5, 2018, between the Tilray Canada, Ltd. and Privateer Holdings, Inc.;

∎	a Construction Facility Agreement, dated November 1, 2017, between High Park Farms, Ltd. and Privateer Holdings, Inc.;

∎	a Loan agreement, dated January 1, 2018, between Decatur Holdings BV and Privateer Holdings, Inc.;

∎	an Intercompany Loan agreement, dated December 1, 2017, between Tilray Canada, Ltd. and Privateer Holdings, Inc.;

∎	a Loan agreement, dated January 1, 2018, between Tilray Portugal, Unipessoal, Lda. and Privateer Holdings, Inc.;

∎	a Loan agreement, dated January 1, 2018, between Tilray Deutschland GmbH and Privateer Holdings, Inc.; and

∎	our licenses from Health Canada under the ACMPR.

Copies of the above material agreements, if not already entered into then once executed, may be inspected during ordinary business hours at the offices of the Company at 2701 Eastlake Avenue E., Third Floor, Seattle, Washington 98102 or may be viewed at the website maintained by the Canadian Securities Administrators at http://www.sedar.com or at the website maintained by the SEC at www.sec.gov/edgar.

PROMOTER

Privateer and Brendan Kennedy may each be considered a promoter of the Company within the meaning of applicable securities legislation. As at the date hereof, Privateer owns 75,000,000 Multiple Voting Shares and [●] Subordinate Voting Shares, representing [●]% of the outstanding Shares of the Company and Mr. Kennedy owns [●] Multiple Voting Shares and [●] Subordinate Voting Shares, representing [●]% of the outstanding Shares of the Company. For additional information on Privateer, including the nature and amount of anything of value, including money, property, contracts, options or rights of any kind received or to be received by Privateer, please see the disclosure under the heading “Principal Stockholders”.

EXPERTS

There is no person or company whose profession or business gives authority to a report, valuation, statement or opinion made by such person or company and who is named as having prepared or certified a report, valuation, statement or opinion in this Canadian Prospectus other than Deloitte LLP and Frank, Rimerman & Co, LLP.

The Company’s financial statements as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, included in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte LLP is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB on auditor independence.

The Company’s financial statements as of December 31, 2015, and for the year ended December 31, 2015, included in this prospectus, have been audited by Frank, Rimerman & Co, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Frank, Rimerman & Co, LLP is independent of the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB on auditor independence.

Certain legal matters relating to the distribution of the Offered Subordinate Voting Shares will be passed upon by Blake, Cassels & Graydon LLP, on behalf of the Company, and by Osler, Hoskin & Harcourt LLP, on behalf of the Underwriters. As at the date hereof the partners and associates of Blake, Cassels & Graydon LLP, as a group, and the partners and associates of Osler, Hoskin & Harcourt LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

PURCHASERS’ STATUTORY AND CONTRACTUAL RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to the applicable provisions of the securities legislation of the purchaser’s province for particulars of these rights or consult with a legal advisor. Rights and remedies also may be available to purchasers under U.S. law and purchasers may wish to consult with a U.S. legal adviser for particulars of these rights.

Before the filing of the final prospectus, the Company and the Canadian underwriters held road shows on [●] to which potential investors in each of the provinces of Canada, other than Québec, were able to attend. The Company and the underwriters provided marketing materials to those potential investors in connection with those road shows.

In doing so, the Company and the Canadian underwriters relied on a provision in applicable securities legislation that allows issuers in certain U.S. cross-border offerings to not have to file marketing materials relating to those road shows on SEDAR or include or incorporate those marketing materials in the final prospectus. The Company and the Canadian underwriters can only do that if they give a contractual right to investors in the event the marketing materials contain a misrepresentation.

Pursuant to that provision, the Company and the underwriters signing the certificate contained in this prospectus have agreed that in the event the marketing materials relating to those road shows contain a misrepresentation (as defined in securities legislation in each of the provinces of Canada, other than Québec), a purchaser resident in each of the provinces of Canada, other than Québec, who was provided with those marketing materials in connection with the road shows and who purchases the securities offered by this prospectus during the period of distribution shall have, without regard to whether the purchaser relied on the misrepresentation, rights against the Company and each underwriter with respect to the misrepresentation which are equivalent to the rights under the securities legislation of the jurisdiction in Canada where the purchaser is resident, subject to the defences, limitations and other terms of that legislation, as if the misrepresentation was contained in this prospectus.

However, this contractual right does not apply to any issuer comparables provided in the marketing materials relating to the road shows, or to the extent that the contents of the marketing materials relating to the road shows have been modified or superseded by a statement in this prospectus.

APPENDIX I—FINANCIAL STATEMENTS

TILRAY, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Tilray, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Tilray, Inc. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of net loss and comprehensive loss, stockholder’s equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 16, 2018

We have served as the Company’s auditor since 2017.

TILRAY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars, except for per share data)

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Assets
Current Assets
Cash and cash equivalents	$7,531	$2,323	$12,140
Short-term investments	–	–	29,506
Accounts receivable, net	423	983	1,077
Other receivables	–	1,131	2,404
Inventory	4,103	7,421	7,537
Prepaid expenses and other current assets	71	545	1,144

Total current assets	12,128	12,403	53,808

Other Assets
Property, plant and equipment, net	19,945	39,985	50,984
Intangible assets, net	822	934	1,048
Deposits and other assets	198	626	806

Total assets	$33,093	$53,948	$106,646

Liabilities
Current Liabilities
Accounts payable	$757	$5,563	$9,010
Accrued expenses and other current liabilities	1,106	2,021	2,483
Accrued obligations under capital lease	–	379	300
Current portion of long-term debt	–	9,432	9,259
Privateer Holdings debt facilities	20,126	32,826	34,573

Total current liabilities	21,989	50,221	55,625

Accrued obligations under capital lease	–	8,579	8,376
Long-term debt	8,576	–	–

Total liabilities	$30,565	$58,800	$64,001

Commitments and contingencies

Stockholders’ equity (deficit)
Preferred stock ($0.0001 par value, 8,000,000 shares authorized; 7,794,042 shares issued and outstanding at March 31, 2018; none issued at December 31, 2016 and 2017)	$–	$–	$1
Common stock ($0.0001 par value, 215,000,000 shares authorized; 75,000,000 shares issued and outstanding at March 31, 2018; none issued at December 31, 2016 and 2017)	–	–	8
Capital stock (1 share authorized, issued and outstanding)	$–	$–	$–
Additional paid-in capital	31,589	31,736	84,406
Accumulated other comprehensive income	3,584	3,866	3,865
Accumulated deficit	(32,645)	(40,454)	(45,635)

Total stockholders’ equity (deficit)	2,528	(4,852)	42,645

Total liabilities and stockholders’ equity	$33,093	$53,948	$106,646

See accompanying notes to consolidated financial statements.

TILRAY, INC.

CONSOLIDATED STATEMENTS OF NET LOSS

AND COMPREHENSIVE LOSS

(in thousands of U.S. dollars except for per share data)

	Year ended December 31,		Three Months ended March 31,
	2016	2017	2017	2018
			(unaudited)
Revenue	$12,644	$20,538	$5,027	$7,808
Cost of sales	9,974	9,161	2,259	3,912

Gross margin	2,670	11,377	2,768	3,896

Research and development expenses	1,136	3,171	663	975
Sales and marketing expenses	3,599	7,164	928	2,263
General and administrative expenses	4,984	8,540	1,565	4,398

Operating loss	(7,049)	(7,498)	(388)	(3,740)

Foreign exchange loss (gain), net	(186)	(1,363)	(219)	1,146
Interest expense, net	1,019	1,686	496	416
Other (income) expense, net	1	(12)	14	(121)

Loss before income taxes	(7,883)	(7,809)	(679)	(5,181)

Income tax expense (recovery)	–	–	–	–

Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)

Basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.01)	$(0.07)

Shares used in compilation of net loss per share, Basic and diluted	75,000,000	75,000,000	75,000,000	75,000,000
Pro forma net loss per share, basic and diluted	$(0.10)	$(0.09)	$(0.01)	$(0.06)
Shares used in completion of pro forma net loss per share, basic and diluted	82,794,042	82,794,042	82,794,042	82,794,042

Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)
Foreign currency translation gain (loss)	418	282	(32)	(1)

Comprehensive loss	$(7,465)	$(7,527)	$(711)	$(5,182)

See accompanying notes to consolidated financial statements.

TILRAY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands of U.S. dollars except for per share data)

	Capital stock	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total equity (deficit)
		Shares	Amount	Shares	Amount
Balance at January 1, 2016(1)	–	–	$–	–	$–	$31,495	$3,166	$(24,762)	$9,899
Contributions	–	–	–	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	–	94	–	–	94
Foreign currency translation gain	–	–	–	–	–	–	418	–	418
Net loss	–	–	–	–	–	–	–	(7,883)	(7,883)

Balance at December 31, 2016	–	–	–	–	–	31,589	3,584	(32,645)	2,528
Contributions	–	–	–	–	–	8	–	–	8
Stock-based compensation	–	–	–	–	–	139	–	–	139
Foreign currency translation gain	–	–	–	–	–	–	282	–	282
Net loss	–	–	–	–	–	–	–	(7,809)	(7,809)

Balance at December 31, 2017	–	–	–	–	–	31,736	3,866	(40,454)	(4,852)
Contributions (unaudited)	–	–	–	–	–	–	–	–	–
Issuance of convertible preferred stock net of issuance costs (unaudited)	–	7,794,042	1	–	–	52,639	–	–	52,640
Issuance of common stock (unaudited)	–	–	–	75,000,000	8	–	–	–	8
Stock-based compensation (unaudited)	–	–	–	–	–	31	–	–	31
Foreign currency translation loss (unaudited)	–	–	–	–	–	–	(1)	–	(1)
Net loss (unaudited)	–	–	–	–	–	–	–	(5,181)	(5,181)

Balance at March 31, 2018 (unaudited)	–	7,794,042	$1	75,000,000	$8	$84,406	$3,865	$(45,635)	$42,645

(1)	Refer to Note 1 to these consolidated financial statements

See accompanying notes to consolidated financial statements.

TILRAY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars except for per share data)

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
			(unaudited)
Operating activities
Net loss	$(7,883)	$(7,809)	$(679)	$(5,181)
Adjusted for the following items:
Foreign currency loss (gain)	(187)	(1,363)	(219)	1,099
Provision for doubtful accounts	9	–	(8)	–
Inventory write-downs	234	204	–	–
Depreciation and amortization	1,953	1,853	545	479
Stock-based compensation expense	94	139	35	31
Non-cash interest expense	772	693	244	276
Loss on disposal of property, plant and equipment	2	11	–	–
Changes in non-cash working capital:
Accounts receivable	317	(507)	(335)	(118)
Other receivable	(1)	(1,187)	(5)	(360)
Inventory	693	(3,295)	(167)	(1,259)
Prepaid expenses and other current assets	(8)	(433)	(197)	(387)
Accounts payable	122	4,728	(15)	3,547
Accrued expenses and other current liabilities	565	963	596	148

Net cash used in operating activities	(3,318)	(6,003)	(205)	(1,725)

Investing activities
Decrease (increase) in deposits and other assets	6	(397)	–	(195)
Purchase of short-term investments	–	–	–	(29,624)
Proceeds from maturities of short-term investments	–	–	–	118
Purchases of property, plant and equipment	(488)	(10,910)	(323)	(12,856)
Dispositions of property, plant and equipment	–	23	–	–
Purchases of intangible assets	(543)	(531)	(100)	(227)

Net cash used in investing activities	(1,025)	(11,815)	(423)	(42,784)

Financing activities
Advances (payments) under Privateer Holdings credit facility	4,406	6,039	1,076	(95)
Advances under Privateer Holdings construction facility	–	6,395	8	1,536
Minimum lease payments under capital lease	–	(199)	–	(171)
Proceeds from long-term debt	9,062	–	–	–
Payments on long-term debt	(2,190)	–	–	–
Long-term debt financing costs	(359)	–	–	–
Proceeds from issuance of convertible preferred stock, net	–	–	–	52,640

Net cash provided by financing activities	10,919	12,235	1,084	53,910

Effect of foreign currency translation on cash	226	375	77	416

Cash and cash equivalents
Increase (decrease) in cash and cash equivalents	6,802	(5,208)	533	9,817

Cash and cash equivalents, beginning of year	729	7,531	7,531	2,323

Cash and cash equivalents, end of year	$7,531	$2,323	$8,064	$12,140

Supplemental disclosures of cash flow information
Cash paid for interest	$295	$1,157	$251	$242

Non-cash financing activities
Capital lease obligation	$–	$8,958	$–	$–

Non-cash investing activities
Addition to property, plant and equipment under capital lease	$–	$8,958	$–	$–

See accompanying notes to consolidated financial statements.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

1. Organization and Business

Tilray, Inc. (the “Company”) was incorporated in Delaware on January 24, 2018 and is a wholly owned subsidiary of Privateer Holdings, Inc. (“Privateer Holdings”). On January 25, 2018, Privateer Holdings transferred the equity interest in Decatur Holdings, B.V. (“Decatur”) to Tilray, Inc.

Prior to the incorporation of Decatur on March 8, 2016, the four wholly owned subsidiaries of Privateer Holdings consisted of Tilray Canada, Ltd., Dorada Ventures, Ltd., Gatenhielm Group, CV, and High Park Farms, Ltd. and were capitalized with a nominal amount for each capital stock. In 2016, Privateer Holdings made capital contributions to Tilray Canada, Ltd. in the aggregate amount of $31,495. The equity interests of the four wholly owned subsidiaries were transferred to Decatur upon incorporation in 2016.

Subsequent to its formation, Decatur incorporated Tilray Deutschland GmbH, Tilray Portugal Unipessoal, Lda., Pardel Holdings, Lda. and Tilray Australia New Zealand Pty. Ltd.

The transfers of the equity interests described above were between entities under common control and were recorded at their carrying amounts. The consolidated financial statements of the Company (the “financial statements”) reflect the historical operations of Tilray, Inc.

The principal activities of the Company are the production and sale of medical cannabis as regulated by the Access to Cannabis for Medical Purposes Regulations (“ACMPR”) in Canada. On March 24, 2014, the Company received its license from Health Canada to operate as a licensed producer of medical cannabis pursuant to the provisions of the ACMPR and the Controlled Drugs and Substances Act (Canada). Subsequently, the Company received a Licensed Dealer designation under Canada’s Narcotic Control Regulations (“NCR”) from Health Canada, allowing the Company to sell medical cannabis in Canada and export medical cannabis products to other countries in accordance with applicable laws.

2. Summary of Significant Accounting Policies

Basis of presentation

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). To the extent relevant, the financial statements include expense allocations for certain corporate functions historically provided by Privateer Holdings. The assumptions underlying the financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. The allocations may not however reflect the expenses the Company has incurred or will incur as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, which functions were outsourced or performed by employees and strategic decisions made in areas such as treasury, information technology, financial reporting and oversight.

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Start-ups Act of 2012, (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of this extended transition period. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards.

Interim financial statements reflect all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair statement of results for the interim periods presented. The results of operations for the three months ended March 31, 2018 and 2017 are not necessarily indicative of results that can be expected for a full year. Amounts and data for the periods ending March 31, 2017 and March 31, 2018 are unaudited.

Basis of consolidation

These financial statements include the accounts of the following entities wholly owned by the Company:

Name of entity	Date of formation	Place of incorporation
Tilray Canada, Ltd.	September 6, 2013	British Columbia, Canada
Dorada Ventures, Ltd.	October 18, 2013	British Columbia, Canada
Gatenhielm Group, CV (dissolved January 25, 2018)	February 1, 2016	Netherlands
High Park Farms, Ltd.	February 19, 2016	British Columbia, Canada
Tilray Deutschland GmbH Tilray Portugal Unipessoal, Lda. Pardal Holdings, Lda. Tilray Australia New Zealand Pty. Ltd.	November 3, 2016 April 5, 2017 April 24, 2017 May 9, 2017	Germany Portugal Portugal Australia
High Park Holdings, Ltd.	February 8, 2018	British Columbia, Canada

Decatur was incorporated under the laws of the Netherlands on March 8, 2016 as a wholly owned subsidiary of Privateer Holdings to hold a 100% ownership interest in the underlying entities included above. These entities are wholly owned by the Company and have been formed to support the intended operations of the Company and all intercompany transactions and balances have been eliminated in the financial statements of the Company.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results may differ from these estimates. Key estimates in these financial statements include the allowance for doubtful accounts, inventory write-downs, capitalization of internally developed software costs, estimated useful lives of property, plant and equipment and intangible assets, valuation allowance on deferred income tax assets, expected usage rate on customer loyalty awards and fair value of stock options granted under Privateer Holdings’ stock-based compensation plan.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Foreign currency

These financial statements are presented in the United States dollar (“USD”), which is the Company’s reporting currency. Functional currencies for the entities in these financial statements are their respective local currencies, including the Canadian dollar (“CAD”), Australian dollar, and the Euro.

The assets and liabilities of each entity are translated to USD at the exchange rate in effect at December 31, 2017 and 2016 and March 31, 2018. Certain transactions affecting the stockholders’ equity (deficit) are translated at historical foreign exchange rates. The consolidated statements of net loss and comprehensive loss and statements of cash flows are translated to USD applying the average foreign exchange rate in effect during the reporting period. The resulting translation adjustments are included in other comprehensive income.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency applying the foreign exchange rate in effect at the balance sheet date. Revenues and expenses are translated using the average foreign exchange rate for the reporting period. Realized and unrealized foreign currency differences are recognized in the consolidated statement of net loss and comprehensive loss.

Net loss per share (unaudited)

Basic net loss per share is computed by dividing reported net loss by the weighted average number of common shares outstanding for the reported period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during reported periods. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares and the number of dilutive potential common share equivalents outstanding during the period. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options. Potential dilutive common share equivalents consist of stock options, restricted stock units and restricted stock awards, of which the Company has authorized but not issued as of March 31, 2018.

In computing diluted earnings per share, common share equivalents are not considered in periods in which a net loss is reported, as the inclusion of the common share equivalents would be anti-dilutive. As of March 31, 2018, there were 8,156,159 common share equivalents with potential dilutive impact. As a result, there is no difference between the Company’s basic and diluted loss per share for the periods presented. There were no common share equivalents that would have a dilutive impact in 2016 and 2017.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less.

Cash and cash equivalents include amounts held primarily in US dollar, Canadian dollar, Euro, and money market funds.

Investments (unaudited)

The Company invests cash resources primarily in corporate bonds, certificate of deposits, asset-backed commercial paper and commercial paper. The Company’s intent is to convert all investments

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

into cash to be used for operations and has classified them as available-for-sale, which are reported at estimated fair value with unrealized gains and losses included in accumulated other comprehensive income in stockholders’ equity (deficit). Realized gains, realized losses and declines in the value of securities judged to be other-than-temporary, are included in investment and other income, net. The cost of investments for purposes of computing realized and unrealized gains and losses is based on the specific identification method. The Company classifies investments maturing within one year of the reporting date, or where management’s intent is to use the investments to fund current operations or to make them available for current operations, as short-term investments.

If the estimated fair value of a security is below its carrying value, the Company evaluates whether it is more likely than not that it will sell the security before its anticipated recovery in market value and whether evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. The Company also evaluates whether or not it intends to sell the investment. If the impairment is considered to be other-than-temporary, the security is written down to its estimated fair value. In addition, the Company considers whether credit losses exist for any securities. A credit loss exists if the present value of cash flows expected to be collected is less than the amortized cost basis of the security. Other-than-temporary declines in estimated fair value and credit losses are charged against investment and other income (expense), net.

Fair value measurements

The carrying value of the Company’s accounts receivable, other receivables, accounts payable, accrued expenses and other current liabilities and Privateer Holdings company debt facilities approximate their fair value due to their short-term nature. Investments that are classified as available for-sale are recorded at estimated fair value. The estimated fair value for securities held is determined using quoted market prices or broker or dealer quotations.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Other receivables

The Company is subject to Canadian harmonized sales tax (“HST”). The amount of HST asset is determined by applying the applicable tax rate to HST accrued on purchases of materials and services less the amount of goods sold. The net amount of HST recoverable from or payable to the taxation authority is included within other receivables or accrued expenses and other current liabilities depending on the net position.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress such as pre-harvested cannabis plants and by-products to be extracted. The costs of growing cannabis including but not limited to labor, utilities, nutrition and irrigation, are capitalized into inventory until the time of harvest.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Cost includes costs directly related to manufacturing and distribution of the products. Primary costs include

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

raw materials, packaging, direct labor, overhead, shipping and the depreciation of manufacturing equipment and production facilities determined at normal capacity. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes.

Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Company performs an assessment of inventory obsolescence to measure inventory at the lower of cost or net realizable value. Factors considered in the determination of obsolescence include slow-moving or non-marketable items.

Property, plant and equipment

Property, plant and equipment are recorded at cost net of accumulated depreciation. Assets held under capital leases are capitalized at the commencement of the lease at the lower of the present value of minimum lease payments at the inception of the lease or fair value. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 20 years and the estimated useful life of property, plant and equipment, other than buildings, ranges from three to seven years. Land is not depreciated. Leasehold improvements are amortized over the lesser of the asset’s estimated useful life or the remaining lease term. Assets under capital lease are currently under construction are available for commercial use.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized. When significant parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items or components of property, plant and equipment.

Construction in progress includes construction progress payments, deposits, engineering costs, borrowing costs for long-term construction projects and other costs directly related to the construction of the facilities. Expenditures are capitalized during the construction period and construction in progress is transferred to the relevant class of property, plant and equipment when the assets are available for use, at which point the depreciation of the asset commences.

Intangible assets

Intangible assets are comprised of internally developed software which is recorded at cost less accumulated amortization. Capitalization of costs incurred in connection with internally developed software commences when both the preliminary project stage is completed and management has authorized further funding for the project, based on a determination that it is probable the project will be completed and used to perform the function intended. Capitalization of costs ceases no later than the point at which the project is substantially complete and ready for its intended use. All other costs are expensed as incurred. Amortization is calculated on a straight-line basis over three years. Costs incurred for enhancements that are expected to result in additional functionalities are capitalized.

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). An impairment loss is recognized when the sum of projected undiscounted cash flows are less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value can be determined using a market approach, income approach or cost approach. The reversal of impairment losses is prohibited.

Capitalization of interest

Interest incurred relating to the construction or expansion of facilities is capitalized to the construction in progress. The Company ceases the capitalization of interest when construction activities are substantially completed and the facility is available for commercial use.

Leases

The Company enters into various leases in conducting its business. At the inception of each lease, the Company evaluates the lease agreement to determine whether the lease is an operating or capital lease. A capital lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease contains a bargain purchase option; 3) the lease term is equal to 75% or more of the economic life of the leased property; or 4) the present value of the minimum lease payment at the inception of the lease term equals or exceeds 90% of the fair value of the leased property.

An asset and a corresponding liability are established at inception for capital leases. The capital lease assets are included in property, plant and equipment and the capital lease obligations are included in accrued obligations under capital lease. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

Revenue recognition

The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. Revenue is recognized net of sales incentives, after discounts for the assurance program and veterans coverage program.

Direct-to-patient sales are recognized when the products are shipped to the customers. Bulk sales under wholesale agreements are recognized based on the shipping terms of the agreements. Export sales under pharmaceutical distribution and pharmacy supply agreements are recognized when products are delivered to the end customers or patients.

Customer loyalty awards are accounted for as a separate component of the sales transaction in which they are granted. A portion of the consideration received in a transaction that includes the issuance of an award is deferred until the awards are ultimately redeemed. The allocation of the consideration to the award is based on an evaluation of the award’s estimated fair value at the date of the transaction. The customer loyalty program was discontinued in September 2017 and all customer loyalty awards expired as at December 31, 2017.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes. The Company recognizes the cost of sales as the associated revenues are recognized.

Stock-based compensation

The Company’s employees have historically participated in Privateer Holdings’ equity-based compensation plan. Equity-based compensation expense has been allocated to these financial statements based on the awards and terms previously granted to Privateer Holdings’ employees. The Company adopted a new 2018 Equity Incentive Plan and has reserved 6,711,621 shares of common stock for issuance under the Plan.

The Company measures and recognizes compensation expense for stock options on a straight-line basis over the vesting period based on their grant date fair values. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. The fair value of Privateer Holdings’ common stock at the date of grant was determined by the Board of Directors of Privateer Holdings with assistance from third-party valuation specialists. The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

The critical assumptions and estimates used in determining the fair value of stock-based compensation on the grant date are: fair value of Privateer Holdings’ common shares on the grant date, fair value of the Company’s common shares on the grant date, risk-free interest rate, volatility of comparable company share price, and the expected term.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management makes an assessment of the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

Related party transactions

In the normal course of business, the Company enters into related party transactions with Privateer Holdings, including certain debt facilities and charge for services provided by executives and employees of Privateer Holdings. The related party transactions are measured at the exchange amounts.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

New Accounting Pronouncements not yet adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), a new standard on revenue recognition. Further, the FASB has issued a number of additional ASUs regarding the new revenue recognition standard. The new standard, as amended, will supersede existing revenue recognition guidance and apply to all entities that enter into contracts to provide goods or services to customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Entities are allowed to use either the full or modified retrospective approach when transitioning to the ASU. The Company expects to implement the provisions of ASU 2014-09 as of January 1, 2019 and has not yet selected a transition method. The adoption of this ASU is not expected to have a material effect on the consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. ASU 2016-01 is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods beginning after December 15, 2019. The adoption of this ASU is not expected to have a material effect on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (1) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (2) eliminates most real estate specific lease provisions, and, (3) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2019. Entities are required to use a modified retrospective approach when transitioning to the ASU for leases that exist as of or are entered into after the beginning of the earliest comparative period presented in the financial statements. The Company expects to implement the provisions of ASU 2016-02 as of January 1, 2020 The Company is currently evaluating the impact of the new standard on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718). ASU 2016-09 is intended to simplify the accounting for share-based payment transactions, including income tax consequences, classification of awards as either assets or liabilities and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The Company expects to implement the provisions of ASU 2016-09 as of January 1, 2019. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience,

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. This update will be effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company expects to implement the provisions of ASU 2016-13 as of January 1, 2022. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

3. Investments (unaudited)

As at March 31, 2018, available-for-sale securities consist of:

	Amortized Cost	Fair Value
Corporate bonds	$1,044	$1,044
Certificates of deposit	3,739	3,739
Asset-backed commercial paper	16,567	16,567
Commercial paper	8,156	8,156

Total	$29,506	$29,506

As at December 31, 2016 and 2017, the Company did not hold any short-term investments.

4. Fair value Measurement (unaudited)

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2016 and 2017 and March 31, 2018, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
	(unaudited)
March 31, 2018
Cash equivalents:
Money market fund	$2,988	$–	$–	$2,988

Total cash equivalents	2,988	–	–	2,988
Investments:
Corporate bonds	1,044	–	–	1,044
Certificates of deposit	–	3,739	–	3,739
Asset-backed commercial paper	–	16,567	–	16,567
Commercial paper	–	8,156	–	8,156

Total investments	1,044	28,462	–	29,506

Total	$4,032	$28,462	$–	$32,494

5. Accounts Receivable

Accounts receivable is comprised of the following items:

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Accounts receivable	$431	$983	$1,077
Allowance for doubtful accounts	(8)	–	–

Total	$423	$983	$1,077

As at December 31, 2017 and March 31, 2018, no allowance for doubtful accounts has been recognized as collections are reasonably assured on all outstanding customer and patient accounts.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The following table outlines the movement for the allowance for doubtful accounts:

	Balance at beginning of year	Change due to expense and foreign exchange	Write-off	Balance at end of year
Year ended December 31, 2017	$8	$–	$(8)	$–

Year ended December 31, 2016	$–	$8	$–	$8

6. Inventory

Inventory is comprised of the following items:

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Raw materials	$78	$163	$262
Work-in-process – dry cannabis	774	1,396	2,292
Work-in-process – cannabis extracts	680	30	38
Finished goods – dry cannabis	2,249	3,501	2,681
Finished goods – cannabis extracts	252	2,158	2,135
Finished goods – accessories	70	173	129

Total	$4,103	$7,421	$7,537

Inventory is written down for any obsolescence or when the net realizable value of inventories is less than the carrying value. For the year ended December 31, 2017, the Company recorded write-downs of $204 (2016 – $234) in cost of sales. For the three months ended March 31, 2018, the Company recorded write-downs of $0 (March 31, 2017 – $19) in cost of sales.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

7. Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	Land	Buildings and leasehold improvements	Laboratory and manufacturing equipment	Office and computer equipment	Assets under capital lease	Construction in process	Total
As of December 31, 2017
Cost
Balance, beginning of year	$1,977	$18,084	$2,224	$498	$–	$90	$22,873
Additions	431	–	66	38	8,971	10,397	19,859
Additions, acquisitions	–	–	–	–	–	–	–
Disposals	–	(3)	(41)	–	–	–	(44)
Impairment	–	–	–	–	–	–	–
Other movements and transfers	–	213	409	–	–	(622)	–
Foreign currency exchange adjustment	139	1,275	157	35	220	7	1,877

Balance, end of year	2,547	19,569	2,815	571	9,191	9,872	44,565

Accumulated depreciation
Balance, beginning of year	–	2,229	562	135	–	–	2,926
Depreciation	–	979	364	114	–	–	1,457
Disposals	–	–	(9)	–	–	–	(9)
Impairment	–	–	–	–	–	–	–
Other movements and transfers	–	–	–	–	–	–	–
Foreign currency exchange adjustment	–	156	40	10	–	–	206

Balance, end of year	–	3,364	957	259	–	–	4,580

Net carrying value, end of year	$2,547	$16,205	$1,858	$312	$9,191	$9,872	$39,985

As of December 31, 2016
Cost
Balance, beginning of year	$1,920	$17,512	$1,927	$395	$–	$–	$21,754
Additions	–	57	240	92	–	90	479
Disposals	–	–	–	–	–	–	–
Impairment	–	–	–	–	–	–	–
Other movements and transfers	–	–	–	–	–	–	–
Foreign currency exchange adjustment	55	515	57	11	–	–	638

Balance, end of year	1,975	18,084	2,224	498	–	90	22,871

Accumulated depreciation
Balance, beginning of year	–	1,275	254	41	–	–	1,570
Depreciation	–	920	316	97	–	–	1,333
Disposals	–	–	–	–	–	–	–
Impairment	–	–	–	–	–	–	–
Other movements and transfers	–	–	–	–	–	–	–
Foreign currency exchange adjustment	–	34	(8)	(3)	–	–	23

Balance, end of year	–	2,229	562	135	–	–	2,926

Net carrying value, end of year	$1,975	$15,855	$1,662	$363	$–	$90	$19,945

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The Company had $11,248 in property, plant and equipment additions related to construction in process and foreign currency exchange adjustments during the three months ended March 31, 2018. Additions to construction in process primarily related to the construction of our Enniskillen and London facilities.

For the year ended December 31, 2017, depreciation on property, plant and equipment was $1,457 (2016 – $1,333). For the three months ended March 31, 2018, depreciation on property, plant and equipment was $401 (March 31, 2017 – $337). Depreciation expense included in cost of sales relating to manufacturing equipment and production facilities for the year ended December 31, 2017 is $1,303 (2016 – $1,247) and for the three months ended March 31, 2018 is $372 (March 31, 2017 – $311). Depreciation expense included in general administrative expenses related to general office space and equipment for the year ended December 31, 2017 is $95 (2016 – $92) and for the three months ended March 31, 2018 is $29 (March 31, 2017 – $26). The remaining depreciation is included in inventory.

For the year ended December 31, 2017, there is $34 (2016 – $0) of capitalized interest included in construction-in-progress. For the three months ended March 31, 2018, there is $134 (March 31, 2017 – $0) of capitalized interest included in construction-in-progress.

8. Intangible Assets

Intangible assets are comprised of the following items:

	For year ended December 31, 2016	For year ended December 31, 2017
Cost
Balance, beginning of year	$1,572	$2,152
Additions	534	509
Disposals	–	–
Impairment	–	–
Other movements and transfers	–	–
Foreign currency exchange adjustment	46	152

Balance, end of year	2,152	2,813

Accumulated amortization
Balance, beginning of year	696	1,330
Amortization	614	455
Disposals	–	–
Impairment	–	–
Other movements and transfers	–	–
Foreign currency exchange adjustment	20	94

Balance, end of year	1,330	1,879

Net carrying value, end of year	$822	$934

Intangible assets include internally developed patient portal for online orders. For the three months ended March 31, 2018, the Company had $227 in intangible asset additions related to construction-in-progress and foreign currency exchange adjustments.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

For the year ended December 31, 2017, amortization expense on intangible assets was $455 (2016 – $614) and for the three months ended March 31, 2018 was $246 (March 31, 2017 – $208) and is included in general and administrative expenses. The net carrying value of intangible assets as of December 31, 2017 include $381 (2016 – $0) and as of March 31, 2018 include $427 of intangible assets under construction, relating to expenditures incurred to develop additional functionalities for the patient portal.

The amortization expense for the next five years as at March 31, 2018 on intangible assets in use is: 2018 – $200; 2019 – $246; thereafter – $0.

9. Long-term Debt

Long-term debt is as follows:

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Mortgage payable, due June 2018, annual interest 11.5%	$8,909	$9,537	$9,300
Unamortized deferred financing costs	(333)	(105)	(41)

Total	$8,576	$9,432	$9,259

In 2014, Tilray Canada, Ltd. entered into two mortgages with a third party maturing in February 2017. In December 2016, Tilray Canada, Ltd. entered into a new mortgage for an amount of $8,909 ($12,000 CAD) with an annual interest rate of 11.5% maturing in June 2018. At that time, the outstanding principal and accrued interest on the previous two mortgages were fully repaid.

The current mortgage is secured by a deed of trust on all assets of Tilray Canada, Ltd. and is guaranteed by Privateer Holdings. Under the terms of the mortgage, Tilray Canada, Ltd. must satisfy certain financial and non-financial covenants. Financial covenants include requirements to maintain a current ratio of no less than 2 times at any time along with other quarterly revenue and operating expense measures. Tilray Canada, Ltd. was in compliance with these covenants as at December 31, 2017 and 2016 and as at March 31, 2018.

The carrying value of the mortgage approximates its fair value because the interest rate on the mortgage is equivalent to current market rates.

The Company incurred deferred financing costs of $353 ($475 CAD), which were recorded as a reduction to the mortgage. Deferred financing costs are being amortized to interest expense over the repayment terms.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

10. Related Party Transactions

The following table outlines the various components of the Privateer Holdings debt facilities which represents the related party balances outstanding:

	As of December 31, 2016	As of December 31, 2017	As of March 31, 2018
			(unaudited)
Privateer Holdings credit facility	$20,016	$24,700	$24,334
Privateer Holdings construction facility	–	6,395	8,062
Privateer Holdings start-up loans	110	1,731	2,177

Total	$20,126	$32,826	$34,573

Privateer Holdings credit facility

Effective January 1, 2016, Tilray Canada, Ltd. entered into an agreement with Privateer Holdings for a demand revolving credit facility in an aggregate principal amount not to exceed $25,000. As at December 31, 2017, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As at March 31, 2018, the floating rate was 2.62%.

Accrued management fees charged by Privateer Holdings for services performed, including management services, support services, business development services and research and development services are included in the facility.

Amounts for the provision of management and support services are charged at cost based on the compensation of the respective employees of Privateer Holdings, which is estimated from the time devoted to the Company. Business development and research and development services are charged at cost plus a 9% markup. In February 2018, the Company entered into an agreement with Privateer Holdings, pursuant to which Privateer Holdings provides the Company with certain general administrative and corporate services on an as-requested basis. Pursuant to this agreement, the Company pays Privateer Holdings a monthly services fee that is based on the proportional share of the actual costs incurred by Privateer Holdings in performing the requested services. Personnel compensation is charged at cost plus a 3.0% markup and other services provided are charged at cost. The interest on the management services fee accrues at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As at March 31, 2018, the floating rate was 2.62%.

Total management services charge for the year ended December 31, 2017 was $4,264 (2016 – $1,572) and for the three months ended March 31, 2018 was $1,318 (March 31, 2017 – $553) and was included in general and administrative expense. Depending on the nature of the services performed, these expenses are included within general and administrative expenses, sales and marketing expenses or research and development expenses.

For the year ended December 31, 2017, the Company recognized $548 (2016 – $992) and for the three months ended March 31, 2018 recognized $168 (March 31, 2017 – $183) in interest expense related to the Privateer Holdings credit facility.

Privateer Holdings construction facility

Effective November 1, 2017, High Park Farms, Ltd. entered into an agreement with Privateer Holdings for a demand revolving construction facility in an aggregate principal amount not to exceed

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

$10,000 to be used for the construction of its facility in Enniskillen, Ontario, Canada. Beginning January 1, 2018, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate. As at March 31, 2018, the floating rate was 2.62%.

Effective December 1, 2017, Tilray Canada Ltd. entered into an agreement with Privateer Holdings for a demand construction facility of $1,000. The proceeds of the facility were to be used to fund capital expenditures for Tilray Canada, Ltd. and its affiliated company, High Park Farms, Ltd. Beginning January 1, 2018, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. rate.

Privateer Holdings start-up loans

As part of the Company’s strategic initiatives to expand into additional geographic locations, Privateer Holdings provided the Company with initial working capital funding in the form of non-interest-bearing loans. The advances are repayable upon demand. The outstanding balances under these loans are:

	At December 31, 2016	At December 31, 2017	At March 31, 2018
			(unaudited)
Tilray Deutschland GmbH	$–	$1,340	$1,623
Tilray Portugal Unipessoal, Lda.	–	105	108
Other	110	286	446

Total	$110	$1,731	$2,177

11. Capital Stock (unaudited)

Capital Stock

As of December 31, 2017 and 2016, Decatur had authorized, issued and outstanding 1 capital stock with a one dollar par value. Each share of capital stock is entitled to one vote.

Common and Preferred Stock

The Company’s certificate of incorporation authorized the Company to issue the following classes of shares with the following par value and voting rights.

	Par Value	Authorized	Voting Rights
Class 1 common stock	$0.0001	100,000,000	10 votes for each share
Class 2 common stock	$0.0001	100,000,000	1 vote for each share
Class 3 common stock	$0.0001	15,000,000	No voting rights
Convertible preferred stock	$0.0001	8,000,000	Equal to the number of shares of common stock into which each share of Preferred Stock could be converted

In February and March 2018, the Company issued an aggregate of 7,794,042 Series A convertible preferred stock for at an issue price of $7.10 ($8.8727 CAD) per share.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

In 2018, the Company completed a recapitalization in which the Company issued 75,000,000 Class 1 common stock to Privateer Holdings. The Company has not issued shares of Class 2 or Class 3 common stock. After full payment of liquidation preferences of the preferred stock, the remaining assets of the Company legally available for distribution is distributed ratably to the holders of common stock. The liquidation and dividend rights are identical among Class 1 common stock and Class 2 common stock, and all classes of common stock share equally in our earnings and losses.

Convertible Preferred Stock

The rights, preferences, privileges and restrictions for the holders of Series A convertible preferred stock are as follows:

Dividends:

The holders of Preferred Stock are entitled to receive, in preference to the holders of Common Stock, non-cumulative cash dividends at an annual rate of ten percent of the Series A preferred stock issue price per share, as adjusted for any stock dividends, combinations, splits, recapitalizations or the like. Dividends are payable when and if declared by the Board of Directors. After payment of such dividends, any additional dividends or distributions will be distributed among holders of Common Stock and Preferred Stock on a pari passu basis. No dividends have been declared or paid through March 31, 2018.

Liquidation:

In the event of any liquidation, dissolution, or winding up if the Company, either voluntary or involuntary (a “Liquidation Event”) the holders of Preferred Stock are entitled to receive, prior to and in preference to holders of Common Stock, amounts per share equal to 1.5 times the Preferred Stock original issue price for each share held plus all declared and unpaid dividends on each share of Preferred Stock, as applicable. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference, then such assets or consideration shall be distributed among holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Upon the completion of the distribution to the holders of Preferred Stock, all remaining proceeds, if any, will be distributed ratable among the holders of Common Stock.

Conversion:

Shares of Preferred Stock are convertible into shares of Class 2 common stock at any time at the option of the holder. The conversion ratio is subject to adjustment for any stock dividends, combinations, splits, recapitalizations or the like and for dilutive issuances of new securities. The number of shares of Class 2 common stock to which each share of Preferred Stock may be converted shall equal the Preferred Stock issue price divided by the conversion price in effect at the time of conversion. Each share of Preferred Stock automatically converts into that number of shares of common stock determined in accordance with the conversion rate upon the earlier of (i) upon the date specified by the vote or written request by the Company from the holders of a majority of Preferred Stock outstanding or (ii) immediately upon the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross proceeds are at least $125 million and the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Market or any

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

successor exchange of either the New York Stock Exchange or NSADAQ. The conversion price is initially set at the original issuance price $7.10 ($8.8727 CAD) per share. The conversion price is adjusted for stock splits and combinations, stock dividends and distributions and dilutive issuance below the original conversion price.

Redemption:

Shares of Preferred Stock are not redeemable at the option of the holder.

Protective Provisions:

The holders of Preferred Stock have certain protective provisions. As long as 1,000,000 shares of Preferred Stock remain issued and outstanding, the Company cannot approve certain actions, without the approval of at least a majority of the voting power of Preferred Stock then outstanding, voting together as a single class. Such actions include: amending the Certificate of Incorporation or Bylaws of the Company that alters or changes the rights, preferences or privileges of Preferred Stock and increasing or decreasing in the authorized number of shares of Preferred Stock, as adjusted for stock splits, stock dividends, combinations, reclassifications or the like.

12. Stock-based Compensation

Original Stock Option Plan

The Company’s employees participate in the Equity Incentive Plan of Privateer Holdings (the “Original Plan”). For the year ended December 31, 2017, the total stock-based compensation expense associated with the Plan was $139 (2016 – $94) and for the three months ended March 31, 2018 was $31 (March 31, 2017 – $35).

The fair value of each award to employees is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions in 2017: expected life of 5.53 years (2016 – 6.05 years), risk-free interest rates of 2.01% (2016 – 1.46%); expected volatility of 56.32% (2016 – 63.32%) and no dividends during the expected life. Expected volatility is based on historical volatilities of public companies operating in a similar industry to Privateer Holdings. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. 25% of the options cliff vest on the first anniversary of the grant date and the remainder vest ratably thereafter over a total of four years from the date of grant. The vested options expire, if not exercised, 10 years from the date of grant. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

New Stock Option Plan (unaudited):

In 2018, the Company adopted a new 2018 Equity Incentive Plan (the “New Plan”). The Company has reserved 6,711,621 shares of common stock for issuance under the Plan. As at March 31, 2018, there were no stock options, restricted stock units or restricted stock awards granted under the New Plan. The New Plan provides for the granting of stock options, restricted stock units and restricted stock awards to employees, directors, and consultants of the Company. Options granted under the New Plan may be either incentive stock options (ISO) or nonqualified stock options (NSO). Incentive stock options may be granted only to Company employees. Nonqualified stock options and restricted stock awards may be granted to Company employees, directors and consultants.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Options under the New Plan may be outstanding for periods of up to 10 years following the grant date. Options and shares of common stock issued under the Plan are determined by the Board of Directors and may not be issued at less than 100% of the fair value of the shares on the date of the grant provided that the exercise price of any option granted to a stockholder who owns greater than 10% of the Company’s outstanding capital stock cannot be less than 110% of the fair value of the shares on the date of grant. Fair value is based on the quoted price of the common stock or is determined by the Board of Directors if a quoted price is not available. Stock options will generally vest over a period of four years and expire, if not exercised, 10 years from the date of grant. Stock options granted to a stockholder that owns greater than 10% of the Company’s capital stock expire, if not exercised, five years from the date of grant. Shares of common stock may be issued in exchange for services based on the fair value of the services or the fair value of the common stock at the time of grant, as determined by the Board of Directors.

Stock option activity under the Original Plan that is relevant to the Company is as follows:

	Options outstanding
	Number of shares	Weighted- average exercise price	Aggregate intrinsic value
Balance January 1, 2016	310,575	$1.73
Granted	93,800	3.26
Exercised	(17,872)	0.50
Forfeited	(79,342)	2.51
Cancelled	(39,577)	2.61

Balance December 31, 2016	267,584	1.99	$368
Granted	115,664	3.36
Exercised	(581)	3.26
Forfeited	(9,709)	3.07
Cancelled	(8,387)	1.15

Balance December 31, 2017	364,571	2.41	1,185
Granted (unaudited)	—	—
Exercised (unaudited)	(542)	3.30
Forfeited (unaudited)	(1,051)	3.01
Cancelled (unaudited)	(861)	3.26

Balance March 31, 2018 (unaudited)	362,117	$2.41	$1,178

The weighted-average remaining contractual life for options outstanding and options expected to vest as at December 31, 2017 is 7.97 years and 8.67 years, respectively (2016 – 8.35 years and 8.84 years) and as at March 31, 2018 is 7.71 years and 8.47 years, respectively.

As of December 31, 2017, there were 210,919 options exercisable under the Plan (2016 – 112,951 shares) with a weighted-average exercise price of $1.88 (2016 – $1.23), aggregate intrinsic value of $797 (2016 – $241) and a weighted-average remaining contractual life of 7.46 years (2016 – 7.68 years). As at March 31, 2018, there were 234,488 options exercisable under the original plan with a weighted-average exercise price of $1.95, aggregate intrinsic value of $1 and a weighted-

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

average remaining contractual life of 7.27 years. The aggregate intrinsic value of the options exercised during the years ended December 31, 2017 and 2016 were $1 and $51 and during the three months ended March 31, 2018 was $1. The weighted-average fair value of options granted in 2017 on the grant date was $1.79 (2016 – $1.91).

13. Income Taxes

Loss before income taxes includes the following components:

	Year Ended December 31, 2016	Year Ended December 31, 2017
Canada	$(7,883)	$(7,411)
Other countries	–	(398)

Total	$(7,883)	$(7,809)

The reconciliation of the United States statutory income tax rate of 35% (2016 – 35%) to the effective tax rate is as follows:

	Year Ended December 31, 2016	Year Ended December 31, 2017
Net loss before income taxes:	$7,883	$7,809

Expected income tax recovery	(2,797)	(2,733)
Difference in foreign tax rates	719	675
Foreign exchange and other	(72)	(480)
Non-deductible expenses	(40)	61
Changes in enacted rates	–	(288)
Utilization of losses no previously recognized	–	(9)
Change in valuation allowance	2,190	2,774

Income tax expense	$–	$–

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The following table summarizes the components of deferred tax:

	Year Ended December 31, 2016	Year Ended December, 31 2017
Deferred assets
Tax loss carryforwards – Canada	$5,821	$8,297
Tax loss carryforwards – other foreign	9	148
Plant, property and equipment	98	183
Deferred financing costs – 20(1)(e	–	37
Investment tax credits and related pool balance	57	57
Other	–	8

Total Deferred tax assets	5,985	8,730
Less valuation allowance	(5,836)	(8,601)

Net deferred tax assets	149	129

Deferred tax liabilities
Plant, property and equipment	–	–
Intangible assets	(144)	(129)
Deferred financing costs – 20(1)(e)	(5)	–

Total deferred tax liabilities	(149)	(129)

Net deferred income taxes	$–	$–

The realization of deferred tax assets is dependent on the Company generating sufficient taxable income in the years that the temporary differences become deductible. A valuation allowance has been provided for the portion of the deferred tax assets that the Company determined is more likely than not to remain unrealized based on estimated future taxable income.

As of December 31, 2017, the Company had accumulated tax losses available to offset future years’ federal and provincial taxable income in Canada of approximately $30,000 (2016 – $23,000). The Canadian non-capital loss carryforwards expire as noted in the table below (in thousands):

December 31,	Amount
2033	$413
2034	6,972
2035	8,271
2036	8,309
2037	6,763

$30,728

As of December 31, 2017, the Company has Australian net operating loss carry of $50 (2016 – $0). The loss may be carried forward indefinitely. The Company has Portuguese net operating loss of $74 (2016 – $0). Portuguese net operating loss carry forwards 5 years and expire in 2022.

The Company files federal income tax returns in Canada, Germany, and other foreign jurisdictions. The Company has open tax years with various taxing jurisdictions. These open years contain certain

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

matters that could be subject to differing interpretations of applicable tax laws and regulations, and tax treaties, as they relate to the amount, timing, or inclusion of revenue and expense.

Jurisdiction	Open Years
Netherlands	2016-2017
Canada	2013-2017
Germany	2016-2017
Australia	2017
Portugal	2017

Tilray Canada, Ltd. is currently under examination by the Canada Revenue Agency for the 2014 and 2015 taxation years.

The following table outlines the movements in the valuation allowance:

	Balance at beginning of year	Change due to expense and foreign exchange	Deductions	Balance at end of year
Year ended December 31, 2017	$5,836	$395	$2,370	$8,601

Year ended December 31, 2016	$3,647	$77	$2,112	$5,836

14. Commitments and Contingencies

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

Lease commitments

The Company leases various facilities, under non-cancelable capital and operating leases, which expire at various dates through September 2027.

Under the terms of the operating lease agreements, the Company is responsible for certain insurance and maintenance expenses. The Company records rent expense on a straight-line basis over the terms of the underlying leases. Rent expense for 2017 was $175 (2016 – $0) and for the three months ended March 31, 2018 was $79 (March 31, 2017 – $17).

In 2017, High Park Farms, Ltd. entered into a capital lease to finance its expansion of production operations.

In February 2018, High Park Holdings, Ltd. entered into an operating lease to finance its expansion of production operations in London, Ontario, Canada.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Aggregate future minimum rental payments under all non-cancelable capital and operating leases are as follows:

	Operating Leases		Capital Leases
	December 31, 2017	March 31, 2018	December 31, 2017	March 31, 2018
		(unaudited)		(unaudited)
2018*	$193	$434	$772	$579
2019	46	462	772	772
2020	15	431	772	772
2021	–	415	772	772
2022	–	415	772	772
Thereafter	–	2,184	579	579

Total	$254	$4,341	$4,439	$4,246

*	March 31, 2018 amounts are for the nine months ending December 31, 2018.

15. Financial instruments

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s accounts receivable. Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and accounts receivable.

The Company’s cash is deposited with Canadian credit union and major financial institutions in Australia, Portugal, Germany and the Netherlands. To date, the Company has not experienced any losses on its cash deposits. Accounts receivable are unsecured and the Company does not require collateral from its customers.

The Company is also exposed to credit risk from the potential default by any of its counterparties on its financial assets.

The Company evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary. As at December 31, 2016, and 2017, and March 31, 2018, the Company is not exposed to any significant credit risk related to counterparty performance.

Foreign currency risk

As the Company conducts its business in many areas of the world involving transactions denominated in a variety of currencies, the Company is exposed to foreign currency risk. A significant portion of the Company’s assets, revenue, and expenses are denominated in the Canadian dollar. A 10% change in the exchange rates for the Canadian dollar would affect the carrying value of net assets by approximately $400 as of December 31, 2017 and $318 as of March 31, 2018, with a corresponding impact to accumulated other comprehensive income.

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

Liquidity risk

The Company’s objective is to have sufficient liquidity to meet its liabilities when due. The Company monitors its cash balances and cash flows generated from operations to meet its requirements. As at December 31, 2017 and March 31, 2018, the most significant financial liabilities are the Privateer Holdings debt facilities, long-term debt and accounts payable and accrued liabilities.

16. Segment information

Segment reporting is prepared on the same basis that the Company’s chief executive officer, who is the Company’s chief operating decision maker, manages the business, makes operating decisions and assesses performance. Management has determined that the Company operates in one segment: the development and sale of cannabis products.

Sources of revenues for the years ended December 31, 2016 and 2017, and the three months ended March 31, 2018 were as follows:

	Year Ended December, 31,		Three Months Ended March 31,
	2016	2017	2017	2018
			(unaudited)
Dried Cannabis	$11,324	$16,260	$3,991	$4,623
Cannabis extracts	1,107	3,965	992	3,106
Accessories	213	313	44	79

Total	$12,644	$20,538	$5,027	$7,808

Revenues attributed to a geographic region based on the location of the customer for the years ended December 31, 2016 and 2017, and the three months ended March 31, 2018 were as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018
			(unaudited)
Canada	$12,644	$19,775	$5,027	$7,376
Other countries	–	763	–	432

Total	$12,644	$20,538	$5,027	$7,808

Long-lived assets consisting of property, plant and equipment, net of accumulated depreciation, attributed to geographic regions based on their physical location as of December 31, 2016 and 2017, and the three months ended March 31, 2018 were as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2018
			(unaudited)
Canada	$19,945	$39,086	$48,774
Other countries	–	899	2,210

Total	$19,945	$39,985	$50,984

TILRAY, INC.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars $, except for per share data)

The Company had no major customers in 2016 or 2017. Major customers are defined as customers that generate greater than 10% of the Company’s annual revenues.

17. Subsequent events

The Company has evaluated subsequent events from December 31, 2017 through March 16, 2018, the date the consolidated financial statements were issued.

In February and March 2018, the Company issued 7,794,042 shares of Series A preferred stock at $7.10 ($8.8727 CAD) per share in exchange for cash proceeds of approximately $55,040 ($69,154 CAD) from third-party institutional investors.

In February 2018, the Company entered into a data licensing agreement and a brand licensing agreement with two wholly-owned subsidiaries of Privateer Holdings.

In February 2018, the Company entered into a corporate services agreement with Privateer Holdings for the provision of certain general administrative and related corporate services. Subsequent events have been evaluated through the date of March 16, 2018, which is the issuance date of the financial statements.

The Company has evaluated subsequent events from March 31, 2018 through May 30, 2018, the date the unaudited interim condensed consolidated financial statements were issued.

In May 2018, the Company reserved an additional 2,487,717 shares of Class 2 common stock under the Amended and Restated 2018 Equity Incentive Plan; and granted (i) stock options to purchase up to an aggregate of 6,079,196 shares of Class 2 common stock and (ii) 1,183,187 restricted stock units under its Amended and Restated 2018 Equity Incentive Plan.

Consolidated and combined financial statements of

Tilray Canada, Ltd. and Dorada Ventures, Ltd.

For the year ended December 31, 2015

Board of Directors

Tilray Canada, Ltd. and Dorada Ventures, Ltd.

Nanaimo, British Columbia, Canada

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying consolidated and combined balance sheet of Tilray Canada, Ltd. and Dorada Ventures, Ltd. and subsidiaries (collectively, the Company) as of December 31, 2015, and the related consolidated and combined statements of net loss and comprehensive loss, stockholder’s deficit and cash flows for the year then ended. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audit.

Basis for Opinion

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated and combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.

Opinion

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of the Company as of December 31, 2015, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

San Francisco, California

May 28, 2018

One Embarcadero Center, Suite 2410    San Francisco, California 94111    t 415.439.1144    www.frankrimerman.com

Certified

Public

Accountants

Palo Alto

San Francisco

San Jose

St. Helena

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

CONSOLIDATED AND COMBINED BALANCE SHEET

December 31, 2015

Assets
Current assets
Cash	$723,346
Accounts receivable	733,648
Inventory	4,887,045
Prepaid expenses and other current assets	126,216

Total current assets	6,470,255

Property, plant and equipment, net	20,183,990
Intangible assets, net	876,457
Deposits	191,911

Total assets	$27,722,613

Liabilities
Current liabilities
Accounts payable	$637,112
Accrued expenses and other current liabilities	516,520
Privateer Holdings debt facility	46,098,762

Total current liabilities	47,252,394

Long-term debt, net of discount	2,065,697

Total liabilities	$49,318,091

Commitments and contingencies (Notes 6, 10 and 14)

Stockholder’s deficit
Capital stock, 100 shares authorized, issued and outstanding	$–
Accumulated other comprehensive income	3,166,314
Accumulated deficit	(24,761,792)

Total stockholder’s deficit	(21,595,478)

Total liabilities and stockholder’s deficit	$27,722,613

See accompanying notes to consolidated and combined financial statements.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

CONSOLIDATED AND COMBINED STATEMENT OF NET LOSS AND COMPREHENSIVE LOSS

Year Ended December 31, 2015
Revenue	$5,356,072
Cost of revenue	4,745,747

Gross margin	610,325

Research and development expenses	405,011
Sales and marketing expenses	3,096,764
General and administrative expenses	4,931,481

Operating loss	(7,822,931)

Foreign exchange loss	6,915,336
Interest expense	187,160
Other income, net	(1,058)

Loss before income taxes	(14,924,369)
Income tax expense	–

Net loss	$(14,924,369)

Net loss	$(14,924,369)
Foreign currency translation gain	2,646,684

Comprehensive loss	$(12,277,685)

See accompanying notes to consolidated and combined financial statements.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

YEAR ENDED DECEMBER 31, 2015 CONSOLIDATED AND COMBINED STATEMENT OF STOCKHOLDER’S DEFICIT

	Capital stock	Accumulated other comprehensive income	Accumulated deficit	Total stockholder’s deficit
Balances, December 31, 2014	–	$519,630	$(9,837,423)	$(9,317,793)
Foreign currency translation gain	–	2,646,684	–	2,646,684
Net loss	–	–	(14,924,369)	(14,924,369)

Balances, December 31, 2015	–	$3,166,314	$(24,761,792)	$(21,595,478)

See accompanying notes to consolidated and combined financial statements.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

Year Ended December 31, 2015
Operating activities
Net loss	$(14,924,369)
Adjusted for the following items:
Foreign currency loss	6,898,676
Depreciation and amortization	1,670,840
Stock-based compensation expense	80,223
Non-cash interest expense	32,029
Changes in non-cash working capital:
Accounts receivable	(633,113)
Inventory	(3,498,202)
Prepaid expenses and other current assets	673,322
Accounts payable	559,884
Accrued expenses and other current liabilities	169,595

Net cash used in operating activities	(7,654,008)

Investing activities
Decrease in deposits	16,265
Purchases of property, plant and equipment	(2,838,158)
Purchases of intangible assets	(592,715)

Net cash used in investing activities	(3,414,608)

Financing activities
Advances under Privateer Holdings credit facility	11,660,004

Net cash provided by financing activities	11,660,004

Effect of foreign currency translation on cash	(286,717)

Cash
Increase in cash	304,671
Cash, December 31, 2014	418,675

Cash, December 31, 2015	$723,346

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$158,161

See accompanying notes to consolidated and combined financial statements.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

1. Organization and Business

Organization and Nature of Operations

Tilray Canada, Ltd. (formerly known as Lafitte Ventures, Ltd.) (“Tilray Canada”) was incorporated on September 6, 2013 as an indirect, wholly-owned subsidiary of Privateer Holdings, Inc. (“Privateer Holdings”), a Delaware Corporation, under the laws of British Columbia, Canada. On May 4, 2017, Lafitte Ventures, Ltd. changed its name to Tilray Canada, Ltd. Dorada Ventures, Ltd. (“Dorada”) was incorporated on October 18, 2013 as an indirect, wholly-owned subsidiary of Privateer Holdings, under the laws of British Columbia, Canada. Tilray Canada and Dorada (together, the “Company”) are doing business as Tilray, and are a licensed producer and seller of medical cannabis in Canada.

The consolidated and combined financial statements of the Company (the “financial statements”) reflect the historical operations of Tilray Canada, Ltd. and Dorada Ventures, Ltd. and its wholly-owned subsidiaries, Dilidente Development, Ltd. and Sapris Capital, Ltd. which were dissolved on October 6, 2015.

The principal activities of the Company are the production and sale of medical cannabis as regulated by Access to Cannabis for Medical Purposes Regulations (ACMPR). On March 24, 2014, Tilray Canada received its license from Health Canada to operate as a licensed producer to cultivate and sell medical cannabis pursuant to the provisions of the ACMPR and the Controlled Drugs and Substances Act in Canada. The Company’s registered office and principal place of business is 1100 Maughan Rd, Nanaimo, British Columbia V9X 1J2.

2. Summary of Significant Accounting Policies

Basis of presentation

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The financial statements were prepared on a standalone basis derived from the consolidated financial statements and accounting records of Privateer Holdings and are presented as carve-out financial statements of the Company. To the extent relevant, the financial statements include expense allocations for certain corporate functions historically provided by Privateer Holdings. The assumptions underlying the financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the Company during the period presented. The allocations may not, however, reflect the expenses the Company has incurred or will incur as a stand-alone company for the period presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, which functions were outsourced or performed by employees and strategic decisions made in areas such as treasury, information technology, financial reporting and oversight.

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Start-ups Act of 2012, (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, for complying with new or revised accounting standards applicable to public companies. In

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

2. Summary of Significant Accounting Policies (continued)

other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of this extended transition period. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards.

Basis of consolidation

These statements include the accounts of the following entities wholly-owned by the Company:

Name of entity	Date of formation	Place of incorporation
Tilray Canada, Ltd.	September 6, 2013	British Columbia, Canada
Dorada Ventures, Ltd.	October 18, 2013	British Columbia, Canada

All significant intercompany accounts and transactions have been eliminated upon consolidation and combination.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results may differ from these estimates. Key estimates in these financial statements include the allowance for doubtful accounts, inventory write-downs, capitalization of internally developed software costs, estimated useful lives of property, plant and equipment and intangible assets, valuation allowance on deferred income tax assets, expected usage rate on customer loyalty awards and fair value of stock options granted under Privateer Holdings’ stock-based compensation plan.

Foreign currency

These financial statements are presented in the United States dollar (“USD”), which is the Company’s reporting currency. The functional currency for the entities in these financial statements are the Canadian dollar (“CAD”).

The assets and liabilities of each entity are translated to USD at the exchange rate in effect at December 31, 2015. Certain transactions affecting the stockholder’s equity (deficit) are translated at historical foreign exchange rates. The consolidated and combined statement of net loss and comprehensive loss and statement of cash flows are translated to USD applying the average foreign exchange rate in effect during the reporting period. The resulting translation adjustments are included in other comprehensive income.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency applying the foreign exchange rate in effect at the balance sheet date. Revenue and expenses are translated using the average foreign exchange rate for the reporting period. Realized and unrealized foreign currency differences are recognized in the consolidated and combined statement of net loss and comprehensive loss.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

2. Summary of Significant Accounting Policies (continued)

Fair value measurements

The carrying value of the Company’s accounts receivable, accounts payable, accrued expenses and other current liabilities and Privateer Holdings debt facility approximate their fair value due to their short-term nature.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Accounts receivable

The Company evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary. As of December 31, 2015, the Company is not exposed to any significant credit risk related to counterparty performance.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress such as pre-harvested cannabis plants and by-products to be extracted. The costs of growing cannabis including but not limited to labor, utilities, nutrition and irrigation, are capitalized into inventory until the time of harvest.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Cost includes costs directly related to manufacturing and distribution of the products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and the depreciation of manufacturing equipment and production facilities determined at normal capacity. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes.

Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Company performs an assessment of inventory obsolescence to measure inventory at the lower of cost or net realizable value. Factors considered in the determination of obsolescence include slow-moving or non-marketable items.

Property, plant and equipment

Property, plant and equipment are recorded at cost net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 20 years and the estimated useful life of property, plant and equipment, other than buildings, ranges from three to seven years. Land is not depreciated. Leasehold improvements are amortized over the lesser of the asset’s estimated useful life or the remaining lease term.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

2. Summary of Significant Accounting Policies (continued)

charged to expense as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized. When significant parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items or components of property, plant and equipment.

Intangible assets

Intangible assets are comprised of internally developed software which is recorded at cost less accumulated amortization. Capitalization of costs incurred in connection with internally developed software commences when both the preliminary project stage is completed and management has authorized further funding for the project, based on a determination that it is probable the project will be completed and used to perform the function intended. Capitalization of costs ceases no later than the point at which the project is substantially complete and ready for its intended use. All other costs are expensed as incurred. Amortization is calculated on a straight-line basis over three years. Costs incurred for enhancements that are expected to result in additional functionalities are capitalized.

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). An impairment loss is recognized when the sum of projected undiscounted cash flows are less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value can be determined using a market approach, income approach or cost approach. The reversal of impairment losses is prohibited.

Revenue recognition

The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. Revenue is recognized net of sales incentives, after discounts for the assurance program and veterans coverage program.

Direct-to-patient sales are recognized when the products are shipped to the customers. Bulk sales under wholesale agreements are recognized based on the shipping terms of the agreements.

Customer loyalty awards are accounted for as a separate component of the sales transaction in which they are granted. A portion of the consideration received in a transaction that includes the issuance of an award is deferred until the awards are ultimately redeemed. The allocation of the consideration to the award is based on an evaluation of the award’s estimated fair value at the date of the transaction.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

2. Summary of Significant Accounting Policies (continued)

Cost of revenue

Cost of revenue represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance, property taxes and management services fee. The Company recognizes the cost of revenue as the associated revenue is recognized.

Stock-based compensation

The Company’s employees have historically participated in Privateer Holdings’ equity-based compensation plan. Equity-based compensation expense has been allocated to these financial statements based on the awards and terms previously granted to Privateer Holdings’ employees. The Company will continue to participate in Privateer Holdings’ equity-based compensation plan and record equity-based compensation expense based on the equity-based awards granted to the Company’s employees until its own equity-based compensation plan is established.

The Company measures and recognizes compensation expense for stock options on a straight-line basis over the vesting period based on their grant date fair values. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. The fair value of Privateer Holdings’ common stock at the date of grant was determined by the Board of Directors of Privateer Holdings with assistance from third-party valuation specialists. The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

The critical assumptions and estimates used in determining the fair value of stock-based compensation on the grant date are: fair value of Privateer Holdings’ common shares on the grant date, risk-free interest rate, volatility of comparable company share price, and the expected term.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management makes an assessment of the likelihood that the resulting deferred income tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred income tax asset will not be realized.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

Related party transactions

In the normal course of business, the Company enters into related party transactions with Privateer Holdings, including certain contributions and charge for services provided by executives and

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

2. Summary of Significant Accounting Policies (continued)

employees of Privateer Holdings. The related party transactions are measured at the exchange amounts.

New accounting pronouncements not yet adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), a new standard on revenue recognition. Further, the FASB has issued a number of additional ASUs regarding the new revenue recognition standard. The new standard, as amended, will supersede existing revenue recognition guidance and apply to all entities that enter into contracts to provide goods or services to customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers—Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Entities are allowed to use either the full or modified retrospective approach when transitioning to the ASU. The adoption of this ASU is not expected to have a material effect on the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (1) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting,(2) eliminates most real estate specific lease provisions, and, (3) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2019. Entities are required to use a modified retrospective approach when transitioning to the ASU for leases that exist as of or are entered into after the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the impact of the new standard on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 is intended to simplify the accounting for share-based payment transactions, including income tax consequences, classification of awards as either assets or liabilities and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718). ASU 2017-09 is intended to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change in the terms or conditions of a share-based payment award. ASU 2017-09 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

3. Inventory

Inventory is comprised of the following items:

December 31, 2015
Raw materials	$12,132
Work-in-process—dry cannabis	4,322,945
Work-in-process—cannabis oils	62,926
Finished goods—dry cannabis	456,886
Finished goods—accessories	32,156

Total	$4,887,045

Inventory is written down for any obsolescence or when the net realizable value of inventory is less than the carrying value. For the year ended December 31, 2015, the Company did not record an inventory write-down.

4. Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	Land	Buildings and Leasehold Improvements	Laboratory and manufacturing equipment	Office and computer equipment	Total
As of December 31, 2015
Cost
Balance, beginning of year	$1,866,431	$19,594,460	$1,405,919	$13,774	$22,880,584
Additions	351,895	1,078,418	785,388	383,366	2,599,067
Foreign currency exchange adjustment	(298,187)	(3,161,118)	(264,138)	(2,222)	(3,725,665)

Balance, end of year	1,920,139	17,511,760	1,927,169	394,918	21,753,986

Accumulated depreciation and amortization
Balance, beginning of year	–	489,864	72,853	–	562,717
Depreciation and amortization	–	935,779	214,687	43,999	1,194,465
Foreign currency exchange adjustment	–	(150,725)	(33,090)	(3,371)	(187,186)

Balance, end of year	–	1,274,918	254,450	40,628	1,569,996

Net carrying value, end of year	$1,920,139	$16,236,842	$1,672,719	$354,290	$20,183,990

For the year ended December 31, 2015, depreciation and amortization on property, plant and equipment was $1,194,465. Depreciation and amortization expense included in cost of revenue relating to manufacturing equipment and production facilities is $567,196. Depreciation and amortization expense included in general administrative expenses related to general office space and equipment is $43,999. The remaining depreciation and amortization is included in inventory.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

5. Intangible Assets

Intangible assets are comprised of the following:

December 31, 2015
Cost
Balance, beginning of year	$1,222,613
Additions	547,304
Foreign currency exchange adjustment	(197,241)

Balance, end of year	1,572,676

Accumulated amortization
Balance, beginning of year	305,653
Amortization	476,375
Foreign currency exchange adjustment	(85,809)

Balance, end of year	696,219

Net carrying value, end of year	$876,457

Intangible assets include the internally developed patient portal for online orders. For the year ended December 31, 2015, amortization expense on intangible assets was $476,375 and is included in general and administrative expenses.

The amortization expense for the next five years on intangible assets in use is: 2016—$524,226; 2017—$146,259; thereafter—$0. As of December 31, 2015, intangible assets totaling $205,972 are in development and the Company will begin to amortize these costs upon completion.

6. Long-term Debt

Long-term debt is as follows:

December 31, 2015
Mortgage payable, due February 2017, annual interest 7.5%	$1,370,280
Mortgage payable, due February 2017, annual interest 6.0%	721,200
Unamortized deferred financing costs	(25,783)

$2,065,697

In January 2014, the Company entered into two mortgages (the “Mortgages”) in the amounts of $1,370,280 (CAD 1,900,000) and $721,200 (CAD 1,000,000). Outstanding borrowings under the Mortgages are secured by a deed of trust on the property. The mortgages originally required interest-only payments through February 1, 2015 and January 1, 2017, respectively.

In December 2015, the Company amended the agreement related to the Mortgages in the amount of $1,370,280 (CAD 1,900,000) to extend the maturity date to February 2017. Borrowings under the Mortgages in the original amount of $721,200 (CAD 1,000,000) remained unchanged.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

6. Long-term Debt (continued)

In 2015, the Company recognized $187,160 interest expense under the Mortgages, of which $29,000 related to the amortization of the deferred financing costs.

7. Related Party Transactions

Privateer Holdings debt facility:

Privateer Holdings has paid for certain expenses and employee-related expenses on behalf of the Company. As of December 31, 2015, total contributions made by Parent relating to expenses paid on behalf of the Company were $16,020,758 which includes $74,077 in share-based compensation.

The Parent has provided contributions to the Company to support operations. As of December 31, 2015, total cash contributions by the Parent were $30,078,004.

8. Stock-Based Compensation

The Company’s employees participate in the Equity Incentive Plan of Privateer Holdings (the “Plan”). For the year ended December 31, 2015, the total stock-based compensation associated with the Original Plan was $74,077.

The fair value of each award to employees is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions as of December 31, 2015: expected life of 6.05 years, risk-free interest rate of 1.71%; expected volatility of 64.00% and no dividends during the expected life. Expected volatility is based on historical volatilities of public companies operating in a similar industry to Privateer Holdings. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. 25% of the options cliff vest on the first anniversary of the grant date and the remainder vest ratably thereafter over a total of four years from the date of grant. The vested options expire, if not exercised, 10 years from the date of grant. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock option activity for the Company is as follows:

	Options outstanding
	Number of shares	Weighted- average exercise price	Aggregate intrinsic value
Balance January 1, 2015	212,900	$0.38

Granted	186,100	2.69
Exercised	(2,332)	0.21
Forfeited	(70,033)	0.60
Cancelled	(16,060)	0.21

Balance December 31, 2015	310,575	$1.73	$474,842

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

8. Stock-Based Compensation (continued)

The weighted-average remaining contractual life for options outstanding and options expected to vest as of December 31, 2015 is 8.42 years and 9.07 years, respectively. All outstanding options are expected to vest.

As of December 31, 2015, there were 73,503 options exercisable under the Plan with a weighted-average exercise price of $0.67, aggregate intrinsic value of $190,267 and a weighted-average remaining contractual life of 6.35 years. The aggregate intrinsic value of the options exercised during the year ended December 31, 2015 was $7,113. The weighted-average fair value of options granted in 2015 on the grant date was $1.57.

9. Income Taxes

The reconciliation of the United States statutory income tax rate of 35% to the effective tax rate is as follows:

December 31, 2015
Net Loss before income taxes	$(14,924,369)

Expected income tax recovery	(5,223,530)
Difference in foreign tax rates	1,343,193
Foreign exchange and other	465,064
Non-deductible expenses	1,818,799
Changes in enacted rates	–
Utilization of losses not previously recognized	–
Change in valuation allowance	1,596,474

Income tax expense	$–

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

9. Income Taxes (continued)

The following table summarizes the components of deferred tax:

December 31, 2015
Deferred Tax Assets
Tax loss carryforwards	$3,694,031
Plant, property and equipment	38,762
Deferred financing costs—20(1)(e )	5,930
Investment tax credits and related pool balance	56,647
Other	9,360

Total deferred tax assets	3,804,730
Less valuation allowance	(3,646,744)

Net deferred tax assets	$157,986
Deferred Tax Liabilities
Plant, property and equipment	–
Intangible Assets	(156,730)
Deferred financing costs—20(1)(e )	(1,256)

Total deferred tax liabilities	(157,986)

Net deferred income taxes	$–

The realization of deferred tax assets is dependent on the Company generating sufficient taxable income in the years that the temporary differences become deductible. A valuation allowance has been provided for the portion of the deferred tax assets that the Company determined is more likely than not to remain unrealized based on estimated future taxable income.

As of December 31, 2015, the Company had accumulated tax losses available to offset future years’ federal and provincial taxable income of approximately $14,207,800. The non-capital loss carryforwards expire as noted in the table below:

December 31,	Amount
2033	$374,610
2034	6,327,160
2035	7,506,030

$14,207,800

Tilray Canada, Ltd. is currently under examination by the Canada Revenue Agency for the 2014 and 2015 taxation years.

The following table outlines the movements in the valuation allowance:

	Balance at beginning of year	Change due to expense and foreign exchange	Deductions	Balance at end of year
Year ended December 31, 2015	$2,050,270	$(331,658)	$1,928,132	$3,646,744

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

10. Commitments and Contingencies

Indemnification agreements

From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including officers, customers, lessors and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims and management believes any liability resulting from these agreements would not be material to the financial statements.

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

12. Financial Instruments

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s accounts receivable. Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and accounts receivable.

The Company’s cash is deposited with a Canadian credit union and financial institution. To date, the Company has not experienced any losses on its cash deposits. Accounts receivable are unsecured and the Company does not require collateral from its customers.

Foreign currency risk

A significant portion of the Company’s assets, revenue, and expenses are denominated in the Canadian dollar. A 10% change in the exchange rates for the Canadian dollar would affect the carrying value of net assets by approximately $2,160,000 for the year ended December 31, 2015 with a corresponding impact to accumulated other comprehensive income.

Liquidity risk

The Company’s objective is to have sufficient liquidity to meet its liabilities when due. The Company monitors its cash balances and cash flows generated from operations to meet its requirements. As of December 31, 2015, the most significant financial liabilities are the Privateer Holdings debt facility, long-term debt and accounts payable and accrued liabilities.

13. Segmented Information

Segment reporting is prepared on the same basis that the Company’s Chief Executive Officer, who is the Company’s chief operating decision maker, manages the business, makes operating decisions

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

13. Segmented Information (continued)

and assesses performance. Management has determined that the Company operates in one segment: the development and sale of cannabis products.

The Company derived revenue from the sale of dried cannabis and accessories. For the year ended December 31, 2015, sources of revenue consisted of $5,122,675 of dried cannabis and $233,397 of accessories.

Revenue attributed to a geographic region is based on the location of the customer. For the year ended December 31, 2015, all sales were conducted within Canada.

Long-lived assets consist of property, plant and equipment and intangible assets, net of accumulated depreciation and amortization, attributed to geographic regions based on their physical location. For the year ended December 31, 2015, all long-lived assets were placed in service within Canada.

There were no customers that accounted for 10% or more of the Company’s revenue for the year ended December 31, 2015.

14. Subsequent Events

Corporate restructuring

Subsequent to the year ended December 31, 2015, Decatur Holdings, B.V. (“Decatur”) was incorporated in the Netherlands on May 8, 2016 and is a wholly owned subsidiary of Privateer Holdings.

Prior to the incorporation of Decatur on March 8, 2016, the two wholly owned subsidiaries of Privateer Holdings consisted of Tilray Canada and Dorada, and were capitalized with a nominal amount for each capital stock. In 2016, Privateer Holdings made contributions to Tilray Canada. The equity interests of the two wholly owned subsidiaries were transferred to Decatur upon incorporation in 2016.

Tilray, Inc. was incorporated in Delaware on January 24, 2018 and is a wholly owned subsidiary of Privateer Holdings. On January 25, 2018, Privateer Holdings transferred the equity interest in Decatur to Tilray, Inc.

Debt refinancing

In December 2016, Tilray Canada entered into a new mortgage for an amount of $8,909,000 ($12,000,000 CAD) with an annual interest rate of 11.5% maturing in June 2018. At that time, the outstanding principal and accrued interest on the previous two mortgages (Note 6) were fully repaid. The current mortgage is secured by a deed of trust on all assets of Tilray Canada and is guaranteed by Privateer Holdings. Under the terms of the mortgage, Tilray Canada must satisfy certain financial and non-financial covenants. Financial covenants include requirements to maintain a current ratio of no less than two times at any time along with other quarterly revenue and operating expense measures. The carrying value of the mortgage approximates its fair value because the interest rate on the mortgage is equivalent to current market rates.

TILRAY CANADA, LTD. AND DORADA VENTURES, LTD.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2015

14. Subsequent Events (continued)

Privateer Holdings memorialization

Effective January 1, 2016, Privateer Holdings converted a portion of the outstanding debt owed by the Company into equity as a capital contribution. Privateer Holdings made various cash advances to Tilray Canada and made payments on behalf of the Company to fund construction of facilities and operating expenses from inception through December 31, 2014. These amounts were formally capitalized on January 1, 2016. In addition, Privateer Holdings made various cash advances to and made payments on behalf of Tilray Canada during the year ending December 31, 2015. These advances were included in an interest-bearing line of credit that was formalized on January 1, 2016.

Effective January 1, 2016, Tilray Canada entered into an agreement with Privateer Holdings for a demand revolving credit facility in an aggregate principal amount not to exceed $25,000,000. As at December 31, 2017, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. prime rate.

Accrued management fees charged by Privateer Holdings for services performed, including management, support, business development, and research and development services are included in the facility.

Privateer Holdings construction facility

Effective December 1, 2017, Tilray Canada entered into an agreement with Privateer Holdings for a demand construction facility of $1,000,000. The proceeds of the facility were to be used to fund capital expenditures for Tilray Canada and its affiliated company, High Park Farms, Ltd. Beginning January 1, 2018, the facility bears interest at a floating rate of 2.54%, reset annually based on the mid-term applicable federal U.S. prime rate.

Commitments and Contingencies

In September 2017, the Company entered into a non-cancelable operating lease agreement for office space in Toronto, Ontario which will expire in September 2018. Under the terms of the agreements, the Company is responsible for certain insurance and maintenance expenses. The Company records rent expense on a straight-line basis over the terms of the underlying lease. Aggregate future minimum rental payments under the non-cancelable operating lease are as follows: 2017—$26,955; 2018—$60,649.

In February 2018, the Company entered into a corporate services agreement with Privateer Holdings for the provision of certain general administrative and related corporate services.

Subsequent events have been evaluated through the date of May 28, 2018, which is the issuance date of the financial statements.

CERTIFICATE OF TILRAY, INC.

Dated: July ●, 2018

This amended and restated prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this amended and restated prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this amended and restated prospectus as required under the securities legislation of each of the provinces of Canada, except Québec.

(Signed) ● President and Chief Executive Officer	(Signed) ● Chief Financial Officer
On behalf of the Board of Directors
(Signed) ● Director	(Signed) ● Director

CERTIFICATE OF PROMOTERS

Dated: July ●, 2018

This amended and restated prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this amended and restated prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this amended and restated prospectus as required under the securities legislation of each of the provinces of Canada, except Québec.

Privateer Holdings, Inc.	(Signed) “●” Brendan Kennedy, Promoter
By: (Signed) “●”

CERTIFICATE OF THE CANADIAN UNDERWRITERS

Dated: July ●, 2018

To the best of our knowledge, information and belief, this amended and restated prospectus, together with the documents and information incorporated in this amended and restated prospectus, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this amended and restated prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this amended and restated prospectus as required under the securities legislation of each of the provinces of Canada, except Québec.

BMO Nesbitt Burns Inc.

By: (Signed) “●”

Eight Capital

By: (Signed) “●”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discount, payable by us in connection with the sale of the shares of Class 2 common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the initial listing fee of the Nasdaq Global Select Market.

Amount
SEC registration fee	$20,618
FINRA filing fee	25,340
Nasdaq initial listing fee	125,000
Legal fees and expenses	2,300,000
Accounting fees and expenses	900,000
Printing and engraving expenses	300,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous expenses	314,042

Total	$4,000,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect upon the closing of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect upon the closing of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was one of our directors, officers, employees or agents, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interest. At present, there is no pending litigation or proceeding involving one of our directors or officers regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreements to be filed as Exhibits 1.1 and 1.2 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities issued and sold by us since January 1, 2015:

(1)	In January 2018, we issued an aggregate of 75,000,000 shares of our Class 1 common stock to one accredited investor, Privateer Holdings, in exchange for the contribution of all of the outstanding equity of Decatur.

(2)	In February and March 2018, we issued an aggregate of 7,794,042 shares of our Series A preferred stock to 12 accredited investors at a purchase price of C$8.8727 per share, for an aggregate purchase price of C$69.2 million or approximately $55.0 million.

(3)	In May 2018, we granted (i) stock options to purchase up to an aggregate of 6,079,196 shares of Class 2 common stock and (ii) 1,190,000 restricted stock units under our Amended and Restated 2018 Equity Incentive Plan.

The offers, sales and issuances of the securities described in paragraphs 1 and 2 above were exempt from registration under Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) in that the transactions were by an issuer not involving any public offering. The offers, sales and issuances of the securities described paragraph 3 above were exempt from registration under either (a) Section 4(2) of the Securities Act in that the transactions were by an issuer not involving any public offering or under (b) under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 promulgated under the Securities Act.

We did not pay or give, directly or indirectly, any commission or other remuneration, including the underwriting discount, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Index

Exhibit No.	Description of Document

1.1	Form of U.S. Underwriting Agreement.

1.2	Form of Canadian Underwriting Agreement.

3.1#	Certificate of Incorporation, as currently in effect.

3.2	Form of Certificate of Amendment to Certificate of Incorporation.

3.3	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering.

3.4#	Bylaws, as currently in effect.

3.5#	Form of Amended and Restated Bylaws to be effective upon the closing of this offering.

Exhibit No.	Description of Document

5.1	Opinion of Cooley LLP.

10.1#	Investor Rights Agreement by and between Registrant and certain of its stockholders dated February 5, 2018.

10.2+#	Amended and Restated 2018 Equity Incentive Plan.

10.3+#	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the Amended and Restated 2018 Equity Incentive Plan.

10.4+#	Form of Restricted Stock Unit Award Agreement under the Amended and Restated 2018 Equity Incentive Plan.

10.5#	Form of Indemnity Agreement by and between the Registrant and its directors and officers.

10.6+#	Employment Agreement by and between the Registrant and Brendan Kennedy dated May 30, 2018.

10.7+#	Employment Agreement by and between the Registrant and Mark Castaneda dated May 30, 2018.

10.8+#	Employment Agreement by and between the Registrant and Edward Wood Pastorius, Jr. dated May 30, 2018.

10.9#	Credit Facility Agreement between Lafitte Ventures, Ltd. and Privateer Holdings, Inc., dated January 1, 2016.

10.10#	Clarification of Credit Facility Agreement between Lafitte Ventures, Ltd. and Privateer Holdings, Inc., dated March 5, 2018.

10.11#	Construction Facility Agreement between Privateer Holdings, Inc. and Bouchard Ventures, Ltd., dated November 1, 2017.

10.12#	Corporate Services Terms and Conditions between the Registrant and Privateer Holdings, Inc., dated February 5, 2018.

10.13#	Trademark License Terms & Conditions between Docklight LLC and High Park Company, dated February 13, 2018.

10.14#	Board Services Agreement by and between the Registrant and Michael Auerbach dated June 1, 2018.

10.15#	Board Services Agreement by and between the Registrant and Rebekah Dopp dated June 1, 2018.

10.16#	Board Services Agreement by and between the Registrant and Maryscott Greenwood dated May 29, 2018.

10.17#	Board Services Agreement by and between the Registrant and Christine St.Clare dated June 1, 2018.

21.1#	Subsidiaries of Registrant.

23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm.

23.2#	Consent of Frank, Rimerman + Co. LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Cooley LLP (reference is made to Exhibit 5.1).

24.1#	Power of Attorney (reference is made to the signature page hereto).

*	To be filed by amendment.
+	Indicates management contract or compensatory plan.
#	Previously filed.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 16th day of July, 2018.

TILRAY, INC.

/s/ Brendan Kennedy
Brendan Kennedy
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brendan Kennedy Brendan Kennedy	President, Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2018

/s/ Mark Castaneda Mark Castaneda	Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2018

* Christine St.Clare	Director	July 16, 2018

* Michael Auerbach	Director	July 16, 2018

* Rebekah Dopp	Director	July 16, 2018

* Maryscott Greenwood	Director	July 16, 2018

* By:	/s/ Brendan Kennedy
Brendan Kennedy
Attorney-in-fact